PROSPECTUS
14,900,000 Shares

[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

Common Stock

                   This is Internet Capital Group, Inc.’s initial public offering of shares of common stock. Of the 14,900,000 shares being offered, we are offering 11,400,000 shares to the public generally and 2,200,000 shares to shareholders of one of our shareholders, Safeguard Scientifics, Inc., and Safeguard Scientifics is offering up to 1,300,000 shares to its shareholders. We will not receive any proceeds from the shares being offered by Safeguard Scientifics. Safeguard Scientifics is an underwriter with respect to the shares of our common stock offered to the shareholders of Safeguard Scientifics. Safeguard Scientifics is not an underwriter with respect to the other shares of our common stock offered and is not included in the term “underwriter” as used elsewhere in this prospectus.

                   Before this offering, no public market existed for the shares. The common stock has been approved for listing on the Nasdaq National Market under the symbol “ICGE.”

                   Concurrent with this offering, International Business Machines Corporation has agreed to purchase directly from us 3,750,000 shares of our common stock in a private placement at a price equal to the initial public offering price per share. At our request, the underwriters have reserved approximately 2,600,000 shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to Internet Capital Group. In addition, the underwriters have reserved up to 1,666,667 shares of our common stock for sale to General Electric Capital Corporation at the initial public offering price.

                   Investing in our common stock involves risks which are described in the “ Risk Factors ” section beginning on page 8 of this prospectus.

Underwritten Public Offering	Per Share	Total
Public offering price	$12.00	$136,800,000
Underwriting discount	$.84	$9,576,000
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.16	$127,224,000

Directed Share Subscription Program	Per Share	Total
Public offering price	$12.00	$42,000,000
Financial advisory fee to Merrill Lynch	$.60	$2,100,000
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.40	$25,080,000
Maximum proceeds, before expenses, to Safeguard Scientifics, Inc.	$11.40	$14,820,000

Aggregate Offering Proceeds		Total
Proceeds to Internet Capital Group, Inc. from the underwritten public offering and directed share subscription program		$152,304,000

                   The underwriters may also purchase from us up to an additional 1,710,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

                   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The shares of common stock will be ready for delivery in New York, New York on or about August 10, 1999.

Merrill Lynch & Co.
BancBoston Robertson Stephens
Deutsche Banc Alex. Brown
Banc of America Securities LLC
Wit Capital Corporation

The date of this prospectus is August 4, 1999.

Inside of front cover of prospectus:

[Graphic of "Internet Capital Group" surrounded by "Market Makers" and "Infrastructure Service Providers"]

Text of Artwork:

     Internet Capital Group is an Internet holding company actively engaged in business-to-business e-commerce through a network of partner companies. We provide operational assistance, capital support, industry expertise, and a strategic network of business relationships intended to maximize the long-term market potential of more than 30 business-to-business e-commerce partner companies. We focus on two types of business-to-business e-commerce companies--market makers and infrastructure service providers.

Inside of gatefold of front cover of prospectus:

[Graphic from inside front cover of prospectus with "Internet Capital Group" surrounded by the text: "Identify and Acquire Market Lenders," " Integrate into Network," "Influence Strategic Direction, " "Provide Best-of-Class Business Services" and " Share Best Practices." In an outer ring of the graphic the terms "Software," "Outsourced Services," " Messaging," "Strategic Consulting and Systems Integration " and "Logistics" appear as "Infrastructure Service Providers" and the terms "Construction," "Small Business," "Electronic Components," " Healthcare," "Printing," "Paper," " Food," "Plastics," "Chemicals," "Auto Parts," "Financial Services" and " Telecommunications" appear as "Market Makers."]

Text of Artwork:

  INTERNET CAPITAL GROUP leverages the collective knowledge and resources of our partner companies, strategic investors and Advisory Board to actively develop the business strategies, operations and management teams of our partner companies. In addition, our skilled management team helps guide our partner companies in areas such as sales and marketing, executive recruiting, human resources, technology and finance.

  MARKET MAKERS bring buyers and sellers in a particular industrial marketplace together to exchange products, services and information via the Internet. We place market makers into one of three categories--distributors, networks or communities. Distributors sell goods and services to buyers over the Internet. Networks streamline and automate communications and transactions between buyers and sellers, and own the customer relationship. Communities utilize content and communications to aggregate buyers and sellers of common interests in an effort to facilitate transactions.

  INFRASTRUCTURE SERVICE PROVIDERS assist traditional businesses in one of four ways--providing strategic consulting, systems integration, software or outsourced services. Strategic consultants assist businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Software providers design and sell software applications that support e-commerce and integrate business functions. Outsourced service providers offer software applications, infrastructure and related services designed to help businesses reduce cost, improve operational efficiency and decrease time to market.

ABOUT THIS PROSPECTUS

                   The terms “Internet Capital Group,” “our” and “we, ” as used in this prospectus, refer to Internet Capital Group, L.L.C. and its wholly-owned subsidiary, Internet Capital Group Operations, Inc. (formerly known as Internet Capital Group, Inc.), for periods before the reorganization of Internet Capital Group, L.L.C. into Internet Capital Group, Inc., and refer to Internet Capital Group, Inc. and this subsidiary for periods after the reorganization, except where it is clear that the term refers only to Internet Capital Group, Inc.

                   In this prospectus, when we refer to “this offering” or “the offering,” those terms include the shares being offered by us to the public as well as the shares being offered by us and by Safeguard Scientifics to shareholders of Safeguard Scientifics. See “Directed Share Subscription Program.”

                   Although we refer to the companies in which we have acquired an equity interest as our “partner companies” and that we have a “ partnership” with these companies, we do not act as an agent or legal representative for any of our partner companies, we do not have the power or authority to legally bind any of our partner companies and we do not have the types of liabilities in relation to our partner companies that a general partner of a partnership would have.

                   You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                   We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.
SUMMARY

                   This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial data and related notes, before making an investment decision. Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the automatic conversion of all outstanding convertible notes into shares of common stock, but does not take into account the possible sale of additional shares of common stock to the underwriters by us under the underwriters’ right to purchase additional shares to cover over-allotments and assumes that Safeguard Scientifics sells all 1,300,000 shares offered by it in this offering. In addition, unless otherwise indicated, all information in this prospectus gives effect to the reorganization described in “The Reorganization ” that was effected before this offering.

Internet Capital Group, Inc.

                   Internet Capital Group is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of partner companies. Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of June 30, 1999, we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies.

                   Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board. Currently, our Advisory Board consists of individuals with executive-level experience in general management, sales and marketing and information technology at such leading companies as Coca-Cola Company, Exodus Communications, IBM Corporation, MasterCard, Merrill Lynch and Microsoft. We believe that building successful B2B e-commerce companies enhances the ability of our collaborative network to facilitate innovation and growth among our partner companies.

                   The substantial growth in B2B e-commerce creates tremendous market opportunities for new emerging companies. Forrester Research estimates that the B2B e-commerce market, defined as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to more than $1.3 trillion by 2003. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

•
Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information in a particular industrial sector. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market’s distinct characteristics. Our partner company network currently includes significant interests in 18 market makers: Arbinet Communications, BidCom, Collabria, CommerX, ComputerJobs.com, Deja.com, e-Chemicals, eMarketWorld, Internet Commerce Systems, iParts, ONVIA.com, PaperExchange, PlanSponsor Exchange, PointMent, RapidAutoNet, Star-Cite!, Universal Access and VerticalNet.

•
Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet and in building and managing the technological infrastructure needed to support B2B e-commerce. Our partner company network currently includes significant interests in 17 infrastructure service providers: Benchmarking Partners, Blackboard, Breakaway Solutions, ClearCommerce, CommerceQuest, Context Integration, Entegrity Solutions, LinkShare, PrivaSeek, SageMaker, ServiceSoft, Sky Alland Marketing, Syncra Software, Tradex Technologies, United Messaging, US Interactive and Vivant!.

                   We have grown rapidly since our inception in 1996. In 1998, we added 12 B2B e-commerce companies to our network and from the beginning of 1999 to June 30, 1999, we added 15 B2B e-commerce companies to our network.

                   We are a Delaware corporation. Our principal executive office is located at 435 Devon Park Drive, Building 800, Wayne, Pennsylvania 19087 and our telephone number is (610) 989-0111. We also maintain offices in San Francisco, California, and Boston, Massachusetts. We maintain a site on the World Wide Web at www.icge.com. The information on our Web site is not part of this prospectus.
This Offering

                   The offering information provided below is based on the initial public offering price of $12.00 per share and includes:

•	the conversion of $90 million principal amount of our convertible notes into 7,499,893 shares of common stock; and

•	the issuance and sale of 2,200,000 shares of common stock in the directed share subscription program.

                   The information provided below excludes:

•	the issuance and sale to IBM Corporation upon closing of this offering of 3,750,000 shares of common stock in a concurrent offering, except where otherwise noted;

•	1,598,500 shares of common stock issuable upon exercise of stock options outstanding as of July 12, 1999 at a weighted average exercise price of $5.27 per share;

•	1,605,750 shares of common stock issuable upon exercise of options reserved for grant;

•	1,499,884 shares of common stock issuable upon exercise of warrants with an exercise price of $12.00 per share related to our outstanding convertible notes;

•	200,000 shares of common stock issuable upon exercise of warrants with an exercise price of $10.00 per share related to our revolving credit facility;

•	1,041,666 shares of our common stock issuable upon exercise of an option under an agreement related to the acquisition of a partner company ownership interest; and

•	the exercise of the underwriters’ over-allotment option.

Common stock offered in underwritten public offering:
U.S. offering	9,120,000 shares
International offering	2,280,000 shares

Total	11,400,000 shares

Common stock offered in directed share subscription program:
Internet Capital Group	2,200,000 shares
Safeguard Scientifics	1,300,000 shares

Total	3,500,000 shares

Shares outstanding after the U.S., international and concurrent offerings	124,342,435 shares

Over-allotment option	1,710,000 shares

Use of proceeds	We estimate that the net proceeds to us from this offering will be about $151.1 million. We intend to use these net proceeds for acquisitions and working capital.
Risk factors	See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
Nasdaq National Market symbol	“ICGE”

Concurrent Offering

                   Concurrently with our offering to the public, we are offering 3,750,000 shares of our common stock in a private placement to IBM Corporation at the initial public offering price per share. This private placement is described in greater detail below under the heading “Concurrent Offering.”

Directed Share Subscription Program

                   Concurrently with our offering to the public and as part of this offering, we are offering 2,200,000 shares and Safeguard Scientifics is offering 1,300,000 shares of our common stock to shareholders of Safeguard Scientifics who owned at least 100 shares of common stock of Safeguard Scientifics as of June 24, 1999 in a directed share subscription program. The directed share subscription program is described in greater detail below under the heading “Directed Share Subscription Program.”
Summary Consolidated Financial Data

                   The following summary historical and pro forma consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus. The summary pro forma data does not purport to represent what our results would have been if the events described below had occurred at the dates indicated. The Pro Forma columns included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the three months ended March 31, 1999, derived from elsewhere in this prospectus, reflect the effect of our 1998 and 1999 acquisitions and the deconsolidation of Vertical Net as if they had occurred on January 1, 1998. The Pro Forma Consolidated Statements of Operations Data for the year ended December 31, 1998 and the three months ended March 31, 1999, included under the actual results for each of those periods, reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999. The Pro Forma Consolidated Balance Sheet Data reflect the issuance of $90 million principal amount of our convertible notes in May 1999. The Pro Forma As Adjusted Consolidated Balance Sheet Data reflect the automatic conversion of our convertible notes into 7,499,893 shares of our common stock upon completion of this offering, the issuance and sale of 3,750,000 shares of our common stock to IBM Corporation in a concurrent offering and the sale of 13,600,000 shares of our common stock in this offering at the initial public offering price of $12.00 per share and after deduction of estimated underwriting discounts and commissions and estimated offering expenses.

	March 4, 1996 (Inception) to December 31, 1996	Year Ended December 31,			Three Months Ended March 31,
				(Unaudited)	(Unaudited)
		1997 Actual	1998 Actual	1998 Pro Forma	1998 Actual	1999 Actual	1999 Pro Forma
	(In Thousands Except Per Share Data)
Consolidated Statements of Operations Data:
Revenue	$285	$792	$3,135	$12,957	$377	$3,111	$4,340
Operating Expenses	2,348	7,510	20,156	23,420	3,087	5,401	7,671

	(2,063)	(6,718)	(17,021)	(10,463)	(2,710)	(2,290)	(3,331)
Other income, net	—	—	30,483	30,640	12,322	28,677	28,677
Interest income (expense), net	88	138	924	970	(53)	296	290

Income (Loss) Before Income Taxes, Minority
Interest and Equity Income (Loss)	(1,975)	(6,580)	14,386	21,147	9,559	26,683	25,636
Income taxes	—	—	—	—	—	663	3,239
Minority interest	427	(106)	5,382	1,265	—	146	331
Equity income (loss)	(514)	106	(5,869)	(38,179)	(290)	(7,412)	(13,372)

Net Income (Loss)	$(2,062)	$(6,580)	$13,899	$(15,767)	$9,269	$20,080	$15,834

Net income (loss) per share— diluted	$ (0.10)	$ (0.19)	$ 0.25	$(0.28)	$ 0.20	$ 0.27	$0.21
Weighted average shares outstanding—diluted	20,396	34,099	56,149	56,102	46,784	73,700	73,700
Pro forma net income (unaudited)			$8,756			$12,233
Pro forma net income per share— diluted (unaudited)			$ 0.16			$0.17

	March 31, 1999
	(Unaudited)
	Actual	Pro Forma	Pro Forma As Adjusted
Consolidated Balance Sheet Data:	(In Thousands)
Cash and cash equivalents	$19,372	$ 109,372	$303,189
Working capital	17,697	107,697	301,513
Total assets	132,065	222,065	415,881
Long-term debt	122	122	122
Convertible subordinated notes	—	90,000	—
Total shareholders ’ equity	123,235	123,235	407,052
RISK FACTORS

                   Investing in our common stock will provide you with an equity ownership interest in Internet Capital Group. As one of our shareholders, your investment will be subject to risks inherent in our business. The price of our common stock may decline. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

RISKS PARTICULAR TO INTERNET CAPITAL GROUP

We have a limited operating history upon which you may evaluate us

                   We were formed in March 1996. Although we have grown significantly since then, we have a limited operating history upon which you may evaluate our business and prospects. We and our partner companies are among the many companies that have entered into the emerging B2B e-commerce market. Many of our partner companies are in the early stages of their development. Our business and prospects must be considered in light of the risk, expense and difficulties frequently encountered by companies in early stages of development, particularly companies in new and rapidly evolving markets such as B2B e-commerce. If we are unable to effectively allocate our resources and help grow existing partner companies, our stock price may be adversely affected and we may be unable to execute our strategy of developing a collaborative network of partner companies.

Our business depends upon the performance of our partner companies, which is uncertain

                   Economic, governmental, industry and internal company factors outside our control affect each of our partner companies. If our partner companies do not succeed, the value of our assets and the price of our common stock could decline. The material risks relating to our partner companies include:

•	fluctuations in the market price of the common stock of VerticalNet and other future publicly traded partner companies, which are likely to affect the price of our common stock;

•	lack of the widespread commercial use of the Internet, which may prevent our partner companies from succeeding; and

•	intensifying competition for the products and services our partner companies offer, which could lead to the failure of some of our partner companies.

                    Of our carrying value of $132 million in total assets as of March 31, 1999, $96 million, or 73%, consisted of ownership interests and advances to our partner companies. The carrying value of our partner company ownership interests includes our original acquisition cost, the effect of accounting for certain of our partner companies under the equity method of accounting, and the effect of impairment charges recorded for the decrease in value of certain partner companies. The carrying value of our partner companies will be impaired and decrease if one or more of our partner companies do not succeed. The carrying value of our partner companies is not marked to market; therefore a decline in the market value of one of our publicly traded partner companies may impact our financial position by not more than the carrying value of the partner company. However, such a decline would likely affect the price of our common stock. For example, VerticalNet is currently our only publicly traded partner company and on June 30, 1999 our holdings in VerticalNet had a market value of approximately $657 million. A decline in the market value of VerticalNet will likely cause a decline in the price of our common stock.

                   The other material risks relating to our partner companies are more fully described below under “Risks Particular to Our Partner Companies.”

Our business model is unproven

                   Our strategy is based on an unproven business model. Our business model depends on the willingness of companies to join our collaborative network and the ability of the collaborative network to assist our partner companies. Our business model depends on our ability to share information within our network of partner companies. If competition develops among our partner companies, we may be unable to fully benefit from the sharing of information within our network of partner companies. If we cannot convince companies of the value of our business model, our ability to attract new companies will be adversely affected and our strategy of building a collaborative network may not succeed.

Fluctuations in our quarterly results may adversely affect our stock price

                   We expect that our quarterly results will fluctuate significantly due to many factors, including:

•	the operating results of our partner companies;

•	changes in equity losses or income and amortization of goodwill related to the acquisition or divestiture of interests in partner companies;

•	changes in our methods of accounting for our partner company interests, which may result from changes in our ownership percentages of our partner companies;

•	sales of equity securities by our partner companies, which could cause us to recognize gains or losses under applicable accounting rules;

•	the pace of development or a decline in growth of the B2B e-commerce market;

•
intense competition from other potential acquirors of B2B e-commerce companies, which could increase our cost of acquiring interests in additional companies, and competition for the goods and services offered by our partner companies; and

•	our ability to effectively manage our growth and the growth of our partner companies during the anticipated rapid growth of the B2B e-commerce market.

We believe that period-to-period comparisons of our operating results are not meaningful. Additionally, if our operating results in one or more quarters do not meet securities analysts’ or your expectations, the price of our common stock could decrease.

Our success is dependent on our key personnel and the key personnel of our partner companies

                   We believe that our success will depend on continued employment by us and our partner companies of senior management and key technical personnel. Our success also depends on the continued assistance of our Advisory Board members, some of whom may from time to time leave our Advisory Board. If one or more members of our senior management, our partner companies’ senior management or our Advisory Board were unable or unwilling to continue in their present positions, our business and operations could be disrupted.

                   As of June 30, 1999, thirteen of our management personnel have worked for us for less than one year. Of these thirteen management personnel, twelve are executive officers. Our efficiency may be limited while these employees and future employees are being integrated into our operations. In addition, we may be unable to find and hire additional qualified management and professional personnel to help lead us and our partner companies.

                   The success of some of our partner companies also depends on their having highly trained technical and marketing personnel. Our partner companies will need to continue to hire additional personnel as their businesses grow. A shortage in the number of trained technical and marketing personnel could limit the ability of our partner companies to increase sales of their existing products and services and launch new product offerings.

We have had a history of losses and expect continued losses in the foreseeable future

                   For the three months ended March 31, 1999, we realized net income of $20.1 million primarily from a $28.3 million non-operating gain, before deferred income taxes of $10.5 million, related to the VerticalNet initial public offering and a $7.7 million deferred tax benefit related to our conversion from a limited liability corporation to a taxable corporation. Without the $25.5 million effect of these items on our net income, we would have had a net loss of $5.4 million. For the year ended December 31, 1998, we realized net income of $13.9 million primarily due to $34.4 million of non-operating gains from the sale of certain minority interests. In addition, we incurred net losses of $6.6 million in 1997 and $2.1 million in 1996. After giving effect to our acquisitions during 1998 and 1999 as if they had occurred on January 1, 1998, pro forma net income for the year ended December 31, 1998 and the three months ended March 31, 1999 would have been reduced by $29.7 million and $4.2 million, respectively. Excluding the effect of any future non-operating gains, we expect to continue to incur losses for the foreseeable future and, if we ever have profits, we may not be able to sustain them. Because we do not anticipate any significant non-operating gains during the three months ended June 30, 1999, we expect to incur a significant net loss for this period.

                   Our expenses will increase as we build an infrastructure to implement our business model. For example, we expect to hire additional employees, expand information technology systems and lease more space for our corporate offices. In addition, we plan to significantly increase our operating expenses to:

                   • broaden our partner company support capabilities;

                   • explore acquisition opportunities and alliances with other companies; and

                   • facilitate business arrangements among our partner companies.

Expenses may also increase due to the potential effect of goodwill amortization and other charges resulting from completed and future acquisitions. If any of these and other expenses are not accompanied by increased revenue, our losses will be greater than we anticipate.

Our partner companies are growing rapidly and we may have difficulty assisting them in managing their growth

                   Our partner companies have grown, and we expect them to continue to grow, rapidly by adding new products and services and hiring new employees. This growth is likely to place significant strain on their resources and on the resources we allocate to assist our partner companies. In addition, our management may be unable to convince our partner companies to adopt our ideas for effectively and successfully managing their growth.

We may compete with some of our shareholders and partner companies, and our partner companies may compete with each other

                   We may compete with some of our shareholders and partner companies for Internet-related opportunities. After this offering and the concurrent offering, Comcast Corporation, Compaq Computer Corporation, IBM Corporation and Safeguard Scientifics will beneficially own approximately 9.8%, 4.0%, 3.0% and 14.3% of our common stock, respectively. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering. Excluding any shares potentially purchased by General Electric Capital Corporation in this offering, General Electric Capital Corporation will beneficially own approximately 2.9% of our common stock after this offering and the concurrent offering. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. This competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

We face competition from other potential acquirors of B2B e-commerce companies

                   We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our success could be impaired by low valuations placed on Internet-related companies by the financial marketplace

                   Our strategy involves creating value for our shareholders and the employees of our partner companies by helping our partner companies grow and access the capital markets. We are therefore dependent on the market for Internet-related companies in general and for initial public offerings of those companies in particular. To date, there have been a substantial number of Internet-related initial public offerings and additional offerings are expected to be made in the future. If the market for Internet-related companies and initial public offerings were to weaken for an extended period of time, the ability of our partner companies to grow and access the capital markets will be impaired, and we may need to provide additional capital to our partner companies.

We may be unable to obtain maximum value for our partner company interests

                   We have significant positions in our partner companies. While we generally do not anticipate selling our interests in our partner companies, if we were to divest all or part of them, we may not receive maximum value for these positions. For partner companies with publicly-traded stock, we may be unable to sell our interest at then-quoted market prices. Furthermore, for those partner companies that do not have publicly-traded stock, the realizable value of our interests may ultimately prove to be lower than the carrying value currently reflected in our consolidated financial statements.

We may not have opportunities to acquire interests in additional companies

                   We may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

•	a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

•	incompatibility between us and management of the company;

•	competition from other acquirors of B2B e-commerce companies;

•	a lack of capital to acquire an interest in the company; and

•	the unwillingness of the company to partner with us.

If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Our resources and our ability to manage newly acquired partner companies may be strained as we acquire more and larger interests in B2B e-commerce companies

                   We have acquired, and plan to continue to acquire, significant interests in B2B e-commerce companies that complement our business strategy. In the future, we may acquire larger percentages or larger interests in companies than we have in the past, or we may seek to acquire 100% ownership of companies. These larger acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our collaborative network. Future acquisitions are subject to the following risks:

•
Our acquisitions may cause a disruption in our ongoing support of our partner companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures.

•	We may acquire interests in companies in B2B e-commerce markets in which we have little experience.

•	We may not be able to facilitate collaboration between our partner companies and new companies that we acquire.

•	To fund future acquisitions we may be required to incur debt or issue equity securities, which may be dilutive to existing shareholders.

We may have to buy, sell or retain assets when we would otherwise not wish to in order to avoid registration under the Investment Company Act of 1940

                   We believe that we are actively engaged in the business of B2B e-commerce through our network of majority-owned subsidiaries and companies that we are considered to “control.” Under the Investment Company Act, we are considered to control a company if we own more than 25% of that company’s voting securities. As of June 15, 1999, approximately 90% of our total assets consisted of majority-owned subsidiaries and companies that we are considered to control. A company may be required to register as an investment company if more than 45% of its total assets consists of, and more than 45% of its income/loss and revenue attributable to it over the last four quarters is derived from, ownership interests in companies it does not control. Because many of our partner companies are not majority-owned subsidiaries, and because we own 25% or less of the voting securities of a number of our partner companies, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to our partner companies could require us to register as an investment company under the Investment Company Act unless we take steps to avoid being required to register. For example, in order to avoid having income from “ non-controlled” interests, we may not be able to sell minority interests we would otherwise want to sell or we may have to generate non-investment income by selling interests in partner companies that we are considered to control. We may also have to ensure that we retain more than 25% ownership interests in our partner companies after any equity offerings. In addition, we may have to acquire additional income or loss generating majority-owned or controlled interests that we might not otherwise have acquired or may not be able to acquire “non-controlling” interests in companies that we would otherwise want to acquire. It is not feasible for us to register as an investment company because the Investment Company Act regulations are inconsistent with our strategy of actively managing, operating and promoting collaboration among our network of partner companies.

Our systems and those of our partner companies and third parties may not be Year 2000 compliant, which could disrupt our operations and the operations of our partner companies

                   Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using “00” as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue. We may realize exposure and risk if our systems and the systems on which our partner companies are dependent to conduct their operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts and the efforts of our partner companies to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which we and our partner companies conduct business do not successfully address such issues, our business and the businesses of our partner companies may not be operational for a period of time. If the Web-hosting facilities of our partner companies are not Year 2000 compliant, their production Web sites would be unavailable and they would not be able to deliver services to their users.

RISKS PARTICULAR TO OUR PARTNER COMPANIES

Fluctuation in the price of VerticalNet’s common stock may affect the price of our common stock

                   VerticalNet is currently our only partner company with publicly-traded common stock. The price of VerticalNet’s common stock has been highly volatile. On February 16, 1999, VerticalNet completed its initial public offering at a price of $16.00 per share and its common stock has since traded as high as $149.00 per share. The market value of our holdings in VerticalNet changes with these fluctuations. Based on the closing price of VerticalNet’s common stock on June 30, 1999 of $105.00, our holdings in VerticalNet had a market value of approximately $657 million. Fluctuations in the price of VerticalNet ’s common stock are likely to affect the price of our common stock. As of March 31, 1999, the total carrying value of our assets as reflected in our balance sheet was approximately $132 million, of which $21.1 million relates to VerticalNet. However, we believe comparisons of the value of our holdings in VerticalNet’s common stock to the value of our total assets are not meaningful because our partner company ownership interests are not marked to market in our balance sheet.

                   VerticalNet ’s results of operations, and accordingly the price of its common stock, may be adversely affected by the following factors:

•	lack of acceptance of the Internet as an advertising medium;

•	inability to develop a large base of users of its Web sites who possess demographic characteristics attractive to advertisers;

•	lower advertising rates;

•	slow development of the e-commerce market;

•	lack of acceptance of its Internet content;

•	loss of key content providers;

•	intense competition;

•	loss of key personnel; and

•	inability to manage growth.

The success of our partner companies depends on the development of the B2B e-commerce market, which is uncertain

                   All of our partner companies rely on the Internet for the success of their businesses. The development of the e-commerce market is in its early stages. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective medium for providing products and services, our partner companies may not succeed.

                   Our long-term success depends on widespread market-acceptance of B2B e-commerce. A number of factors could prevent such acceptance, including the following:

•	the unwillingness of businesses to shift from traditional processes to B2B e-commerce processes;

•	the necessary network infrastructure for substantial growth in usage of B2B e-commerce may not be adequately developed;

•	increased government regulation or taxation may adversely affect the viability of B2B e-commerce;

•	insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times for the users of B2B e-commerce; and

•	concern and adverse publicity about the security of B2B e-commerce transactions.

Our partner companies may fail if their competitors provide superior Internet-related offerings or continue to have greater resources than our partner companies have

                   Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer’s:

•	purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

•	dollars spent on consulting services with many established information systems and management consulting firms; and

•	advertising budget with online services and traditional off-line media, such as print and trade associations.

                   In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies’ competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

                   Many of our partner companies’ competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Some of our partner companies may be unable to protect their proprietary rights and may infringe on the proprietary rights of others

                   Our partner companies are inventing new ways of doing business. In support of this innovation, they will develop proprietary techniques, trademarks, processes and software. Although reasonable efforts will be taken to protect the rights to this intellectual property, the complexity of international trade secret, copyright, trademark and patent law, coupled with the limited resources of these young companies and the demands of quick delivery of products and services to market, create risk that their efforts will prove inadequate. Further, the nature of Internet business demands that considerable detail about their innovative processes and techniques be exposed to competitors, because it must be presented on the web sites in order to attract clients. Some of our partner companies also license content from third parties and it is possible that they could become subject to infringement actions based upon the content licensed from those third parties. Our partner companies generally obtain representations as to the origin and ownership of such licensed content; however, this may not adequately protect them. Any claims against our partner companies’ proprietary rights, with or without merit, could subject our partner companies to costly litigation and the diversion of their technical and management personnel. If our partner companies incur costly litigation and their personnel are not effectively deployed, the expenses and losses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies that publish or distribute content over the Internet may be subject to legal liability

                   Some of our partner companies may be subject to legal claims relating to the content on their Web sites, or the downloading and distribution of this content. Claims could involve matters such as defamation, invasion of privacy and copyright infringement. Providers of Internet products and services have been sued in the past, sometimes successfully, based on the content of material. In addition, some of the content provided by our partner companies on their Web sites is drawn from data compiled by other parties, including governmental and commercial sources. This data may have errors. If any of our partner companies’ Web site content is improperly used or if any of our partner companies supply incorrect information, it could result in unexpected liability. Any of our partner companies that incur this type of unexpected liability may not have insurance to cover the claim or its insurance may not provide sufficient coverage. If our partner companies incur substantial cost because of this type of unexpected liability, the expenses incurred by our partner companies will increase and their profits, if any, will decrease.

Our partner companies’ computer and communications systems may fail, which may discourage content providers from using our partner companies’ systems

                   Some of our partner companies’ businesses depend on the efficient and uninterrupted operation of their computer and communications hardware systems. Any system interruptions that cause our partner companies’ Web sites to be unavailable to Web browsers may reduce the attractiveness of our partner companies’ Web sites to third party content providers. If third party content providers are unwilling to use our partner companies’ Web sites, our business, financial condition and operating results could be adversely affected. Interruptions could result from natural disasters as well as power loss, telecommunications failure and similar events.

Our partner companies’ businesses may be disrupted if they are unable to upgrade their systems to meet increased demand

                   Capacity limits on some of our partner companies’ technology, transaction processing systems and network hardware and software may be difficult to project and they may not be able to expand and upgrade their systems to meet increased use.

                   As traffic on our partner companies’ Web sites continues to increase, they must expand and upgrade their technology, transaction processing systems and network hardware and software. Our partner companies may be unable to accurately project the rate of increase in use of their Web sites. In addition, our partner companies may not be able to expand and upgrade their systems and network hardware and software capabilities to accommodate increased use of their Web sites. If our partner companies are unable to appropriately upgrade their systems and network hardware and software, the operations and processes of our partner companies may be disrupted.

Our partner companies may not be able to attract a loyal base of users to their Web sites

                   While content is important to all our partner companies’ Web sites, our 18 market maker partner companies are particularly dependent on content to attract business. Our success depends upon the ability of these partner companies to deliver compelling Internet content to their targeted users. If our partner companies are unable to develop Internet content that attracts a loyal user base, the revenues and profitability of our partner companies could be impaired. Internet users can freely navigate and instantly switch among a large number of Web sites. Many of these Web sites offer original content. Thus, our partner companies may have difficulty distinguishing the content on their Web sites to attract a loyal base of users.

Our partner companies may be unable to acquire or maintain easily identifiable Web site addresses or prevent third parties from acquiring Web site addresses similar to theirs

                   Some of our partner companies hold various Web site addresses relating to their brands. These partner companies may not be able to prevent third parties from acquiring Web site addresses that are similar to their addresses, which could adversely affect the use by businesses of our partner companies’ Web sites. In these instances, our partner companies may not grow as we expect. The acquisition and maintenance of Web site addresses generally is regulated by governmental agencies and their designees. The regulation of Web site addresses in the United States and in foreign countries is subject to change. As a result, our partner companies may not be able to acquire or maintain relevant Web site addresses in all countries where they conduct business. Furthermore, the relationship between regulations governing such addresses and laws protecting trademarks is unclear.

Some of our partner companies are dependent on barter transactions that do not generate cash revenue

                   Our partner companies often enter into barter transactions in which they provide advertising for other Internet-related companies in exchange for advertising for the partner company. In a barter transaction the partner company will reflect the sales of the advertising received as an expense and the value of the advertising provided, in an equal amount, as revenue. However, barter transactions also do not generate cash revenue, which may adversely affect the cash flows of some of our partner companies. Limited cash flows may adversely affect a partner company’s abilities to expand its operations and satisfy its liabilities. During 1998 and the three month period ended March 31, 1999, revenue from barter transactions constituted a significant portion of some of our partner companies’ revenue. Barter revenue may continue to represent a significant portion of their revenue in future periods. For example, for the three-month period ending March 31, 1999, approximately $.6 million of VerticalNet’s $1.9 million in revenue was attributable to barter transactions.

RISKS RELATING TO THE INTERNET INDUSTRY

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on our business

                   We believe that concern regarding the security of confidential information transmitted over the Internet prevents many potential customers from engaging in online transactions. If our partner companies that depend on such transactions do not add sufficient security features to their future product releases, our partner companies’ products may not gain market acceptance or there may be additional legal exposure to them.

                   Despite the measures some of our partner companies have taken, the infrastructure of each of them is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents the security measures imposed by any one of our partner companies, he or she could misappropriate proprietary information or cause interruption in operations of the partner company. Security breaches that result in access to confidential information could damage the reputation of any one of our partner companies and expose the partner company affected to a risk of loss or liability. Some of our partner companies may be required to make significant investments and efforts to protect against or remedy security breaches. Additionally, as e-commerce becomes more widespread, our partner companies’ customers will become more concerned about security. If our partner companies are unable to adequately address these concerns, they may be unable to sell their goods and services.

Rapid technological changes may prevent our partner companies from remaining current with their technical resources and maintaining competitive product and service offerings

                   The markets in which our partner companies operate are characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Significant technological changes could render their existing Web site technology or other products and services obsolete. The
e-commerce market’s growth and intense competition exacerbate these conditions. If our partner companies are unable to successfully respond to these developments or do not respond in a cost-effective way, our business, financial condition and operating results will be adversely affected. To be successful, our partner companies must adapt to their rapidly changing markets by continually improving the responsiveness, services and features of their products and services and by developing new features to meet the needs of their customers. Our success will depend, in part, on our partner companies’ ability to license leading technologies useful in their businesses, enhance their existing products and services and develop new offerings and technology that address the needs of their customers. Our partner companies will also need to respond to technological advances and emerging industry standards in a cost-effective and timely manner.

Government regulations and legal uncertainties may place financial burdens on our business and the businesses of our partner companies

                   As of June 30, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet’s popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on our business and the businesses of our partner companies.

                   Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies.

RISKS RELATING TO THE OFFERING

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

                   If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. The holders of 90,911,403 shares of common stock, options exercisable into an aggregate of 939,000 shares of common stock, and warrants exercisable into an aggregate of 1,318,157 shares of common stock have agreed not to sell any of these securities for 180 days after the offering without the prior written consent of Merrill Lynch. In addition, the holders of convertible notes that will automatically convert into 6,591,162 shares of common stock upon the closing of this offering have also agreed to such restrictions. However, Merrill Lynch may, in its sole discretion, release all or any portion of the securities subject to the lock-up agreements.

                   The holders of 71,796,310 shares of common stock, the holders of warrants to purchase 1,699,884 shares of common stock and the holders of convertible notes that will automatically convert into 7,499,893 shares of common stock upon the closing of this offering have demand or piggy-back registration rights. However, the holders of these securities that have demand registration rights have agreed not to demand that their securities be registered for 180 days after the offering without the prior written consent of Merrill Lynch. We also may shortly file a registration statement to register all shares of common stock under our stock option plans. After that registration statement is effective, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

                   As a result of its ownership of our common stock, Safeguard Scientifics will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public shareholders. After this offering and the concurrent offering, Safeguard Scientifics will beneficially own about 14.3% of our common stock assuming all 3,500,000 shares are purchased by shareholders of Safeguard Scientifics. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering. See “ Directed Share Subscription Program.”

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

                   Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. In addition, our bylaws provide for a classified board, with each board member serving a three-year term. The issuance of preferred stock and the existence of a classified board could make it more difficult for a third-party to acquire us without the approval of our board.

Our common stock has never been publicly traded so we cannot predict the extent to which a trading market will develop for our common stock

                   There has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price will be determined by negotiations between representatives of the underwriters and us, and may not be indicative of prices that will prevail in the trading market.

Our common stock price is likely to be highly volatile

                   The market price for our common stock is likely to be highly volatile as the stock market in general and the market for Internet-related stocks and the stock of VerticalNet in particular, has been highly volatile. The trading prices of many technology and Internet-related company stocks have reached historical highs within the last year and have reflected relative valuations substantially above historical levels. During the same period, the stocks of these companies have also been highly volatile and have recorded lows well below such historical highs. We cannot assure you that our common stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

                   The following factors will add to our common stock price’s volatility:

•	actual or anticipated variations in our quarterly results and those of our partner companies;

•	new sales formats or new products or services offered by us, our partner companies and their competitors;

•	changes in our financial estimates and those of our partner companies by securities analysts;

•	conditions or trends in the Internet industry in general and the B2B e-commerce industry in particular;

•	announcements by our partner companies and their competitors of technological innovations;

•	announcements by us or our partner companies or our competitors of significant acquisitions, strategic partnerships or joint ventures;

•	changes in the market valuations of our partner companies and other Internet companies;

•	our capital commitments;

•	additions or departures of our key personnel and key personnel of our partner companies; and

•	sales of our common stock.

Many of these factors are beyond our control. These factors may decrease the market price of our common stock, regardless of our operating performance.
FORWARD-LOOKING STATEMENTS

                   This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us and our partner companies, including, among other things:

•	development of an e-commerce market;

•	our ability to identify trends in our markets and the markets of our partner companies and to offer new solutions that address the changing needs of these markets;

•	our ability to successfully execute our business model;

•	our partner companies’ ability to compete successfully against direct and indirect competitors;

•	our ability to acquire interests in additional companies;

•	growth in demand for Internet products and services; and

•	adoption of the Internet as an advertising medium.

                   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

USE OF PROCEEDS

                   Based on the initial public offering price of $12.00 per share, our net proceeds from the sale of the 13,600,000 shares of our common stock offered by us will be approximately $151.1 million ($170.2 million if the underwriters’ over-allotment option is exercised in full), after deduction of underwriting discounts and commissions and estimated offering expenses payable by us.

                   The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, to facilitate our future access to public equity markets and to provide us with increased visibility and credibility. We intend to use the net proceeds from the offering to acquire interests in additional B2B e-commerce companies, to increase the amount of our interests in our existing partner companies and for general corporate purposes, including working capital. Subsequent to June 30, 1999, we utilized approximately $9.4 million to acquire interests in or make advances to five new and existing partner companies. We have committed an additional $1 million to an existing partner company. We are in discussions to utilize approximately $12 million to acquire an ownership interest in a new partner company, although we have no binding obligation to complete this acquisition. Our bank credit facility matures in April 2000 and bears interest, at our option, at prime and/or LIBOR plus 2.5%. At June 30, 1999, there was no outstanding balance under the bank credit facility. We use monies borrowed under the bank credit facility primarily to acquire interests in new or existing partner companies. Pending use of the net proceeds for the above purposes, we intend to invest the funds primarily in cash, cash equivalents, or direct or guaranteed obligations of the United States.

DIVIDEND POLICY

                   We have never declared or paid dividends on our capital stock, and we do not intend to pay dividends in the foreseeable future. We plan to retain any earnings for use in the operation of our business and to fund future growth.

THE REORGANIZATION

                   Internet Capital Group, Inc. is a successor to a business originally founded in March 1996 as a Delaware limited liability company under the name Internet Capital Group, L.L.C. As a limited liability company, Internet Capital Group, L.L.C. was treated for income tax purposes as a partnership with taxes on the income generated by Internet Capital Group, L.L.C. paid by its members. Internet Capital Group, L.L.C. merged into Internet Capital Group, Inc. on February 2, 1999, with Internet Capital Group, Inc. surviving (the “Reorganization ”). In connection with the Reorganization and as required by its limited liability company agreement to satisfy the members’ tax liabilities, Internet Capital Group, L.L.C. declared a $10.7 million distribution to its members. Internet Capital Group, Inc. has assumed all liabilities of Internet Capital Group, L.L.C., including the distribution to members of Internet Capital Group, L.L.C. The distributions made to some of the members of Internet Capital Group, L.L.C. are described in detail below under the heading “Certain Transactions.” Also as part of the Reorganization, Internet Capital Group, Inc. issued 82,005,549 shares of common stock to the members of Internet Capital Group, L.L.C. The separate existence of Internet Capital Group, L.L.C. ceased in connection with the Reorganization.

DIRECTED SHARE SUBSCRIPTION PROGRAM

                   As part of this offering, we are offering 2,200,000 shares and Safeguard Scientifics is offering 1,300,000 shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, one of our principal and founding shareholders.

                   Safeguard Scientifics’ shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics’ common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard Scientifics ’ common stock as of June 24, 1999 are eligible to purchase shares directly from us or Safeguard Scientifics under the program. Shareholders who own less than 100 shares of Safeguard Scientifics ’ common stock will be ineligible to participate in the directed share subscription program. Subscription orders will be satisfied first from the shares being sold by us, and then from the shares offered by Safeguard Scientifics. If any of the shares offered by us under the program are not purchased by the shareholders of Safeguard Scientifics, Safeguard Scientifics will purchase these shares from us. Safeguard Scientifics may not transfer its purchase obligation to anyone else and the only condition to its purchase obligation is the consummation of the underwritten public offering. Sales under the directed share subscription program will close on the day of the closing of the sale of the other shares offered to the public. It is expected that sales under the directed share subscription program will be reflected in purchasers’ book-entry accounts at the Depository Trust Company, if any, as soon as practicable after the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company.

                   Prior to this offering and the concurrent offering, Safeguard Scientifics beneficially owned 17.8% of our common stock. After this offering and the concurrent offering, Safeguard Scientifics will beneficially own 17,761,794 shares, or approximately 14.3%, of our common stock, assuming that all 3,500,000 shares are purchased by shareholders of Safeguard Scientifics. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering. The purchase price under the program, whether paid by Safeguard Scientifics or its shareholders, will be the same price per share as set forth on the cover page of this prospectus. For purposes of this prospectus, when we present financial data that reflects this offering, we have assumed that all shares offered under the directed share subscription program are purchased by shareholders of Safeguard Scientifics.

CONCURRENT OFFERING

                   IBM Corporation has entered into an agreement under which it will purchase directly from us 3,750,000 shares of our common stock in a private placement at a price equal to the initial public offering price per share. The private placement is concurrent with and conditional upon the completion of our initial public offering. The $45 million in gross proceeds from the sale of our common stock to IBM Corporation will be paid directly to us. Merrill Lynch acted as the placement agent in connection with our offering to IBM Corporation and will receive a placement agency fee. In connection with IBM Corporation’s purchase of our common stock, IBM Corporation has entered into a technology alliance with us. As part of this alliance, IBM Corporation has agreed to offer its hardware, software and services to us and our partner companies at preferred pricing and to appoint a relationship manager to serve as the primary focal point for us and our partner companies in accessing IBM Corporation’s technical expertise. We have agreed that IBM Corporation will be a preferred technology vendor to us and our partner companies and will be included in our conferences for technical support to our partner companies. In addition, we have agreed to promote IBM Corporation to our partner companies as a preferred source of equipment lease financing.

CAPITALIZATION

                   The following table sets forth our capitalization on an Actual basis as of March 31, 1999 and on a Pro Forma basis to reflect the issuance of $90 million principal amount of our convertible notes in May 1999 as if it had occurred on March 31, 1999.

                   The table also sets forth our capitalization on a Pro Forma As Adjusted basis as if the following events occurred on March 31, 1999:

•	the automatic conversion of our convertible notes into 7,499,893 shares of our common stock upon completion of this offering;

•	the issuance and sale of 13,600,000 shares of our common stock by us in this offering; and

•	the issuance and sale of 3,750,000 shares of our common stock by us in the concurrent offering after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                   The calculation of shareholders’ equity reflects our Reorganization on February 2, 1999 and does not reflect:

•	the waiving of interest that would result upon the conversion of the convertible notes; and

•	the value attributed to the warrants issued together with the convertible notes and our credit facility.

                   Common stock data excludes:

•	the exercise of the underwriters’ over-allotment option;

•
the shares of common stock reserved for issuance under our 1999 Equity Compensation Plan, under which options to purchase 1,598,500 shares were outstanding as of July 12, 1999 at a weighted average exercise price of $5.27 per share;

•	the warrants outstanding to purchase 1,699,884 shares at a weighted average exercise price of $11.76 per share; and

•	1,041,666 shares of our common stock issuable upon exercise of an option under an agreement related to the acquisition of a partner company ownership interest.

	March 31, 1999
	Actual	Pro Forma	Pro Forma As Adjusted
Long-term debt	$121,665	$121,665	$121,665

Convertible subordinated notes	—	90,000,000	—

Shareholders’ equity:

Preferred stock, $.01 par value; 10,000,000 shares authorized; none issued and outstanding-actual, pro forma and pro forma as adjusted	—	—	—

Common stock, $.001 par value; 300,000,000 shares authorized; 82,005,549 shares issued and outstanding-actual; 82,005,549 shares issued and outstanding-pro forma; 106,855,442 shares issued and outstanding-pro forma as adjusted	82,006	82,006	106,855

Additional paid-in capital	103,758,063	103,758,063	387,549,773

Retained earnings	23,318,903	23,318,903	23,318,903

Unamortized deferred compensation	(6,661,692)	(6,661,692)	(6,661,692)

Accumulated other comprehensive income	2,738,180	2,738,180	2,738,180

Total shareholders ’ equity	123,235,460	123,235,460	407,052,019

Total capitalization	$123,357,125	$213,357,125	$407,173,684

DILUTION

                   Our pro forma net tangible book value at March 31, 1999, after giving effect to the conversion of all outstanding convertible notes into shares of common stock upon completion of this offering, was $206,428,533, or $2.31 per share. Pro forma net tangible book value per share is equal to our total tangible assets less our total liabilities, divided by the total number of shares of our common stock outstanding. After giving effect to:

•
the issuance and sale by us of 13,600,000 shares of our common stock in this offering at the initial public offering price of $12.00 per share, and the application of the estimated net proceeds of $151.1 million; and

•	the sale by us to IBM Corporation of 3,750,000 shares at $12.00 per share and the application of the estimated net proceeds of $42.8 million,

our pro forma as adjusted net tangible book value at March 31, 1999 would have been approximately $400,245,092, or $3.75 per share. This represents an immediate increase in net tangible book value of $1.44 per share to existing shareholders and an immediate dilution of $8.25 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution to the new investors.

Initial public offering price per share		$12.00
Pro forma net tangible book value per share at March 31, 1999	$2.31
Increase per share attributable to this offering	1.44
Pro forma as adjusted net tangible book value per share after this offering		3.75

Dilution per share to new investors in this offering		$8.25

                   The following table summarizes, on a pro forma basis as of March 31, 1999, the total number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors in this offering at the initial public offering price of $12.00 per share and before deducting estimated underwriting discounts and commissions and our estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing shareholders	89,505,442	84%	$200,500,000	49%	$ 2.24
Concurrent offering	3,750,000	4	45,000,000	11	12.00
New investors	13,600,000	12	163,200,000	40	12.00

Total	106,855,442	100%	$408,700,000	100%	$3.82

                   The table above assumes the conversion of all the outstanding convertible notes into shares of common stock and that the underwriters’ over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell an additional 1,710,000 shares.

                   The foregoing discussion and tables assume no exercise of any stock options outstanding as of March 31, 1999. From March 31, 1999 to July 12, 1999, options to purchase a total of 17,795,750 shares of our common stock were exercised at a weighted average exercise price of $4.50 per share. As of July 12, 1999, there were options outstanding to purchase a total of 1,598,500 shares of our common stock at a weighted average exercise price of $5.27 per share and 1,605,750 shares reserved for future grant under our 1999 Equity Compensation Plan. To the extent that any of these shares are issued, there will be further dilution to new investors. See “Concurrent Offering, ” “Capitalization,” “Management—Employee Benefit Plans” and Note 9 to the Consolidated Financial Statements of Internet Capital Group.
SELECTED CONSOLIDATED FINANCIAL DATA

                   You should read the following selected consolidated financial data in conjunction with our Consolidated Financial Statements, including the Notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The Consolidated Statements of Operations Data from March 4, 1996, the date of our inception, through December 31, 1996 and for the years ended December 31, 1997 and 1998, and Consolidated Balance Sheet Data at December 31, 1997 and 1998 have been derived from the Consolidated Financial Statements, that have been audited by KPMG LLP, independent auditors, included elsewhere in this prospectus. The Consolidated Balance Sheet Data at December 31, 1996 has been derived from the Consolidated Financial Statements that have been audited by KPMG LLP, independent auditors, which are not included in this prospectus. The Consolidated Statements of Operations Data for the three months ended March 31, 1998 and 1999 and the Consolidated Balance Sheet Data at March 31, 1999 have been derived from the unaudited Consolidated Financial Statements included elsewhere in this prospectus. The pro forma net income and net income per share information included in the Consolidated Statements of Operations Data for the year ended December 31, 1998 and the three months ended March 31, 1999 is unaudited data derived from the Consolidated Financial Statements included elsewhere in this prospectus and reflect our taxation as a corporation since January 1, 1998 and 1999, respectively, although we have been taxed as a corporation only since February 2, 1999.

	March 4, 1996 (Inception) to December 31, 1996	Year Ended December 31,		(Unaudited) Three Months Ended March 31,
		1997	1998	1998	1999
Consolidated Statements of Operations Data:
Revenue	$285,140	$791,822	$3,134,769	$377,371	$3,111,035
Operating Expenses
Cost of revenue	427,470	1,767,017	4,642,528	628,213	1,553,329
Sales and marketing	268,417	2,300,365	7,894,662	934,934	114,415
General and administrative	1,652,481	3,442,241	7,619,169	1,523,878	3,733,400

Total operating expenses	2,348,368	7,509,623	20,156,359	3,087,025	5,401,144

	(2,063,228)	(6,717,801)	(17,021,590)	(2,709,654)	(2,290,109)

Other income, net	—	—	30,483,177	12,322,162	28,677,471
Interest income (expense), net	88,098	138,286	924,588	(53,620)	295,979

Income (Loss) Before Taxes, Minority Interest and Equity Income (Loss)	(1,975,130)	(6,579,515)	14,386,175	9,558,888	26,683,341
Income taxes	—	—	—	—	663,206
Minority interest	427,185	(106,411)	5,381,640	—	146,018
Equity income (loss)	(514,540)	106,298	(5,868,887)	(289,847)	(7,412,602)

Net Income (Loss)	$ (2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

Net Income (loss) per share—diluted	$(0.10)	$(0.19)	$0.25	$0.20	$0.27
Weighted average shares outstanding—diluted	20,395,774	34,098,844	56,149,289	46,783,625	73,699,973
Pro forma net income (unaudited)			$8,756,325		$12,232,557
Pro forma net income per share—diluted (unaudited)			$0.16		$0.17

	December 31,			(Unaudited) March 31,1999
	1996	1997	1998
Consolidated Balance Sheet Data:
Cash and cash equivalents	$3,215,256	$5,967,461	$26,840,904	$19,372,129
Working capital	4,883,129	2,390,762	20,452,438	17,696,769
Total assets	13,629,407	31,481,016	96,785,975	132,064,721
Long-term debt	167,067	399,948	351,924	121,665
Total shareholders ’ equity	12,858,856	26,634,675	80,724,378	123,235,460
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                   The following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. The following discussion should be read in conjunction with our audited Consolidated Financial Statements and related Notes thereto included elsewhere in this prospectus.

General

                   Internet Capital Group is an Internet holding company actively engaged in B2B e-commerce through a network of partner companies. As of June 30, 1999 we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies. We focus on two types of B2B e-commerce companies, which we call market makers and infrastructure service providers.

                   Because we acquire significant interests in B2B e-commerce companies, many of which generate net losses, we have experienced, and expect to continue to experience, significant volatility in our quarterly results. We do not know if we will report net income in any period, and we expect that we will report net losses in many quarters for the foreseeable future. While our partner companies have consistently reported losses, we have recorded net income in certain periods and experienced significant volatility from period to period due to one-time transactions and other events incidental to our ownership interests in and advances to partner companies. These transactions and events are described in more detail under “Net Results of Operations- General ICG Operations—Other Income” and include dispositions of, and changes to, our partner company ownership interests, dispositions of our holdings of available-for-sale securities, and impairment charges. On a continuous basis, but no less frequently than at the end of each reporting period, we evaluate the carrying value of our ownership interests in and advances to each of our partner companies for possible impairment based on achievement of business plan objectives and milestones, the fair value of each ownership interest and advance in the partner company relative to carrying value, the financial condition and prospects of the partner company, and other relevant factors. The business plan objectives and milestones we consider include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a Web site or the hiring of key employees. The fair value of our ownership interests in and advances to privately held partner companies is generally determined based on the value at which independent third parties have invested or have committed to invest in our partner companies.

                   The presentation and content of our financial statements is largely a function of the presentation and content of the financial statements of our partner companies. To the extent our partner companies change the presentation or content of their financial statements, as may be required upon review by the Securities and Exchange Commission or changes in accounting literature, the presentation and content of our financial statements may also change.

                   Because many of our partner companies are not majority-owned subsidiaries, changes in the value of our interests in our partner companies and the income/loss and revenue attributable to them could require us to register as an investment company unless we take action to avoid being required to register. However, we believe that we can take steps to avoid being required to register under the Investment Company Act which would not adversely affect our operations or shareholder value.

Effect of Various Accounting Methods on our Results of Operations

                   The various interests that we acquire in our partner companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on our voting interest in a partner company.

                    Consolidation. Partner companies in which we directly or indirectly own more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a partner company’s results of operations are reflected within our Consolidated Statements of Operations. Participation of other partner company shareholders in the earnings or losses of a consolidated partner company is reflected in the caption “Minority interest” in our Consolidated Statements of Operations. Minority interest adjusts our consolidated net results of operations to reflect only our share of the earnings or losses of the consolidated partner company. VerticalNet was our only consolidated partner company through December 31, 1998. However, due to VerticalNet’s initial public offering in February 1999, our voting ownership interest in VerticalNet decreased to 37%. Therefore, we apply the equity method of accounting beginning in the three months ended March 31, 1999. In January 1999, we acquired a controlling majority voting interest in Breakaway Solutions which we have consolidated from the date of acquisition. For the three months ended March 31, 1999, Breakaway Solutions was our only consolidated partner company.

                   The effect of a partner company’s net results of operations on our net results of operations is generally the same under either the consolidation method of accounting or the equity method of accounting, because under each of these methods only our share of the earnings or losses of a partner company is reflected in our net results of operations in the Consolidated Statements of Operations.

                   Equity Method. Partner companies whose results we do not consolidate, but over whom we exercise significant influence, are generally accounted for under the equity method of accounting. Whether or not we exercise significant influence with respect to a partner company depends on an evaluation of several factors including, among others, representation on the partner company’s board of directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the partner company, including voting rights associated with our holdings in common, preferred and other convertible instruments in the partner company. Under the equity method of accounting, a partner company’s results of operations are not reflected within our Consolidated Statements of Operations; however, our share of the earnings or losses of the partner company is reflected in the caption “Equity income (loss)” in the Consolidated Statements of Operations. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of March 31, 1999, we accounted for 13 of our partner companies under this method.

                   Our partner companies accounted for under the equity method of accounting at December 31, 1998 and March 31, 1999 included:

		Voting Ownership
	Partner Company Since	December 31, 1998	March 31, 1999
EQUITY METHOD:
BidCom, Inc.	1999	N/A	25%
Blackboard, Inc.	1998	35%	35%
CommerX, Inc.	1998	34%	34%
ComputerJobs.com, Inc.	1998	33%	33%
Internet Commerce Systems, Inc.	1999	N/A	43%
LinkShare Corporation	1998	34%	34%
ONVIA.com, Inc.	1999	N/A	20%
PlanSponsor Exchange	1999	N/A	24%
SageMaker, Inc.	1998	22%	27%
Sky Alland Marketing, Inc.	1996	31%	31%
Syncra Software, Inc.	1998	53%	34%
VerticalNet, Inc.	1996	N/A	37%
Vivant! Corporation Management	1998	23%	23%

                   As of March 31, 1999, we owned voting convertible preferred stock in all companies listed except VerticalNet. We owned common stock in SageMaker, Sky Alland and VerticalNet. Our voting ownership in VerticalNet consisted only of common stock at March 31, 1999. VerticalNet was consolidated at December 31, 1998. We have representation on the board of directors of all of the above partner companies.

                   Most of our equity method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most equity method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. One equity method partner company generated a net profit of less than $1 million in 1998; however, this partner company is not expected to generate a profit in 1999.

                   Cost Method. Partner companies not accounted for under either the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, our share of the earnings or losses of these companies is not included in our Consolidated Statements of Operations.

                   Our partner companies accounted for under the cost method of accounting at December 31, 1998 and March 31, 1999 included:
		Voting Ownership
	Partner Company Since	December 31, 1998	March 31, 1999
COST METHOD:
Benchmarking Partners, Inc.	1996	13%	12%
ClearCommerce Corp.	1997	17%	16%
Collabria, Inc.	1999	N/A	10%
CommerceQuest, Inc.	1998	0%	0%
Context Integration, Inc.	1997	18%	18%
Deja.com, Inc.	1997	0%	0%
e-Chemicals, Inc.	1998	0%	0%
Entegrity Solutions	1996	12%	12%
PrivaSeek, Inc.	1998	16%	16%
RapidAutoNet Corporation	1998	15%	15%
ServiceSoft Technologies, Inc.	1998	12%	6%
Universal Access, Inc.	1999	N/A	11%
US Interactive, Inc.	1996	4%	3%

                   In most cases, we have representation on the board of directors of the above companies, including those in which we hold non-voting securities. As of March 31, 1999, we owned voting convertible preferred stock in all companies listed except Deja.com, in which we owned non-voting convertible preferred stock, and CommerceQuest and e-Chemicals, in which we owned non-voting convertible debentures. We record our ownership in debt securities at cost as we have the ability and intent to hold these securities until maturity. In addition to our investments in voting and non-voting equity and debt securities, we also periodically make advances to our partner companies in the form of promissory notes. Advances outstanding to cost method partner companies of $2.7 million at March 31, 1999 were subsequently repaid and no additional advances have been made to cost method partner companies.

                   Most of our cost method partner companies are in a very early stage of development and have not generated significant revenues. In addition, most cost method partner companies incurred substantial losses in 1998 and are expected to continue to incur substantial losses in 1999. Two cost method partner companies were profitable in 1998, one of which is not expected to be profitable in 1999. None of our cost method partner companies have paid dividends during our period of ownership and they generally do not intend to pay dividends in the foreseeable future.

Effect of Various Accounting Methods on the Presentation of our Financial Statements

                   The presentation of our financial statements may differ from period to period primarily due to whether or not we apply the consolidation method of accounting or the equity method of accounting. For example, since our inception we consolidated VerticalNet’s financial statements with our own. However, due to VerticalNet’ s initial public offering in February 1999, our voting ownership interest in VerticalNet decreased to 37%. Therefore, we apply the equity method of accounting beginning in the three months ended March 31, 1999. In January 1999, we acquired a controlling majority voting interest in Breakaway Solutions which we have consolidated from the date of acquisition. The presentation of our financial statements looks substantially different as a result of consolidating Breakaway Solutions and no longer consolidating VerticalNet in our financial statements for the three months ended March 31, 1999.

                   To understand our net results of operations and financial position without the effect of consolidating VerticalNet and Breakaway Solutions, Note 12 to our Consolidated Financial Statements summarizes our Parent Company Statements of Operations and Balance Sheets which treat VerticalNet and Breakaway Solutions as if they were accounted for under the equity method of accounting for all periods presented. Our share of VerticalNet’s and Breakaway Solutions’ losses is included in “Equity income (loss)” in the Parent Company Statements of Operations. The losses recorded in excess of the carrying value of VerticalNet at December 31, 1997 and 1998 are included in “Non-current liabilities” and the carrying value of VerticalNet and Breakaway Solutions as of March 31, 1999 are included in “Ownership interests in and advances to Partner Companies” in the Parent Company Balance Sheets.

Net Results of Operations

                   Our reportable segments determined in accordance with Statement of Financial Accounting Standards No. 131 are Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet for the period from our inception on March 4, 1996 through December 31, 1998 and Breakaway Solutions for the three months ended March 31, 1999 and recording our share of earnings or losses of partner companies accounted for under the equity method of accounting. General ICG Operations represents the expenses of providing strategic and operational support to our partner companies, as well as the related administrative costs related to these expenses. General ICG Operations also includes the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general.

                   VerticalNet was our only consolidated partner company through December 31, 1998. All of our consolidated revenue and a significant portion of our consolidated operating expenses from our inception on March 4, 1996 through December 31, 1998 were attributable to VerticalNet. For the three months ended March 31, 1999, Breakaway Solutions was our only consolidated partner company and accounted for all of our consolidated revenue and a significant portion of our consolidated operating expenses.

                   During the periods ending December 31, 1996, 1997 and 1998 we acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. In 1998, we made advances to VerticalNet in the form of convertible notes of $5.0 million, of which $.8 million was repaid by VerticalNet, $2.1 million was purchased from us by one of our shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999.

                   As of June 30, 1999, VerticalNet owned and operated 43 industry-specific trade communities. Advertising revenue and Web site development fees represented all of VerticalNet’s revenue in 1996 and 1997. In 1998, most of VerticalNet’s revenue was generated from selling advertisements to industry suppliers in its trade communities.

                   VerticalNet sells storefront and banner advertising and event sponsorships in its trade communities. The duration of a storefront advertisement is typically for a period of one year, while banner advertisements are typically for a period of three months. All advertising revenue is recognized ratably in the period in which the advertisement is displayed, provided that the collection is reasonably assured. VerticalNet also generates revenue from career services, education, and e-commerce, specifically the sale of books and third party software for which they receive a transaction fee, and from barter transactions.

                   Breakaway Solutions markets and supports customer relationship management systems, custom developed applications integrated with the Internet, and remote hosting of customer applications in Breakaway Solutions ’ sites, enabling Breakaway Solutions to be a full application solutions provider. From January 1996 through December 31, 1998, Breakaway Solutions’ operating activities consisted primarily of implementation of customer relationship management systems and custom integration to other related applications. Breakaway Solutions generated $3.5 million, $6.1 million and $10.0 million of revenue in 1996, 1997 and 1998, respectively, resulting in net income in 1996 and 1997 of $.6 million and $1.1 million, respectively, and net loss in 1998 of $.6 million. In 1999, Breakaway Solutions is expanding to provide service offerings in custom Web development and application hosting both through internal expansion and acquisitions.

                   A significant portion of our net results of operations is derived from corporations in which we hold a significant minority ownership interest accounted for under the equity method of accounting. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. As of March 31, 1999, we accounted for 13 of our partner companies under this method. Under this method, the net results of operations of these entities are not reflected within our Consolidated Statements of Operations; however, our share of these companies’ earnings or losses is reflected in the caption “Equity income (loss)” in the Consolidated Statements of Operations.

                    Our consolidated net results of operations consisted of the following:

	March 4, 1996 (Inception) to December 31, 1996	Year Ended December 31,		(Unaudited) Three Months Ended March 31,
		1997	1998	1998	1999
Summary of Consolidated Net Income (Loss)
Partner Company Operations	$ (796,202)	$(4,778,902)	$(14,081,522)	$(2,374,716)	$(7,812,789)
General ICG Operations	(1,266,283)	(1,800,726)	27,980,450	11,643,757	27,229,546
Income taxes	—	—	—	—	663,206

Net income (loss) — Consolidated Total	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

Partner Company Operations
Revenue	$285,140	$791,822	$3,134,769	$377,371	$3,111,035
Operating expenses
Cost of revenue	427,470	1,767,017	4,642,528	628,213	1,553,329
Sales and marketing	268,417	2,300,365	7,894,662	934,934	114,415
General and administrative	291,660	1,388,123	4,106,583	823,159	2,000,272

Total operating expenses	987,547	5,455,505	16,643,773	2,386,306	3,668,016

	(702,407)	(4,663,683)	(13,509,004)	(2,008,935)	(556,981)
Other income (expense), net	—	—	—	—	(6,994)
Interest income	7,491	10,999	212,130	3,937	31,526
Interest expense	(13,931)	(126,105)	(297,401)	(79,871)	(13,756)

Income (loss) before income taxes, minority interest and equity income (loss)	(708,847)	(4,778,789)	(13,594,275)	(2,084,869)	(546,205)
Income taxes	—	—	—	—	—
Minority interest	427,185	(106,411)	5,381,640	—	146,018
Equity income (loss)	(514,540)	106,298	(5,868,887)	(289,847)	(7,412,602)

Loss from Partner Company Operations	$(796,202)	$(4,778,902)	$(14,081,522)	$(2,374,716)	$(7,812,789)

General ICG Operations
General and administrative	$1,360,821	$2,054,118	$3,512,586	$700,719	$1,733,128

	(1,360,821)	(2,054,118)	(3,512,586)	(700,719)	(1,733,128)
Other income (expense), net	—	—	30,483,177	12,322,162	28,684,465
Interest income	94,538	253,392	1,093,657	52,463	278,209
Interest expense	—	—	(83,798)	(30,149)	—

Income (loss) from General ICG Operations before income taxes	$(1,266,283)	$(1,800,726)	$27,980,450	$11,643,757	$27,229,546

Consolidated Total
Revenue	$285,140	$791,822	$3,134,769	$377,371	$3,111,035
Operating expenses
Cost of revenue	427,470	1,767,017	4,642,528	628,213	1,553,329
Sales and marketing	268,417	2,300,365	7,894,662	934,934	114,415
General and administrative	1,652,481	3,442,241	7,619,169	1,523,878	3,733,400

Total operating expenses	2,348,368	7,509,623	20,156,359	3,087,025	5,401,144

	(2,063,228)	(6,717,801)	(17,021,590)	(2,709,654)	(2,290,109)
Other income (expense), net	—	—	30,483,177	12,322,162	28,677,471
Interest income	102,029	264,391	1,305,787	56,400	309,735
Interest expense	(13,931)	(126,105)	(381,199)	(110,020)	(13,756)

Income (loss) before income taxes, minority interest and equity income (loss)	(1,975,130)	(6,579,515)	14,386,175	9,558,888	26,683,341
Income taxes	—	—	—	—	663,206
Minority interest	427,185	(106,411)	5,381,640	—	146,018
Equity income (loss)	(514,540)	106,298	(5,868,887)	(289,847)	(7,412,602)

Net income (loss) — Consolidated Total	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

Pretax income			$13,898,928		$19,416,757
Pro forma income taxes			(5,142,603)		(7,184,200)

Pro forma net income			$8,756,325		$12,232,557

Net Results of Operations-Partner Company Operations

Breakaway Solutions-Analysis of Three Months Ended March 31, 1999

                   For the three month period ended March 31, 1999, Breakaway Solutions was our only consolidated partner company. The following is a discussion of Breakaway Solutions’ net results of operations for the three months ended March 31, 1999. Breakaway Solutions’ comparative results of operations for the three months ended March 31, 1998 are not meaningful.

                    Revenue. Breakaway Solutions’ revenue of $3.1 million for the three months ended March 31, 1999 was derived primarily from implementation of customer relationship management systems and custom integration to other related applications. Through organic growth and acquisitions, Breakaway Solutions is expanding in 1999 into custom Web development and application hosting.

                    Cost of Revenue. Cost of revenue of $1.6 million for the three months ended March 31, 1999 consists primarily of Breakaway Solutions’ personnel-related costs of providing its services. As Breakaway Solutions expands into custom Web development and application hosting subsequent to March 31, 1999 it will incur the direct costs of these operations.

                    Sales and Marketing Expenses. Sales and marketing expenses were $.1 million for the three months ended March 31, 1999 and consist primarily of personnel costs, sales commissions, consulting fees, trade show expenses, advertising and cost of marketing literature. Breakaway Solutions expects sales and marketing expenses to increase significantly in future periods as it expands into custom Web development and application hosting.

                    General and Administrative Expenses. General and administrative expenses of $1.7 million for the three months ended March 31, 1999 were directly attributable to Breakaway Solutions and consist of personnel costs, facility costs, professional fees and general costs to support operations. Breakaway Solutions expects general and administrative expenses to increase significantly in future periods due to the expected growth in its infrastructure and the expected significant amortization of intangible assets that will result from its acquisitions. Also included in general and administrative expenses for the three-months ended March 31, 1999 was $.3 million of goodwill amortization related to the acquisition of our ownership interest in Breakaway Solutions.

VerticalNet-Analysis of Three Year Period Ended December 31, 1998

                   For the periods ended December 31, 1996, 1997 and 1998, VerticalNet was our only consolidated partner company. The following is a discussion of VerticalNet’s net results of operations for the three year period ended December 31, 1998:

                   Revenue. Revenue was $.3 million for the year ended December 31, 1996, $.8 million for the year ended December 31, 1997 and $3.1 million for the year ended December 31, 1998. The increase in revenue was due primarily to an increase in the number of advertisers as a result of VerticalNet’s marketing efforts and the increase in the number of industry-specific trade communities from 16 as of December 31, 1997 to 33 as of December 31, 1998.

                   Cost of Revenue. Cost of revenue was $.4 million in 1996, $1.8 million in 1997 and $4.6 million in 1998. Cost of revenue consists of editorial, operational and product development expenses. The increase in cost of revenue was due to increased staffing and the costs of enhancing the features, content and services of VerticalNet’s industry-specific trade communities, as well as increasing the overall number of trade communities.

                    Sales and Marketing Expenses. Sales and marketing expenses were $.3 million for the year ended December 31, 1996, $2.3 million for the year ended December 31, 1997 and $7.9 million for the year ended December 31, 1998. The increase in sales and marketing expenses was primarily due to the increased number of sales and marketing personnel, increased sales commissions and increased expenses related to promoting VerticalNet’s industry-specific trade communities.

                   General and Administrative Expenses. General and administrative expenses were $.3 million for the year ended December 31, 1996, $1.4 million for the year ended December 31, 1997 and $4.1 million for the year ended December 31, 1998. The increase in general and administrative expenses was due primarily to increased staffing levels, higher facility costs, professional fees to support the growth of VerticalNet’s infrastructure and goodwill amortization related to VerticalNet’s 1998 acquisitions.

Net Results of Operations-General ICG Operations

General and Administrative

                   Our general and administrative costs consist primarily of employee compensation, outside services such as legal, accounting and consulting, and travel-related costs. These costs also include the amortization of deferred compensation expense in the periods ended December 31, 1996, 1997 and 1998 of $.1 million, $.2 million and $.3 million, respectively, related to restricted stock issuances. We commenced operations in March 1996 with offices in Wayne, Pennsylvania and San Francisco, California. As the number of our employees grew to support our operations and those of our partner companies, our general and administrative costs increased. In late 1998, we opened an office in Boston, Massachusetts, and in 1999 we significantly increased the number of our employees. As a result of these initiatives, our general and administrative costs increased 147% for the three months ended March 31, 1999 compared to the comparable period in 1998. We plan to continue to hire new employees, open new offices, and build our overall infrastructure. While general and administrative costs increased 71% from 1997 to 1998, we expect these costs will more than double from 1998 to 1999.

                   During the year ended December 31, 1998, the three months ended March 31, 1999, the three months ended June 30, 1999, and the period from July 1, 1999 through July 12, 1999, we recorded aggregate unearned compensation expense of $.7 million, $5.5 million, $9.6 million and $1.4 million, respectively, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant. General and administrative costs for the three months ended March 31, 1999 include $.1 million of amortization expense related to stock option grants. Amortization of deferred compensation expense for the year ended December 31, 1999 will be about $2.4 million. We expect to recognize amortization of deferred compensation expense for each of the years from 2000 to 2003 of about $3.4 million and for 2004 of about $1.2 million.

Other Income

                   Other income consists of the effect of transactions and other events incidental to our ownership interests in our partner companies and our operations in general. Other income may include, among other items, gains or losses on the sales of all or a portion of minority interests, gains or losses on the issuances of stock by our partner companies to reflect the change in our share of the net equity of these companies, and impairment charges related to our ownership interests in and advances to partner companies.

                    General ICG Operations’ other income consisted of the following:

	Year Ended December 31, 1998	Three Months Ended March 31,
		1998	1999
Sale of Matchlogic to Excite	$12,822,162	$12,822,162	$—
Sales of Excite holdings	16,813,844	—	2,050,837
Sale of WiseWire to Lycos	3,324,238	—	—
Sales of Lycos holdings	1,471,907	—	—
Sale of stock by VerticalNet	—	—	28,253,956
Partner company impairment charges	(3,948,974)	—	(1,620,328)
Other	—	(500,000)	—

	$30,483,177	$12,322,162	$28,684,465

                   In February 1998, we exchanged all of our holdings of Matchlogic, Inc. for 763,820 shares of Excite, Inc. The $14.3 million market value of the Excite shares received on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, we sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains. During the three month period ended March 31, 1999, we sold 23,738 shares of Excite which resulted in $2.5 million of proceeds and $2.1 million of gains.

                   In April 1998, we exchanged all of our holdings of WiseWire for 191,922 shares of Lycos, Inc. The $5.3 million market value of the Lycos shares received on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, we sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

                   Our remaining holdings of Excite and Lycos at December 31, 1998 and March 31, 1999 are marked to market at each date, with the difference between carrying value and market value recorded in “Accumulated other comprehensive income” in the shareholders’ equity section of our Consolidated Balance Sheets in accordance with Statement of Financial Accounting Standards No. 115.

                   As a result of VerticalNet completing its initial public offering in February 1999, our share of VerticalNet’s net equity increased by $28.3 million. This increase adjusts our carrying value in VerticalNet and results in a non-operating gain of $28.3 million, before deferred taxes of $10.5 million, in the three months ended March 31, 1999. This gain was recorded in accordance with SEC Staff Accounting Bulletin No. 84 and our accounting policy with respect to such transactions. We believe there is a high likelihood that transactions similar to VerticalNet’s initial public offering, in which a partner company we account for under the consolidation or equity method of accounting issues shares of its common stock, will occur in the future and we expect to record gains or losses related to such transactions provided they meet the requirements of SEC Staff Accounting Bulletin No. 84 and our accounting policy. In some cases, as described in SEC Staff Accounting Bulletin No. 84, the occurrence of similar transactions may not result in a non-operating gain or loss but would result in a direct increase or decrease to our shareholders’ equity.

                   In December 1998 we recorded an impairment charge of $1.9 million for the decrease in value of one of our partner companies accounted for under the cost method of accounting as a result of selling the partner company interest below our carrying value. We had acquired our ownership interest in the partner company during 1996 and 1997. In December 1998, the partner company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge we recorded was determined by calculating the difference between the proceeds we received from the sale and our carrying value.

                   For the year ended December 31, 1998 and the three months ended March 31, 1999, we recorded impairment charges of $2.0 million and $1.6 million, respectively, for the other than temporary decline in the fair value of a cost method partner company. From the date we initially acquired an ownership interest in this partner company through December 31, 1998, our funding to this partner company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the three months ended March 31, 1999 we fully guaranteed the partner company ’s new bank loan and agreed to provide additional funding. We acquired additional non-voting convertible debentures of this partner company for $5.0 million in April 1999. The impairment charges we recorded were determined by the decrease in net book value of the partner company caused by its net losses, which were funded entirely based on our funding and bank guarantee. Given its continuing losses, we will continue to determine and record impairment charges in a similar manner for this partner company until the status of its financial position improves.

Interest Income

                   Our cash and cash equivalents are invested primarily in money market accounts. During 1998, we received $38.2 million of proceeds from the sale of our common stock and $36.4 million of proceeds from the sales of a portion of our holdings in Excite and Lycos. During the three months ended March 31, 1999, we received $32 million of proceeds from the sale of shares of our common stock. The increase in interest income in 1998 and the three months ended March 31, 1999 was primarily due to the significant increase in our cash and cash equivalents throughout 1998 and the three months ended March 31, 1999 as a result of these transactions.

Income Taxes

                   From our inception on March 4, 1996 to February 2, 1999, we were organized as a limited liability company and were treated as a partnership for income tax purposes. As a result of our Reorganization as a corporation, we will be subject to corporate federal and state income taxes. For informational purposes, the Consolidated Statement of Operations for the year ended December 31, 1998 reflects pro forma income on an after-tax basis assuming we had been taxed as a corporation since January 1, 1998. We did not have any net operating loss carry forwards at December 31, 1998.

                   At the time of our Reorganization, we recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of our partner companies. For the period from the date of the Reorganization through March 31, 1999, we recorded a tax provision of $7.0 million related to our consolidated results of operations for that period, including $10.5 million related to the $28.3 million gain on VerticalNet’s initial public offering.

                   We have not recorded a valuation allowance related to our gross deferred tax assets because we believe it is more likely than not that we will realize the benefits of these assets. The assets relate primarily to the excess of tax basis over book basis of our partner companies. These differences in basis represent capital losses for tax purposes which, if recognized, can only be deducted to the extent of capital gains. Additionally, these losses may be carried back three years and carried forward five years from the year in which they occur. While selling any portion of our ownership interests in partner companies is something we will not do in the ordinary course of business, we would consider pursuing such a sale at the minimum amount necessary to prevent any capital losses from expiring unutilized. If we do not believe such a strategy, or an alternative strategy, will be available in the time periods allowed for carrying back and carrying forward losses, we will establish a valuation allowance at that time. Most of our partner companies are in an early stage of development, currently generate significant losses and are expected to generate significant losses in the future. The marketability of the securities we own of our partner companies is generally limited as they primarily represent ownership interests in companies whose stock is not publicly traded. As of June 30, 1999, our only publicly traded partner company is VerticalNet. As a result, there is significant risk that we may not be able to realize the benefits of expiring carryforwards.

Equity Income (Loss)

                   A significant portion of our net results of operations is derived from companies in which we hold a significant minority ownership interest. These companies are accounted for under the equity method of accounting. Equity income (loss) fluctuates with the number of companies accounted for under the equity method, our voting ownership percentage in these companies, the amortization of goodwill related to newly acquired equity method companies, and the net results of operations of these companies. During the year ended December 31, 1998, the three months ended March 31, 1999, and the three months ended June 30, 1999, we utilized $25.9 million, $18.3 million and $66.5 million to acquire partner companies accounted for under the equity method of accounting which resulted in goodwill of $14.2 million, $12.6 million and $44.4 million, respectively, all of which will be amortized over 3 years.

                   In the periods ended December 31, 1996 and 1997, Sky Alland was our only partner company accounted for under the equity method. Sky Alland’s net results of operations in 1997 improved compared to 1996.

                   The significant change in equity income (loss) from 1997 to 1998 reflects a decrease in the net results of operations at Sky Alland and the effect of equity method partner companies in which we acquired an interest during 1998. One of these companies, Syncra Software, Inc., represented approximately $4.3 million of our $5.9 million equity loss in 1998. As of December 31, 1998, we accounted for eight of our partner companies under the equity method of accounting. Most of these companies are in a very early stage of development and incurred substantial losses in 1998, and our share of these losses was substantial.

                   Our ownership interest in VerticalNet is not consolidated in our financial statements for periods after December 31, 1998 but is accounted for under the equity method of accounting as a result of our lower ownership interest in VerticalNet following the completion of its initial public offering in February 1999. VerticalNet recorded a loss of $5.6 million on $1.9 million of revenue in the three months ended March 31, 1999 compared to a loss of $2.1 million on $.4 million of revenue for the comparable period in 1998. VerticalNet ’s revenue increased period to period primarily due to a significant increase in the number of storefronts as it grew the number of its vertical trade communities from 16 as of March 31, 1998 to 35 as of March 31, 1999. In addition, barter transactions, in which VerticalNet received advertising or other services in exchange for advertising on its Web sites, accounted for 30% of revenues for the three months ended March 31, 1999 compared to none for the same period in 1998. VerticalNet’s losses increased period to period due to its costs of maintaining, operating, promoting and increasing the number of its vertical trade communities increasing more than revenue.

                   During the three months ended March 31, 1999 we accounted for 13 companies under the equity method of accounting, including VerticalNet. All 13 of the companies incurred losses in the period. Our equity loss of $7.4 million for the three months ended March 31, 1999 consisted of $5.7 million related to our share of the equity method companies ’ losses and $1.7 million of amortization of the excess of cost over net book value of these companies. Of the $5.7 million loss of our share of the losses of companies accounted for under the equity method, $2.5 million and $.9 million were attributable to VerticalNet and Syncra Software, respectively, while the other 11 companies accounted for the remaining $2.3 million of equity losses.

                   VerticalNet expects to incur significant net losses for the foreseeable future because of its aggressive expansion plans. Syncra Software is a development stage company that has not generated revenue since its inception in early 1998. Due to the early stage of development of the companies in which we acquire interests, existing and new partner companies accounted for under the equity method, including VerticalNet and Syncra Software, are expected to incur substantial losses. Our share of these losses is expected to be substantial in 1999.

                   While VerticalNet and most of the companies accounted for under the equity method of accounting have generated losses in each of the years in the three-year period ended December 31, 1998 and the three months ended March 31, 1999, and therefore in most cases did not incur income tax liabilities, these companies may generate taxable income in the future. Our share of these companies’ net income, if generated, would be reduced to the extent of our share of these companies’ tax expense.

Liquidity and Capital Resources

                   We have funded our operations with a combination of equity proceeds, proceeds from the sales of a portion of our Excite and Lycos holdings, borrowings under bank credit facilities, and proceeds from the issuance of convertible notes.

                   We received equity commitments of $40 million in 1996, of which $13.7 million and $20.1 million was received in 1996 and 1997, respectively, and $6.2 million of which was funded with an in-kind contribution of holdings of a partner company in 1996. We received additional commitments of $70 million in 1998, of which $38 million and $32 million was received in 1998 and during the three months ended March 31, 1999, respectively.

                   Sales of Excite and Lycos stock generated proceeds of $36.4 million in 1998 and sales of Excite stock generated proceeds of $2.5 million during the three months ended March 31, 1999.

                   In April 1999, we entered into a $50 million revolving bank credit facility. In connection with the facility, we issued warrants to purchase 200,000 shares of common stock for an exercise price of $10.00 per share exercisable for seven years. We intend to value these warrants and account for them as debt issuance costs. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at our option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of our assets (including all of our holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of our holdings of publicly-traded partner companies (currently only VerticalNet) and the value, as defined in the facility, of our private partner companies. If the market price of VerticalNet experiences a significant decline, availability under the credit facility could be reduced significantly and could have an adverse effect on our ability to borrow under the facility and could require an immediate repayment of a portion of our outstanding borrowings, if any. Based on the provisions of the borrowing base, borrowing availability at June 30, 1999 was $50 million, none of which was outstanding.

                   In May 1999, we issued $90 million principal amount of three-year convertible notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of our common stock at our initial public offering price upon consummation of an initial public offering. If the notes are converted, all accrued interest is waived. We issued warrants to the holders of these notes to purchase shares of our common stock. The warrant holders will be entitled to purchase, at the initial public offering price, 1,499,884 shares of our common stock at the initial public offering price of $12.00 per share. The warrants expire in May 2002.

                   In July 1999, we entered into an agreement with IBM Corporation under which they will purchase directly from us $45 million of shares of our common stock at the initial public offering price. The private placement is concurrent with and contingent upon the completion of our initial public offering.

                   Proceeds from our initial public offering, proceeds from the concurrent offering, proceeds from the issuance of our convertible notes, availability under our revolving bank credit facility, proceeds from the potential sales of all or a portion of our minority interests and other internal sources of cash flow are expected to be sufficient to fund our cash requirements through the next 12 months, including commitments to new and existing partner companies and general operations requirements. As of December 31, 1998, we were contingently obligated for approximately $3.2 million of guarantee commitments that remain outstanding as of June 30, 1999. Beyond the next 12 months, we will likely have to raise additional funds through the issuance of equity securities or obtain additional bank financing. If additional funds are raised through the issuance of equity securities, our existing shareholders may experience significant dilution. Our revolving bank credit facility matures in April 2000, at which time we may not be able to renew the facility or obtain additional bank financing, or may only be able to do so on terms not favorable or acceptable to us.

                   From its inception through its initial public offering, VerticalNet funded its operations through a combination of equity, investor and bank borrowings, and leases. These sources included amounts both advanced and guaranteed by us. VerticalNet raised $58.3 million in its initial public offering in February 1999. VerticalNet believes that these initial public offering funds, together with its existing cash and cash equivalents, should be sufficient to fund its operations through March 2000. We have no obligation to provide additional funding to VerticalNet, and we have no obligations with respect to its outstanding debt arrangements.

                   Prior to 1999, Breakaway Solutions funded its operations through a combination of cash flow from operations, bank borrowings and leases. In January 1999, we acquired a majority voting interest in Breakaway Solutions for $8.3 million, of which Breakaway Solutions used $4.5 million to repurchase treasury stock. The net proceeds to Breakaway Solutions of $3.8 million were used to fund its negative cash flow from operations of $1.1 million for the three months ended March 31, 1999. Breakaway Solutions is expanding through organic growth and acquisitions. Breakaway Solutions recently completed a private placement of equity securities of about $19.1 million, of which we contributed $4.0 million prior to June 30, 1999 and an additional $1.0 million in July 1999. Breakaway Solutions expects these funds, together with its existing cash resources, will be sufficient to fund its operations through the next 12 months. We have no obligation to provide additional funding to Breakaway Solutions, and we have no obligations with respect to its outstanding debt arrangements.

                   Consolidated working capital increased to $20.5 million at December 31, 1998, compared to $2.4 million at December 31, 1997. The increase was primarily due to the net effect of the proceeds from the equity we raised in 1998 and the proceeds from the sales of a portion of our Excite and Lycos holdings, offset by the ownership interests we acquired in 1998. Consolidated working capital decreased to $17.7 million at March 31, 1999 from $20.5 million at December 31, 1998 primarily as a result of equity we raised being more than offset by the ownership interests we acquired and the distribution to shareholders during the three months ended March 31, 1999.

                   Cash used in operating activities increased in 1997 and 1998 compared to each of the prior years primarily due to VerticalNet’s increased losses in each of those years. Cash used in operating activities in the three months ended March 31, 1999 compared to the same prior year period increased due to the increased cost of General ICG Operations general and administrative expenses.

                   Cash used in investing activities primarily reflects the acquisition of ownership interests in and advances to new and existing partner companies, offset in 1998 and the three months ended March 31, 1999 by the proceeds of $36.4 million and $2.6 million, respectively, from the sales of a portion of our available-for-sale securities, Excite and Lycos.

                   We utilized $57.6 million, including $9 million contributed to VerticalNet, to acquire interests in new and existing partner companies in 1998 and we expect this amount to more than double in 1999. In 1998, we acquired interests in the following partner companies: Blackboard, CommerceQuest, CommerX, ComputerJobs.com, Context Integration, Deja.com, e-Chemicals, Entegrity Solutions, LinkShare, PrivaSeek, RapidAutoNet, SageMaker, ServiceSoft, Syncra Software, US Interactive, VerticalNet and Vivant!.

                   We utilized $32.7 million, including $8.3 million contributed to Breakaway Solutions, to acquire interests in and make advances to new and existing partner companies during the three months ended March 31, 1999. These companies included: BidCom, ClearCommerce, Collabria, Entegrity Solutions, Internet Commerce Systems, ONVIA.com PlanSponsor Exchange, SageMaker, SMART Technologies and Universal Access.

                   We utilized $84.3 million, including $4.0 million contributed directly to Breakaway Solutions and an additional $4.0 million used to purchase an additional ownership interest in Breakaway Solutions directly from shareholders of Breakaway Solutions, to acquire interests in or make advances to new and existing partner companies during the period from April 1, 1999 through June 30, 1999. These companies included: Arbinet Communications, Blackboard, ClearCommerce, CommerceQuest, CommerX, Deja.com, e-Chemicals, eMarketWorld, iParts, PlanSponsor Exchange, PointMent, PrivaSeek, SageMaker, ServiceSoft, Star-Cite!, Syncra Software, Tradex Technologies, United Messaging and Universal Access.

                   During the period from April 1, 1999 to June 30, 1999 we acquired an interest in a new partner company to be accounted for under the equity method of accounting for initial consideration of about $11.3 million. We purchased our ownership interest directly from shareholders of the partner company. These shareholders have the option, exercisable at any time through August 2000, of electing to receive from us about $11.3 million in cash or a number of shares of our common stock determined by dividing about $11.3 million by the product that results from multiplying the initial public offering price of our common stock by .90.

                   We will divest our ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger, our ownership interest in and advances to SMART Technologies, Inc. will be converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. The transaction had not been completed as of June 30, 1999. Our estimated non-operating gain before taxes from this transaction will be approximately $2 million and our holdings in i2 Technologies, Inc. will be accounted for as available-for-sale securities.

                   In May 1999, @Home Corporation announced it would exchange its shares for all of the outstanding stock of Excite. As part of this merger, we will receive shares of @Home Corporation in exchange for our shares in Excite. Our estimated non-operating gain before taxes to be recorded upon consummation of this transaction will be approximately $2.7 million and our holdings in @Home Corporation will be accounted for as available-for-sale securities.

                   In May 1999, VerticalNet announced it had signed a definitive agreement to acquire all of the outstanding stock of Isadra, Inc. in exchange for 500,000 shares of VerticalNet common stock and $3 million in cash. Consummation of the merger is subject to shareholder and regulatory approvals as well as customary closing conditions. The transaction had not been completed as of June 30, 1999. Upon completion of the transaction, our voting ownership in VerticalNet will decrease from 36% to 35%. In addition, we expect to record a non-operating gain due to the increase in our share of VerticalNet’s net equity as a result of their issuance of shares.

                   Our operations are not capital intensive, and capital expenditures in any year normally will not be significant in relation to our overall financial position. We expect to commit funds in 1999 to the buildout of our larger new corporate headquarters in Wayne, Pennsylvania and the development of our information technology infrastructure. There were no material capital asset purchase commitments as of June 30, 1999.

Recent Accounting Pronouncements

                   We do not expect the adoption of recently issued accounting pronouncements to have a significant impact on our net results of operations, financial position or cash flows.

Year 2000 Readiness Disclosure

                   Many computer programs have been written using two digits rather than four digits to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using “00” as the year 1900, rather than the year 2000. This in turn could result in major system failures or miscalculations and is generally referred to as the Year 2000 issue.

                   We currently use the information technology systems and many non-information technology systems of Safeguard Scientifics, Inc., one of our principal shareholders. Safeguard has completed its assessment of its computer information systems. Safeguard has replaced all computer systems and software which were determined to be Year 2000 non-compliant. Safeguard is in the process of surveying its vendors of non-information systems including telecommunications and security systems, and expects to complete remediation, if necessary, during 1999. If Safeguard determines that its non-information systems are non-compliant and are at risk to not be remedied in time, it intends to develop a contingency plan. We will not incur any material expenses in connection with Safeguard ’s Year 2000 efforts. We plan to survey our vendors of the non-information technology systems that we use independently of Safeguard and we expect to complete remediation, if necessary, during 1999. If we determine that these systems are non-compliant and are at risk to not be remedied in time, we will develop a contingency plan.

                   The Year 2000 readiness of VerticalNet is described below. Our partner companies are in varying stages of assessing, remediating and testing their internal systems and assessing Year 2000 readiness of their vendors, business partners, and customers. Our partner companies are also in varying stages of developing contingency plans to operate in the event of a Year 2000 problem. The total cost and time which will be incurred by our partner companies on the Year 2000 readiness effort has not been determined. There can be no assurance that all necessary work will be completed in time, or that such costs will not materially adversely impact one or more of such partner companies. In addition, required spending on the Year 2000 effort will cause customers of most of our partner companies to reallocate at least part of their information systems budgets. Although some of our partner companies have offerings which may be useful in such efforts, such reallocations could materially adversely affect the results of operations of our partner companies.

VerticalNet

                   VerticalNet may realize exposure and risk if the systems on which it is dependent to conduct its operations are not Year 2000 compliant. VerticalNet’s potential areas of exposure include products purchased from third parties, information technology including computers and software, and non-information technology including telephone systems and other equipment used internally. The internally-developed production and operation systems for VerticalNet ’s Web sites have recently undergone a complete re-engineering. All new programs have been substantially tested and validated for Year 2000 compliance.

                   VerticalNet ’s communications infrastructure was recently overhauled, including a full conversion of its telephone and voicemail systems. VerticalNet believes all non-information technology upon which it is materially dependent is Year 2000 compliant. Additionally, with respect to information technology, VerticalNet has resolved all Year 2000 compliance issues primarily through normal upgrades of its software or replacements included in VerticalNet’s capital expenditure budget and these costs are not expected to be material to VerticalNet’s financial position or results of operations. VerticalNet’s original Year 2000 compliance cost estimate did not exceed $250,000 and remains valid. However, such upgrades and replacements may not successfully address VerticalNet’s Year 2000 compliance issues as represented by VerticalNet’s distributors, vendors and suppliers.

                   VerticalNet has completed its Year 2000 compliance assessment plan. This plan includes assessing both its information and non-information technology as well as its internally-developed production and operation systems. Based on this assessment, VerticalNet believes that all non-information technology, all internally-developed production and operations systems and 95% of its technology are Year 2000 compliant. VerticalNet believes that the remaining 5% of its information technology that is not Year 2000 compliant will be complete with VerticalNet’s UNIX conversion in August 1999.

                   In addition, VerticalNet has obtained verification from its key distributors, vendors and suppliers that they are Year 2000 compliant or, if they are not fully compliant, to provide a description of their plans to become so. VerticalNet has received certification from 100% of its distributors, vendors and suppliers that they are either complete or in accordance with their scheduled Year 2000 compliance plan. VerticalNet will continue to monitor the status of all of its key vendors with the intent of terminating and replacing those relationships which may jeopardize its own Year 2000 compliance plan.

                    In the event that VerticalNet’s production and operational facilities that support its Web sites are not Year 2000 compliant, small portions of its Web sites may become unavailable. VerticalNet’s review of its systems has shown that there is no single application that would make its Web sites totally unavailable and VerticalNet believes that it can quickly address any difficulties that may arise. Having completed a specific analysis of its Web-hosting facilities, all functionalities are in compliance with VerticalNet’s Year 2000 compliance assessment plan.

                   In the event that VerticalNet’s Web-hosting facilities are not Year 2000 compliant, its Web sites would be unavailable and it would not be able to deliver services to its users. VerticalNet has developed a comprehensive list of contingency models to forecast the worst-case scenario that might occur if technologies we are dependent upon are not Year 2000 compliant and fail to operate effectively after the Year 2000. All identified scenarios have been determined to be resolvable by an on-site staff which will be maintained throughout the Year 2000 date changeover with the exception of the Exodus hosting functionalities. Exodus has remitted Year 2000 certification and VerticalNet is in the process of reviewing potential back-up sites within its disaster recovery planning.

                   If VerticalNet ’s present efforts to address the Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with which it conducts business do not successfully address such issues, its business, operating results and financial position could be materially and adversely affected.

OUR BUSINESS

Industry Overview

Growth of the Internet

                   People and businesses are increasingly relying on the Internet to access and share information as well as to purchase and sell products and services. International Data Corporation estimates that at the end of 1998 more than 142 million people were using the Internet to communicate, participate in discussion forums and obtain information about goods and services. IDC projects that this user base will grow to 502 million people by the end of 2003. A rapidly growing number of businesses use the Internet to market and sell their products and streamline business operations. According to Forrester Research, 50% of all United States businesses will be online by 2002.

Growth of B2B E-Commerce

                   The Internet ’s substantial growth creates tremendous market opportunities for companies that connect buyers and sellers, and companies that create applications and systems for traditional businesses wishing to engage in e-commerce. Historically, B2B e-commerce has occurred through electronic data interchange over proprietary networks, which are costly and available only to a limited number of participants. The Internet provides an open platform with common communication protocols to build efficient, cost-effective networks that facilitate e-commerce. As Internet-based network reliability, speed and security have improved in recent years and as more businesses have connected to the Internet, traditional businesses are beginning to use the Internet to conduct e-commerce and exchange information with customers, suppliers and distributors. While the business-to-consumer e-commerce market currently is significant in size, estimated by IDC to have been $15 billion in goods and services in 1998, the B2B e-commerce market is larger and is predicted to grow dramatically. Forrester Research projects that the B2B e-commerce market, which Forrester Research defines as the intercompany trade of hard goods over the Internet, will grow from $43 billion in 1998 to over $1.3 trillion by 2003.

                   We believe that the B2B e-commerce market is beginning a period of rapid development and growth for the following reasons:

•
Expanded Access to New and Existing Customers and Suppliers . Traditional businesses have relied on their sales forces and purchasing departments to develop and maintain customer and supplier relationships. This model is constrained by the time and cost required to exchange current information regarding requirements, prices and product availability, and the difficulty of cost-effectively locating new customers and suppliers and managing existing relationships. Traditional businesses can leverage the Internet to obtain real-time, accurate information regarding requirements, prices and products to a global audience, including suppliers, customers and business partners. This makes it easier for businesses to attract new customers and suppliers, improve service and increase revenue.

•
Increased Efficiency and Reduced Cost. Traditional businesses can utilize the Internet to automate their internal operations, including manufacturing, finance, sales and purchasing functions. The Internet can also be used to increase information flow and access throughout an organization. This increases operational efficiency by reducing the time, costs and resources required to transact business, lowering inventory levels and procurement costs, and improving responsiveness to customers and suppliers.

Market Opportunities for Emerging B2B E-Commerce Companies

                   We believe that there are significant opportunities for companies that can assist traditional businesses in using the Internet to create more efficient markets and enable e-commerce. We call these companies B2B e-commerce companies. We focus on two types of B2B e-commerce companies: market makers and infrastructure service providers.

•
Market Makers. Market makers bring buyers and sellers together by creating Internet-based markets for the exchange of goods, services and information in a particular industrial sector. Market makers enable more effective and lower cost commerce for traditional businesses by providing access through the Internet to a broader range of buyers and sellers. Market makers typically operate in a specific industry and tailor their business models to match a target market’s distinct characteristics. To understand the different types of markets, we divide market makers into three categories: distributor, network and community.

•
Distributor. Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, distributor market makers act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Distributor market makers may charge a fee based on the value of the transactions facilitated.

•
Network. Network markets are characterized by comparatively efficient distribution channels. Although network market makers do not act as principals in transactions, they automate existing business processes so as to make them more efficient. Network market makers may generate revenue by charging fees for transactions conducted on their Web sites, and may charge a fee for access to their Web-based services.

•
Community. Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but community market makers facilitate interaction and transactions among them by providing an electronic community. Community market makers may charge a fee for facilitated transactions and receive advertising revenue.

•
Infrastructure Service Providers. Infrastructure service providers sell software and services to businesses engaged in e-commerce. Many businesses need assistance in designing business practices to take advantage of the Internet, and in building and managing the technological infrastructure needed to support B2B e-commerce. Infrastructure service providers help businesses in the following ways:

•
Strategic Consulting and Systems Integration. Consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement a technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically charge their clients on a project-by-project basis.

•
Software Providers . Software providers design and sell software applications, tools and related services that support e-commerce and integrate business functions. Software providers may sell or license their products.

•
Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

                    Challenges Facing Emerging B2B E-Commerce Companies

                   We believe that emerging B2B e-commerce companies face certain challenges, including:

•
Developing a Successful Business Model. B2B e-commerce companies must develop business models that capitalize on the Internet’s capabilities to provide solutions to traditional companies in target industries. B2B e-commerce companies require industry expertise because each industry has distinct characteristics including existing distribution channels, levels of concentration and fragmentation among buyers and sellers, procurement policies, product information and customer support requirements. B2B e-commerce companies also require Internet expertise in order to apply its capabilities to their target industries.

•
Building Corporate Infrastructure. Many B2B e-commerce companies have been recently formed and require sales and marketing, executive recruiting and human resources, information technology, and finance and business development assistance. These companies also require capital as significant resources may be required to build technological capabilities and internal operations.

•
Finding the Best People. Entrants into the B2B e-commerce market require management with expertise in the applicable market, an understanding of the Internet’s capabilities, the ability to manage rapid growth and the flexibility to adapt to the changing Internet marketplace. We believe that very few people have these skills, and those that do are highly sought after. To be successful, companies must attract and retain highly qualified personnel.

                   We believe that the most successful B2B e-commerce companies will rapidly identify market demands and move quickly to satisfy those demands. B2B e-commerce companies that accomplish this goal may establish new standards, gain market share, secure critical partnerships and create a brand name, making competition more difficult for new entrants. In addition, B2B e-commerce companies must keep abreast of Internet and industry-specific developments and adapt to a rapidly changing environment.

Our Solution and Strategy

                   Our goal is to become the premier B2B e-commerce company by establishing an e-commerce presence in major segments of the economy. We believe that our sole focus on the B2B e-commerce industry allows us to capitalize rapidly on new opportunities and to attract and develop leading B2B e-commerce companies. As of June 30, 1999, we owned interests in 35 B2B e-commerce companies which we refer to as our partner companies.

                   Our operating strategy is to integrate our partner companies into a collaborative network that leverages our collective knowledge and resources. With the goal of holding our partner company interests for the long-term, we use these collective resources to actively develop the business strategies, operations and management teams of our partner companies. Our resources include the experience, industry relationships and specific expertise of our management team, our partner companies and our Advisory Board.

                   Our strategy is to:

•	create or identify companies with the potential to become industry leaders;

•	acquire significant interests in partner companies and incorporate them into our collaborative network;

•	provide strategic guidance and operational support to our partner companies; and

•	promote collaboration among our partner companies.

                    In implementing our strategy, we leverage the collective knowledge and experience of our partner companies, strategic investors and Advisory Board members. Our Advisory Board consists of over 15 experienced executives from various backgrounds who provide our network with strategic guidance, sales, marketing and information technology expertise and industry contacts. Ideally, we would like to own 40% or more of our partner companies, with management and public shareholders owning the remaining interests, but we believe that we can have significant influence with lower ownership levels.

Create or Identify Companies With the Potential to Become Market Leaders

                   Our expertise in the B2B e-commerce market allows us to build or identify companies that are positioned to succeed. We apply a disciplined analysis that capitalizes on this competitive advantage. When we evaluate whether to enter a market by building a company or acquiring an interest in an existing company, we weigh the following industry and partner company factors:

•	Industry Criteria

•
Inefficiency. We consider whether the industry suffers from inefficiencies that may be alleviated through e-commerce. We also consider the relative amount of inefficiency, as more inefficient industries present greater profit potential.

•	Competition. We evaluate the amount of competition that a potential partner company faces from e-commerce and traditional businesses.

•
Market Maker Profit Potential. When evaluating market makers, we consider the number and dollar value of transactions in the industry. In the multi-billion dollar industries that we target, offering even incremental efficiency improvements presents significant profit potential.

•
Centralized Information Sources. When evaluating market makers, we consider whether the industry has product catalogs, trade journals and other centralized sources of information regarding products, prices, customers and other factors. The availability of this information makes it easier for a market maker to facilitate communication and transactions. We generally avoid industries where this information is not available.

•
Infrastructure Service Provider Profit Potential. When evaluating infrastructure service providers, we examine the size of the market opportunity, the profit potential in serving the target market and whether the infrastructure service provider can provide assistance to our market maker partner companies.

•	Partner Company Criteria

•	Industry Leader. We partner with a company only if we believe that it has the products and skills to become a leader in its industry.

•	Management Quality. We assess the overall quality and industry expertise of a potential partner company’s management.

•	Significant Ownership. We consider whether we will be able to obtain a significant position in the company and exert influence over the company.

•	Network Synergy. We consider the degree to which a potential partner company may contribute to our network, and benefit from our network and operational resources.

Acquire Interests in Partner Companies

                   After we identify an attractive potential partner company, we negotiate the acquisition of a significant interest in the company. As a condition to an acquisition, we require representation on the company’s board of directors to ensure our ability to provide active guidance to the partner company. We structure acquisitions to permit the partner company’s management and key personnel to retain an equity stake in the company. As a result of our experience, we believe that we have the ability to complete acquisitions quickly and efficiently.

                   During our negotiations with potential partner companies we emphasize the value of our collaborative network, which we believe gives us a competitive advantage over other acquirors in successfully consummating transactions. Our partner companies, strategic investors and Advisory Board members assist in these discussions and assist in other stages of the acquisition process, including the initial evaluation of potential partner companies and due diligence.

Provide Strategic Guidance and Operational Support to Our Partner Companies

                   After we make an acquisition or form a partner company, we take an active role in its affairs by providing both strategic guidance and operational support:

•
Strategic Guidance. We provide strategic guidance to our partner companies regarding market positioning, business model development and market trends. In addition, we advise partner company management and directors on day-to-day management and operational issues. Our exclusive focus on the B2B e-commerce market and the knowledge base of our partner companies, strategic investors, management and Advisory Board give us valuable experience that we share with our partner company network. Advisory Board members who provide strategic guidance to our partner companies include Jeff Ballowe, a former President of Ziff-Davis Inc. and the current Chairman of Deja.com, Inc., Alex W. Hart, a former Chief Executive Officer of MasterCard International, Ron Hovsepian, Vice President of Business Development at IBM Corporation and Yossi Sheffi, Ph.D., a co-founder of Syncra Software, Inc. and e-Chemicals, Inc. and currently a Professor at the Massachusetts Institute of Technology.

•
Operational Support. B2B e-commerce companies often have difficulty obtaining senior executive level guidance in the many areas of expertise successful companies need. We assist our partner companies by providing access to skilled managers who guide our partner companies in the following functional areas:

•
Sales and Marketing. Several members of our Advisory Board and management team provide guidance to our partner companies’ sales, marketing, product positioning and advertising efforts. These individuals include Michael H. Forster, a former Senior Vice President of Worldwide Field Operations at Sybase, Inc. and currently one of our Senior Partners, Christopher H. Greendale, a former Executive Vice President at Cambridge Technology Partners and currently one of our Managing Directors, Rowland Hanson, a former Vice President of Corporate Communications at Microsoft Corporation and currently founder of C. Rowland Hanson & Associates, Charles W. Stryker, Ph.D., President, Marketing Information Solutions, at IntelliQuest, Inc., and Sergio Zyman, a former Vice President and Chief Marketing Officer of the Coca-Cola Company.

•
Executive Recruiting and Human Resources. Members of our management team assist our partner companies in recruiting key executive talent. These individuals include Rick Devine, one of our Managing Directors and a former partner at Heidrick & Struggles, Inc., an executive recruiting firm. In providing this assistance, we leverage the contacts developed by our network of partner companies, management and Advisory Board. We believe that this is one of the most important functions that we perform on behalf of our partner companies. B2B e-commerce companies must locate executives with both industry and Internet expertise. The market for these professionals is highly competitive since few persons possess the necessary mix of skills and experience.

•
Information Technology. Our Chief Technology Officer, Richard G. Bunker, is dedicated to helping our partner companies with their information systems strategies and solving problems relating to their current information technology. Members of our Board of Directors and Advisory Board who provide guidance in this area include K.B. Chandrasekhar, Chairman of the Board of Directors of Exodus Communications, and Peter A. Solvik, the Chief Information Officer of Cisco Systems, Inc.

•
Finance. One of our Managing Directors, John N. Nickolas, an experienced finance executive, is dedicated to providing financial guidance to our partner companies in areas such as corporate finance, financial reporting, accounting and treasury operations. In providing these services, Mr. Nickolas leverages the skills and experience of our internal finance and accounting group, our partner company network and outside consultants.

•
Business Development. B2B e-commerce companies may be involved in evaluating, structuring and negotiating joint ventures, strategic alliances, joint marketing agreements, acquisitions or other transactions. We provide assistance to our partner companies in all these areas. Our management team, Advisory Board, strategic investors and partner companies all assist in this function.

Promote Collaboration Among Our Partner Companies

                   One of the principal goals of our network is to promote innovation and collaboration among our partner companies, which has resulted in shared knowledge and business contacts among our partner companies and the formation of numerous strategic alliances. We promote collaboration formally by hosting regularly scheduled seminars relating to partner company operational and business issues. At these seminars, the executives of partner companies share their experiences with each other, our management team and the Advisory Board. For example, at a recent seminar, thirteen chief executive officers of our market maker and infrastructure service provider partner companies gathered to discuss e-commerce strategies and business models. On an informal basis, we promote collaboration by making introductions and recommending partner companies to each other.

                   Recent examples of collaboration among our partner companies include:

•
VerticalNet and e-Chemicals are collaborating to provide customer leads for e-Chemicals. This relationship enables VerticalNet to provide a greater breadth of services to its customers in the chemicals business and provides more buyers for the products distributed by e-Chemicals.

•
Deja.com, which provides a Web-based community for potential purchasers to access user comments on a variety of products and services, has formed a strategic alliance with VerticalNet to provide VerticalNet’s Web sites with discussion content. In addition, Deja.com and ComputerJobs.com have created a discussion forum that accesses ComputerJobs.com’s database of technology employment opportunities, increasing ComputerJobs.com’s exposure to Deja.com’s broad user base.

                   The collaboration of our partner companies is the result of our role as the hub of our network. Through the network we identify prospective alliances, make introductions, assist in strategic planning and monitor the ongoing relationships among our partner companies. We encourage and regulate the information flow among our partner companies. We also control the information flow by determining the composition of the network. If we believe that a partner company is not contributing to our network or has lost its strategic importance, we may sell our interest in that partner company.

Overview of Current Partner Companies

                   We focus our efforts on building and operating companies in two areas of the B2B e-commerce market—market makers and infrastructure service providers.

Market Maker Categories

                   Market makers operate in particular industries, such as chemicals, food or auto parts. Each industry comprises a distinct market with its own characteristics. Market makers must tailor their business models to match their markets. To understand the different types of markets and help our market maker partner companies position themselves, we place market makers into one of three categories—distributor, network or community.

•
Distributor.     Distributor markets are characterized by comparatively inefficient distribution channels. To service these markets, our distributor partner companies act as principals in transactions, distributing goods and services between buyers and sellers who connect with each other over the Internet. Our partner companies in this category generate revenue by charging fees for transactions conducted on their Web sites. An example of one of our distributor partner companies is e-Chemicals. e-Chemicals believes that traditional distribution channels for chemicals burden customers with excessive transaction costs, high administrative costs and inefficient logistics. To solve these problems, e-Chemicals has developed a Web site through which it will sell a wide range of industrial chemicals to business customers. e-Chemicals provides products based on streamlined Web-based ordering processes, outsourced logistics systems and online support.

•
Network.     Network markets are characterized by comparatively efficient distribution channels. Our network partner companies automate existing business processes so as to make them more efficient. Our partner companies in this category may charge a fee based on the value of the transactions facilitated and an ongoing fee for access to their Web sites. An example of one of our network partner companies is Internet Commerce Systems, Inc. Internet Commerce Systems is in the process of establishing an Internet-based product introduction and promotion service for the food industry. Internet Commerce Systems’ FoodOne system seeks to replace the traditional practice of weekly distribution of physical product catalogs and follow-up calls by telemarketers, food brokers or field salespeople. Internet Commerce Systems believes that it will increase retail store sales coverage and provide market feedback to grocery manufacturers while decreasing order entry, sales and marketing costs.

•
Community.     Community market makers bring together buyers and sellers that are typically businesses and professionals with common interests. Existing relationships among these businesses and professionals are unstructured, but our partner companies stimulate interaction and facilitate transactions among them by providing an electronic community. Our partner companies may charge a fee for each facilitated transaction and receive advertising revenue. One example of our community partner companies is VerticalNet. As of June 30, 1999, VerticalNet owned and operated 43 industry-specific Web sites designed to act as online B2B communities. These vertical trade communities act as comprehensive sources of information, interaction and
e-commerce.

Market Maker Profiles

                    Table of Market Makers.     The partner companies listed below are integral to our strategy of owning numerous interests in distributor, network and community market makers. We believe that establishing an e-commerce presence in major industrial segments of the economy will enable us to become the premier B2B e-commerce company. The table shows certain information regarding our market maker partner companies by category as of June 30, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

Category and Name	Industry	Description of Business	Our Ownership Percentage	Partner Company Since
Distributor:
CommerX, Inc. www.commerx.com	Plastics	Provides Internet-based procurement and sales of raw materials, tools and maintenance and repair products for the plastics industry.	42%	1998

e-Chemicals, Inc. www.e-chemicals.com	Chemicals	Provides Internet-based sales and distribution of industrial chemicals.	36%	1998

iParts www.ipartsupply.com	Electronic Components	Provides Internet-based sales and distribution of electronic components.	85%	1999

ONVIA.com, Inc. www.onvia.com	Small Business Services	Provides small businesses with a wide breadth of tailored products and services over the Internet.	20%	1999

PaperExchange www.paperexchange.com	Paper	Provides Internet-based sales and distribution of all grades of pulp and paper.	27%	1999

Universal Access, Inc. www.universal accessinc.com	Telecommunications	Provides Internet-based ordering for provisioning and access and transportation exchange services for network service providers focused on business customers.	26%	1999

Network:
Arbinet Communications, Inc. www.arbinet.com	Telecommunications	Provides an Internet-based trading floor and clearinghouse for telecommunications carriers to purchase bandwidth.	16%	1999

BidCom, Inc. www.bidcom.com	Construction	Provides Internet-based project planning and management services for the construction industry.	25%	1999

Collabria Inc. www.collabria.com	Printing	Provides Internet-based procurement and production services for the commercial printing industry.	10%	1999
Category and Name	Industry	Description of Business	Our Ownership Percentage	Partner Company Since

ComputerJobs.com, Inc. www.computerjobs.com	Technology Employment	Provides Internet-based job screening and resume posting for information technology professionals, corporations and staffing firms.	33%	1998

Internet Commerce Systems, Inc. www.icsfoodone.com	Food	Provides Internet-based product introduction and promotion services to wholesale and retail food distributors.	43%	1999

PointMent, Inc. www.pointment.com	Healthcare	Provides Internet-based solutions for employee health benefits management across the health care industry.	50%	1999

RapidAutoNet Corporation www.rapidautonet.com	Auto Parts	Provides Internet-based auto parts procurement for professional automotive and truck repair shops.	15%	1998

Star-Cite! www.starcite.com	Travel	Provide Internet-based services for planning and managing corporate meetings for event planners.	43%	1999

Community:
Deja.com, Inc. www.deja.com	Media	Provides a Web-based community for potential purchasers to access user comments on a variety of products and services.	29%	1997

eMarketWorld, Inc. www.emarketworld.com	Special Event Services	Provides industry specific Web- based conferences and expositions that help businesses understand the Internet.	42%	1999

PlanSponsor Exchange www.plansponsor exchange.com	Asset Management	Provides a Web-based community for asset managers to reach fund sponsors.	24%	1999

VerticalNet, Inc. www.verticalnet.com	Industrial Services	Provides industry-specific Web- based trade communities for businesses and professionals.	36%	1996

                   Set forth below is a more detailed summary of some of our market maker partner companies.

                    ComputerJobs.com, Inc. ComputerJobs.com is a network market maker that provides Internet-based job advertising and resume posting services for information technology professionals, corporations and staffing firms. Identifying and attracting information technology professionals is an expensive and critical success factor for many businesses. ComputerJobs.com is focused on improving the online recruitment process for both information technology job seekers and employers, including staffing firms and corporations. Job seekers visit ComputerJobs.com’s regional-specific Web sites to submit their resume and pursue job opportunities free of charge. ComputerJobs.com allows jobs seekers to scan job opportunities by information technology-specific skill requirements, geographic preferences and other job criteria. Job seekers also have access to extensive career resources and industry news on the site. By attracting a significant number of job seekers and their resumes, ComputerJobs.com offers staffing firms and corporations seeking information technology professionals the ability to post job openings as well as search and receive daily resumes of information technology candidates for a monthly fee. ComputerJobs.com pre-screens job ads and resumes prior to placing them into its database and before dissemination to its Web sites and clients.

                    ComputerJobs.com has Web sites for the information technology markets in Atlanta, the Carolinas, Chicago, Florida, Texas, New York and Washington, D.C. Based on more than 2,620 responses from recruiters, ComputerJobs.com was ranked number one by Internet Business Network as the top site in customer satisfaction in a 1998 study of the top 100 job sites. ComputerJobs.com plans to expand into additional information technology markets by year end. We identified ComputerJobs.com through a director of one of our partner companies. We are assisting ComputerJobs.com with overall strategy, operational management, recruiting, finance and marketing. Douglas A. Alexander, one of our Managing Directors, is a member of ComputerJobs.com’s Board of Directors. ComputerJobs.com has formed a strategic alliance with Deja.com that has enabled Deja.com to create a channel for accessing ComputerJobs.com’s database of technology employment opportunities. For 1998, ComputerJobs.com had revenue of $4.4 million and for the quarter ended March 31, 1999, revenue of $1.7 million.

                    Deja.com, Inc. Deja.com, formerly Deja News, is a community market maker that is the Web’s leading source of shared knowledge in the form of user-generated ratings and discussions. With over 160 million page views per month, it is the leading purveyor of online discussion, offering access to more than 43,000 discussion forums. These forums are populated by knowledgeable participants who are interested in sharing their knowledge and experience on a wide variety of subjects.

                   Deja.com recently extended its franchise in shared knowledge with the consumer-driven feature Deja Ratings, a tool that extends the site ’s ability to support daily decision-making. Deja Ratings captures consumer opinions on a wide range of products and services through a scaled voting system that includes product comparisons. The analytical tools that support decision-making are supplemented by contextual links to e-commerce retailers and vendors.

                   Deja.com derives revenue from sponsors and e-commerce partners, and provides the marketing community with the compelling proposition of reaching a highly targeted, self-segmenting audience consisting of highly active Internet consumers intent on investigating considered purchases. Deja.com also delivers to those marketers a unique means of programming to the specific interests of their target consumers, all in the context of a commerce-friendly platform.

                   We have been very active in recruiting Deja.com’s management team and developing its business strategy. In addition, Kenneth A. Fox and Douglas A. Alexander, two of our Managing Directors, are members of Deja.com’s Board of Directors. Deja.com is in discussions with several partner companies to provide services to its user community. For 1998, Deja.com had revenue of $5.1 million, and for the quarter ended March 31, 1999, revenue of $1.7 million.

                    Universal Access, Inc. Universal Access is a distributor market maker that provides Internet-based ordering for provisioning and access and transportation exchange services for network service providers focused on business customers. For any network service provider, such as Internet service providers or other telecommunications carriers, to establish a dedicated connection for its corporate customers, it must provide provisioning and access. Provisioning is the initial establishment of a dedicated connection, and access is the availability of a dedicated connection after provisioning. Prior to significant deregulation in the telecommunications industry, network service providers typically selected one telecommunications carrier to service their corporate customers. After deregulation, network service providers faced increasing challenges in dealing with a growing number of local and long-distance carriers to establish dedicated connections. These challenges faced by network service providers have been exacerbated by rapid growth in demand from their business customers for dedicated Internet access.

                   Universal Access enables network service providers to deal with a single provider, rather than multiple local and long distance telecommunications carriers, for seamless provisioning and access among multiple carriers. Universal Access’ proprietary database contains more than 27 telecommunication carriers’ routing availability, pricing and service capabilities which allows it to determine the most economical and efficient path for bandwidth connectivity. By providing single party accountability for all of their provisioning, access, billing and ongoing network reliability needs, Universal Access enables network service providers to offer their business customers faster provisioning and superior customer service.

                   Network service providers typically establish high-cost facilities on the premises of a telecommunications carrier, which makes changing to another carrier prohibitively expensive. As network service providers expand nationwide, Universal Access’ transport exchange services will allow these network service providers to locate their equipment with Universal Access, which provides them the flexibility to change telecommunications carriers. We are actively providing Universal Access with overall strategy, marketing and finance guidance. Robert Pollan, one of our Managing Directors, is a member of Universal Access’ Board of Directors. For 1998, Universal Access had revenue of $1.6 million, and for the quarter ended March 31, 1999, revenue of $1.5 million.

                    VerticalNet, Inc. VerticalNet is a community market maker that provides industry-specific Web-based trade communities for businesses and professionals. VerticalNet owns and operates 43 industry-specific Web sites as of June 30, 1999 designed as online B2B communities, known as vertical trade communities. These vertical trade communities act as comprehensive sources of information, interaction and e-commerce. VerticalNet’s objective is to continue to be a leading owner and operator of industry-specific vertical trade communities on the Internet.
                    VerticalNet ’s 43 vertical trade communities are:

Process Group

• Adhesives and Sealants Online (adhesivesandsealants.com)
    Manufacturing and Production of Adhesive,     Sealant, and Grout Materials

• Chemical Online (chemicalonline.com)     Manufacturing and Processing Chemicals

• Hydrocarbon Online (hydrocarbononline.com)     Hydrocarbons and Petrochemicals Processing

• Oil and Gas Online (oilandgasonline.com)     Production and Exploration of Oil and Gas

• Paint and Coatings Online (paintandcoatingsonline.com)
Manufacturing and Production of Paint Coatings, Inks and Thick Film Printable Conductors

• Pharmaceutical Online (pharmaceuticalonline.com)
Development, Design and Manufacturing of Pharmaceuticals

• Semiconductor Online ( Semiconductoronline.com )
Manufacturing of Semiconductors,
Photovoltaics and Magnetic Data Storage

Communication Group

• Fiber Optics Online (fiberopticsonline.com)     Design and Production of Fiber Optic      Networks and Network Components

• Photonics Online ( photonicsonline.com )
    Design and Manufacturing of Lasers, Optics,     Optoelectronics, Fiber Optics and Imaging     Devices

• Premises Networks.com (premisesnetworks.com)
    Facilities and Network Infrastructure Design     and Administration

• RF Globalnet (rfglobalnet.com)
    Information, Bookstore and Educational      Center for Radio Frequency, Wireless and      Microwave Engineers

• Wireless Design Online (wirelessdesignonline.com)
    Design and Development of Wireless      Communications Systems and Equipment

• Digital Broadcasting.com (digitalbroadcasting.com)
Digital Television Marketplace for Broadcast, Cable, Satellite and Telco Employees

Environmental Group

• Pollution Online (pollutiononline.com)
    Industrial Pollution Control

• Power Online ( poweronline.com )
    Power Generation, Electric Utility      Deregulation, Emissions Control, Alternative     Fuels, Power Industry

• Public Works Online (publicworks.com)
    Public Works and Municipal Maintenance

• Solid Waste Online (solidwaste.com)
    Solid Waste Disposal

• Water Online (wateronline.com)
    Municipal Water Supply and Municipal      Wastewater Treatment

• ElectricNet.com (electricnet.com)
Online Buyer’s Guide and Other Information for Power Transmission and Distribution Industry

• Pulp and Paper Online ( pulpandpaperonline.com)
Manufacturing and Production of Pulp and Paper Products

• Safety Online (safetyonline.com)
    Industrial and Environmental Safety

Food & Packaging Group

• Bakery Online (bakeryonline.com)
    Production and Procurement of Baking      Ingredients

• Beverage Online (beverageonline.com)     Production and Procurement of Equipment
    used in the Production of Beverages

• Dairy Network.com (dairynetwork.com)     Production, Procurement and Distribution of     Dairy Products

• Food Ingredients Online (foodingredientsonline.com)
    Manufacturing and Processing of Food      Ingredients

• Food Online (foodonline.com)
    Manufacturing and Processing of Food      Products

• Meat and Poultry Online (meatandpoultryonline.com)
    Production, Procurement and Distribution of     Meat and Poultry Products

• Packaging Network.com (packagingnetwork.com)
    Production, Purchase, Design and Marketing     of Packaging for All Consumer and      Industrial Products

Foodservice/Hospitality Group

• Foodservice Central.com (foodservicecentral.com)
Commercial and Institutional Foodservice

Healthcare Group

• Hospital Network.com (hospitalnetwork.com)     Information for Hospital Purchasing      Decision-Makers

• Nurses.com (nurses.com)
    Clinical, Professional and Other Information     for Nurses

• E-dental.com (e-dental.com)
Clinical, Professional, Educational and other information for Dentists and Dentist Professionals

Advanced Technologies Group

• Aerospace Online (aerospaceonline.com)
    Design and Manufacturing of Products and     Services Relating to the Aerospace Industry

• Computer OEM Online (computeroemonline.com)
    Design and Manufacturing of Computers      and Computerized Electronics Devices

• Embedded Technology Online (embeddedtechnology.com)
     Design and Manufacturing of Embedded
    Systems, Computers, Software and Devices

• Medical Design Online (medicaldesignonline.com)
    Design, Manufacturing and Procurement of     Medical Devices

• Plant Automation.com (plantautomation.com)
    Hardware and Software Used in Industrial     Manufacturing Including Robotics and      Automated Control Systems

• Test and Measurement (testandmeasurement.com)
    Design, Manufacturing and Procurement of     Test, Measurement, Data Acquisition, Data     Analysis and Instrumentation Equipment

Sciences Group

• Bioresearch Online (bioresearchonline.com)
    Covers all Aspects of Experimental and      Applied Biology Including Biotechnology,      Genomics and Genetics

• Drug Discovery Online (drugdiscoveryonline.com)
    Early-Stage Pharmaceutical Discovery and     Development

• Laboratory Network.com (laboratorynetwork.com)
    Covers all Aspects of the Research Industry     Focusing on Analytical Instrumentation and     Materials Science

Services Group

• Property and Casualty.com (propertyandcasualty.com)
    Property and Casualty Insurance

Manufacturing and Metals Group

• TechSpex (techspex.com)
Machine Tools and Related Peripherals

                   Each VerticalNet community is individually branded, focuses on a single business sector and caters to individuals with similar professional interests. VerticalNet designs each of its vertical trade communities to attract professionals responsible for selecting and purchasing highly specialized industry related products and services. VerticalNet’s communities combine product information, requests for proposals, discussion forums, electronic commerce opportunities, industry news, directories, classifieds, job listings, and online professional education courses.

                   VerticalNet satisfies a developing market not currently being adequately served through traditional channels, including trade publishers, trade shows and trade associations. VerticalNet believes that this market is not currently being served by Internet companies, which tend to focus on the consumer and not on the B2B market.

                    VerticalNet ’s vertical trade communities take advantage of the Internet ’s ability to allow users around the world to contact each other online, allowing buyers to research, source, contact and purchase from suppliers. Although other companies offer B2B services on the Internet, VerticalNet believes that it is currently the only company operating a portfolio of specialized B2B communities. A portfolio strategy permits VerticalNet to:

•	offer consistent content and services in its current vertical trade communities and replicate these offerings as it launches new communities;

•	realize cost savings and operating efficiencies in its technology, marketing, infrastructure and management resources; and

•	increase its overall audience, making its individual sites more appealing to a broad array of advertisers and suppliers who sell their goods and services over the Internet.

                   VerticalNet currently generates the majority of its revenue from Internet advertising, including the development of “storefronts.” A storefront is a Web page posted on one of its vertical trade communities that provides information on an advertiser’s products, links a visitor to the advertiser’s Web site and generates sales inquiries from interested visitors. VerticalNet believes that industry professionals using its vertical trade communities possess the demographic characteristics that are attractive to its advertisers.

                   We were first introduced to VerticalNet through one of our major shareholders. We helped to recruit several of VerticalNet’s executive officers, and worked with them to develop VerticalNet’s business strategy. Douglas A. Alexander, one of our Managing Directors, currently serves as VerticalNet’s Chairman of the Board of Directors and Walter W. Buckley, our President and Chief Executive Officer, is a member of VerticalNet’s Board of Directors. This year VerticalNet became a public company, trading on the Nasdaq National Market under the symbol “VERT.” VerticalNet has formed a strategic alliance with e-Chemicals to provide customer leads for e-Chemicals and to expand VerticalNet’s services to its chemical business customers. For 1998, VerticalNet had revenue of $3.1 million, and for the quarter ended March 31, 1999, revenue of $1.9 million.

Infrastructure Service Provider Categories

                   Infrastructure service providers assist traditional businesses in the following ways:

•
Strategic Consulting and Systems Integration. Strategic consultants assist traditional businesses in developing their e-commerce strategies. Systems integrators develop and implement technological infrastructure that enables e-commerce. Systems integrators also integrate e-commerce applications with existing enterprise applications. Strategic consultants and systems integrators typically bill their clients on a project-by-project basis.

•	Software Providers. Software providers design and sell software applications that support e-commerce and integrate business functions. Software providers may sell or license their products.

•
Outsourced Service Providers. Outsourced service providers offer software applications, infrastructure and related services designed to help traditional businesses reduce cost, improve operational efficiency and decrease time to market. Outsourced service providers may charge fees on a per-use or periodic basis.

Infrastructure Service Provider Profiles

                   Table of Infrastructure Service Providers. The partner companies listed below are important to our strategy because the growth of our partner companies increases the value of our collaborative network. We believe that infrastructure service providers will facilitate innovation and growth of our market maker companies by providing them with critical services. The table shows certain information regarding our infrastructure service provider partner companies by category as of June 30, 1999. Our ownership positions have been calculated based on the issued and outstanding common stock of each partner company, assuming the issuance of common stock on the conversion or exercise of preferred stock and convertible notes, but excluding the effect of options and warrants.

Category and Name	Description of Business	Our Ownership Percentage	Partner Company Since
Strategic Consulting and Systems Integration:
Benchmarking Partners, Inc. www.benchmarking.com	Provides e-commerce best practices research and consulting services to optimize supply and distribution network management.	12%	1996

Context Integration, Inc. www.context.com	Provides systems integration services focused on customer support, data access and e-commerce.	18%	1997

US Interactive, Inc. www.usinteractive.com	Provides a range of consulting and technical services relating to Internet marketing solutions.	3%	1996

Software Providers:
Blackboard, Inc. www.blackboard.com	Provides universities and corporations with applications that enable them to host classes and training on the Internet.	30%	1998

ClearCommerce Corp. www.clearcommerce.com	Provides comprehensive e-commerce solutions including transaction and payment processing, credit card authorization, fraud tracking and reporting functions.	15%	1997

Entegrity Solutions www.entegrity.com	Provides encryption software to secure transactions and communications between business applications.	12%	1996

ServiceSoft Technologies, Inc. www.servicesoft.com	Provides tools and services used by its customers to create Internet customer service applications consisting of self-service, e-mail response and live interaction products.	6%	1998

Syncra Software, Inc. www.syncra.com	Provides software that improves supply chain efficiency through collaboration of trading partners over the Internet.	35%	1998

Tradex Technologies, Inc. www.tradex.com	Provides e-commerce application software that enables enterprises to create on-line marketplaces and exchanges.	13%	1999

Outsourced Service Providers:
Breakaway Solutions, Inc. www.breakaway.com	Provides application service hosting, e-commerce consulting and systems integration services to growing companies.	53%	1999

CommerceQuest, Inc. www.commercequest.com	Provides a messaging service for data sharing across separate enterprises. Also provides software, systems integration services and managed network services for application integration within enterprises or with external trading partners and customers.	29%	1998

Category and Name	Description of Business	Our Ownership Percentage	Partner Company Since
LinkShare Corporation www.linkshare.com	Establishes affiliate relationships for online merchants with other Web sites to facilitate e-commerce.	34%	1998

PrivaSeek, Inc. www.privaseek.com	Provides consumers with control of their Web-based personal profiles, allowing merchants to offer consumers incentives for selective disclosure.	16%	1998

SageMaker, Inc. www.sagemaker.com	Provides services that combine an enterprise’s external and internal information assets into a single, Web-based knowledge management platform.	27%	1998

Sky Alland Marketing, Inc. www.skyalland.com	Provides services to improve customer communications and relationships.	31%	1996

United Messaging, Inc. www.unitedmessaging.com	Provides high performance electronic messaging services for organizations with mission critical e-mail networks.	41%	1999

Vivant! Corporation Management www.vivantcorp.com	Provides process automation and decision support services that enable companies to strategically manage contractors, consultants and temporary employees.	23%	1998

                   Set forth below is a more detailed summary of some of our infrastructure service provider partner companies.

                    Benchmarking Partners, Inc. Benchmarking Partners is a strategic consulting and systems integration infrastructure service company that provides e-commerce best practices research and consulting services to optimize supply and distribution network management. The use of best business practices enabled by information technology established by Benchmarking Partners allows companies to efficiently manage their supply and distribution networks. Benchmarking Partners improves supply and distribution networks in the following ways:

•	Integration. Coordinating diverse business functions such as manufacturing, logistics, sales and marketing to maximize efficiency.

•	Optimization. Developing strategies that increase the efficiency of supply networks.

•	Collaboration. Creating collaborative solutions that incorporate key trading partners.

                   Benchmarking Partners’ clients include: companies undergoing business process and information technology transformation; technology solution providers hoping to gain a better understanding of the market requirements for their products; and management consultants and systems integrators seeking to refine their ability to effectively support their clients.

                   We were introduced to Benchmarking Partners through a member of our Board of Directors. We have helped Benchmarking Partners recruit key managers and are currently helping it build and position its best practice e-commerce Web site. Benchmarking Partners assisted us in assessing enterprise software markets and provides information technology advice to other partner companies. Benchmarking Partners is also working with Sky Alland Marketing and US Interactive to develop Internet business application opportunities. For 1998, Benchmarking Partners had revenue of $15.0 million, and for the quarter ended March 31, 1999, revenue of $5.0 million.

                    Breakaway Solutions, Inc. Breakaway Solutions is an outsourced service provider infrastructure service company that is an application service provider and e-commerce consulting and systems integration services provider to middle-market companies. Through its application service hosting solutions, Breakaway Solutions implements, operates and supports software applications that can be accessed and used over the Internet. Breakaway Solutions also offers custom developed, e-commerce related B2B interactive marketing and other solutions. By focusing on Internet-based solutions, Breakaway Solutions has created a library of components that can be redeployed by multiple clients. This allows Breakaway Solutions to provide rapid, cost-effective service to clients.

                   We first met Breakaway Solutions through one of our shareholders and Advisory Board members. We helped Breakaway Solutions to complete its management team and merge with one of our other partner companies. In addition, Breakaway Solutions is a strategic partner for installing ClearCommerce’s Web-based transaction and order processing solutions. Breakaway Solutions is also in discussions to provide its services to ONVIA.com. Including the effect of options and warrants, our ownership percentage in Breakaway Solutions is 32%. For 1998, Breakaway Solutions had revenue of $10.0 million, and for the quarter ended March 31, 1999, revenue of $3.1 million.

                    CommerceQuest, Inc. CommerceQuest is an outsourced service provider infrastructure service company that delivers systems integration services, software, and managed networked services to enterprises seeking to enable mission-critical business processes within their enterprise or with their external trading partners and customers. The range of computing environments and software applications utilized across a typical Fortune 500 enterprise is vast and growing, often involving multiple legacy and client/server environments, characterized by heterogeneous computer platforms and various proprietary information formats. Additionally, the recent growth of the Internet and the use of intranets has increased the complexity of data sharing among heterogeneous business applications. CommerceQuest currently employs 200 professionals dedicated to providing software and system integration services around IBM Corporation’s MQ series, a messaging-based middleware software solution that facilitates data sharing among an enterprise’s disparate applications, databases and operating systems.

                   CommerceQuest ’s recently launched managed network service leverages its extensive domain expertise in providing middleware solutions that facilitate data sharing to provide a highly secure, assured information delivery system between corporations for use over any network, including the Internet. This managed network service provides an open platform that seamlessly bridges legacy e-commerce services, such as electronic data interchange and proprietary value-added networks, with today’s best-of-breed Internet technologies. By offering multi-platform and multi-network interoperability and extensive customer support, CommerceQuest provides its customers with low cost, rapidly-implemented messaging services. We believe that the services and software provided by CommerceQuest can be used throughout our partner company network, including our market makers interested in tighter integration with their suppliers and customers. We have assisted CommerceQuest in recruiting senior management and repositioning it to offer managed network services. To support the introduction of managed network services, we provided the company with strategic planning, sales and marketing support and introductions to potential business partners. For 1998, CommerceQuest had revenue of $31.1 million, and for the quarter ended March 31, 1999 had revenue of $4.7 million.

Government Regulations and Legal Uncertainties

                   As of June 30, 1999, there were few laws or regulations directed specifically at e-commerce. However, because of the Internet’s popularity and increasing use, new laws and regulations may be adopted. These laws and regulations may cover issues such as the collection and use of data from Web site visitors and related privacy issues, pricing, content, copyrights, online gambling, distribution and the quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet and B2B e-commerce, which could decrease the revenue of our partner companies and place additional financial burdens on them.

                    Laws and regulations directly applicable to e-commerce or Internet communications are becoming more prevalent. For example, Congress recently enacted laws regarding online copyright infringement and the protection of information collected online from children. Although these laws may not have a direct adverse effect on our business or those of our partner companies, they add to the legal and regulatory burden faced by B2B e-commerce companies. Other specific areas of legislative activity are:

•
Taxes. Congress recently enacted a three-year moratorium, ending on October 21, 2001, on the application of “discriminatory” or “special” taxes by the states on Internet access or on products and services delivered over the Internet. Congress further declared that there will be no federal taxes on e-commerce until the end of the moratorium. However, this moratorium does not prevent states from taxing activities or goods and services that the states would otherwise have the power to tax. Furthermore, the moratorium does not apply to certain state taxes that were in place before the moratorium was enacted.

•
Online Privacy. Both Congress and the Federal Trade Commission are considering regulating the extent to which companies should be able to use and disclose information they obtain online from consumers. If any regulations are enacted, B2B e-commerce companies may find certain marketing activities restricted. Also, the European Union has directed its member nations to enact much more stringent privacy protection laws than are generally found in the United States, and has threatened to prohibit the export of certain personal data to United States companies if similar measures are not adopted. Such a prohibition could limit the growth of foreign markets for United States B2B e-commerce companies. The Department of Commerce is negotiating with the Federal Trade Commission to provide exemptions from the European Union regulations, but the outcome of these negotiations is uncertain.

•
Regulation of Communications Facilities. To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. Lack of intervention may not continue in the future. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission in the same manner as other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

•
Other Regulations. The growth of the Internet and e-commerce may lead to the enactment of more stringent consumer protection laws. The Federal Trade Commission may use its existing jurisdiction to police e-commerce activities, and it is possible that the Federal Trade Commission will seek authority from Congress to regulate certain online activities. The Federal Trade Commission has already issued for public comment proposed regulations governing the collection of information online from children.

                   Generally applicable laws may affect us and our partner companies. The exact applicability of many of these laws to B2B e-commerce, however, is uncertain.

Proprietary Rights

                   Our partner companies have copyrights with respect to software applications, Web sites and other materials. These materials may constitute an important part of our partner companies’ assets and competitive strengths. Federal law generally protects such copyrights for 90 years from the creation of the underlying material.

Competition

Competition From our Shareholders and Within our Network

                   We may compete with our shareholders and partner companies for Internet-related opportunities. After this offering and the concurrent offering, Comcast Corporation, Compaq Computer Corporation, IBM Corporation and Safeguard Scientifics will beneficially own 9.8%, 4.0%, 3.0% and 14.3% of our common stock, respectively. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering. Excluding any shares potentially purchased by General Electric Capital Corporation in this offering, General Electric Capital Corporation will own approximately 2.9% of our common stock after this offering and the concurrent offering. These shareholders may compete with us to acquire interests in B2B e-commerce companies. Comcast Corporation and Safeguard Scientifics currently each have a designee as a member of our board of directors and IBM Corporation has a right to designate a board observer, which may give these companies access to our business plan and knowledge about potential acquisitions. In addition, we may compete with our partner companies to acquire interests in B2B e-commerce companies, and our partner companies may compete with each other for acquisitions or other B2B e-commerce opportunities. In particular, VerticalNet seeks to expand, in part through acquisition, its number of B2B communities. VerticalNet, therefore, may seek to acquire companies that we would find attractive. While we may partner with VerticalNet on future acquisitions, we have no current contractual obligations to do so. We do not have any contracts or other understandings with our shareholders or partner companies that would govern the resolution of these potential conflicts. Such competition, and the complications posed by the designated directors, may deter companies from partnering with us and may limit our business opportunities.

Competition Facing our Partner Companies

                   Competition for Internet products and services is intense. As the market for B2B e-commerce grows, we expect that competition will intensify. Barriers to entry are minimal, and competitors can offer products and services at a relatively low cost. Our partner companies compete for a share of a customer’s:

•	purchasing budget for services, materials and supplies with other online providers and traditional distribution channels;

•	dollars spent on consulting services with many established information systems and management consulting firms; and

•	advertising budget with online services and traditional off-line media, such as print and trade associations.

In addition, some of our partner companies compete to attract and retain a critical mass of buyers and sellers. Several companies offer competitive solutions that compete with one or more of our partner companies. We expect that additional companies will offer competing solutions on a stand-alone or combined basis in the future. Furthermore, our partner companies’ competitors may develop Internet products or services that are superior to, or have greater market acceptance than, the solutions offered by our partner companies. If our partner companies are unable to compete successfully against their competitors, our partner companies may fail.

                    Many of our partner companies’ competitors have greater brand recognition and greater financial, marketing and other resources than our partner companies. This may place our partner companies at a disadvantage in responding to their competitors’ pricing strategies, technological advances, advertising campaigns, strategic partnerships and other initiatives.

Competition for Partner Companies

                   We face competition from other capital providers including publicly-traded Internet companies, venture capital companies and large corporations. Many of these competitors have greater financial resources and brand name recognition than we do. These competitors may limit our opportunity to acquire interests in new partner companies. If we cannot acquire interests in attractive companies, our strategy to build a collaborative network of partner companies may not succeed.

Facilities

                   Our corporate headquarters are located at 435 Devon Park Drive, Building 800 in an office facility located in Wayne, Pennsylvania, where we lease approximately 3,650 square feet. We plan to move into a larger corporate headquarters in Wayne, Pennsylvania during the second half of 1999. We also maintain offices in Boston, Massachusetts and San Francisco, California and intend to open an office in Seattle, Washington.

Employees

                   As of June 30, 1999, excluding our partner companies, we had 37 employees, 35 of whom work with us on a full-time basis. We consider our relationships with our employees to be good. None of our employees are covered by collective bargaining agreements.

Legal Matters

                   We are not a party to any material legal proceedings.
MANAGEMENT

Executive Officers and Directors

                   Our executive officers, key employees and directors, their ages and their positions are as follows:

Name	Age	Position
Walter W. Buckley, III	39	President, Chief Executive Officer and Director
Douglas A. Alexander	38	Managing Director
Richard G. Bunker	37	Managing Director and Chief Technology Officer
Richard S. Devine	41	Managing Director, Executive Recruiting
Kenneth A. Fox	29	Managing Director and Director
David D. Gathman	51	Chief Financial Officer and Treasurer
Christopher H. Greendale	47	Managing Director, Operations
Gregory W. Haskell	42	Managing Director, Operations
Todd G. Hewlin	32	Managing Director, Corporate Strategy and Research
Victor S. Hwang	30	Managing Director, Acquisitions
Sam Jadallah	35	Managing Director, Operations
Mark J. Lotke	31	Managing Director, Acquisitions
Henry N. Nassau	45	Managing Director, General Counsel and Secretary
John N. Nickolas	32	Managing Director, Finance and Assistant Treasurer
Robert A. Pollan	38	Managing Director, Operations
Sherri L. Wolf	31	Managing Director, Investor Relations
Michael H. Forster	56	Senior Partner, Operations
Robert E. Keith, Jr. (1)	58	Chairman and Director
Julian A. Brodsky (2)	65	Director
E. Michael Forgash (2)	41	Director
Thomas P. Gerrity (1)	57	Director
Peter A. Solvik(1)	40	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee

                   Walter W. Buckley, III, is a co-founder and has served as our President and Chief Executive Officer and as one of our directors since March 1996. Prior to co-founding us, Mr. Buckley worked for Safeguard Scientifics, Inc. as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics ’ multimedia and Internet investment strategies. Mr. Buckley serves as a director of VerticalNet, Inc., Sky Alland Marketing, Who?Vision Systems, Inc., Syncra Software, Inc., PrivaSeek, Inc., Breakaway Solutions, Inc. and e-Chemicals, Inc.

                   Douglas A. Alexander has served as one of our Managing Directors since September 1997. Prior to joining us, Mr. Alexander co-founded Reality Online, Inc. in 1986 and sold it to Reuters Group in 1994. Mr. Alexander continued to serve as President and Chief Executive Officer of Reality Online after its acquisition by Reuters Group until September 1997 and was a key contributor to Reuters’ Internet initiatives. Mr. Alexander is Chairman of the Board of VerticalNet, Inc. and serves as a director of Arbinet Communications, Inc., Blackboard, Inc., ComputerJobs.com, Inc., Deja.com, Inc., eMerge Systems, LinkShare Corporation, SageMaker, Inc. and Star-Cite!.

                   Richard G. Bunker has served as one of our Managing Directors and has been our Chief Technology Officer since April 1999. Prior to joining us, Mr. Bunker was President and Chief Executive Officer of Reality Online, a Reuters company, from September 1997 to April 1999. Before becoming President and Chief Executive Officer, Mr. Bunker served in various senior management positions at Reality Online. While President and Chief Executive Officer of Reality Online, Mr. Bunker built the firm into a leading online securities trading company. He also served as Senior Vice President and Chief Information Officer of SEI Investments from January 1994 to March 1996, and Vice President of the investment management and trading technology group at State Street Global Advisors from October 1992 to January 1994.

                   Richard S. Devine has served as our Managing Director of Executive Recruiting since June 1999. Prior to joining us, Mr. Devine was a Partner at Heidrick & Struggles, and a member of its International Technology Practice from October 1997 to June 1999. In this capacity, Mr. Devine led the search for many high profile executive positions including the Chief Executive Officer of Global Crossing, President of Transport, a joint venture between Microsoft Corporation and First Data Corporation, Senior Vice President of Worldwide Operations at Apple Computer Corporation, Vice President of Customer Service at Amazon.com, Chief Financial Officer and Chief Information Officer at Remedy Corporation and General Manager of the Americas, General Manager of Services and Vice President of International at Siebel Systems. Mr. Devine also served as President and Chief Executive Officer of KidSoft LLC from March 1992 to February 1997.

                   Kenneth A. Fox is a co-founder and has served as one of our Managing Directors since our inception in March 1996. Mr. Fox has also served as one of our directors since February 1999. Prior to co-founding us, Mr. Fox served as Director of West Coast Operations for Safeguard Scientifics, Inc. and Technology Leaders II, L.P., a venture capital partnership, from 1994 to 1996. In this capacity, Mr. Fox led the development of and managed the West coast operations for these companies. Mr. Fox serves as a director of BidCom, ClearCommerce Corporation, CommerX, Inc., Context Integration, Inc., Deja.com, Inc., Entegrity Solutions Corporation, ONVIA.com, Inc., RapidAutoNet and Vivant! Corporation.

                   David D. Gathman has served as our Chief Financial Officer and Treasurer since January 1999. Prior to joining us, Mr. Gathman was Chief Financial Officer and Executive Vice President, Finance and Administration of Integrated Systems Consulting Group, Inc. from January 1997 through its merger with First Consulting Group, Inc. in December 1998. He also served as Chief Operating Officer, Vice President, Secretary and Assistant Treasurer of Integrated Systems Consulting Group, Inc. from April 1994 to December 1998 and as a director of the company. Mr. Gathman brings to us over 30 years of finance-related experience, the last 16 of which were focused in the information technology industry.

                   Christopher H. Greendale has served as one of our Managing Directors since July 1999 and was one of our Senior Partners of Operations from January 1999 to July 1999. Prior to joining us, Mr. Greendale served as an independent management consultant from January 1998 to December 1998. Prior to becoming a consultant, Mr. Greendale served as Executive Vice President of Cambridge Technology Partners, a company he co-founded in 1991. Cambridge Technology Partners is a systems integrator that initiated fixed price, fixed time, rapid systems development. Mr. Greendale has extensive experience in sales and marketing, and general management in the information technology industry.

                   Gregory W. Haskell has served as one of our Managing Directors of Operations since June 1999. Prior to joining us, Mr. Haskell served from January 1994 to June 1999 as President and Chief Operating Officer of XL Vision, Inc., a business and technology incubator that builds companies and spins them out into stand alone public companies. During his tenure at XL Vision, Mr. Haskell co-founded four technology-based spinout companies. Mr. Haskell serves as a director of Axcess, Inc., ComputerJobs.com, e-Chemicals, Integrated Visions, Inc., PaperExchange and XL Vision, Inc.

                   Todd G. Hewlin has served as our Managing Director of Corporate Strategy and Research since July 1999. Prior to joining us, Mr. Hewlin served as a Partner with McKinsey & Company, a global management consultancy, and has held various positions with McKinsey & Company from September 1993 to June 1999. During that time, Mr. Hewlin led technology-intensive strategy projects for leading organizations in North America and Europe. Mr. Hewlin’s clients have included world-class technology companies, an Internet bank, a global satellite telephony startup, and a range of traditional companies assessing the impact of the Internet. From December 1998 to June 1999, Mr. Hewlin co-led McKinsey’s Global Electronic Commerce practice.

                   Victor S. Hwang has served as one of our Managing Directors of Acquisitions since March 1999. Prior to joining us, Mr. Hwang served from January 1999 to March 1999 as a General Partner of Softbank Holdings, responsible for developing an investment fund targeting late-stage private Internet companies. From August 1995 to January 1999, Mr. Hwang also served as an investment banker at Goldman, Sachs &  Co., where he was involved in numerous financing and merger transactions for a broad range of Internet, software, semiconductor, communications and hardware companies. While at Goldman, Sachs & Co., Mr. Hwang’s clients included eBay, GeoCities and Yahoo!. Mr. Hwang obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1993 to June 1995.

                   Sam Jadallah has served as one of our Managing Directors of Operations since July 1999. Prior to joining us, Mr. Jadallah served as a Microsoft Vice President of Worldwide Enterprise Sales from June 1996 to July 1999 where he was responsible for leading sales efforts to business and academic customers. Prior to holding this position, Mr. Jadallah served as Manager of Worldwide Business Strategy reporting to Steve Ballmer, President of Microsoft. Mr. Jadallah also served as General Manager of Corporate and Developer Support and served as District Manager leading Microsoft sales to the US Department of Defense from 1990 to 1992. Mr. Jadallah held various other sales, management and technical positions since joining Microsoft in 1987.

                   Mark J. Lotke has served as one of our Managing Directors of Acquisitions since June 1999. Prior to joining us, Mr. Lotke served from August 1997 to May 1999 as an Associate and from July 1993 to August 1997 as a Junior Associate at General Atlantic Partners, a private equity firm focused on investing in global information technology companies. While at General Atlantic Partners, Mr. Lotke was involved in numerous private equity transactions across a wide range of Internet, software, and services companies, including E*trade, Priceline.com, Inc., LHS Group, Inc., Envoy Corporation, NewSub Services, Inc., and Predictive Systems. Prior to joining General Atlantic Partners, Mr. Lotke served as a strategy consultant at Corporate Decisions, Inc. Mr. Lotke obtained a Masters of Business Administration from the Graduate Business School of Stanford University where he was in attendance from September 1995 to June 1997.

                   Henry N. Nassau has served as one of our Managing Directors and as our General Counsel and Secretary since May 1999. Mr. Nassau was a partner in the law firm of Dechert Price & Rhoads from September 1987 to May 1999 and was Chair of the Business Department from January 1998 to May 1999. At Dechert Price & Rhoads, Mr. Nassau engaged in the practice of corporate law, concentrating on mergers and acquisitions.

                   John N. Nickolas has served as our Managing Director of Finance and has been our Assistant Treasurer since January 1999. Prior to joining us, Mr. Nickolas served from October 1994 to December 1998 in various finance and accounting positions for Safeguard Scientifics, Inc., most recently serving as Corporate Controller from December 1997 to December 1998. Mr. Nickolas brings to us extensive financial experience including corporate finance, financial reporting, accounting and treasury operations. Before joining Safeguard Scientifics, Inc., Mr. Nickolas was Audit Manager and held various other positions at KPMG LLP from July 1990 to October 1994.

                   Robert A. Pollan has served as one of our Managing Directors of Operations since June 1998. Prior to joining us, Mr. Pollan served as a Chief Technology Officer and Vice President of Business Development at General Electric Capital Corporation from August 1995 to June 1998. During his tenure at General Electric Capital Corporation, Mr. Pollan co-founded and served as President of two supply chain ventures focused on remote telemetry and third-party logistics, returnable packaging leasing and logistics. He led several acquisitions in Europe, Asia and the United States. Mr. Pollan was co-founder and, from September 1991 to
July 1995, Managing Director of OFR, Ltd., an advisory firm focused on the organizational and financial restructuring of industrial enterprises in Central Europe. While in Central Europe, Mr. Pollan founded the first Polish industrial group and advised the World Bank and a number of Eastern European governments. Mr. Pollan serves as a director of CommerceQuest, Inc., CommerX, Inc., Internet Commerce Systems, Inc., iParts, PointMent, and United Messaging and Universal Access, Inc.

                   Sherri L. Wolf has served as our Managing Director of Investor Relations since May 1999. Prior to joining us, Ms. Wolf served as a Vice President in equity research at Adams, Harkness & Hill, an investment banking firm, from September 1994 to May 1999. While with Adams, Harkness & Hill, Ms. Wolf focused on the Internet and the information technology services sectors and covered such companies as CMG Information Services, Inc., Safeguard Scientifics, Inc., Lycos and Forrester Research. Ms. Wolf obtained a Masters of Science from the Massachusetts Institute of Technology’s Sloan School of Management where she was in attendance from September 1992 to June 1994.

                   Michael H. Forster has served as one of our Senior Partners of Operations since June, 1998. Before joining us, Mr. Forster served as Senior Vice President of Worldwide Field Operations for Sybase, Inc. from April 1996 to March 1999. Prior to this position with the company, Mr. Forster was Sybase ’s Senior Vice President and President of the company’s Information Connection Division from April 1994 to March 1996. Mr. Forster has over 30 years of sales, marketing and general management experience in the information technology industry. Mr. Forster serves as a director of Tangram Enterprise Solutions, SageMaker, Inc. and Syncra Software, Inc.

                   Robert E. Keith, Jr. has served as the Chairman of our Board of Directors since our inception in March 1996. Mr. Keith is also Managing General Partner of Technology Leaders II, L.P. and has had principal operating responsibility for Technology Leaders II, L.P. since 1988. Mr. Keith also serves as a director of American Education Centers, Inc., Cambridge Technology Partners (Massachusetts), Inc., Diablo Research Corporation, LLC, Interactive Media Systems, Inc., Masterpack International, Inc., MultiGen-Paradigm, Inc., National Media Corporation, Naviant Technology Solutions, Inc., Sansource, Inc., US Interactive, Inc., and Whisper Communications, Inc. and is Vice Chairman of the Board of Safeguard Scientifics, Inc.

                   Julian A. Brodsky has served as one of our directors since May 1996. Mr. Brodsky is a founder of Comcast Corporation, a developer of broadband cable networks, cellular and personal communications systems and has served as a director of Comcast since 1969 and Vice Chairman since 1988. He serves as Vice President and a director of Sural Corporation. Mr. Brodsky serves as a director of Comcast Cable Communications, Inc., Comcast Cellular Corporation, the RBB Fund, Inc. and Chairman of Comcast Interactive Capital Group, Inc.

                   E. Michael Forgash has served as one of our directors since May 1998. Mr. Forgash has been Vice President, Operations of Safeguard Scientifics, Inc. since January, 1998. Prior to joining Safeguard Scientifics, Mr. Forgash was President and Chief Executive Officer of Creative Multimedia from August 1996 to October 1997. Prior to that, Mr. Forgash was President at Continental HealthCare Systems from November 1994 to July 1996. Mr. Forgash also serves as a director of US Interactive, Inc., 4anything.com, Inc., eMerge Vision, Who? Vision Systems, Inc. and Integrated Visions, Inc.

                   Dr. Thomas P. Gerrity has served as one of our directors since December 1998. Dr. Gerrity has also served as Dean of The Wharton School of the University of Pennsylvania since July 1990. Dr. Gerrity is also a member of the Board of Directors of Fiserv, Inc., Fannie Mae, CVS Corporation, Sunoco, Inc., Reliance Group Holdings, Inc., Knight-Ridder, Inc. and Ikon Office Solutions, Inc. and a trustee of MAS Funds.

                   Peter A. Solvik has served as one of our directors since May 1999. Mr. Solvik has served as Senior Vice President and Chief Information Officer of Cisco Systems, Inc. since January 1999, as Vice President and CIO from 1995 to 1999, and as Director of Information Systems and CIO from 1995 to 1995. Under Mr. Solvik’s leadership, Cisco Systems has been recognized as one of the most innovative and successful large corporations in the use of the Internet. Mr. Solvik is also a member of the board of directors of Context Integration, Inc., Cohera Corp. and Asera Inc.

Advisory Board

                   Our Advisory Board members provide our partner companies with strategic guidance in general management, sales and marketing, and information technology management. Our Advisory Board members and their backgrounds are:

General Management Guidance

                   Jeff Ballowe has served on our Advisory Board since February 1998. Mr. Ballowe served as President, Interactive Media and Development Group, of Ziff-Davis, Inc.’s Internet publications until the end of 1997. Mr. Ballowe was instrumental in transforming Ziff-Davis from a national magazine publisher to an international integrated media company. Prior to joining Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Mr. Ballowe serves as Chairman of the Board of Directors of Deja.com, Inc. and as director of drkoop.com, Inc., Xoom.com, Inc., Ziff-Davis TV Inc. and VerticalNet, Inc.

                    Alex W. “Pete” Hart has served on our Advisory Board since March 1998. Mr. Hart is a consultant in consumer financial services specializing in emerging payment and distribution systems. Mr. Hart has served in numerous positions, including Chief Executive Officer, of Advanta Corporation from March 1994 to October 1997. Prior to joining Advanta Corporation, Mr. Hart served as President and Chief Executive Officer of MasterCard International. Mr. Hart serves as a director of Sanchez Computer Associates, Who?Vision Systems, 4anything.com, HNC Software, Integrated Vision and Destiny Systems and on the advisory board of ONVIA.com and Qpass.

                    Ron Hovsepian has served on our Advisory Board since October 1998. Mr. Hovsepian is the Vice President, Business Development, Distribution Industry, for IBM Corporation. Prior to holding this position, Mr. Hovsepian was General Manager of IBM Corporation’s Global Retail and Distribution Industry Solution Organization, and had global responsibility for IBM Corporation’s retail store system and the consumer driven supply chain solution units. Mr. Hovsepian joined IBM Corporation as a Marketing Representative in 1983.

                    Martha Rogers, Ph.D., has served on our Advisory Board since 1996. Dr. Rogers is a Professor at the Duke University Fuqua School of Business. Dr. Rogers has served as Founding Partner of Marketing 1 to 1/Peppers and Rogers Group since 1994. Marketing 1 to 1/Peppers and Rogers Group is a management consulting firm that focuses on thought leadership and strategy in the growing fields of interactivity, marketing, technology, relationship management and business development. Dr. Rogers frequently appears on a variety of radio and television programs, including C-SPAN’s “American Perspectives” covering business trends and features.

                    Yossi Sheffi has served on our Advisory Board since July 1998. Dr. Sheffi is a Professor at Massachusetts Institute of Technology where he serves as Director of the Center for Transportation Studies. Dr. Sheffi ’s teaching and research areas include logistics, optimization, supply chain management and e-commerce. Dr. Sheffi is the author of a textbook and over fifty technical publications. In 1997, Dr. Sheffi co-founded Syncra Software, Inc. and in 1998, he co-founded e-Chemicals, Inc. Dr. Sheffi is Chairman of the Boards of Directors of Syncra Software, Inc. and e-Chemicals, Inc.

                    David Stamm has served on our Advisory Board since June 1999. Mr. Stamm founded Clarify, Inc. in August 1990 and served as President, Chief Executive Officer and Director from its inception until March 1998. In March 1998, Mr. Stamm was appointed Chairman of the Board of Directors of Clarify. From 1980 to 1989, Mr. Stamm served as Executive Vice President and a director of Daisy Systems Corporation, a computer-aided engineering hardware and software company which he co-founded in August 1980. Mr. Stamm also serves as a director of TimeDance, Inc., a privately-held internet start-up specializing in meeting scheduling systems and Full Circle Software, a privately-held start-up focusing on web-based technical support for personal computer hardware and software.

                    Gary C. Wendt has served on our Advisory Board since May 1999. Mr. Wendt served as President, Chairman and Chief Executive Officer of General Electric Capital Services, Inc. from 1986 to 1998. During Mr. Wendt’s tenure as leader of General Electric Capital Services, the company became General Electric Corporation’s largest business sector. Mr. Wendt serves as a director of iXL Enterprises, Inc., Sanchez Computer Associates, Inc. and LAPA Lineas Aereas Privadas Argentinas S.A.

Sales and Marketing Guidance

                    Rowland Hanson has served on our Advisory Board September 1996. Mr. Hanson is founder and President of C. Rowland Hanson & Associates which provides strategic planning, marketing and communications to a variety of software companies. Mr. Hanson has also been involved in the founding, development and sale or merger of several software companies. Prior to founding C. Rowland Hanson & Associates, Mr. Hanson served as Vice President of Corporate Communications at Microsoft Corporation, where he is credited with developing and executing the company’s original branding strategy. Mr. Hanson serves as a director of Webforia and Sequel Technology.

                    Tom Kippola has served on our Advisory Board since February 1997. Mr. Kippola is the Managing Partner of The Chasm Group, which provides market strategy consulting and training and speaking services for start-up, growing and established information technology companies. Prior to his consulting career, Mr. Kippola was director of marketing for a service automation software vendor. Mr. Kippola has co-authored a book entitled “The Gorilla Game: An Investor’s Guide to Picking Winners in High Technology.” Mr. Kippola serves as a director of Whisper Communications, Inc. and Thru-Put Technologies. In addition, Mr. Kippola is an advisory board member of Rubric, RTMS, Inc. and Voyager Capital.

                    Geoffrey A. Moore has served on our Advisory Board since February 1997. Mr. Moore is Chairman of the Board and founder of The Chasm Group, where he continues to provide market development and business strategy services to many leading high-technology companies. He is also a venture partner with Mohr Davidow Ventures where he provides market strategy advice to the high-tech portfolio companies. Prior to founding The Chasm Group, Mr. Moore was a principal and partner at Regis McKenna, Inc., a leading high-tech marketing strategy and communications company. Mr. Moore serves as a director of many companies, including Documentation Inc. and Objectivity, Inc.

                    John A. Miller, Jr. has served on our Advisory Board since July 1996. Mr. Miller has served as President and Chief Executive Officer of Miller Consulting Group since founding the company in 1996. Miller Consulting Group is a strategy-driven public relations firm that integrates market positioning with tactical public relations for emerging information technology companies. Prior to founding the Miller Consulting Group, Mr. Miller founded Miller Communications, which advised Compaq Computer Corporation, Lotus Corporation and more than 75 other emerging information technology firms throughout the 1980s.

                    Don Peppers has served on our Advisory Board since August 1996. Mr. Peppers is a partner at Marketing 1 to 1/Pepper and Rogers Group, a management consulting firm. Mr. Peppers is a co-author with Dr. Martha Rogers, of several books on customer relationship management and one-on-one marketing. Mr. Peppers serves as a director of DoubleClick, a network of Web advertising sites and ad serving services, and Modem Media.Poppe Tyson, an interactive marketing and advertising agency.

                    Charles W. Stryker, Ph.D., has served on our Advisory Board since September 1997. Dr. Stryker has served as President, Marketing Information Solutions for IntelliQuest, Inc. Dr. Stryker is a recognized leader in the information solutions industry with his record as founder of Trinet, Inc., MkIS User Forum, Information Technology Forum, and President of National Accounts Division of American Business Information.

                    Sergio Zyman has served on our Advisory Board since February 1999. Mr. Zyman is founder of The Z Group, a broad consulting and venture firm. Prior to his consulting career, Mr. Zyman served as Vice President and Chief Marketing Officer of the Coca-Cola Company. During Mr. Zyman ’s tenure with Coca-Cola, he had responsibility for the introduction of Cherry Coke®, Diet Coke® , Fruitopia® and the New Coke initiative. Since leaving Coca-Cola, Mr. Zyman has also authored a book entitled “The End of Marketing As We Know It.” Mr. Zyman serves as a director of Gap, Inc., Netcentives, Inc. and VC Television Network Corp.

Information Technology Management Guidance

                   K.B. Chandrasekhar has served on our Advisory Board since April 1999. Mr. Chandrasekhar is Chairman of the Board of Exodus Communications, a company he co-founded in 1994. Exodus Communications is a leading server hosting company for Internet sites. Since establishing its first Internet data center in 1996, Exodus Communications has expanded to nine cities with more than 1,000 employees and 1,000 customers. Prior to co-founding Exodus Communications, Mr. Chandrasekhar founded Fouress, Inc., a network software design and development firm.

                   Esther Dyson has served on our Advisory Board since May 1996. Ms. Dyson is Chief Executive Officer of EDventure Holdings, Inc. EDventure Holdings is a company focused on emerging information technology worldwide, and on the emerging computer markets of Central and Eastern Europe. EDventure publishes Release 1.0, a monthly newsletter and sponsors two annual technology forums. Ms. Dyson serves as a director of Scala Business Solutions N.V., Poland Online, New World Publishing, Global Business Network, Graphisoft, PRT Group, Inc., Accent, Medscape Inc. and Cygnus Solutions. Ms. Dyson also serves on the advisory board of Perot Systems Corporation.

                   John McKinley has served on our Advisory Board since July 1998. Mr. McKinley is Chief Technology Officer of Merrill Lynch & Co. With Merrill Lynch, Mr. McKinley has responsibility for 8,200 information technology professionals and is responsible for driving e-commerce initiatives throughout the company. Prior to joining Merrill Lynch, Mr. McKinley served as Chief Technology and Information Officer for General Electric Capital Corporation. Mr. McKinley serves as a director of Proxicom Inc., a leading Internet-focused systems integration firm. Mr. McKinley also serves on the Executive Client Advisory Board of AT&T Corporation.

                   William Powar has served on our Advisory Board since June 1998. Mr. Powar is a principal of Venture Architects, a company he founded in January 1997. Venture Architects is a consulting firm that provides strategic guidance and business development expertise to companies in the e-commerce industry. Prior to founding Venture Architects, Mr. Powar served 22 years with Visa USA and Visa International developing new markets and businesses. From 1994 through 1996, Mr. Powar directed Visa’s venture investments and strategic alliances. Mr. Powar serves as a director of MobiNetix Systems, Inc.

                   We expect to change the composition of our Advisory Board from time to time to better match the evolving needs of our partner companies.

Classes of the Board

                   Our Board of Directors is divided into three classes that serve staggered three-year terms as follows:

Class	Expiration	Member
Class I	2000	Messrs. Brodsky and Forgash

Class II	2001	Messrs. Keith and Solvik

Class III	2002	Messrs. Buckley, Fox and Gerrity

Board Committees

                   The compensation committee reviews and makes recommendations to the Board regarding the compensation to be provided to our Chief Executive Officer and our directors. In addition, the compensation committee reviews compensation arrangements for our other executive officers. The compensation committee also administers our equity compensation plans. The current members of the compensation committee are Messrs. Gerrity, Keith and Solvik.

                    The audit committee reviews and monitors our corporate financial reporting, external audits, internal control functions and compliance with laws and regulations that could have a significant effect on our financial condition or results of operations. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The current members of the audit committee are Messrs. Brodsky and Forgash.

Director Compensation and Other Arrangements

                   We do not pay cash compensation to our directors; however they are reimbursed for the expenses they incur in attending meetings of the board or board committees. Non-employee directors are eligible to receive options to purchase common stock awarded under our 1999 Equity Compensation Plan. See “Employee Benefit Plans—Internet Capital Group, Inc. 1999 Equity Compensation Plan—Non-Employee Director Option Grants,” below.

                   IBM Corporation, under its agreement with us, has the right to designate an observer to our board of directors. See “Concurrent Offering. ” Mr. Scott E. Gould, General Electric Capital Corporation’ s designee to our board of directors, has tendered his resignation to the board. General Electric Capital Corporation has requested the right to designate Mr. Gould as its observer to our board of directors.

Compensation Committee Interlocks and Insider Participation

                   Upon completion of this offering, our compensation committee will make all compensation decisions. Messrs. Gerrity, Keith and Solvik serve as the members of the compensation committee. Mr. Buckley previously served on the compensation committee. Messrs. Alexander and Buckley serve on the compensation committee of VerticalNet. None of our other executive officers, directors or compensation committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors or executive officers have served on our compensation committee.

Executive Compensation

                   The following table provides certain summary information concerning the compensation earned by our chief executive officer and the other executive officers employed by us during the fiscal year ended December 31, 1998. Since January 1, 1999, we have employed twelve additional executive officers—Messrs. Bunker, Devine, Gathman, Greendale, Haskell, Hewlin, Hwang, Jadallah, Lotke, Nassau, Nickolas and Ms. Wolf—each of whom are expected to receive more than $100,000 in compensation in 1999.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Salary	Bonus	Other Compensation (1)	Shares Underlying Options
Walter W. Buckley, III
President and Chief Executive Officer	$159,769	$96,000	—	1,300,000

Douglas A. Alexander
Managing Director	225,000	100,000	—	1,250,000

Kenneth A. Fox
Managing Director	119,538	75,000	—	1,250,000

Robert A. Pollan
Managing Director, Operations	133,808	50,000	—	1,250,000

(1)
The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of either $50,000 or 10% of the total annual salary and bonus reported for such officer.

                   The following tables set forth certain information concerning grants to purchase shares of our common stock of each of the officers named in the summary compensation table above during the year ended December 31, 1998.

Option Grants During the Year Ended December 31, 1998

	Number of Securities Underlying Options Granted (1)	Percentage of Total Options Granted to Employees in 1998	Exercise Price per Share (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
Name					5%	10%
Walter W. Buckley, III	1,300,000	22%	$2.00	Dec. 18, 2008	$22,810,756	$37,862,382
Douglas A. Alexander	1,250,000	21%	2.00	Dec. 18, 2008	21,933,419	36,406,137
Kenneth A. Fox	1,250,000	21%	2.00	Dec. 18, 2008	21,933,419	36,406,137
Robert A. Pollan	1,250,000	21%	2.00	Dec. 18, 2008	21,933,419	36,406,137

(1)
All options granted to employees are immediately exercisable, are nonqualified stock options and generally vest over five years at the rate of 20% of the shares subject to the option per year. Unvested shares are subject to a right of repurchase upon termination of employment. Options expire ten years from the date of grant.

(2)	We granted options at an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our Board of Directors.

(3)
These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates, based upon the initial public offering price of $12.00 per share. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

                   The following table sets forth certain information concerning option exercises by each of the officers named in the above summary compensation table.

Year-End December 31, 1998 Option Values

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised in-the-Money Options at Fiscal Year-End (1)
Name			Exercisable (2)	Unexercisable	Exercisable	Unexercisable
Walter W. Buckley, III	—	—	1,300,000	—	$13,000,000	—
Douglas A. Alexander	—	—	1,250,000	—	12,500,000	—
Kenneth A. Fox	—	—	1,250,000	—	12,500,000	—
Robert A. Pollan	—	—	1,250,000	—	12,500,000	—

(1)	Based on the initial public offering price of $12.00 per share, less the exercise price, multiplied by the number of shares underlying the option.

(2)	All the options listed below were exercised in May 1999.

Employee Benefit Plans

Membership Profit Interest Plan

                   In 1996, the board of managers of Internet Capital Group, L.L.C. approved the Membership Profit Interest Plan, which we refer to as our restricted stock issuances after the Reorganization. Under the terms of the Membership Profit Interest Plan, certain employees, consultants and advisors who are designated by Messrs. Buckley and Fox received grants of units of membership interest in Internet Capital Group, L.L.C. These units of membership interest cannot be transferred until the rights of the holder in the units vest. Twenty percent of each of these holder’s units of membership interest vest each year over a five year period beginning on the vesting date established by our board. If any holder’s relationship with us is terminated, his or her units of membership interest that have not vested are forfeited to us.

                   Following the Reorganization, all outstanding grants became grants under our new Membership Profit Interest Plan. As of December 31, 1998 a total of 6,783,625 shares of common stock have been issued under the Membership Profit Interest Plan, all of which were outstanding, leaving no shares available for grant at a later date. Our board of directors has the power, subject to the limitations contained in the Membership Profit Interest Plan, to prescribe the terms and conditions of any award granted under the Membership Profit Interest Plan, including the total number of shares awarded to each grantee and any applicable vesting schedule.

Internet Capital Group, Inc. 1999 Equity Compensation Plan

                   Our 1998 Equity Compensation Plan and our Managers’ Option Plan were approved by the board of managers of Internet Capital Group, L.L.C. on October 13, 1998. After the Reorganization, we converted the 1998 Equity Compensation Plan and the Managers’ Option Plan into our 1999 Equity Compensation Plan, which combines the Equity Compensation Plan and the Managers’ Option Plan into a single plan. The 1998 Equity Compensation Plan and Managers’ Option Plan provided for the grant of non-qualified options for membership interests in Internet Capital Group, L.L.C., restricted stock, stock appreciation rights (“SARs”), and performance awards. Our 1999 Equity Compensation Plan provides that options outstanding under the 1998 Equity Compensation Plan and Managers’ Option Plan will be considered options issued under the 1999 Equity Compensation Plan.

                   We have adopted the Internet Capital Group, Inc. 1999 Equity Compensation Plan, as amended and restated, effective as of February 2, 1999. The terms and provisions of the 1999 Equity Compensation Plan are summarized below. This summary, however, does not purport to be a complete description of the Equity Compensation and is qualified in its entirety by the terms of the 1999 Equity Compensation Plan.

                   Purpose. The purpose of the 1999 Equity Compensation Plan is to provide:

•	designated employees of Internet Capital Group and its subsidiaries;

•	certain advisors who perform services for Internet Capital Group or its subsidiaries; and

•	non-employee members of our board of directors,

with the opportunity to receive grants of incentive stock options, non-qualified options, share appreciation rights, restricted shares, performance shares, dividend equivalent rights and cash awards. We believe that the 1999 Equity Compensation Plan will encourage the participants to contribute materially to our growth and will align the economic interests of the participants with those of our shareholders.

                   General. Subject to adjustment as described below, the plan authorizes awards to participants of up to 21,000,000 shares of our common stock. No more than 3,000,000 shares in the aggregate may be granted to any individual in any calendar year. Such shares may be authorized but unissued shares of our common stock or may be shares that we have reacquired, including shares we purchase on the open market. If any options or stock appreciation rights granted under the plan expire or are terminated for any reason without being exercised, or restricted shares or performance shares are forfeited, the shares of common stock underlying that award will again be available for grant under the plan.

                    Administration of the Plan. A committee appointed by our board of directors administers the 1999 Equity Compensation Plan. The committee has the sole authority to designate participants, grant awards and determine the terms of all grants, subject to the terms of the 1999 Equity Compensation Plan. As a result of our becoming a publicly-traded company, the compensation committee of the board of directors will become responsible for administering and interpreting the plan. Prior to that time, the board of directors has fulfilled those roles. The compensation committee will consist of two or more persons appointed by the Board of Directors from among its members, each of whom will be a “non-employee director” as defined by Rule 16b-3 under the Securities Exchange Act of 1934, and an “outside director” as defined by Section 162(m) of the Internal Revenue Code and related Treasury regulations. The committee has the full authority to interpret the 1999 Equity Compensation Plan and to make rules, regulations, agreements and instruments for implementing the plan. The committee’s determinations made under the 1999 Equity Compensation Plan are to be conclusive and binding on all persons having any interest in the plan or any awards granted under the plan.

                    Eligibility. Grants may be made to any employee of Internet Capital Group, Inc. or any of its subsidiaries and to any non-employee member of the Board of Directors. Key advisors who perform services for us or any of our subsidiaries are eligible if they render bona fide services, not as part of the offer or sale of securities in a capital-raising transaction. As of July 12, 1999, 1,598,500 options were outstanding under the plan.

                    Options. Incentive stock options may be granted only to employees. The maximum number of shares that may be subject to incentive stock options over the life of the 1999 Equity Compensation Plan is 3,000,000. Non-qualified stock options may be granted to employees, key advisors and non-employee directors. The exercise price of common stock underlying an option shall be determined by the compensation committee at the time the option is granted, and may be equal to, greater than, or less than the fair market value of such stock on the date the option is granted; provided that the exercise price of an incentive stock option shall be equal to or greater than the fair market value of a share of common stock on the date such incentive stock option is granted, and the exercise price of an incentive stock option granted to an employee who owns more than 10% of the common stock may not be less than 110% of such fair market value.

                   Unless the applicable option agreement provides otherwise, a participant can exercise an option award at any time, before or after the option has fully vested, by paying the applicable exercise price in cash, or, with the approval of the compensation committee, by delivering shares of common stock owned by the grantee and having a fair market value on the date of exercise equal to the exercise price of the grants, or by such other method as the compensation committee shall approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. In addition, the plan provides that we may make loans to participants or guarantee loans made by third parties to the participant for the purpose of assisting participants to exercise their options. The compensation committee has the authority to set the terms and conditions that will apply to any loan or guarantee.

                   Options vest according to the terms and conditions determined by the compensation committee and specified in the grant instrument. In general, the options that have already been granted under the plan are subject to a five year vesting schedule with twenty percent of each grant vesting on each anniversary of the grant date. The compensation committee will determine the term of each option up to a maximum of ten years from the date of grant except that the term of an incentive stock option granted to an employee who owns more than 10% of the common stock may not exceed five years from the date of grant. The compensation committee may accelerate the exercisability of any or all outstanding options at any time for any reason.

                    Non-Employee Director Option Grants. The 1999 Equity Compensation Plan provides that each of our non-employee directors, other than:

•	non-employee directors who at any time during their membership on our board of directors are employees of Safeguard Scientifics, Inc. or any of its subsidiaries or affiliates;

•	non-employee directors who at any time during their membership on our board of directors are employees of TL Ventures, Inc. or any of its subsidiaries or affiliates; or

•
non-employee directors who are granted options under the general option provisions of the 1999 Equity Compensation Plan are each entitled to receive an option to purchase 47,000 shares of our common stock, vesting in equal installments over four years, upon their initial election to our board of directors, and a service grant to purchase 20,000 shares every two years, vesting in equal installments over two years. The plan also allows our board of directors to grant an option to any of the eligible non-employee directors who were members of the board of directors immediately following the execution of the Reorganization to compensate any of those non-employee directors for the cancellation of outstanding options held immediately prior to the Reorganization. No non-employee director may be granted more than 107,000 shares of our common stock under the automatic and conversion grants described above. Such automatic and conversion grants will otherwise be generally subject to the terms provided for options under the 1999 Equity Compensation Plan.

                   Restricted Stock. The compensation committee shall determine the number of restricted shares granted to a participant, subject to the maximum plan limit described above. Grants of restricted shares will be conditioned on such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the compensation committee may determine in its sole discretion. The restrictions shall remain in force during a restriction period set by the compensation committee. If the grantee is no longer employed by us during the restriction period or if any other conditions are not met, the restricted shares grant will terminate as to all shares covered by the grant for which the restrictions are still applicable, and those shares must be immediately returned to us.

                   Stock Appreciation Rights. The compensation committee may grant stock appreciation rights (SARs) to any participant, subject to the maximum plan limit described above. At any time, the compensation committee may grant an SAR award, either separately or in connection with any option; provided, that if an SAR is granted in connection with an incentive stock option, it must be granted at the same time that the underlying option is granted. The compensation committee will determine the base amount of the SAR at the time that it is granted and will establish any applicable vesting provisions, transfer restrictions or other restrictions as it may determine is appropriate in its sole discretion. When a participant exercises an SAR, he or she will receive the amount by which the value of the stock has appreciated since the SAR was granted, which may be payable to the participant in cash, shares, or a combination of cash and shares, as determined by the compensation committee.

                   Performance Share Awards. The compensation committee may grant performance share awards to any employee or key advisor. A performance share award represents the right to receive an amount based on the value of our stock, but may be payable only if certain performance goals that are established by the compensation committee are met. If the compensation committee determines that the applicable performance goals have been met, a performance share award will be payable to the participant in cash, shares or a combination of cash and shares, as determined by the compensation committee.

                   Dividend Equivalent Rights. The compensation committee may grant dividend equivalent rights to any participant. A dividend equivalent right is a right to receive payments in amounts equal to dividends declared on shares of our common stock with respect to the number of shares and payable on such dates as determined by the compensation committee. The compensation committee shall determine all other terms applicable to dividend equivalent rights.

                   Cash Awards. The compensation committee may grant cash awards to employees under the 1999 Equity Compensation Plan. Such awards shall be in such amounts and subject to such performance goals and other terms and conditions as the compensation committee determines.

                   Amendment and Termination of the Plan. The compensation committee may amend or terminate the plan at any time. The plan will terminate on the tenth anniversary of its effective date, unless the compensation committee terminates it earlier or extends it with the approval of the shareholders.

                   Adjustment Provisions. In the event that certain reorganizations of Internet Capital Group or similar transactions or events occur, the maximum number of shares of stock available for grant, the maximum number of shares that any participant in the 1999 Equity Compensation Plan may be granted, the number of shares covered by outstanding grants, the kind of shares issued under the 1999 Equity Compensation Plan and the price per share or the applicable market value of such grants shall be adjusted by the committee to reflect changes to our common stock as a result of such occurrence to prevent the dilution or enlargement of rights of any individual under the 1999 Equity Compensation Plan.

                   Change of Control and Reorganization. Upon a Change of Control, as defined in the 1999 Equity Compensation Plan, the compensation committee may:

•	determine that the outstanding grants, whether in the form of options and stock appreciation rights shall immediately vest and become exercisable;

•	determine that the restrictions and conditions on all outstanding restricted stock or performance share awards shall immediately lapse;

•
require that grantees surrender their outstanding options and stock appreciation rights in exchange for payment by us, in cash or common stock, in an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee’s unexercised options or stock appreciation rights exceeds the exercise price of those options; and/or

•	after giving grantees an opportunity to exercise their outstanding options and stock appreciation rights, terminate any or all unexercised options and stock appreciation rights.

                   Upon a Reorganization, as defined in the 1999 Equity Compensation Plan, where we are not the surviving entity or where we survive only as a subsidiary of another entity, unless the compensation committee determines otherwise, all outstanding option or SAR grants shall be assumed by or replaced with comparable options or rights by the surviving corporation. In addition, the compensation committee may:

•
require that grantees surrender their outstanding options in exchange for payment by us, in cash or common stock, at an amount equal to the amount by which the then fair market value of the shares of common stock subject to the grantee’s unexercised options exceeds the exercise price of those options; and/or

•	after accelerating all vesting and giving grantees an opportunity to exercise their outstanding options or SARs, terminate any or all unexercised options and SARs.

                   Federal Tax Consequences of Stock Options. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction to Internet Capital Group. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of such shares within two years after the incentive stock option is granted nor within one year after the exercise of the option. In addition, the option holder must be an employee of Internet Capital Group or one of its subsidiaries at all times between the date of grant and the date three months, or one year in the case of disability, before the exercise of the option. Special rules apply in the case of the death of the option holder. Incentive stock option treatment under the Internal Revenue Code generally allows the sale of our common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. However, the exercise of an incentive stock option, if the holding period rules described above are satisfied, will give rise to income includable by the option holder in his or her alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

                   If the holding rules described above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. Such gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise. We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, in the event that the exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

                   No income will be recognized by an option holder at the time a non-qualified stock option is granted. Generally, ordinary income will, however, be recognized by an option holder at the time a vested non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a vested non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long- term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of such non-qualified stock option and the amount included in income with respect to such option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules apply.

                   Unless the holder of an unvested non-qualified stock option makes an 83(b) election as described below, there generally will be no tax consequences as a result of the exercise of an unvested option until the stock received upon such exercise is no longer subject to a substantial risk of forfeiture or is transferable. Generally, when the shares have vested, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at such time and the exercise price paid by the holder for the stock. Subsequently realized changes in the value of the stock generally would be treated as long-term or short-term capital gain or loss, depending on the length of time the shares were held prior to disposition of such shares. In general terms, if a holder were to make an 83(b) election under Section 83(b) of the Internal Revenue Code upon the exercise of the unvested option, the holder would recognize ordinary income on the date of the exercise of such option, and we would be entitled to a deduction, equal to:

•	the fair market value of the stock received pursuant to such exercise as though the stock were not subject to a substantial risk of forfeiture or transferable, minus

•	the exercise price paid for the stock.

If an 83(b) election were made, there would generally be no tax consequences to the holder upon the vesting of the stock, and all subsequent appreciation in the stock would generally be eligible for capital gains treatment.

                   Additional special tax rules may apply to those option holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934. The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

                   Section 162(m). Section 162(m) of the Internal Revenue Code may preclude us from claiming a federal income tax deduction if we pay total remuneration in excess of $1.0 million to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would generally include amounts received upon the exercise of stock options granted under the plan and the value of shares received when restricted shares become transferable or such other time when income is recognized. An exception does exist, however, for performance-based compensation which includes amounts received upon the exercise of stock options pursuant to a plan approved by shareholders that meets certain requirements. The 1999 Equity Compensation Plan is intended to make grants of stock options and stock appreciation rights that meet the requirements of performance-based compensation. Other awards have been structured with the intent that such awards may qualify as such performance based compensation if so determined by the compensation committee.

Internet Capital Group, Inc. Equity Compensation Loan Program

                   In accordance with the 1998 Equity Compensation Plan, the 1999 Equity Compensation Plan and the applicable employee option agreements, and in consideration of certain restrictive covenants regarding the use of confidential information and non-competition, we have offered to loan some employees who have been awarded non-qualified stock options under the 1999 Equity Compensation Plan an amount necessary to pay the exercise price of their outstanding options and an amount to pay some portion of the income tax that these employees will owe upon the exercise of such options. These loans will generally be available to those eligible employees who elect to exercise their options on or prior to a date to be determined by us. The loans will be full recourse, will bear interest at the Applicable Federal Rate, and will be for five-year terms. In addition, each eligible employee will pledge the number of shares acquired pursuant to the exercise of the applicable option as collateral for the loan. If an eligible employee sells any shares acquired pursuant to the option exercise, such eligible employee is obligated under the terms of the loan to use the proceeds of such sale to repay that percentage of the original balance of the loan which is equal to the percentage determined by dividing the number of shares sold by the number of shares acquired pursuant to the exercise of the applicable option. If the eligible employee’s employment by us is terminated for any reason, such eligible employee must repay the full outstanding loan balance to us within 90 days of such termination. Also, if we determine that a grantee breaches any of the terms of the restrictive covenants, such eligible employee must immediately repay any outstanding loan balance to us.

Internet Capital Group, Inc. Long-Term Incentive Plan

                   Our long-term incentive plan supports our growth strategy since the plan permits participants to share directly in the growth of our partner companies. Each year, we will allocate up to 12% of each acquisition made during the year for the benefit of the participants in the long-term incentive plan. The plan permits the compensation committee to award grants in the form of interests in limited partnerships established by us to hold the interests acquired by us in a given year, restricted stock in a partner company, or share units which entitle a participant to share in the appreciation of the value of the stock of a partner company above established threshold levels. Grants may be made to any of our employees. As of June 30, 1999, no grants have been made under the plan. We intend primarily to grant limited partnership interests to plan participants to more closely align the participants’ interests with our interests.

                   All grants are subject to vesting over a period of years and the attainment of specified threshold levels. Partnership interests are generally paid out in stock of a partner company after a fixed period of years. The compensation committee can accelerate vesting and payout upon the attainment of the threshold value. Restricted stock awards are subject to certain restrictions and are held in escrow until the attainment of the established threshold levels. Share units are payable in cash or in stock of a partner company after a fixed period of years, subject to acceleration by the compensation committee if the threshold levels are achieved.

Internet Capital Group, Inc. 401(k) Plan

                   We sponsor the Internet Capital Group, Inc. 401(k) Plan, a defined contribution plan that is intended to qualify under Section 401(k) of the Code. All employees who are at least 21 years old and have been employed by us for one month are eligible to participate in our 401(k) Plan. An eligible employee of the Company may begin to participate in our 401(k) Plan on the first day of the plan quarter after satisfying our 401(k) Plan’s eligibility requirements. A participating employee may make pre-tax contributions of a percentage (not less than 1% and not more than 15%) of his or her eligible compensation, subject to the limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. We may make discretionary contributions to the 401(k) Plan but we have never done so.
CERTAIN TRANSACTIONS

                   Walter W. Buckley, III and Kenneth A. Fox, two of our executive officers, and Safeguard Scientifics, Inc., one of our principal stockholders, were all involved in our founding and organization and may be considered our promoters. Under our Membership Profit Interest Plan, we issued 2,568,000 shares of common stock to Mr. Buckley in March 1996 and 1,286,550 shares of common stock to Mr. Fox in September 1996. In December 1998, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1998 Equity Compensation Plan to purchase 1,300,000 and 1,250,000 shares of common stock, respectively. In May 1999, each of Mr. Buckley and Mr. Fox received an incentive stock option grant under our 1999 Equity Compensation Plan to purchase 1,000,000 and 900,000 shares of common stock, respectively. In addition, Safeguard Scientifics, Inc., through its affiliates Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., and Mr. Buckley and Mr. Fox, have purchased common stock from us. The following table sets forth the number of shares of our common stock purchased by Mr. Buckley, Mr. Fox and Safeguard Scientifics, Inc. through Safeguard Scientifics (Delaware), Inc. and Safeguard 98 Capital L.P., the date of each purchase and the amounts received by us from each of these purchasers of our common stock.

Name	Shares of Common Stock Purchased	Date of Purchase	Amount Received by Internet Capital Group
Walter W. Buckley, III	250,000	April 1996	$250,000
	250,000	November 1996	250,000
	250,000	April 1997	250,000
	250,000	November 1997	250,000

Kenneth A. Fox	250,000	May 1996	$250,000
	250,000	November 1996	250,000
	250,000	June 1997	250,000
	250,000	December 1997	250,000

Safeguard Scientifics (Delaware), Inc.	6,139,074	May 1996	$6,139,074
	360,926	November 1996	360,926
	3,250,000	April 1997	3,250,000
	3,250,000	November 1997	3,250,000

Safeguard 98 Capital L.P.	4,062,500	June 1998	$8,125,000
	4,062,500	February 1999	8,125,000

                   During 1998 and 1999, we leased our corporate offices in Wayne, Pennsylvania from Safeguard Scientifics, Inc. From January 31, 1998 to June 30, 1999, our monthly lease payments to Safeguard Scientifics, Inc. totaled approximately $58,000. Prior to this offering and the concurrent offering, Safeguard Scientifics, Inc., beneficially owned about 17.8% of our common stock. We believe that our lease in Wayne with Safeguard Scientifics, Inc. is on terms no less favorable to us than those that would be available to us in an arm’s-length transaction with a third party.

                   In the second half of 1999, we intend to lease new corporate office space in Wayne, Pennsylvania from Safeguard Scientifics, Inc. We expect that our new lease with Safeguard Scientifics, Inc. will be on terms no less favorable to us than those terms that would be available to us in an arm’s-length transaction with a third party.

                   During 1998 and 1999, we paid Safeguard Scientifics for telephone and accounting services, health and general insurance coverage, and other services. From January 31, 1998 to June 30, 1999, our payments to Safeguard Scientifics totaled approximately $220,000 for these services. We believe that the services provided to us are on terms no less favorable to us than those that would be available to us in an arm ’s-length transaction with a third party.

                    After 180 days from the date of this prospectus, each of Comcast ICG, Inc., CPQ Holdings, Inc., General Electric Capital Corporation, IBM Corporation, Internet Assets, Inc., Safeguard Scientifics,, Technology Leaders II L.P. and Technology Leaders II Offshore C.V. will have the right to demand on no more than two occasions that we register the shares of our common stock held by them at the time of this offering and all shares of our common stock held by them after exercise of any warrants issued to these shareholders at the time of this offering. After this offering, these shareholders, together, will be holders of 49,777,876 shares of our common stock and warrants to purchase 293,215 shares of our common stock, excluding General Electric Capital Corporation’s potential purchase of additional shares.

                   In January 1998, we loaned Douglas A. Alexander, one of our Managing Directors, $117,669. Mr. Alexander used the proceeds from the loan to purchase a portion of our interest in VerticalNet at our cost. Mr. Alexander agreed to pay the principal amount of the loan with interest at an annual rate equal to the prime rate plus 1% within 30 days of the date we request payment. On January 5, 1999, Mr. Alexander paid us $128,820, representing the outstanding principal amount of the loan plus accrued interest.

                   In January 1997, we granted Christopher H. Greendale, currently one of our Managing Directors, a ten year option to purchase shares of Series A Preferred Stock convertible into 58,500 shares of common stock of Benchmarking Partners, Inc., which we currently own. The option is exercisable at a purchase price of $2.85 per share and vests in four annual installments of 14,625 shares beginning one year after the date of grant. Vesting is contingent upon Mr. Greendale’s continued service to us.

                   In October 1998, we sold our 100,000 shares of Series B Preferred Stock of Who?Vision Systems, Inc. for $300,000 to Comcast.

                   In January 1999, we sold our convertible notes of VerticalNet for $2,083,221 to Comcast Corporation. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $2,083,221.

                   In March 1999, we sold our convertible notes of PrivaSeek for $571,659 to Comcast and the assumption by Comcast of one of our notes payable in the outstanding principal amount of $428,341. At the time of this sale to Comcast, the outstanding principal amount of these convertible notes was $1 million.

                   In April 1999, in connection with our obtaining a bank credit facility, Safeguard Scientifics, Inc. delivered a letter to the agent for the banks stating that it intends to take any action that may in the future be necessary to promptly cure certain defaults that could occur under our bank credit facility.

                   In May 1999, we issued $90 million principal amount of three-year convertible notes to our largest shareholders, directors, executive officers, certain members of the immediate families of our executive officers and others in a round of financing led by Comcast ICG. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. The notes mature on May 10, 2002. Upon completion of this offering, based on the initial public offering price of $12.00 per share, the notes will automatically convert into 7,499,893 shares of our common stock, and all accrued interest will be waived. We issued warrants to the holders of these notes to purchase shares of our common stock. These warrant holders will be entitled to purchase 1,499,884 shares of our common stock. The warrants expire in
May 2002.

                    The following table sets forth the names of the holders of certain convertible notes and warrants, their relationship to us and the amounts of each of their convertible notes.

Name of Holder	Relationship to Internet Capital Group	Amount of Convertible Note
Ann B. Alexander	family member of executive officer	$ 63,000
Bradley Alexander	family member of executive officer	155,000
Douglas E. Alexander	family member of executive officer	160,000
Susan R. Buckley	family member of executive officer	55,000
Walter W. Buckley, Jr.	family member of executive officer	200,000
Walter W. Buckley, III	executive officer and director	600,000
Comcast ICG, Inc.	principal shareholder	15,000,000
E. Michael Forgash	director	100,000
Kenneth A. Fox	executive officer and director	1,000,000
David D. Gathman	executive officer	25,000
Thomas P. Gerrity	director	77,000
Internet Assets, Inc.	principal shareholder	1,525,000
Robert E. Keith, Jr.	director	46,000
Henry N. Nassau	executive officer	36,000
Robert A. Pollan	executive officer	31,000
Peter A. Solvik	director	1,068,000

In May 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us in cash, the officers and directors delivered promissory notes to us in the aggregate amount of $21,765,000. The promissory notes bear interest at the rate of 5.22%, mature on or about May 5, 2004 and are secured by 8,910,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.
Name of Maker	Relationship to Internet Capital Group	Amount of Promissory Note
Walter W. Buckley, III	executive officer and director	$ 2,600,000
Douglas A. Alexander	executive officer	2,500,000
Richard G. Bunker	executive officer	1,350,000
Kenneth A. Fox	executive officer and director	2,500,000
David D. Gathman	executive officer	1,300,000
Christopher H. Greendale	executive officer	300,000
Victor S. Hwang	executive officer	4,005,000
Henry N. Nassau	executive officer	3,660,000
John N. Nickolas	executive officer	800,000
Robert A. Pollan	executive officer	2,866,000
Thomas P. Gerrity	director	400,000

In June 1999, some of our executive officers exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $14,783,223. The promissory notes bear interest at the rate of 5.37%, mature on or about June 4, 2004 and are secured by 2,247,750 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.
Name of Maker	Relationship to Internet Capital Group	Amount of Promissory Note
Gregory W. Haskell	executive officer	$ 6,311,000
Richard S. Devine	executive officer	7,114,223
Richard G. Bunker	executive officer	1,358,000

                    In July 1999, some of our officers and directors exercised options to purchase our common stock. Instead of paying us cash, the officers and directors delivered promissory notes to us in the aggregate amount of $39,304,000. The promissory notes bear interest at the rate of 5.82%, mature on or about July 7, 2004 and are secured by 5,475,000 shares of our common stock. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.

Name of Maker	Relationship to Internet Capital Group	Amount of Promissory Note
Douglas A. Alexander	executive officer	$3,395,000
Walter W. Buckley, III	executive officer and director	6,790,000
Kenneth A. Fox	executive officer and director	6,111,000
Robert A. Pollan	executive officer	3,395,000
Todd G. Hewlin	executive officer	2,430,000
Mark J. Lotke	executive officer	7,058,000
Sam Jadallah	executive officer	10,125,000

In May 1999, some of our officers and directors incurred tax liabilities as a result of exercising their options to purchase our common stock. These directors and officers borrowed money from us to pay these tax liabilities. The loans are evidenced by promissory notes delivered by these officers and directors to us in the aggregate principal amount of $7,463,307. The promissory notes bear interest at a rate of 5.22% and mature on May 5, 2004. The following table sets forth the names of the makers of the promissory notes, their relationship to us and the amounts owed to us by each of these makers.
Name of Maker	Relationship to Internet Capital Group	Amount of Promissory Note
Walter W. Buckley, III	executive officer and director	$ 1,207,440
Douglas A. Alexander	executive officer	1,161,000
Richard G. Bunker	executive officer	272,835
Kenneth A. Fox	executive officer and director	1,395,000
David D. Gathman	executive officer	603,720
Christopher H. Greendale	executive officer	66,552
Victor S. Hwang	executive officer	973,092
John N. Nickolas	executive officer	371,520
Robert A. Pollan	executive officer	1,478,700

In January 1999, while a limited liability company, we paid a distribution to some of our officers, directors and principal stockholders who were members of Internet Capital Group, L.L.C. The following table sets forth the names of the recipients of the distribution, their relationships to us and the amount paid by us to the recipient.
Name of Recipient	Relationship to Internet Capital Group	Amount Paid to Recipient
Walter W. Buckley, III	executive officer and director	$ 685,092
Douglas A. Alexander	executive officer	249,702
Kenneth A. Fox	executive officer and director	514,597
Thomas P. Gerrity	director	6,100
Christopher H. Greendale	executive officer	37,304
Henry N. Nassau	executive officer	305
Robert A. Pollan	executive officer	2,440
Peter A. Solvik	director	29,216
Comcast ICG, Inc.	principal shareholder	1,401,198
Internet Assets, Inc.	principal shareholder	122,007
Safeguard Scientifics (Delaware), Inc.	principal shareholder	2,602,424
Safeguard Capital 98 LP	principal shareholder	198,262
PRINCIPAL AND SELLING SHAREHOLDERS

                   The following table sets forth certain information regarding beneficial ownership of our common stock as of July 12, 1999, and as adjusted to reflect the sale of shares offered hereby, by:

•	each person (or group of affiliated persons) who is known by us to own more than five percent of the outstanding shares of our common stock;

•	each of our directors and our executive officers named in the summary compensation table; and

•	all of our executive officers and directors as a group.

                    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise noted, we believe that all persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them. All figures include $90 million principal amount of convertible notes which automatically convert into 7,499,893 shares of our common stock upon completion of this offering, shares issuable upon exercise of warrants to purchase an additional 1,699,884 shares at the initial public offering price and shares of common stock issuable upon the exercise of options or warrants exercisable within 60 days of July 12, 1999. These options and warrants are deemed to be outstanding and to be beneficially owned by the person holding them for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. See “Certain Transactions” for a description of the convertible notes.

	Options and Warrants Exercisable Within 60 Days	Number of Shares Beneficially Owned Including Options and Warrants Exercisable Within 60 Days	Percent of Shares Outstanding
5% Beneficial Owners, Directors, Named Officers			Before the Offering	After the Offering
Comcast ICG, Inc. (1)	316,999	12,166,998	11.3%	9.8%
c/o Comcast Corporation
1500 Market Street
Philadelphia, Pennsylvania 19102
Internet Assets, Inc.	25,416	5,152,499	4.8	4.1
Sahab Tower
Fahad Alsalim Street, 10th Floor
P.O. Box 3216
Safat, 13033, Kuwait
Safeguard Scientifics, Inc. (2)	—	19,061,794	17.8	14.3
435 Devon Park Drive
Wayne, Pennsylvania 19087
Douglas Alexander (3)	—	3,066,375	2.9	2.5
Julian A. Brodsky (4)	—	—	—	—
Walter W. Buckley, III (5)	10,916	6,075,999	5.7	4.9
E. Michael Forgash (6)	1,666	80,624	*	*
Kenneth A. Fox (7)	16,666	5,536,549	5.2	4.5
Dr. Thomas P. Gerrity (8)	1,283	457,699	*	*
Robert E. Keith, Jr.	766	154,599	*	*
Robert A. Pollan (9)	516	1,928,099	1.8	1.6
Peter A. Solvik	217,799	526,834	*	*
All executive officers and directors as a group (21 persons) (3) (4) (5) (6) (7) (8) (9)	651,461	27,198,567	25.3%	21.8%

*  Less than 1%
(1)
Includes convertible notes that convert to 208,333 shares and warrants to purchase 41,666 shares of common stock held by Comcast Interactive Investments, Inc. as to which Comcast ICG, Inc. disclaims beneficial ownership.

(2)
Venture capital funds affiliated with Safeguard Scientifics, Inc. own an additional 4,000,000 shares of common stock, convertible notes that convert into 122,727 shares and warrants to purchase 24,545 shares of common stock.

(3)
Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. See “Management— Employee Benefit Plans” for a description of the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

(4)	Julian A. Brodsky is a Director and Vice-Chairman of Comcast Corporation. Mr. Brodsky disclaims beneficial ownership of shares held by Comcast ICG, Inc., a subsidiary of Comcast Corporation.

(5)
Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan. Also includes 142,500 shares of common stock and convertible notes that convert to 4,583 shares and warrants to purchase 916 shares of common stock held by Susan R. Buckley, wife of Walter W. Buckley, III.

(6)
E. Michael Forgash is Vice President-Operations of Safeguard Scientifics, Inc. Mr. Forgash disclaims beneficial ownership of shares beneficially owned by Safeguard Scientifics and Safeguard Scientifics, disclaims beneficial ownership of shares beneficially owned by Mr. Forgash.

(7)	Includes shares of restricted common stock that have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

(8)	Includes shares of restricted common stock that have not vested pursuant to the 1999 Equity Compensation Plan.

(9)	Includes shares of restricted common stock which have not vested pursuant to the Membership Profit Interest Plan and the 1999 Equity Compensation Plan.

Selling Shareholder

                    Safeguard Scientifics may sell up to 1,300,000 shares of our common stock to its shareholders in connection with the directed share subscription program. Assuming that all the shares offered in the directed share subscription program are purchased by shareholders of Safeguard Scientifics, Safeguard Scientifics will own 17,761,794 shares of our common stock, or approximately 14.3% of the outstanding shares, after completion of this offering and the concurrent offering. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering.
DESCRIPTION OF CAPITAL STOCK

General

                   Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. Upon completion of this offering, we will have approximately 124,342,435 shares (126,052,435 shares if the underwriters’ over-allotment option is exercised in full) of common stock issued and outstanding.

                   The following is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

                   As of July 12, 1999, there were 99,492,542 shares of our common stock outstanding. As of July 12, 1999, 1,605,750 shares of our common stock were reserved for issuance under our 1999 Equity Compensation Plan. Upon completion of the offering, there will be 124,342,435 shares of common stock outstanding.

                   The holders of our common stock are entitled to dividends as our board of directors may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by shareholders. Our certificate of incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

                   Upon any voluntary or involuntary liquidation, dissolution, or winding up of our affairs, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares offered by us will be, fully paid and non-assessable.

Preferred Stock

                   As of the closing of this offering, no shares of our preferred stock will be outstanding. Our certificate of incorporation provides that our board of directors may by resolution establish one or more classes or series of preferred stock having such number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further shareholder approval. The holders of our preferred stock may be entitled to preferences over common shareholders with respect to dividends, liquidation, dissolution, or our winding up in such amounts as are established by our board of directors resolutions issuing such shares.

                   The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of Internet Capital Group without further action by the shareholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of voting stock. At present, we have no plans to issue any shares of preferred stock.

Registration Rights

                    After this offering, the holders of 49,777,876 shares of our common stock and warrants exercisable for 293,215 shares of our common stock are entitled to demand registration of their shares under the Securities Act. The holders of 90,911,043 shares of our common stock and warrants exercisable for 1,318,157 shares of our common stock, however, have agreed not to demand registration of their common stock for 180 days after the date of this offering. After this 180-day period, any one of these holders may require us, on not more than two occasions, to file a registration statement under the Securities Act with respect to at least twenty-five percent (25%) of his, her or its shares eligible for demand rights if the gross offering price would be expected to exceed $5.0 million. We are required to use our best efforts to effect the registration, subject to certain conditions and limitations. In addition, if 180 days after the date of this offering, we prepare to register any of our securities under the Securities Act, for our own account or the account of our other holders, we will send notice of this registration to holders of the shares eligible for demand rights as well as to holders of all of our convertible notes and holders who have contributed to us at least $1,000,000 in capital. Subject to certain conditions and limitations, they may elect to register their eligible shares. If we are able to file a registration statement on Form S-3, the holders of shares eligible for demand rights may register their common stock along with that registration. The expenses incurred in connection with such registrations will be borne by us, except that we will pay expenses of only one registration on Form S-3 at a holder’s request per year.

Section 203 of the Delaware General Corporation Law; Certain Anti-Takeover, Limited Liability and Indemnification Provisions

Section 203 of the Delaware General Corporation Law

                   The following is a description of the provisions of the Delaware General Corporation Law, and our certificate of incorporation and bylaws that we believe are material to investors. This summary does not purport to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, and our certificate of incorporation and bylaws.

                   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the business combination is approved in a prescribed manner. A “business combination” includes certain mergers, asset sales, and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to certain exceptions, an “interested stockholder ” is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% of the corporation’s voting stock.

                    Certain provisions of our certificate of incorporation and bylaws could have anti-takeover effects. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our corporate policies formulated by our Board of Directors. In addition, these provisions also are intended to ensure that our Board of Directors will have sufficient time to act in what the board of directors believes to be in the best interests of us and our shareholders. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for our takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Internet Capital Group. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, these provisions could delay or frustrate the removal of incumbent directors or the assumption of control of us by the holder of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest, even if such event would be favorable to the interest of our shareholders.

Classified Board of Directors

                   Our certificate of incorporation provides for our Board of Directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three-year terms (other than directors who may be elected by holders of preferred stock). As a result, approximately one-third of our Board of Directors will be elected each year. The classified board provision will help to assure the continuity and stability of our Board of Directors and our business strategies and policies as determined by our Board of Directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our Board of Directors. In addition, the classified board provision could delay shareholders who do not like the policies of our Board of Directors from electing a majority of our Board of Directors for two years.

No Shareholder Action by Written Consent; Special Meetings

                   Our certificate of incorporation provides that shareholder action can only be taken at an annual or special meeting of shareholders and prohibits shareholder action by written consent in lieu of a meeting. Our bylaws provide that special meetings of shareholders may be called only by our Board of Directors or our Chief Executive Officer. Our shareholders are not permitted to call a special meeting of shareholders or to require that our Board of Directors call a special meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

                   Our bylaws establish an advance notice procedure for our shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our shareholders (the “Shareholder Notice Procedure”). The Shareholder Notice Procedure provides that only persons who are nominated by, or at the direction of, our Board of Directors or its Chairman, or by a shareholder who has given timely written notice to our Secretary or any Assistant Secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The Shareholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, our Board of Directors or its Chairman or by a shareholder who has given timely written notice to our Secretary of such shareholder’s intention to bring such business before such meeting. Under the Shareholder Notice Procedure, if a shareholder desires to submit a proposal or nominate persons for election as directors at an annual meeting, the shareholder must submit written notice to Internet Capital Group not less than 90 days nor more than 120 days prior to the first anniversary of the previous year’s annual meeting. In addition, under the Shareholder Notice Procedure, a shareholder ’s notice to Internet Capital Group proposing to nominate a person for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that business was not properly brought before the meeting, in accordance with the Shareholder Notice Procedure, such business shall not be discussed or transacted.

Number of Directors; Removal; Filling Vacancies

                   Our certificate of incorporation and bylaws provide that our Board of Directors will consist of not less than 5 nor more than 9 directors (other than directors elected by holders of our preferred stock), the exact number to be fixed from time to time by resolution adopted by our directors. Further, subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws authorize our Board of Directors to elect additional directors under specified circumstances and fill any vacancies that occur in our Board of Directors by reason of death, resignation, removal, or otherwise. A director so elected by our Board of Directors to fill a vacancy or a newly created directorship holds office until the next election of the class for which such director has been chosen and until his successor is elected and qualified. Subject to the rights of the holders of any series of our preferred stock, if any, our certificate of incorporation and bylaws also provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of the then outstanding stock of Internet Capital Group. The effect of these provisions is to preclude a shareholder from removing incumbent directors without cause and simultaneously gaining control of our Board of Directors by filling the vacancies created by such removal with its own nominees.

Indemnification

                   We have included in our certificate of incorporation and bylaws provisions to eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Law, and to indemnify our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers.

Certificate of Incorporation

                   The provisions of our certificate of incorporation that could have anti-takeover effects as described above are subject to amendment, alteration, repeal, or rescission by the affirmative vote of the holder of not less than two-thirds (66  2 / 3%) of the outstanding shares of voting securities. This requirement makes it more difficult for shareholders to make changes to the provisions in our certificate of incorporation which could have anti-takeover effects by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending these provisions of our certificate of incorporation.

Bylaws

                   Our certificate of incorporation provides that our bylaws are subject to adoption, amendment, alteration, repeal, or rescission either by our Board of Directors without the assent or vote of our shareholders, or by the affirmative vote of the holders of not less than two-thirds (66  2 / 3%) of the outstanding shares of voting securities. This provision makes it more difficult for shareholders to make changes in our bylaws by allowing the holders of a minority of the voting securities to prevent the holders of a majority of voting securities from amending our bylaws.

Transfer Agent and Registrar

                   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services. The Transfer Agent’s address is 4 Station Square, Pittsburgh, Pennsylvania, and its telephone number is (412) 236-8157.
SHARES ELIGIBLE FOR FUTURE SALE

                   Upon completion of this offering, there will be 124,342,435 shares of our common stock outstanding (assuming conversion of all of our outstanding convertible notes, and no exercise of the underwriters’ over-allotment option or exercise of outstanding options and warrants). Of these shares, the shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any shares held by an existing “affiliate” of Internet Capital Group, as that term is defined by the Securities Act, which shares will be subject to the resale limitations of Rule 144 adopted under the Securities Act.

                   Upon completion of this offering, 109,442,435 “restricted shares ” as defined in Rule 144 will be outstanding. None of these shares will be eligible for sale in the public market as of the effective date of this registration statement.

                   In general, under Rule 144 as currently in effect, beginning 90 days after the offering, a person (or persons whose shares are aggregated) who owns shares that were purchased from us (or any affiliate) at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock (approximately 124,342,435 shares immediately after the offering) or;

•
the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

                    Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. Any person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least two years previously, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

                   We have agreed not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or any rights to acquire our common stock for a period of 180 days after the date of this prospectus, without the prior written consent of the representatives of the underwriters, subject to certain limited exceptions. See “Underwriting.”

                   The holders of 90,911,403 shares of our common stock have agreed not to demand registration of their common stock for 180 days after the date of this prospectus without the prior written consent of the underwriters. After this period, if the holders cause a large number of shares to be registered and sold in the public market, those sales could have an adverse effect on the market price for the common stock.
PRINCIPAL UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

                   The following discussion summarizes principal U.S. federal income and estate tax consequences of the ownership and disposition of common stock by “Non-U.S. Holders”. You are a “ non-U.S. holder” for U.S. federal income tax purposes if you are:

•	a non-resident alien individual,

•	a foreign corporation,

•	a foreign partnership or

•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from common stock.

                   This discussion does not consider the specific facts and circumstances that may be relevant to particular holders and does not address the treatment of holders of common stock under the laws of any state, local or foreign taxing jurisdiction. This discussion is based on the tax laws of the U.S., including the Internal Revenue Code, as amended to the date hereof, existing and proposed regulations thereunder, and administrative and judicial interpretation thereof, as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your own tax advisors with regard to the application of the federal income tax laws to your particular situation, as well as to the applicability and effect of any state, local or foreign tax laws to which you may be subject.

Dividends

                   If you are a non-U.S. holder of our common stock, dividends paid to you are subject to withholding of U.S. federal income tax at a 30% rate or at a lower rate if so specified in an applicable income tax treaty. If, however, the dividends are effectively connected with your conduct of a trade or business within the U.S., and they are attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. income tax on a net income basis on such dividends, then such “effectively connected” dividends generally are not subject to withholding tax. Instead, such effectively connected dividends are taxed at rates applicable to U.S. citizens, resident aliens and domestic U.S. corporations.

                    Effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

                    Under currently effective U.S. Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the 30% withholding tax discussed above. Under current interpretations of U.S. Treasury regulations, this presumption that dividends paid to an address in a foreign country are paid to a resident of that country, unless the payor has knowledge to the contrary, also applies for the purposes of determining whether a lower tax treaty rate applies.

                    Under U.S. Treasury regulations that will generally apply to dividends paid after December 31, 2000, the “New Regulations,” if you claim the benefit of a lower treaty rate, you must satisfy certain certification requirements. In addition, in the case of common stock held by a foreign partnership, the certification requirements generally will apply to the partners of the partnership and the partnership must provide certain information, including a U.S. taxpayer identification number. The final withholding regulations also provide look-through rules for tiered partnerships.

                    If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any excess amounts withheld by filing a refund claim with the IRS.

Gain On Disposition Of Common Stock

                   If you are a non-U.S. holder you generally will not be subject to U.S. federal income tax on gain recognized on a disposition of common stock unless:

•
the gain is effectively connected with your conduct of a trade or business in the U.S., and the gain is attributable to a permanent establishment that you maintain in the U.S., if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis on gain from the sale or other disposition of the common stock;

•	you are an individual, you hold the common stock as a capital asset and you are present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist; or

•
we are or have been a “United States real property holding corporation” for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock, and you are not eligible for any treaty exemption.

                    Effectively connected gains recognized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if so specified in an applicable income tax treaty.

                   We have not been, are not, and do not anticipate becoming a “ United States real property holding corporation” for federal income tax purposes.

Federal Estate Taxes

                    Common stock held by an individual non-U.S. holder at the time of death will be included in the holder’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate taxes, unless an applicable estate tax treaty provides otherwise.

Information Reporting And Backup Withholding

                   In general, U.S. information reporting requirements and backup withholding tax will not apply to dividends paid to you if you are either:

•	subject to the 30% withholding tax discussed above, or

•	not subject to the 30% withholding tax because an applicable tax treaty reduces or eliminates such withholding tax,

although dividend payments to you will be reported for purposes of the withholding tax. See the discussion under “Dividends” above for further discussion of the reporting of dividend payments. If you do not meet either of these requirements for exemption and you fail to provide certain information, including your U.S. taxpayer identification number, or otherwise establish your status as an “exempt recipient ”, you may be subject to backup withholding of U.S. federal income tax at a rate of 31% on dividends paid with respect to common stock.

                    Under current law, the payor may generally treat dividends paid to a payee with a foreign address as exempt from backup withholding and information reporting unless the payor has definite knowledge that the payee is a U.S. person. However, under the New Regulations, dividend payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met. See the discussion under “Dividends” in this section for the rules applicable to foreign partnerships under the New Regulations.

                   U.S. information reporting and backup withholding requirements generally will not apply to a payment of the proceeds of a sale of common stock made outside the U.S. through an office outside the U.S. of a non-U.S. broker. However, U.S. information reporting, but not backup withholding, will apply to a payment made outside the U.S. of the proceeds of a sale of common stock through an office outside the U.S. of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” as to the U.S.; or

•	with respect to payments made after December 31, 2000, is a foreign partnership with certain connections to the U.S.

in each case, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. person and has no knowledge to the contrary or the holder otherwise establishes an exemption.

                    Payment of the proceeds of a sale of common stock to or through a U.S. office of a broker is subject to both U.S. backup withholding and information reporting unless the holder certifies its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

                    Backup withholding is not an additional tax and you may apply any taxes that are withheld against your tax liability and you generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing a refund claim with the Internal Revenue Service.
UNDERWRITING

Underwritten Public Offering

                   Of the 14,900,000 shares of our common stock offered by this prospectus, we are offering 11,400,000 shares to the public generally in an underwritten public offering and 2,200,000 shares to the shareholders of one of our shareholders, Safeguard Scientifics, and Safeguard Scientifics is offering up to 1,300,000 shares in a directed share subscription program.

                    General

                   We intend to offer our common stock in the United States and Canada through a number of U.S. underwriters as well as elsewhere through international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC and Wit Capital Corporation are acting as U.S. representatives of each of the U.S. underwriters. Subject to the terms and conditions set forth in the purchase agreement among us and the U.S. underwriters, and concurrently with the sale of 2,280,000 shares of common stock to the international managers, we have agreed to sell to each of the U.S. underwriters, and each of the U.S. underwriters, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below. The 9,120,000 shares of common stock being purchased by the U.S. underwriters does not include the 2,200,000 shares of common stock being offered by us and the 1,300,000 shares being offered by Safeguard Scientifics in the directed share subscription program.

Underwriters	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,110,000
BancBoston Robertson Stephens Inc.	1,482,000
Deutsche Bank Securities Inc.	1,482,000
Banc of America Securities LLC	963,000
Wit Capital Corporation	373,000
Adams, Harkness & Hill, Inc.	150,000
First Union Capital Markets Corp.	150,000
Hambrecht & Quist LLC	150,000
Lehman Brothers Inc.	150,000
J.P. Morgan Securities Inc.	150,000
Pennsylvania Merchant Group	150,000
Prudential Securities Incorporated	150,000
Volpe Brown Whelan & Company, LLC	150,000
E*OFFERING Corp	150,000
William Blair & Company, L.L.C.	40,000
Broadmark Capital Corporation	40,000
First Montauk Securities Corp.	40,000
Janney Montgomery Scott Inc.	40,000
Pryor, McClendon, Counts & Co., Inc.	40,000
Scott & Stringfellow, Inc.	40,000
Tucker Anthony Cleary Gull	40,000
Utendahl Capital Partners, L.P.	40,000
H.C. Wainwright & Co., Inc.	40,000

Total	9,120,000

                    We have also agreed with certain international managers outside the United States and Canada, for whom Merrill Lynch International, BancBoston Robertson Stephens International Limited, Deutsche Bank AG London and Bank of America International Limited are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 9,120,000 common stock to the U.S. underwriters pursuant to the purchase agreement, to sell to the international managers, and the international managers severally have agreed to purchase from us, an aggregate of 2,280,000 common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the U.S. shares and the international shares.

                   In the purchase agreement, the several U.S. underwriters and the several international managers, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the U.S. underwriters and the international managers are conditioned upon one another.

                   We have agreed to indemnify the U.S. underwriters and the international managers against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and the international managers may be required to make in respect of those liabilities.

                   The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

                    Commissions and Discounts

                   The U.S. representatives have advised us that they propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $.52 per share of common stock. The U.S. underwriters may allow, and such dealers may reallow, a discount not in excess of $.10 per share of common stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

                   The following table shows the per share and total public offering price, underwriting discount to be paid by us to the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

	Per Share	Without Option	With Option
Public offering price	$12.00	$109,440,000	$125,856,000
Underwriting discount	$.84	$7,660,800	$8,809,920
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.16	$101,779,200	$117,046,080

                    The expenses of the offering, exclusive of the underwriting discount, are estimated at $1,237,441 and are payable by us. The following table sets forth these expenses. All amounts shown are estimates.

Amount
Securities and Exchange Commission registration fee	$54,178
NASD filing fee	19,833
Nasdaq National Market listing fee	69,911
Accounting fees and expenses	450,000
Blue Sky fees and expenses	1,000
Legal fees and expenses	375,000
Transfer Agent and Registrar fees and expenses	9,000
Printing and engraving expenses	91,000
Director and officer liability insurance	150,000
Miscellaneous fees and expenses	17,519

Total	$1,237,441

                    Intersyndicate Agreement

                   The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the U.S. underwriters and the international managers are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are non-U.S. or non-Canadian persons, or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, and the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to U.S. persons or to Canadian persons or to persons they believe intend to resell to U.S. or Canadian persons, except in the case of the terms of the intersyndicate agreement.

                    Over-allotment Option

                   We have granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,368,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The U.S. underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the U.S. underwriters exercise this option, each U.S. underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such U.S. underwriter’s initial amount reflected in the foregoing table.

                   We have also granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 342,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the U.S. underwriters.

                    Reserved Shares

                   At our request, the U.S. underwriters have reserved approximately 2,600,000 shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons designated by Internet Capital Group. In addition, the U.S. underwriters have reserved up to 1,666,667 shares of our common stock for sale to General Electric Capital Corporation. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

                    No Sales of Similar Securities

                   We, our executive officers and directors, Safeguard Scientifics (Delaware), Safeguard 98 Capital, L.P., Comcast ICG, Inc., CPQ Holdings, Inc., IBM Corporation, Internet Assets, Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. have agreed, with certain exceptions, not to directly or indirectly:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock,

whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale.”

                   In addition, holders of Internet Capital Group’s three-year convertible notes and warrants issued in May 1999 who are affiliated or associated with NASD members participating in the initial public offering have agreed not to sell these securities for a period of one-year from the date of effectiveness for the offering.

                    Quotation on the Nasdaq National Market

                    Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. Among the factors considered by us and the representatives in determining the initial public offering price of our common stock, in addition to prevailing market conditions, are:

•	the trading multiples of publicly-traded companies that the representatives believe to be comparable to us;

•	certain of our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management;

•	our past and present operations;

•	the prospects for, and timing of, our future revenue;

•	the present state of our development;

•	the percentage interest of Internet Capital Group being sold as compared to the valuation for the entire company; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

                   We have applied for a listing of our common stock on the Nasdaq National Market under the symbol “ICGE.”

                   The underwriters have advised us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of shares of our common stock offered by them.

                    Price Stabilization, Short Positions and Penalty Bids

                    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

                   If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

                   The U.S. representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters’ short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

                   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

                    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                    Electronic Format

                   Wit Capital is making a prospectus in electronic format available on its Internet Web site. All dealers purchasing shares from Wit Capital in the offering similarly have agreed to make a prospectus in electronic format available on Web sites maintained by each of the dealers. The information on these Web sites relating to the Internet Capital Group offering is filed as an exhibit to the registration statement. Please see the exhibit for a more complete description of the information relating to the offering contained on those Web sites.

                   Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in the offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter, e-Manager™ or selected dealer in more than 105 public offerings. Except for its participation in this offering and as disclosed below, Wit Capital has no relationship with Internet Capital Group or any of its founders or significant shareholders.

                    Robert Lessin, the Chairman, Chief Executive Officer and a significant shareholder of Wit Capital, owned 154,861 shares of VerticalNet’s Series C Preferred Stock, which converted into 154,861 shares of VerticalNet’s common stock prior to consummation of VerticalNet’s initial public offering. Except for its participation as e-Manager™ in VerticalNet ’s initial public offering, or as otherwise disclosed in the underwriting section of VerticalNet’s initial public offering prospectus, Wit Capital has no relationship with VerticalNet or any of its founders or significant shareholders. Walter W. Buckley, President, Chief Executive Officer and a director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation. Kenneth A. Fox, a Managing Director and director of Internet Capital Group, owns 50,000 shares of Wit Capital Corporation. An affiliate of Comcast ICG, Inc., one of our principal stockholders, owns 1,333,333 shares of Wit Capital Corporation. Julian A. Brodsky, one of our directors, owns 80,000 shares of Wit Capital Corporation.

Directed Share Subscription Program

                   As part of this offering, we are offering 2,200,000 shares and Safeguard Scientifics is offering up to 1,300,000 shares of our common stock in a directed share subscription program to shareholders of Safeguard Scientifics, one of our principal and founding shareholders. Safeguard Scientifics is an underwriter with respect to the shares of our common stock offered to the shareholders of Safeguard Scientifics. Safeguard Scientifics is not an underwriter with respect to the other shares of our common stock offered and is not included in the term “ underwriter” as used elsewhere in this prospectus.

                    Safeguard Scientifics’ shareholders may subscribe for one share of our common stock for every ten shares of Safeguard Scientifics’ common stock held by them, and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of Safeguard Scientifics’ common stock as of June 24, 1999 are eligible to purchase shares directly from us or Safeguard Scientifics under the program. Shareholders who own less than 100 shares of Safeguard Scientifics’ common stock will be ineligible to participate in the directed share subscription program. Subscription orders will be satisfied first from the shares being sold by us, and then from the shares offered by Safeguard Scientifics. If any of the shares offered by us under the program are not purchased by the shareholders of Safeguard Scientifics, Safeguard Scientifics will purchase these shares from us. Safeguard Scientifics may not transfer its purchase obligation to anyone else and the only condition to its purchase obligation is the consummation of the underwritten public offering. Safeguard Scientifics does not have any registration rights for any shares that it may purchase in the directed share subscription program. Although these shares were purchased directly from us as part of a registered offering, Safeguard Scientifics is one of our affiliates and may only sell these shares in accordance with Rule 144 restrictions. See “ Shares Eligible For Future Sale.” In addition, Safeguard Scientifics has agreed not to offer, sell or otherwise dispose of any shares of our common stock for a period of 180 days after the date of this prospectus. Sales under the directed share subscription program will close on the closing of the sale of the other shares offered to the public. It is expected that sales under the directed share subscription program will be reflected in purchasers’ book-entry accounts at the Depository Trust Company, if any, shortly after the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository Trust Company.

                    Prior to this offering, Safeguard Scientifics beneficially owned 17.8% of our common stock. After this offering and the concurrent offering, Safeguard Scientifics will beneficially own about 17,761,794 shares, or approximately 14.3%, of our common stock, assuming that all shares offered in the directed share subscription program are purchased by shareholders of Safeguard Scientifics. If the shareholders of Safeguard Scientifics do not purchase any of the shares offered in the directed share subscription program, Safeguard Scientifics will beneficially own approximately 17.1% of our common stock after this offering and the concurrent offering. The purchase price under the program, whether paid by Safeguard Scientifics or its shareholders, will be the same price per share as set forth on the cover page of this prospectus.

                   We have entered into an agreement to pay Merrill Lynch a financial advisory fee of up to $1,320,000 or an amount equal to 5% of the aggregate initial public offering price of all the shares being sold by us through the directed share subscription program, including shares that may be sold to Safeguard Scientifics. In addition, Safeguard Scientifics has agreed to pay Merrill Lynch a financial advisory fee of up to $780,000 or an amount equal to 5% of the aggregate initial public offering price of all the shares being sold by Safeguard Scientifics through the directed share subscription program. The financial advisory fees compensate Merrill Lynch for its financial advice relating to the directed share subscription program, including designing the program and coordinating the offering of our common stock. In addition, Merrill Lynch provided a cover letter for the preliminary prospectuses sent to the shareholders of Safeguard Scientifics. Safeguard Scientifics will not receive any compensation from us or any other person with respect to this offering, including any underwriting discounts or commissions.

                   The following table shows the per share and total offering price, financial advisory fee to be paid by us to Merrill Lynch and the proceeds before expenses to us.

	Per Share	Total
Public offering price	$12.00	$42,000,000
Financial advisory fee	$.60	$2,100,000
Proceeds to Internet Capital Group, Inc.	$11.40	$25,080,000
Maximum proceeds to Safeguard Securities, Inc.	$11.40	$14,820,000

                   The expenses of the directed share subscription program, exclusive of the financial advisory fee to be paid to Merrill Lynch, are estimated at $287,559 and Safeguard Scientifics will reimburse us for all expenses incurred by us in connection with the directed share subscription program including the amount equal to 5% of the aggregate initial public offering price of the shares sold by Safeguard Scientifics through the directed share subscription program. The following table sets forth these expenses other than the financial advisory fee. All amounts shown are estimates.

Amounts
SEC registration fee	$19,353
NASD filing fees	7,117
Nasdaq National Market listing fee	25,089
Accounting fees and expenses	50,000
Legal fees and expenses	75,000
Transfer Agent and Registrar fees and expenses	1,000
Printing and engraving expenses	109,000
Miscellaneous fees and expenses	1,000

Total	$287,559

LEGAL MATTERS

                   The validity of our common stock offered hereby will be passed upon for us by Dechert Price & Rhoads, Philadelphia, Pennsylvania. Dechert Price & Rhoads beneficially owns an aggregate of $250,000 principal amount of convertible notes that will automatically convert into 20,833 shares of our common stock upon completion of this offering based on the initial public offering price of $12.00 per share, and warrants exercisable at the initial public offering price per share to purchase 4,166 shares of our common stock. A member of Dechert Price & Rhoads beneficially owns $33,333.33 principal amount of convertible notes that will automatically convert into 2,777 shares of our common stock upon completion of this offering based on the initial public offering price of $12.00 per share, and warrants exercisable at the initial public offering price per share to purchase 555 shares of our common stock based on the initial public offering price of $12.00 per share.

                    Certain legal and regulatory matters in connection with the offering will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. Members of and an attorney associated with Davis Polk & Wardwell beneficially own an aggregate of $150,000 principal amount of convertible notes that will automatically convert into 12,500 shares of our common stock upon completion of this offering based on the initial public offering price of $12.00 per share, and warrants exercisable at the initial public offering price per share to purchase an aggregate of 2,500 shares of our common stock based on the initial public offering price of $12.00 per share.

EXPERTS

                   The consolidated financial statements of Internet Capital Group, Inc. as of December 31, 1997 and 1998 and for the period March 4, 1996 (inception) through December 31, 1996, and for the years ended December 31, 1997 and 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                   The financial statements of Applica Corporation as of December 31, 1998, and for the period from September 24, 1998 (inception) through December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                   The financial statements of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and for each of the years in the three year period ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                   The financial statements of CommerceQuest, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   The financial statements of ComputerJobs.com, Inc. as of December 31, 1997 and 1998, and for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth on their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in auditing and accounting.

                   The financial statements of Syncra Software, Inc. as of December 31, 1998 and for the period from February 11, 1998 (inception) through December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                   The financial statements of United Messaging, Inc. as of December 31, 1998 and for the period from August 25, 1998 (date of inception) to December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                   The financial statements of Universal Access, Inc. as of December 31, 1997 and 1998, and for the period from October 2, 1997 (date of inception) to December 31, 1997 and in the year ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP given on the authority of said firm as experts in auditing and accounting.

                   The consolidated financial statements of Web Yes, Inc. and Subsidiary as of December 31, 1997 and 1998, and for the two years ended December 31, 1998 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

                   The financial statements of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and for the years then ended have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

                   We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Internet Capital Group and our common stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits thereto, may be inspected without charge at the Commission’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission’s regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048 after payment of fees prescribed by the Commission. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

Report of Independent Auditors

The Board of Directors and Shareholders
Internet Capital Group, Inc.:

We have audited the accompanying consolidated balance sheets of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders’ equity, comprehensive income (loss) and cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain nonsubsidiary investee companies (Computer Jobs.com, Inc. and Syncra Software, Inc.), which Internet Capital Group, Inc. originally acquired an interest in during 1998. The Company’s ownership interests in and advances to these nonsubsidiary investee companies at December 31, 1998 was $8,392,155, and its equity in net income (loss) of these nonsubsidiary investee companies was $3,876,148 for the year ended December 31, 1998. The financial statements of these nonsubsidiary investee companies were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these nonsubsidiary investee companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Capital Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the period March 4, 1996 (inception) to December 31, 1996 and for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
May 7, 1999

INTERNET CAPITAL GROUP, INC.

Consolidated Balance Sheets

			(Unaudited)
	December 31,		March 31,
	1997	1998	1999
Assets
Current Assets
Cash and cash equivalents	$ 5,967,461	$26,840,904	$19,372,129
Accounts receivable, less allowances for doubtful accounts ($30,000-1997; $61,037-1998; $142,560-1999)	721,381	1,842,137	2,711,325
Prepaid expenses and other current assets	148,313	1,119,062	351,716

Total current assets	6,837,155	29,802,103	22,435,170

Fixed assets, net	544,443	1,151,268	1,063,766
Ownership interests in and advances to partner companies	24,045,080	59,491,940	96,380,245
Available-for-sale securities	—	3,251,136	5,285,644
Intangible assets, net	34,195	2,476,135	6,806,927
Other	20,143	613,393	92,969

Total Assets	$31,481,016	$96,785,975	$132,064,721

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$ 150,856	$ 288,016	$275,928
Line of credit	2,500,000	2,000,000	1,001,991
Accounts payable	696,619	1,348,293	759,970
Accrued expenses	388,525	1,823,407	1,316,427
Note payable to partner company	—	1,713,364	1,285,023
Deferred revenue	710,393	2,176,585	99,062

Total current liabilities	4,446,393	9,349,665	4,738,401

Long-term debt	399,948	351,924	121,665
Minority interest	—	6,360,008	3,408,479
Deferred taxes	—	—	560,716
Commitments and contingencies (Note 16)

Shareholders ’ Equity
Preferred stock, $.01 par value; no shares authorized	—	—	—
Common stock, $.001 par value; authorized 130,000,000 shares; 46,783,625 (1997), 66,043,625 (1998) and 82,005,549 (1999) issued and outstanding	46,784	66,044	82,006
Additional paid-in capital	36,144,814	74,998,459	103,758,063
Retained earnings (accumulated deficit)	(8,642,113)	5,256,815	23,318,903
Unamortized deferred compensation	(914,810)	(1,330,011)	(6,661,692)
Accumulated other comprehensive income	—	1,733,071	2,738,180

Total shareholders’ equity	26,634,675	80,724,378	123,235,460

Total Liabilities and Shareholders’ Equity	$31,481,016	$96,785,975	$132,064,721

See notes to consolidated financial statements.
INTERNET CAPITAL GROUP, INC.

Consolidated Statements of Operations

	March 4, 1996 (Inception) to December 31,	Year Ended December 31,		(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Revenue	$ 285,140	$ 791,822	$3,134,769	$377,371	$3,111,035

Operating Expenses
Cost of revenue	427,470	1,767,017	4,642,528	628,213	1,553,329
Sales and marketing	268,417	2,300,365	7,894,662	934,934	114,415
General and administrative	1,652,481	3,442,241	7,619,169	1,523,878	3,733,400

Total operating expenses	2,348,368	7,509,623	20,156,359	3,087,025	5,401,144

	(2,063,228)	(6,717,801)	(17,021,590)	(2,709,654)	(2,290,109)
Other income, net	—	—	30,483,177	12,322,162	28,677,471
Interest income	102,029	264,391	1,305,787	56,400	309,735
Interest expense	(13,931)	(126,105)	(381,199)	(110,020)	(13,756)

Income (Loss) Before Income Taxes, Minority Interest and Equity Income (Loss)	(1,975,130)	(6,579,515)	14,386,175	9,558,888	26,683,341
Income taxes	—	—	—	—	663,206
Minority interest	427,185	(106,411)	5,381,640	—	146,018
Equity income (loss)	(514,540)	106,298	(5,868,887)	(289,847)	(7,412,602)

Net Income (Loss)	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

Net Income (Loss) Per Share
Basic	$(0.10)	$(0.19)	$0.25	$0.20	$0.28
Diluted	$(0.10)	$(0.19)	$0.25	$0.20	$0.27

Weighted Average Shares Outstanding
Basic	20,395,774	34,098,844	56,102,289	46,783,625	72,646,022
Diluted	20,395,774	34,098,844	56,149,289	46,783,625	73,699,973

Pro Forma Information (Unaudited) (Note 2):
Pro forma net income
Pretax income			$13,898,928		$19,416,757
Pro forma income taxes			(5,142,603)		(7,184,200)

Pro forma net income			$ 8,756,325		$12,232,557

Pro forma net income per share
Basic			$ 0.16		$0.17
Diluted			$ 0.16		$0.17
Pro forma weighted average shares outstanding
Basic			56,102,289		72,646,022
Diluted			56,149,289		73,699,973

See notes to consolidated financial statements.
INTERNET CAPITAL GROUP, INC.

Consolidated Statements of Shareholders ’ Equity

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Unamortized Deferred Compensation	Accumulated Other Comprehensive Income	Total
Balance as of March 4, 1996	—	$ —	$ —	$ —	$ —	$ —	$ —
Issuance of common stock, net	13,723,426	13,723	13,672,290		—	—		—	13,686,013
Issuance of common stock (Note 10)	6,139,074	6,139	1,102,313		—	—		—	1,108,452
Issuance of restricted stock	6,027,017	6,027	1,013,639		—	(1,019,666)		—	—
Amortization of deferred compensation	—	—	—		—	126,876		—	126,876
Net loss	—	—	—		(2,062,485)	—		—	(2,062,485)

Balance as of December 31, 1996	25,889,517	25,889	15,788,242		(2,062,485)	(892,790)		—	12,858,856
Issuance of common stock	20,137,500	20,138	20,117,367		—	—		—	20,137,505
Issuance of restricted stock	1,773,053	1,773	416,562		—	(418,335)		—	—
Forfeitures of restricted stock	(1,016,445)	(1,016)	(177,357)		—	178,373		—	—
Amortization of deferred compensation	—	—	—		—	217,942		—	217,942
Net loss	—	—	—		(6,579,628)	—		—	(6,579,628)

Balance as of December 31, 1997	46,783,625	46,784	36,144,814		(8,642,113)	(914,810)		—	26,634,675
Issuance of common stock, net	19,260,000	19,260	38,185,359		—	—		—	38,204,619
Issuance of stock options to non-employees	—	—	668,286		—	(668,286)		—	—
Net unrealized appreciation in available-for-sale securities	—	—	—		—	—		1,733,071	1,733,071
Amortization of deferred compensation	—	—	—		—	253,085		—	253,085
Net income	—	—	—		13,898,928	—		—	13,898,928

Balance as of December 31, 1998	66,043,625	66,044	74,998,459		5,256,815	(1,330,011)		1,733,071	80,724,378
Three months ended March 31, 1999— Unaudited:
Issuance of common stock	15,990,000	15,990	31,964,010		—	—		—	31,980,000
Issuance of stock options to non-employees	—	—	297,141		—	(297,141)		—	—
Issuance of stock options to employees below fair market value	—	—	5,161,414		—	(5,161,414)		—	—
Forfeitures of restricted stock	(28,076)	(28)	(5,025)		—	5,053		—	—
Net unrealized appreciation in available-for-sale securities	—	—	—		—	—		1,005,109	1,005,109
Amortization of deferred compensation	—	—	—		—	121,821		—	121,821
Distribution to former LLC members	—	—	—		(10,675,811)	—		—	(10,675,811)
LLC termination (Note 3)	—	—	(8,657,936)		8,657,936	—		—	—
Net income	—	—	—		20,079,963	—		—	20,079,963

Balance as of March 31, 1999 (Unaudited)	82,005,549	$82,006	$103,758,063		$23,318,903	$(6,661,692)		$2,738,180	$123,235,460

See notes to consolidated financial statements.

INTERNET CAPITAL GROUP, INC.

Consolidated Statements of Comprehensive Income (Loss)

				(Unaudited)
		Year Ended December 31,		Three Months Ended March 31,
	March 4, 1996 (Inception) to December 31, 1996	1997	1998	1998	1999

Net Income (Loss)	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

Other Comprehensive Income (Loss) Before Tax
Unrealized holding gains on available-for-sale securities	—	—	1,733,071	5,131,916	4,530,351
Reclassification adjustments	—	—	—	—	(2,050,837)
Tax Related to Comprehensive Income (Loss)
Unrealized holding gains on available-for-sale securities	—	—	—	—	(1,585,623)
Reclassification adjustments	—	—	—	—	111,218

Net unrealized appreciation in available-for-sale securities	—	—	1,733,071	5,131,916	1,005,109

Comprehensive Income (Loss)	$(2,062,485)	$(6,579,628)	$15,631,999	$14,400,957	$21,085,072

See notes to consolidated financial statements.
INTERNET CAPITAL GROUP, INC.

Consolidated Statements of Cash Flows

				(Unaudited)
		Year Ended December 31,		Three Months Ended March 31,
	March 4, 1996 (Inception) to December 31, 1996	1997	1998	1998	1999

Operating Activities
Net income (loss)	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963
Adjustments to reconcile to net cash used in operating activities:
Other income	—	—	(30,483,177)	(12,322,162)	(28,684,465)
Depreciation and amortization	481,796	446,289	1,135,269	146,189	551,037
Equity (income) loss	514,540	(106,298)	5,868,887	289,847	7,412,602
Minority interest	(427,185)	106,411	(5,381,640)	—	(146,018)
Deferred taxes	—	—	—	—	(913,689)
Changes in assets and liabilities, net of effect of acquisitions:
Accounts receivable, net	(2,176,869)	1,574,374	(1,183,360)	34,393	(673,501)
Prepaid expenses and other assets	(69,558)	(142,384)	(1,346,515)	(196,533)	69,672
Accounts payable	43,727	565,672	620,127	271,306	(332,937)
Deferred revenue	147,100	493,960	1,249,624	200,156	(97,163)
Accrued expenses	145,977	204,645	1,415,265	1,421,968	903,002

Net cash used in operating activities	(3,402,957)	(3,436,959)	(14,206,592)	(885,795)	(1,831,497)
Investing Activities
Capital expenditures	(100,480)	(272,488)	(545,432)	(97,005)	(156,116)
Proceeds from sales of available-for-sale securities	—	—	36,431,927	—	2,574,371
Proceeds from sales of Partner Company ownership interests in and advances to a shareholder	—	—	300,000	—	2,654,880
Advances to Partner Companies	(60,000)	(2,800,000)	(12,778,884)	—	(1,892,502)
Repayment of advances to Partner Companies	—	950,000	677,084	500,000	1,913,358
Acquisitions of ownership interests in Partner Companies, net of cash acquired	(6,934,129)	(14,465,874)	(35,822,393)	(3,552,712)	(22,480,597)
Other acquisitions (Note 5)	—	—	(1,858,389)	—	—
Increase in cash surrender value of life insurance	—	—	—	—	(62,441)
Reduction in cash due to deconsolidation of VerticalNet	—	—	—	—	(5,645,895)

Net cash used in investing activities	(7,094,609)	(16,588,362)	(13,596,087)	(3,149,717)	(23,094,942)
Financing Activities
Issuance of common stock, net	13,686,013	20,137,505	38,204,619	—	31,980,000
Long-term debt and capital lease repayments	(30,191)	(57,979)	(321,857)	(38,403)	(59,316)
Line of credit borrowings	1,208,000	2,500,000	2,000,000	—	576,248
Line of credit repayments	(1,106,000)	(2,000)	(2,500,000)	—	—
Distribution to former LLC members	—	—	—	—	(10,675,811)
Treasury stock purchase by subsidiary	(60,000)	—	—	—	(4,463,457)
Issuance of stock by subsidiary	15,000	200,000	11,293,360	—	100,000

Net cash provided (used) by financing activities	13,712,822	22,777,526	48,676,122	(38,403)	17,457,664

Net Increase (Decrease) in Cash and Cash Equivalents	3,215,256	2,752,205	20,873,443	(4,073,915)	(7,468,775)
Cash and cash equivalents at beginning of period	—	3,215,256	5,967,461	5,967,461	26,840,904

Cash and Cash Equivalents at End of Period	$3,215,256	$5,967,461	$26,840,904	$1,893,546	$19,372,129

See notes to consolidated financial statements.

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements

1.    Significant Accounting Policies

Description of the Company

                    Internet Capital Group, Inc. (the “Company”) was formed on March 4, 1996. The Company is an Internet holding company actively engaged in business-to-business, or B2B, e-commerce through a network of companies. The Company defines e-commerce as conducting or facilitating business transactions over the Internet. As of December 31, 1998, the Company owned interests in more than 20 companies engaged in e-commerce, which the Company calls its “Partner Companies”. The Company ’s goal is to become the premier B2B e-commerce company. The Company’s operating strategy is to integrate its Partner Companies into a collaborative network that leverages the collective knowledge and resources of the Company.

Basis of Presentation

                   On February 2, 1999, the Company converted from a Limited Liability Corporation (“LLC”) to a corporation. All shareholder transactions have been presented as if the conversion occurred on March 4, 1996 (inception).

Principles of Consolidation

                    During the periods ending December 31, 1996, 1997 and 1998 the Company acquired equity ownership interests in VerticalNet for $1.0 million, $2.0 million and $4.0 million, respectively. The excess of cost over net assets acquired related to the 1996 and 1997 acquisitions was $.7 million and $.8 million, respectively. The Company’s carrying value in VerticalNet, including the excess of cost over net assets acquired related to the 1996 and 1997 acquisitions, was reduced to below zero and became a liability as a result of consolidating VerticalNet’s losses after amounts attributed to Minority Interest were exhausted. For the same reason, the 1998 acquisition did not result in an intangible asset. In 1998, the Company made advances in the form of convertible notes to VerticalNet of $5.0 million. Of this amount, $.8 million was repaid by VerticalNet, $2.1 million was purchased from the Company by one of its principal shareholders, and $2.1 million was converted into common stock during the three months ended March 31, 1999 (unaudited). The Company’ s direct and indirect voting interest in VerticalNet at December 31, 1997 and 1998 was 63% and 52%, respectively.

                   The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. (the “Operations Company”) and its majority owned subsidiary, VerticalNet, Inc. (“VerticalNet ”). The various interests that the Company acquires in its Partner Companies are accounted for under three broad methods: consolidation, equity method and cost method. The applicable accounting method is generally determined based on the Company ’s voting interest in a Partner Company.

                    Consolidation. Partner Companies in which the Company directly or indirectly owns more than 50% of the outstanding voting securities are generally accounted for under the consolidation method of accounting. Under this method, a Partner Company’s results of operations are reflected within the Company’s Consolidated Statements of Operations. All significant intercompany accounts and transactions have been eliminated. Participation of other Partner Company shareholders in the earnings or losses of a consolidated Partner Company is reflected in the caption “Minority interest” in the Company’s Consolidated Statements of Operations. Minority interest adjusts the Company’s consolidated results of operations to reflect only the Company’s share of the earnings or losses of the consolidated Partner Company.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    Equity Method. Partner Companies whose results are not consolidated, but over whom the Company exercises significant influence, are accounted for under the equity method of accounting. Whether or not the Company exercises significant influence with respect to a Partner Company depends on an evaluation of several factors including, among others, representation on the Partner Company ’s Board of Directors and ownership level, which is generally a 20% to 50% interest in the voting securities of the Partner Company, including voting rights associated with the Company’s holdings in common, preferred and other convertible instruments in the Partner Company. Under the equity method of accounting, a Partner Company’s results of operations are not reflected within the Company’s Consolidated Statements of Operations; however, the Company’ s share of the earnings or losses of the Partner Company is reflected in the caption “Equity income (loss)” in the Consolidated Statements of Operations.

                   The amount by which the Company’s carrying value exceeds its share of the underlying net assets of Partner Companies accounted for under the consolidation or equity method of accounting is amortized on a straight-line basis over three years which adjusts the Company’s share of the Partner Company’s earnings or losses.

                    Cost Method. Partner Companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method of accounting. Under this method, the Company’s share of the earnings or losses of such companies is not included in the Consolidated Statements of Operations. However, cost method impairment charges are recognized in the Consolidated Statement of Operations with the new cost basis not written-up if circumstances suggest that the value of the Partner Company has subsequently recovered.

                   The Company records its ownership interest in debt securities of Partner Companies accounted for under the cost method at cost as it has the ability and intent to hold these securities until maturity. The Company records its ownership interest in equity securities of Partner Companies accounted for under the cost method at cost, unless these securities have readily determinable fair values based on quoted market prices, in which case these interests would be classified as available-for-sale securities or some other classification in accordance with SFAS No. 115. In addition to the Company’s investments in voting and non-voting equity and debt securities, it also periodically makes advances to its Partner Companies in the form of promissory notes which are accounted for in accordance with SFAS No. 114.

                   The Company continually evaluates the carrying value of its ownership interests in and advances to each of its Partner Companies for possible impairment based on achievement of business plan objectives and milestones, the value of each ownership interest in the Partner Company relative to carrying value, the financial condition and prospects of the Partner Company, and other relevant factors. The business plan objectives and milestones the Company considers include, among others, those related to financial performance such as achievement of planned financial results or completion of capital raising activities, and those that are not primarily financial in nature such as the launching of a web site or the hiring of key employees. The fair value of the Company’s ownership interests in and advances to privately held Partner Companies is generally determined based on the value at which independent third parties have or have committed to invest in its Partner Companies.

Available-for-Sale Securities

                    Available-for-sale securities are reported at fair value, based on quoted market prices, with the net unrealized gain or loss reported as a component of accumulated other comprehensive income in shareholders’ equity.

                    Unrealized gains or losses related to available-for-sale securities will be recorded net of deferred taxes subsequent to February 2, 1999, the date the Company converted from an LLC to a C Corporation.

Accounting Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

Cash and Cash Equivalents

                   The Company considers all highly liquid instruments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents at December 31, 1998 are invested principally in money market accounts.

Financial Instruments

                   Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short-term maturity of these instruments. Long-term debt is carried at cost which approximates fair value as the debt bears interest at rates approximating current market rates.

Intangibles

                    Goodwill, the excess of cost over net assets of businesses acquired, is amortized on a straight-line basis over three years. Goodwill at December 31, 1998 of $2.5 million, net of accumulated amortization of $.3 million, was attributable to acquisitions by VerticalNet.

Fixed Assets

                    Fixed assets are carried at cost less accumulated depreciation, which is based on the estimated useful lives of the assets (approximately three to seven years) computed using the straight-line method.

                    Equipment acquired under long-term capital lease arrangements is recorded at amounts equal to the net present value of the future minimum lease payments using the interest rate implicit in the lease. Amortization is provided by use of the straight-line method over the estimated useful lives of the related assets.

Revenue Recognition

                   All of the Company’s revenue from March 4, 1996 (inception) through December 31, 1998 was attributable to VerticalNet.

                    VerticalNet’s revenue is derived principally from advertising contracts which include the initial development of storefronts. A storefront is a Web page posted on one of VerticalNet’s trade communities that provides information on an advertiser’s products, links a visitor to the advertiser’s Web site and generates sales inquiries from interested visitors. The advertising contracts generally do not extend beyond one year. Advertising revenue is recognized ratably over the period of the advertising contract. Deferred revenue of $2.2 million at December 31, 1998 represents the unearned portion of advertising contracts for which revenue will be recognized over the remaining period of the advertising contract.

                    VerticalNet also generates revenue through providing educational courses and selling books. Revenue from educational courses is recognized in the period in which the course is completed and revenue from the sale of books is recognized in the period in which the books are shipped.

                    Barter transactions are recorded at the lower of estimated fair value of goods or services received or the estimated fair value of the advertisements given. Barter revenue is recognized when the VerticalNet advertising impressions (VNAI) are delivered to the customer and advertising expense is recorded when the customer advertising impressions (CAI) are received from the customer. If the CAI are received from the customer prior to VerticalNet delivering the VNAI, a liability is recorded, and if VerticalNet delivers the VNAI to the customer prior to receiving the CAI, a prepaid expense is recorded. For the period March 4, 1996 (inception) through December 31, 1997, VerticalNet barter transactions were immaterial. For the year ended December 31, 1998, VerticalNet recognized approximately $.6 million and $.5 million of advertising revenues and expenses, respectively, from barter transactions. Included in prepaid expenses and other current assets at December 31, 1998 is approximately $.2 million relating to barter transactions.

Concentration of Credit Risk

                    VerticalNet performs ongoing credit evaluations of its customers ’ financial condition and generally does not require collateral on accounts receivable. VerticalNet maintains allowances for credit losses and such losses have been within management’s expectations. No single customer accounted for greater than 10% of total revenue during the period from March 4, 1996 (inception) to December 31, 1996 and the years ended December 31, 1997 and 1998.

Accounting for Impairment of Long-Lived Assets

                   In accordance with Statement of Financial Accounting Standards Board No. 121, the Company records an impairment loss on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

Deferred Offering Costs

                   As of December 31, 1998, specific incremental costs directly attributable to a planned initial public offering (IPO) of VerticalNet shares have been deferred. These deferred costs, totaling $.5 million, are included in non-current other assets on the Consolidated Balance Sheet. These costs were charged against VerticalNet’s additional paid-in-capital in connection with the consummation of VerticalNet’s IPO in February 1999.

Stock Based Compensation

                   The Company has adopted SFAS No. 123, “Accounting for Stock Based Compensation.” As permitted by SFAS No. 123. the Company measures compensation cost in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including tax benefits realized, are credited to equity. Therefore, the adoption of SFAS No. 123 was not material to the Company’s financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the Notes to Consolidated Financial Statements as required by SFAS No. 123 (Note 9).

Comprehensive Income

                   In 1998, the Company adopted Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income” (SFAS 130), which requires companies to report and display comprehensive income and its components in financial statements. Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Excluding net income, the Company’s source of comprehensive income is from net unrealized appreciation on its available-for-sale securities. Reclassification adjustments result from the recognition in net income of gains or losses that were included in comprehensive income in prior periods.

Segment Information

                   At December 31, 1998, the Company adopted Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (SFAS 131) which requires companies to present financial and descriptive segment information (Note 11).
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

Income Taxes

                    Income taxes are accounted for under the asset and liability method whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                   From the Company’s inception in March 1996 to February 1999, the Company was not subject to federal and state income taxes. The Company has no net operating loss carry forwards at December 31, 1998 (Note 2).

Net Income Per Share

                   Net income per share (EPS) is computed using the weighted average number of common shares outstanding during each year. Dilutive EPS includes common stock equivalents (unless anti-dilutive) which would arise from the exercise of stock options and conversion of other convertible securities and is adjusted, if applicable, for the effect on net income (loss) of such transactions.

                    Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an IPO, are required to be included in the calculation of basic and diluted net income per share as if they were outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

Gain or Loss on Issuances of Stock By Partner Companies

                    Pursuant to SEC Staff Accounting Bulletin No. 84, at the time a Partner Company accounted for under the consolidation or equity method of accounting sells its common stock at a price different from the Partner Company’s book value per share, the Company ’s share of the Partner Company’s net equity changes. If at that time, the Partner Company is not a newly-formed, non-operating entity, nor a research and development, start-up or development stage company, nor is there question as to the Company’s ability to continue in existence, the Company records the change in its share of the Partner Company’s net equity as a gain or loss in its Consolidated Statements of Operations (Note 17).

Recent Accounting Pronouncements

                   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

2.    Pro Forma Information (Unaudited)

                   On February 2, 1999, the Company converted from an LLC to a C corporation. The Company became subject to corporate federal and state income taxes concurrent with the conversion to a C corporation. The accompanying Consolidated Statements of Operations for the year ended December 31, 1998 and three months ended March 31, 1999 include pro forma information with respect to income taxes, net income and net income per share assuming the Company had been taxed as a C Corporation since January 1, 1998. The unaudited pro forma information provided does not necessarily reflect the income taxes, net income and net income per share that would have occurred had the Company been taxed as a C corporation since January 1, 1998.

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

Pro Forma Income Taxes

                   The Company’s pro forma effective tax rate of 37% differed from the federal statutory rate of 35% principally due to non-deductible permanent differences.

                    Based upon the cumulative temporary differences (primarily relating to the difference between the book and tax carrying value of its Partner Companies), the Company would have recognized a pro forma net deferred federal and state tax asset of $8.2 million at December 31, 1998. In the opinion of management, it is more likely than not that such asset would be realized and accordingly, a valuation allowance was not considered necessary in calculating this pro forma amount.

                   Pro forma basic and diluted net income per share for the year ended December 31, 1998 of $0.16 was calculated based on pro forma net income of $8,756,325 and basic and diluted weighted average shares outstanding of 56,102,289 and 56,149,289, respectively. The difference between basic and diluted weighted average shares outstanding of 47,000 was due to the dilutive effect of stock options.

                   Pro forma basic and diluted net income per share for the three months ended March 31, 1999 of $0.17 was calculated based on pro forma net income of $12,232,557 and basic and diluted weighted average shares outstanding of 72,646,022 and 73,699,973, respectively. The difference between basic and diluted weighted average shares outstanding of 1,053,951 was due to the dilutive effect of stock options.

3.    Interim Financial Information (Unaudited)

                   The interim financial statements of the Company for the three months ended March 31, 1998 and 1999, included herein, have been prepared by the Company, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations relating to interim financial statements.

                   In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the results of the Company’s operations and its cash flows for the three months ended March 31, 1998 and 1999. The accompanying unaudited interim financial statements are not necessarily indicative of full year results.

                   The unaudited interim consolidated financial statements for the three months ended March 31, 1999 include the accounts of the Company, its wholly owned subsidiary, Internet Capital Group Operations, Inc. and its majority owned subsidiary, Breakaway Solutions, Inc. (“Breakaway Solutions”). In January 1999, the Company acquired a controlling majority interest in Breakaway Solutions for $8.3 million. Breakaway Solutions’ operating activities have historically consisted primarily of implementation of customer relational management systems and custom integration to other related applications. In 1999, Breakaway Solutions is expanding to provide service offerings in custom web development and application hosting both through internal expansion and acquisitions. Breakaway Solutions’ revenue is generally recognized upon performance of services. In connection with the acquisition of its ownership interest in Breakaway Solutions, the Company recorded the excess of cost over net assets acquired of $5.6 million as goodwill which will be amortized over three years. Of the Company’s consolidated intangible assets at March 31, 1999 of $6.8 million, net of $.3 million of accumulated amortization, $5.3 million was attributable to the Company’s acquisition of Breakaway Solutions and $1.5 million was attributable to the acquisition of Applica Corporation by Breakaway Solutions. Breakaway Solutions had revenue of $2.1 million and $3.1 million for the three months ended March 31, 1998 and 1999, respectively.

                   The consolidated financial statements through December 31, 1998, including the unaudited interim consolidated financial statements for the three months ended March 31, 1998, reflect VerticalNet accounted for on the consolidation method of accounting. The unaudited interim consolidated financial statements for the three months ended March 31, 1999, reflect VerticalNet accounted for on the equity method of accounting due to the decrease in the Company’s ownership interest to 37%.

                   The Company’s carrying value and cost basis of Partner Companies accounted for under the equity method of accounting at March 31, 1999 was $55.8 million and $69.5 million, respectively. The Company’s carrying value and cost basis of Partner Companies accounted for under the cost method of accounting at March 31, 1999 was $40.6 million and $44.2 million, respectively.

                   At March 31, 1999, the Company’s carrying value in its Partner Companies accounted for under the equity method of accounting exceeded its share of the underlying equity in the net assets of such companies by $23.2 million, net of accumulated amortization of $2.1 million.

                   The Company’s Partner Companies accounted for under the equity method of accounting had total revenues of $4.7 million and $11.4 million and total net loss of $0.5 million and $17.1 million during the three months ended March 31, 1998 and 1999, respectively.

                    Basic and diluted net income per share for the three months ended March 31, 1999 of $0.28 and $0.27, respectively, were calculated based on net income of $20,079,963 and basic and diluted weighted average shares outstanding of 72,646,022 and 73,699,973, respectively. The difference between basic and diluted weighted average shares outstanding of 1,053,951 was due to the dilutive effect of stock options. Basic and diluted net income per share for the three months ended March 31, 1998 were the same as there were no outstanding dilutive securities during the period.

                   On February 2, 1999, the Company converted from an LLC to a corporation. The Company’s accumulated deficit of $8,657,936 at that date was reclassed to additional paid-in capital.

                   The Company’s effective tax rate for the three months ended March 31, 1999 of (3%) differed from the federal statutory rate of 35% principally due to the impact of changing its tax status from an LLC to a corporation on February 2, 1999 and non-deductible permanent differences. On February 2, 1999, the Company recorded a deferred tax benefit and related deferred tax asset of $7.7 million which primarily represented the excess of tax basis over book basis of its ownership interests in and advances to Partner Companies. For the period from February 2, 1999 through March 31, 1999 the Company recorded tax expense of $7.0 million, representing 37% of pretax income for that period, including $10.5 million of tax expense related to the $28.3 million non-operating gain related to VerticalNet’s initial public offering.

                   The Company’s net deferred tax liability of $560,716 at March 31, 1999 consists of a deferred tax asset of $913,689 relating to the difference between the book and tax carrying values of its Partner Companies and a deferred tax liability of $1,474,405 relating to the tax effect of net unrealized appreciation in available-for-sale securities.

                   The Company’s revenue and loss from the Partner Company Operations segment for the three months ended March 31, 1998 and 1999 was $377,371 and $2,374,716 and $3,111,035 and $7,812,789, respectively. The Company’s income before tax from the General ICG Operations segment for the three months ended March 31, 1998 and 1999 was $11,643,757 and $27,229,546, respectively, primarily due to other income of $12,322,162 and $28,684,465, respectively.

                    Partner Company Operations’ assets were $69.5 million at March 31, 1999, including $55.8 million of carrying value of Partner Companies accounted for under the equity method of accounting. General ICG Operations’ assets were $62.6 million at March 31, 1999, including $16.2 million, $40.6 million and $5.8 million of cash and cash equivalents, carrying value of Partner Companies accounted for under the cost method, and other, respectively.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7). The Company borrowed up to $25 million under the facility during May 1999 which was repaid with the proceeds from the issuance of its convertible notes (Note 17). As of June 30, 1999, borrowing availability under the facility was $50 million, of which none was outstanding.

                   In March 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation (Applica). Subsequent to March 31, 1999, Breakaway Solutions acquired all of the outstanding stock of WPL Laboratories, Inc. (WPL) and WebYes, Inc. (WebYes). These acquisitions were accounted for under the purchase method of accounting. The Applica, WPL and WebYes acquisitions had a total purchase price of $15.2 million and resulted in total intangible assets of $13.5 million which will be amortized over five years.

                    During the three months ended March 31, 1999, the Company utilized $32.7 million in cash to acquire interests in and make advances to new and existing Partner Companies, including $8.3 million contributed to Breakaway Solutions and $18.3 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting. The acquisition of Breakaway Solutions and the Partner Companies accounted for under the equity method of accounting during the three months ended March 31, 1999 resulted in goodwill of $5.5 million and $12.6 million, respectively, all of which will be amortized over three years.

                   For the period from April 1, 1999 through June 30, 1999 the Company utilized $84.3 million in cash to acquire interests in and make advances to new and existing Partner Companies, including $4.0 million contributed directly to Breakaway Solutions, and an additional $4.0 million used to purchase Breakaway Solutions shares directly from Breakaway Solutions shareholders and $55.3 million utilized to acquire interests in Partner Companies accounted for under the equity method of accounting. The acquisition of Breakaway and the Partner Companies accounted for under the equity method of accounting during the period from April 1, 1999 through June 30, 1999 resulted in goodwill of $5.6 million and $36.2 million, respectively, all of which will be amortized over three years.

                    During the period from April 1, 1999 to June 30, 1999 the Company acquired an interest in a new Partner Company to be accounted for under the equity method of accounting for initial consideration of $11.3 million, resulting in goodwill of $8.2 million which will be amortized over three years. This ownership interest was purchased directly from shareholders of the Partner Company. These sellers have the option, exercisable at any time through August 2000, of electing to receive cash of $11.3 million or a number of shares of the Company’s common stock determined by dividing $11.3 million by the product of multiplying the Company’s initial public offering price by .90.

                    During the year ended December 31, 1998, the three months ended March 31, 1999, the three months ended June 30, 1999, and the period from July 1, 1999 through July 12, 1999, the Company recorded aggregate unearned compensation in the amount of $.7 million, $5.5 million, $9.6 million and $1.4 million, respectively, in connection with the grant of stock options to non-employees and the grant of employee stock options with exercise prices less than the deemed fair value on the respective dates of grant. General and administrative costs for the three months ended March 31, 1999 include $.1 million of amortization expense related to stock option grants. Amortization of deferred compensation expense for the year ended December 31, 1999 will be about $2.4 million. The Company expects to recognize amortization of deferred compensation expense for each of the years from 2000 to 2003 of about $3.4 million and of about $1.2 million for 2004.

                    Subsequent to March 31, 1999, the Company accepted full recourse promissory notes totaling $80.0 million from certain of its employees and a director for the purchase of all or a portion of their vested and unvested stock options and $8.5 million to pay the income taxes that became due in connection with the option exercises (Note 17). The promissory notes bear interest at rates ranging from 5.22% to 5.82% and mature in 2004.

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    Subsequent to March 31, 1999 the Company determined it would divest its ownership interest in SMART Technologies, Inc. due to the agreement of merger of SMART Technologies, Inc. and i2 Technologies, Inc. Upon completion of this merger, the Company ’s ownership interest in and advances to SMART Technologies, Inc. will be converted into cash, common stock and warrants to purchase common stock of i2 Technologies, Inc. The transaction had not been completed as of June 30, 1999. The Company’s estimated non-operating gain before taxes from this transaction will be approximately $2 million and its holdings in i2 Technologies, Inc. will be accounted for as available-for-sale securities.

                   In May 1999, @Home Corporation exchanged its shares for all of the outstanding stock of Excite. As part of this merger, the Company will receive shares of @Home Corporation in exchange for its shares in Excite. The Company’s estimated non-operating gain before taxes from this transaction will be approximately $2.7 million and its holdings in @Home Corporation will be accounted for as available-for-sale securities.

                   In May 1999, VerticalNet announced it had signed a definitive agreement to acquire all of the outstanding stock of Isadra, Inc. in exchange for 500,000 shares of VerticalNet common stock and $3 million in cash. Consummation of the merger is subject to shareholder and regulatory approvals as well as customary closing conditions. The transaction had not been completed as of June 30, 1999. Upon completion of the transaction, the Company’s voting ownership will decrease from 36% to 35%. In addition, the Company expects to record a non-operating gain due to the increase in its share of VerticalNet’s net equity as a result of their issuance of shares.

4.    Ownership Interests in and Advances to Partner Companies

                   The following summarizes the Company’s ownership interests in and advances to Partner Companies accounted for under the equity method or cost method of accounting. The ownership interests are classified according to applicable accounting methods at December 31, 1997 and 1998. Cost basis represents the Company ’s original acquisition cost less any impairment charges in such companies.

	December 31, 1997		December 31, 1998
	Carrying Value	Cost Basis	Carrying Value	Cost Basis
Equity Method	$ 1,200,210	$ 1,608,452	$21,311,324	$27,588,451
Cost Method	22,844,870	22,844,870	38,180,616	38,180,616

	$24,045,080		$59,491,940

                   At December 31, 1998 the Company’s carrying value in its Partner Companies accounted for under the equity method exceeded its share of the underlying equity in the net assets of such companies by $12.7 million. This excess relates to ownership interests acquired in 1998 and is being amortized over a three year period. Amortization expense of $.4 million is included in “Equity income (loss)” in the accompanying Consolidated Statements of Operations for the year ended December 31, 1998.

                   Of the $5.9 million of equity loss recorded by the Company in 1998, approximately $4.3 million was attributable to Syncra Software, Inc.

                   As of December 31, 1998, the Company had $5.2 million in advances to Partner Companies which mature on various dates through November 25, 1999 and bear interest at fixed rates between 7% and 10%.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    The following summarized financial information for Partner Companies accounted for under the equity method of accounting at December 31, 1997 and 1998 has been compiled from the financial statements of the respective Partner Companies:

Balance Sheets

	December 31,
	1997	1998
Current assets	$ 7,042,767	$33,645,121
Non-current assets	3,876,167	7,147,665

Total assets	10,918,934	40,792,786

Current liabilities	5,406,510	11,712,289
Non-current liabilities	1,203,524	758,840
Shareholders ’ equity	4,308,900	28,321,657

Total liabilities and shareholders’ equity	$10,918,934	$40,792,786

Results of Operations

		Year Ended December 31,
	March 4, 1996 (Inception) to December 31, 1996	1997	1998
Revenue	$9,365,872	$18,911,691	$21,495,832
Net income (loss)	$(1,369,774)	$ 255,280	$(14,969,192)

5.    Other Acquisitions

                   In 1998, VerticalNet acquired all of the outstanding capital stock of Boulder Interactive Technology Services Company (BITC) for $1.9 million in cash and all of the outstanding capital stock of Informatrix Worldwide, Inc. (Informatrix) for 49,892 shares of VerticalNet’s common stock valued at $.2 million. These acquisitions were accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the net assets acquired of approximately $2.8 million was recorded as goodwill and is being amortized over three years. Accumulated amortization relating to this goodwill totaled $.3 million at December 31, 1998.

                   The following unaudited pro forma financial information presents the combined results of operations as if VerticalNet had owned BITC and Informatrix since January 1, 1997 and October 15, 1997 (inception), respectively, after giving effect to certain adjustments including goodwill and income taxes. The unaudited pro forma financial information does not necessarily reflect the results of operations that would have occurred had the Company, VerticalNet, BITC and Informatrix constituted a single entity during such periods.

	(Unaudited) Year Ended December 31,
	1997	1998
Revenue	$1,118,030	$3,606,027
Pro forma net income (loss)	$(7,590,016)	$13,166,449
Pro forma net income (loss) per share	$(.22)	$.23
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

6.    Fixed Assets

                    Fixed assets consists of the following:

	December 31,
	1997	1998
Computer equipment and software	$681,656	$1,564,297
Office equipment and furniture	148,430	271,809
Trade show equipment	34,079	40,587
Leasehold improvements	29,402	45,864

	893,567	1,922,557
Less: accumulated depreciation and amortization	(349,124)	(771,289)

	$ 544,443	$1,151,268

7.    Debt

Revolving Credit Facilities

                   In March 1998, the Company entered into an unsecured $3 million revolving credit facility. Borrowings under this facility accrued interest at a premium to prime ranging from .75% to 1.5%. The Company borrowed up to $2 million under this facility during 1998. No amounts were outstanding at December 31, 1998 and the facility expired in March 1999.

                   In April 1999, the Company entered into a $50 million revolving bank credit facility. In connection with the facility, the Company issued 200,000 warrants exercisable for seven years at $10 per share. The facility matures in April 2000, is subject to a .25% unused commitment fee, bears interest, at the Company ’s option, at prime and/or LIBOR plus 2.5%, and is secured by substantially all of the Company’s assets (including the Company’s holdings in VerticalNet). Borrowing availability under the facility is based on the fair market value of the Company’s holdings of publicly traded Partner Companies (currently only VerticalNet) and the value, as defined in the facility, of the Company’s private Partner Companies. Based on the provisions of the borrowing base, borrowing availability at April 30, 1999 was $32.6 million, of which none was outstanding. As of May 7, 1999, the Company had borrowed $13 million under the facility.

                    VerticalNet had a line of credit with a bank in the amount of $2.5 million at December 31, 1997. Borrowings under the facility were collateralized by a security interest in all assets of VerticalNet and required VerticalNet to meet specified financial ratios. As of December 31, 1997, VerticalNet was in technical default, as it did not meet the specified financial ratios, but the bank waived these violations. The facility accrued interest at prime plus 1.5% (10% at December 31, 1997). The weighted average interest rate for borrowings under this facility was 10% for the year ended December 31, 1997.

                   As of June 1998, VerticalNet modified the agreement, reducing its line of credit with the bank to $.5 million. On November 25, 1998, the agreement was additionally amended allowing the Company to execute a $2.0 million note with the bank. The note accrues interest at prime plus 1.5% and matures at the earlier of March 31, 1999 or the completion of VerticalNet’s next financing. In connection with the loan, VerticalNet issued warrants to purchase 20,513 shares of VerticalNet’s common stock at an exercise price of $16 per share with an estimated fair value of $.1 million. As of December 31, 1998, the outstanding balance for borrowings under this facility was $2 million and the weighted average interest rate for the year ended December 31, 1998 was 10%. Upon the completion of VerticalNet’s IPO in February 1999, VerticalNet repaid $2 million and the line of credit with the bank was reduced to $.5 million.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

Long-Term Debt

                   All of the Company’s long-term debt is attributable to VerticalNet and consists of the following:

	December 31,
	1997	1998
Term notes with related parties	$100,000	$ —
Term bank notes	32,852	—
Capital leases	417,952	639,940

	550,804	639,940
Less: current portion	(150,856)	(288,016)

Long-term debt	$399,948	$351,924

                    VerticalNet had three unsecured term notes due to shareholders with an interest rate of 7%. The notes were to mature on February 2001. One of the holders of these notes is a Board member of the Company. These notes were repaid in May 1998.

                    VerticalNet had a term loan with another bank with an interest rate at prime plus 2.75% (11.25% at December 31, 1997) which was payable in 36 monthly installments. This note was repaid in May 1998.

                    VerticalNet has several capital leases on its equipment with lease terms ranging from three to five years. The interest rates implicit in the leases are 8% to 20%. At December 31, 1997 and 1998, the book value of assets held under capital leases was approximately $.3 million and $.5 million, respectively, and the aggregate remaining minimum lease payments at December 31, 1998 were approximately $.7 million including interest of approximately $.1 million.

                   At December 31, 1998, long-term debt is scheduled to mature as follows:

1999	$288,016
2000	230,338
2001	95,718
2002	19,810
2003	6,058

Total	$639,940

8.    Accrued Expenses

                    Accrued expenses consists of the following:

	December 31,
	1997	1998
Accrued compensation and benefits	$90,833	$ 454,230
Accrued marketing costs	—	446,334
Other	297,692	922,843

	$ 388,525	$1,823,407

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

9.    Shareholders’ Equity

                   The Company’s authorized capital stock consists of 130,000,000 shares of common stock, par value $.001 per share. The holders of common stock are entitled to one vote per share and are entitled to dividends as declared.

                    Dividends may be restricted by the inability to liquidate ownership interests in Partner Companies to fund cash dividends and may be subject to the preferential rights of the holders of the Company’s preferred stock, if any.

                   The Company may establish one or more classes or series of preferred stock. The holders of the preferred stock may be entitled to preferences over common stock or shareholders with respect to dividends, liquidation, dissolution, or winding up of the Company, as established by the Company’s Board of Directors. No preferred stock is authorized at December 31, 1998.

                    Certain shareholders were granted registration rights which become effective after completion of a public offering.

                    Shareholders’ equity contributions are recorded when received. The Company issued 15,990,000 shares of common stock for net proceeds of $32 million in 1999. These shares had been subscribed for at December 31, 1998.

Restricted Stock

                    During 1996 and 1997, 6,027,017 and 756,608 shares of restricted common stock (“restricted stock”) were granted, net of forfeitures, to employees, consultants and advisors at no cost as performance incentives. The restricted stock vests in equal annual installments over a five year period.

                   At December 31, 1997 and 1998, the 6,783,625 shares of restricted stock had been granted at a weighted average fair value of $0.19 per share or an aggregate of $1.3 million based on independent valuations of the shares. These independent valuations took into account certain factors, primarily the restrictions on the ability of restricted shareholders to receive distributions of dividends or profits and the uncertainty of realization of any return from these shares. The $1.3 million of deferred compensation is classified as a reduction of shareholders’ equity and is being amortized over the five-year vesting period. Compensation expense related to the restricted stock totaling $.1 million, $.2 million and $.3 million was recorded in 1996, 1997 and 1998, respectively.

Stock Option Plans

                    Incentive or non-qualified stock options may be granted to Company employees, directors and consultants under several stock option plans (“Plans”). Generally, the options vest over a four to five year period and expire eight to ten years after the date of grant. At December 31, 1998, the Company reserved 10,470,000 shares of common stock for possible future issuance under the Plans. VerticalNet and most Partner Companies also maintain their own stock option plans.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    The following table summarizes the activity of the Company’ s stock option plans:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 1997	—	$ —
Options granted	94,000	1.00
Options canceled/forfeited	—	—

Outstanding at December 31, 1997	94,000	1.00
Options granted	6,047,000	2.00
Options canceled/forfeited	(47,000)	(1.00)

Outstanding at December 31, 1998	6,094,000	$1.99

                   No options were issued by the Company in 1996. At December 31, 1997 there were no options exercisable under the Plans. At December 31, 1998 there were 11,750 options exercisable at $1.00 per share under the Plans.

                   The following table summarizes information about stock options outstanding:

Exercise Price	Number Outstanding at December 31, 1998	Weighted Average Remaining Contractual Life (in Years)
$1.00	47,000	7
$2.00	6,047,000	10

                    Included in the 1998 option grants are 497,000 stock options to non-employees. The fair value of these options of $.7 million was recorded as deferred compensation in 1998 and is being amortized over the five year vesting period. The fair value of these options was determined using the Black-Scholes method assuming a volatility of 80%, a dividend yield of 0%, an average expected option life of 5 years, and a risk-free interest rate of 5.2%.

                   The Company applies APB 25 and related interpretations in accounting for its stock option plans. Had compensation cost been recognized pursuant to SFAS 123, the Company’s net income (loss) would have been as follows:

	Year Ended December 31,
	1997	1998
Net income (loss)
As reported	$(6,579,628)	$13,898,928
SFAS 123 pro forma	$(6,648,952)	$13,436,582
Net income (loss) per share
As reported	$(.19)	$.25
SFAS 123 pro forma	$(.19)	$.24

                   The per share weighted-average fair value of options issued by the Company during 1997 and 1998 was approximately $0.22 and $0.45, respectively.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    The following assumptions were used to determine the fair value of stock options granted to employees by the Company, its subsidiaries, and Partner Companies accounted for under the equity method using the minimum value option-price model:

Dividend yield	0%
Average expected option life	5 years
Risk-free interest rate	5.2%

                   In 1999 through May 7, 1999, the Company granted 3,584,500 options to employees and non-employees at exercise prices ranging from $2.00 to $4.88.

10.    Related Parties

                   The Company provides strategic and operational support to its Partner Companies in the normal course of its business. These services are generally provided by the Company’s employees, members of its Advisory Board and Board of Directors and outside consultants. The costs related to employees are paid by the Company and are reflected by the Company in general and administrative expenses of the General ICG Operations segment. Members of the Company’s Advisory Board and Board of Directors are generally compensated with stock options in the Company which are accounted for in accordance with Statement of Financial Accounting Standards No. 123 with any expense related to these options included in general and administrative expenses of the General ICG Operations segment. The costs of outside consultants are generally paid directly by the Partner Company.

                   A principal shareholder satisfied a portion of its initial 1996 funding commitment by contributing its interests valued at $6.1 million in the securities of a Partner Company. As this shareholder controlled the Company at the time of the transfer, the shareholder’s cost basis in the shares of the Partner Company ($1.1 million), together with a $.5 million equity contribution made by the Company, comprise the Company’s cost basis in the Partner Company.

                   The Company entered into various cost sharing arrangements with the same principal shareholder during 1996, 1997, and 1998, whereby the Company reimbursed, under fair market terms, this shareholder for certain operational expenses. The amounts incurred for such items were $.1 million, $.1 million and $.2 million in 1996, 1997, and 1998, respectively.

                   The Company loaned an officer $.1 million during 1998, evidenced by a term note with an interest rate of prime plus 1% (8.75% at December 31, 1998) to purchase a portion of the Company’s interest in a Partner Company at the Company’s cost. This note was repaid in January 1999 and is included in other current assets in the December 31, 1998 Consolidated Balance Sheets.

                   In September 1998 the Company entered into a $.2 million one-year consulting contract with a Partner Company.

                   The Company shares certain acquisition rights with certain of its principal shareholders whereby these shareholders have the ability to purchase a portion of the Company’s interest in certain Partner Companies. During 1998 and 1999, one shareholder exercised this right and acquired a portion of the Company’ s interest in or advances to three Partner Companies for cash of $3.0 million and assumption of $.4 million of a payable to a Partner Company. At the time of the transactions, there was no difference between the consideration received and the Company ’s cost basis of the ownership interest or advance sold. The agreement under which these rights are exercisable will terminate automatically upon an initial public offering.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    Certain executives of the Company and its Partner Companies have the option to purchase a portion of the Company’s ownership interest in various Partner Companies at the Company’s cost.

11.    Segment Information

                   In 1998, the Company adopted SFAS 131, which requires the reporting of segment information using the “management approach” versus the “industry approach” previously required. The Company’s reportable segments consist of Partner Company Operations and General ICG Operations. Partner Company Operations includes the effect of consolidating VerticalNet and recording the Company’s share of earnings and losses of Partner Companies accounted for under the equity method. VerticalNet operations include creating and operating industry-specific trade communities on the Internet. Partner Companies accounted for under the equity method of accounting operate in various Internet-related businesses. General ICG Operations represents the expenses of providing strategic and operational support to the Internet-related Partner Companies, as well as the related administrative costs related to such expenses. General ICG Operations also includes the effect of transactions and other events incidental to the Company’s general operations and the Company’s ownership interests in and advances to Partner Companies. The Company’s and Partner Companies’ operations were principally in the United States of America during 1996, 1997 and 1998.

                   The following summarizes information related to the Company’s segments. All significant intersegment activity has been eliminated. Assets are owned or allocated assets used by each operating segment.
		Year Ended December 31,
	March 4, 1996 (Inception) Through December 31, 1996	1997	1998
Partner Company Operations
Revenue	$ 285,140	$ 791,822	$3,134,769

Operating expenses
Cost of revenue	427,470	1,767,017	4,642,528
Sales and marketing	268,417	2,300,365	7,894,662
General and administrative	291,660	1,388,123	4,106,583

Total operating expenses	987,547	5,455,505	16,643,773

	(702,407)	(4,663,683)	(13,509,004)
Interest income	7,491	10,999	212,130
Interest expense	(13,931)	(126,105)	(297,401)

Income (loss) before income taxes, minority interest and equity income (loss)	(708,847)	(4,778,789)	(13,594,275)
Income taxes	—	—	—
Minority interest	427,185	(106,411)	5,381,640
Equity income (loss)	(514,540)	106,298	(5,868,887)

Loss from Partner Company Operations	$(796,202)	$(4,778,902)	$(14,081,522)

General ICG Operations
General and administrative	$1,360,821	$2,054,118	$3,512,586

Other income, net	—	—	30,483,177
Interest income, net	94,538	253,392	1,009,859

Income (loss) from General ICG Operations	$(1,266,283)	$(1,800,726)	$27,980,450

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

	December 31,
	1997	1998
Assets

Partner Company Operations
Carrying value of equity method Partner Companies	$1,200,210	$21,311,324
Other	2,104,087	12,342,975

	3,304,297	33,654,299
General ICG Operations
Cash and cash equivalents	5,212,745	21,178,055
Carrying value of cost method Partner Companies	22,844,870	38,180,616
Other	119,104	3,773,005

	28,176,719	63,131,676

	$31,481,016	$96,785,975

12.    Parent Company Financial Information

                   The Company’s consolidated financial statements reflect VerticalNet accounted for under the consolidation method of accounting from the Company’s inception in March 1996 through December 31, 1998 (audited) and under the equity method of accounting for the three months ended March 31, 1999 (unaudited). The Company’s consolidated financial statements for the three months ended March 31, 1999 reflect Breakaway Solutions accounted for under the consolidation method of accounting (unaudited).

                    Parent company financial information is provided to present the financial position and results of operations of the Company as if VerticalNet and Breakaway Solutions were accounted for under the equity method of accounting for all periods presented. The Company’s share of VerticalNet’s and Breakaway Solutions’ losses is included in “Equity income (loss) ” in the Parent Company Statements of Operations for all periods presented based on the Company’s ownership percentage in each period. The losses recorded in excess of carrying value of VerticalNet at December 31, 1997 and 1998 are included in “Non-current liabilities” and the carrying value of VerticalNet and Breakaway Solutions as of March 31, 1999 are included in “Ownership interests in and advances to Partner Companies” in the Parent Company Balance Sheets. The March 31, 1999 Parent Company Balance Sheet and the Parent Company Statements of Operations for the three months ended March 31, 1998 and 1999 are unaudited.

Parent Company Balance Sheets

	December 31,		(Unaudited)
	1997	1998	March 31, 1999
Assets
Current assets	$ 5,245,064	$21,596,575	$16,437,857
Ownership interests in and advances to Partner Companies	24,045,080	59,491,940	104,271,808
Other	86,785	3,354,485	5,525,104

Total assets	29,376,929	84,443,000	126,234,769
Liabilities and shareholders’ equity
Current liabilities	318,729	2,082,463	2,438,593
Non-current liabilities	2,423,525	1,636,159	560,716
Shareholders ’ equity	26,634,675	80,724,378	123,235,460

Total liabilities and shareholders’ equity	$29,376,929	$84,443,000	$126,234,769

INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

Parent Company Statements of Operations

		Year Ended December 31,		(Unaudited) Three Months Ended March 31,
	March 4, 1996 (Inception) to December 31, 1996	1997	1998	1998	1999
Revenue	$ —	$ —	$—	$—	$—

Operating expenses
General and administrative	1,360,821	2,054,118	3,512,586	700,719	1,733,128

Total operating expenses	1,360,821	2,054,118	3,512,586	700,719	1,733,128

	(1,360,821)	(2,054,118)	(3,512,586)	(700,719)	(1,733,128)
Other income, net	—	—	30,483,177	12,322,162	28,684,465
Interest income, net	94,538	253,392	1,009,859	22,314	278,209

Income (loss) before income taxes and equity income (loss)	1,266,283	(1,800,726)	27,980,450	11,643,757	27,229,546
Income taxes	—	—	—	—	663,206
Equity income (loss)	(796,202)	(4,778,902)	(14,081,522)	(2,374,716)	(7,812,789)

Net income (loss)	$(2,062,485)	$(6,579,628)	$13,898,928	$9,269,041	$20,079,963

13.    Supplemental non-cash financing and investing activities

                    During the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 (unaudited), the Company converted $1.4 million, $1.8 million and $3.4 million, respectively, of advances to Partner Companies into ownership interests in Partner Companies.

                    During the year ended December 31, 1998, the Company exchanged all of its holdings in Matchlogic and Wisewire for shares of Excite and Lycos, respectively (Note 15).

                    Interest paid in the periods ended December 31, 1997 and 1998 was $.l million and $.2 million, respectively.

                   The Company paid no income taxes in 1996, 1997 and 1998 due to its tax status as an LLC.

                   In 1998, the Company acquired an ownership interest in a Partner Company in exchange for a $1.7 million note payable. The note is payable in two equal installments through June 1999, does not bear interest and is secured with the acquired stock of the Partner Company. In March 1999, a shareholder of the Company assumed $.4 million of this note.

14.    Defined Contribution Plan

                   In 1997, the Company established a defined contribution plan that covers all of its employees. Participants may contribute 1% to 15% of pre-tax compensation, as defined. The Company may make discretionary contributions to the plan but has never done so.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

15.    Other Income

                    Other income consists of the following for the year ended December 31, 1998:

Sale of Matchlogic to Excite	$12,822,162
Sale of Excite holdings	16,813,844
Sale of WiseWire to Lycos	3,324,238
Sale of Lycos holdings	1,471,907
Partner Company impairment charges	(3,948,974)

$30,483,177

                    Gains on sales of Partner Companies and available-for-sale securities are determined using average cost.

                   In February 1998, the Company exchanged all of its holdings in MatchLogic for 763,820 shares of Excite. The fair market value of the Excite shares received of $14.3 million on the date of exchange was used to determine the gain of $12.8 million. Throughout the remainder of 1998, the Company sold 716,082 shares of Excite which resulted in $30.2 million of proceeds and $16.8 million of gains.

                   In April 1998, the Company exchanged all of its holdings in WiseWire for 191,922 shares of Lycos, Inc. The fair market value of the Lycos shares received of $5.3 million on the date of exchange was used to determine the gain of $3.3 million. Throughout the remainder of 1998, the Company sold 169,548 shares of Lycos which resulted in $6.2 million of proceeds and $1.5 million of gains.

                   In December 1998 the Company recorded an impairment charge of $1.9 million for the decrease in value of one of its Partner Companies accounted for under the cost method of accounting as a result of selling the Partner Company interest below its carrying value. The Company had acquired its ownership interest in the Partner Company during 1996 and 1997. In December 1998, the Partner Company agreed to be acquired by an independent third party. The transaction was completed in January 1999. The impairment charge the Company recorded was determined by calculating the difference between the proceeds it received from the sale and its carrying value.

                   For the year ended December 31, 1998 and the three months ended March 31, 1999, the Company recorded impairment charges of $2.0 million and $1.6 million, respectively, for the other than temporary decline in the fair value of a cost method Partner Company. From the date of its initial acquisition of an ownership interest in this Partner Company through December 31, 1998, the Company’s funding to this Partner Company represented all of the outside capital the company had available to fund its net losses and capital asset requirements. During the three months ended March 31, 1999 the Company fully guaranteed the Partner Company’s new bank loan and agreed to provide additional funding. The Company acquired an additional ownership interest in this Partner Company for $5.0 million in April 1999. The impairment charges the Company recorded were determined by the decrease in net book value of the Partner Company caused by its net losses which were funded entirely based on the Company’s funding and bank guarantee. Given its continuing losses, the Company will continue to determine and record impairment charges in a similar manner for this Partner Company until the status of its financial position improves.

16.    Commitments and Contingencies

                   The Company and its subsidiaries are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the amount of the ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company and its subsidiaries.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

                    In connection with its ownership interests in certain Partner Companies, the Company guaranteed $3.2 million of bank loan and other commitments and has committed capital of $2 million to an existing Partner Company to be funded in 1999.

                   The Company and VerticalNet lease their facilities under operating lease agreements expiring through 2004. Future minimum lease payments as of December 31, 1998 under the leases are as follows:

1999	$385,316
2000	402,565
2001	266,970
2002	239,984
2003	246,274
Thereafter	103,385

                   Rent expense under the noncancelable operating leases was approximately $.1 million and $.3 million for the years ended December 31, 1997 and 1998, respectively.

                    Because many of its Partner Companies are not majority-owned subsidiaries, changes in the value of the Company’s interests in Partner Companies and the income or loss and revenue attributable to them could require the Company to register under the Investment Company Act unless it takes action to avoid being required to register. However, the Company believes it can take steps to avoid being required to register under the Investment Company Act which would not adversely affect its operations or shareholder value.

                   On June 30, 1998, VerticalNet entered into a three year Sponsorship Agreement with Excite, Inc. (Excite). The Sponsorship Agreement provides for VerticalNet and Excite to sponsor and promote thirty co-branded Web pages and for each company to sell advertising on the Web pages. Excite has guaranteed a minimum number of advertising impressions for each of the three years. The agreement is cancelable by either party, as defined, and requires VerticalNet to pay Excite $0.9 million, $2.0 million and $3.0 million, respectively, in year one, two and three under the agreement. Such payments will be charged to expense as the advertising impressions are provided by Excite. In addition, each company will provide the other with $.2 million in barter advertising during the term of the Sponsorship Agreement. As of December 31, 1998, each company has satisfied the barter provisions under the Sponsorship Agreement.

                   On January 19, 1999, VerticalNet entered into a one-year agreement with Compaq Computer Corporation (Compaq) and its Internet Web site known as AltaVista. The agreement provides for VerticalNet and AltaVista to sponsor and promote thirty-one co-branded Web pages. The agreement requires VerticalNet to pay Compaq $1.0 million over the term of the agreement based on the number of advertising impressions delivered. Such amount will be charged to expense as the advertising impressions are provided by AltaVista. In addition, each company will provide the other with $.3 million in barter advertising during the term of the agreement.

                    VerticalNet has entered into non-cancelable obligations with several content service providers and Internet search engines. Under these agreements, exclusive of the Excite and AltaVista agreements discussed above, VerticalNet’s obligations are as follows:

1999	$1,488,734
2000	65,500

                    VerticalNet has entered into employment agreements with several employees. The agreements are cancelable, but require severance upon termination. As of December 31, 1998, VerticalNet would be required to pay approximately $1 million in severance in the event that these employment agreements are canceled.
INTERNET CAPITAL GROUP, INC.

Notes to Consolidated Financial Statements —(Continued)

17.    Subsequent Events

Issuance of Common Stock

                   The Company issued 15,990,000 shares of common stock for net proceeds of $32 million from January through March, 1999 (Note 9).

                   In April 1999 the Company’s Board of Directors authorized the acceptance of full recourse promissory notes from its employees and a director as consideration for exercising all or a portion of their vested and unvested stock options. The Company has the right, but not the obligation, to repurchase unvested shares under certain circumstances. The exercise of unvested options by the employees and director and the acceptance of promissory notes by the Company are in accordance with the terms of the Company’s equity compensation plans and related option agreements. The Company’s Board of Directors also approved loaning employees the funds, under the terms of full recourse promissory notes, to pay the income taxes that become due in connection with the option exercises.

VerticalNet Initial Public Offering

                   In February 1999, VerticalNet completed its initial public offering (IPO) of 4,025,000 shares of its common stock at $16.00 per share. Net proceeds to VerticalNet were approximately $58.3 million. As a result of the VerticalNet IPO, the Company recorded a gain in 1999 of approximately $28 million relating to the increase in the Company’s share of VerticalNet’s net equity.

Tax Distribution

                   In March 1999 the Company made a distribution of $10.7 million to former LLC members in accordance with the LLC agreements to satisfy the members’ tax liabilities.

Ownership Interests in and Advances to Partner Companies

                    Through May 7, 1999, the Company expended approximately $60 million to acquire interests in or make advances to new and existing Partner Companies.

Revolving Bank Credit Facility

                   In April 1999, the Company entered into a $50 million revolving bank credit facility (Note 7).

Convertible Subordinated Notes

                   On May 5, 1999, the Company’s Board of Directors authorized the issuance of up to $90 million of convertible subordinated notes. The notes bear interest at an annual rate of 4.99% during the first year and at the prime rate for the remaining two years. Prior to May 2000, the notes will automatically convert into shares of the Company’s common stock at the initial public offering price upon consummation of an initial public offering or at the per share value of a private round of equity financing of at least $50 million. If the notes are converted, all accrued interest is waived. The Company’s Board of Directors also approved the issuance of warrants to the holders of these convertible notes to purchase shares of the Company ’s common stock. The warrant holders will be entitled to purchase the number of shares of the Company’s common stock determined by dividing 20% of the principal amount of the notes by the price per share at which the notes are convertible. The warrants expire in May 2002.

Initial Public Offering

                   On May 7, 1999 the Company’s Board of Directors authorized the filing of a registration statement on Form S-1 in connection with the Company’s initial public offering.

INTERNET CAPITAL GROUP, INC.

UNAUDITED PRO FORMA FINANCIAL INFORMATION
BASIS OF PRESENTATION

                    During 1998 and 1999, the Company acquired significant minority ownership interests in 19 Partner Companies accounted for under the equity method of accounting. In January 1999, the Company acquired a controlling majority interest in Breakaway Solutions, Inc. In March 1999, Breakaway Solutions acquired all of the outstanding stock of Applica Corporation. Subsequent to March 31, 1999, Breakaway Solutions acquired all of the outstanding stock of WPL Laboratories, Inc. and WebYes, Inc. All acquisitions have been accounted for by the purchase method of accounting. In addition, the Company deconsolidated VerticalNet subsequent to December 31, 1998 due to the decrease in the Company’s ownership percentage from above to below 50%.

                   The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998 reflects the acquisitions in 1999 of Breakaway Solutions, Applica, WPL Laboratories, and WebYes, the deconsolidation of VerticalNet and the 1998 and 1999 acquisitions of significant minority ownership interests in 19 equity method Partner Companies as if they had occurred on January 1, 1998.

                   The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999 reflects the acquisitions in 1999 of Applica, WPL Laboratories WebYes and significant minority ownership interests in 12 equity method Partner Companies as if they had occurred on January 1, 1998.

                   An unaudited condensed pro forma balance sheet at March 31, 1999, has not been presented since Breakaway Solutions is reflected in the historical financial statements and the acquisitions of WPL Laboratories, WebYes and equity method Partner Companies subsequent to March 31, 1999 would not have had a material effect on the consolidated balance sheet except for the intangible and other long-term assets recorded in connection with the acquisitions. The pro forma effect of WPL Laboratories, WebYes and equity method Partner Companies acquired subsequent to March 31, 1999, would have been to increase “Intangible assets” by $12.0 million, “Ownership interests in and advances to Partner Companies” by $66.6 million, other assets by $1.8 million, other liabilities by $11.6 million, “Minority interest” by $8.5 million, “Convertible notes” by $40.9 million and decrease “Cash and cash equivalents” by $19.4 million assuming such acquisitions had occurred on March 31, 1999.

                    Since the pro forma financial information is based upon the financial condition and operating results of Breakaway Solutions, Applica, WPL Laboratories, WebYes and the 19 equity method Partner Companies acquired during periods when they were not under the control, influence or management of the Company, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed as of the respective periods presented, nor are they indicative of future financial or operating results. The unaudited pro forma financial information does not give effect to any synergies that may occur due to the integration of the Company with Breakaway Solutions, Applica, WPL Laboratories, WebYes and the equity method Partner Companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical audited financial statements of the Company and the notes thereto as well as the audited historical financial statements of Breakaway Solutions, Applica, WPL Laboratories, WebYes, and certain equity method Partner Companies and the notes thereto included elsewhere in this prospectus.
INTERNET CAPITAL GROUP, INC.

Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 1998

	Internet Capital Group, Inc.	Breakaway Acquisition	Applica, WPL and WebYes Acquisitions	VerticalNet Deconsolidation	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,134,769	$10,017,947	$2,938,927	$(3,134,769)	$—		$12,956,874

Operating Expenses
Cost of revenue	4,642,528	5,903,843	1,870,064	(4,642,528)	—		7,773,907
Sales and marketing	7,894,662	—	37,092	(7,894,662)	—		37,092
General and administrative	7,619,169	4,814,288	691, 810	(3,823,593)	6,306,923	a	15,608,597

Total operating expenses	20,156,359	10,718,131	2,598,966	(16,360,783)	6,306,923		23,419,596

	(17,021,590)	(700,184)	339,961	13,226,014	(6,306,923)		(10,462,722)
Other income, net	30,483,177	156,945	—				30,640,122
Interest income	1,305,787	11,191	—	(212,130)	—		1,104,848
Interest expense	(381,199)	(43,127)	(8,117)	297,401	—		(135,042)

Income (Loss) Before Income Taxes, Minority Interest and Equity Income (Loss)	14,386,175	(575,175)	331,844	13,311,285	(6,306,923)		21,147,206
Income taxes	—	—	—	—	—	c	—
Minority interest	5,381,640	247,325	(142,693)	(5,381,640)	1,159,980	e	1,264,612
Equity income (loss)	(5,868,887)				(32,309,632	)b	(38,178,519)

Net Income (Loss)	$13,898,928	$(327,850)	$189,151	$7,929,645	$(37,456,575)		$(15,766,701)

Net Income (Loss) Per Share
Basic	$0.25						$(0.28)
Diluted	$0.25						$(0.28)
Weighted Average Shares Outstanding
Basic	56,102,289						56,102,289
Diluted	56,149,289						56,102,289

Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 1999

	Internet Capital Group, Inc.	Applica, WPL and WebYes Acquisitions	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,111,035	$1,229,506	$—		$4,340,541

Operating Expenses
Cost of revenue	1,553,329	498,227	—		2,051,556
Sales and marketing	114,415	68,721	—		183,136
General and administrative	3,733,400	412,068	1,291,074	a	5,436,542

Total operating expenses	5,401,144	979,016	1,291,074		7,671,234

	(2,290,109)	250,490	(1,291,074)		(3,330,693)
Other income, net	28,677,471	—	—		28,677,471
Interest income	309,735	—	—		309,735
Interest expense	(13,756)	(6,011)	—		(19,767)

Income (Loss) Before Income Taxes, Minority Interest and Equity Income (Loss)	26,683,341	244,479	(1,291,074)		25,636,746
Income taxes	663,206	—	2,575,678	d	3,238,884
Minority interest	146,018	(105,126)	289,995	e	330,887
Equity income (loss)	(7,412,602)	—	(5,960,214	)b	(13,372,816)

Net Income (Loss)	$20,079,963	$139,353	$(4,385,615)		$15,833,701

Net Income Per Share
Basic	$0.28				$0.22
Diluted	$0.27				$0.21
Weighted Average Shares Outstanding
Basic	72,646,022				72,646,022
Diluted	73,699,973				73,699,973

See notes to unaudited pro forma condensed combined financial statements.

Internet Capital Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1998, gives effect to the acquisition (purchase price and goodwill/intangibles in parenthesis) of Breakaway Solutions ($16.3 and $10.8 million), Applica ($1.6 and $1.4 million), WPL Laboratories ($9.9 and $8.5 million) and WebYes ($3.7 and $3.6 million), the deconsolidation of VerticalNet and the acquisitions of significant minority ownership interests in 19 equity method Partner Companies ($110.9 and $71.1 million) as if they had occurred on January 1, 1998.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 1999, gives effect to the acquisition by Breakaway Solutions of Applica, WPL Laboratories and WebYes and the acquisition by the Company of significant minority ownership interests in 12 equity method Partner Companies ($84.9 and $56.9 million) as if they had occurred on January 1, 1998.

The effects of the acquisitions have been presented using the purchase method of accounting and accordingly, the purchase price was allocated to the assets and liabilities assumed based upon management’s best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangibles. The preliminary allocation of the purchase price will be subject to further adjustments, which are not anticipated to be material, as the Company and Breakaway finalize their allocations of purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management’s best estimate of the effects of the acquisitions.

2. Pro Forma Statement of Operations Adjustments

The pro forma statement of operations adjustments for the year ended December 31, 1998, and the three months ended March 31, 1999, consist of:

(a)
General and administrative expense has been adjusted to reflect the amortization of intangible assets associated with the acquisitions of Breakaway Solutions, Applica, WPL Laboratories and WebYes over an estimated useful life of three to five years.

(b)
Equity (income) loss has been adjusted to reflect the Company ’s ownership interest in the (income) loss of the equity method Partner Companies and the amortization of the difference in the Company’s carrying value in the Partner Company and the Company’s ownership interest in the underlying net equity of the Partner Company over an estimated useful life of three years. For the year ended December 31, 1998 and the three months ended March 31, 1999, equity (income) loss includes $9.0 and $1.6 million, respectively, of equity (income) loss and $23.3 and $4.4 million, respectively, in amortization of the difference between cost and equity in net assets.

(c) No income tax provision is required due to the Company’s tax status as an LLC.

(d) Income tax benefit has been adjusted to reflect the tax effect of the pro forma adjustments.

(e)	Minority interest has been adjusted to reflect minority interest in amortization of goodwill associated with the acquisitions of Applica, WPL Laboratories and WebYes.
Independent Auditors’ Report

The Board of Directors
Applica Corporation:

We have audited the accompanying balance sheet of Applica Corporation (the “Company”), a development-stage company, as of December 31, 1998, and the related statements of operations, stockholders’ equity, and cash flows from September 24, 1998 (inception) through December 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Applica Corporation at December 31, 1998 and the results of its operations and its cash flows from September 24, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Boston, Massachusetts
June 30, 1999
APPLICA CORPORATION
(A Development-Stage Company)

Balance Sheet
December 31, 1998

Assets
Current assets:
Cash	$474,205
Subscriptions receivable	3,000

Total current assets	477,205

Property and equipment, net	43,259
Deposits	7,332

Total assets	$527,796

Liabilities and Stockholders’ Equity
Accounts payable	$61,775

Total liabilities	61,775

Commitments and contingencies

Stockholders ’ equity:
Preferred stock $.001 par value, 5,000,000 shares authorized, 500,000 shares issued and outstanding (liquidation preference of $500,000)	500,000
Common stock $.001 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding	3,000
Deficit accumulated during development stage	(36,979)

Total stockholders’ equity	466,021

Total liabilities and stockholders’ equity	$527,796

See accompanying notes to financial statements.
APPLICA CORPORATION
(A Development-Stage Company)

Statement of Operations
From September 24, 1998 (inception) through December 31, 1998

Operating expenses:
Organization costs	$25,911
Occupancy	7,331
Depreciation	1,483
Other	2,254

Total operating expenses	36,979

Net loss	$(36,979)

Net loss per share—basic and diluted	$(0.01)

Weighted average shares outstanding	3,000,000

See accompanying notes to financial statements.
APPLICA CORPORATION
(A Development-Stage Company)

Statement of Stockholders’ Equity

	Preferred Stock		Common Stock		Deficit Accumulated During Development Stage	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, September 24, 1998	—	—	—	—	—	—
Subscription of common stock	—	$ —	3,000,000	$3,000	$ —	$3,000
Issuance of preferred stock	500,000	500,000	—	—	—	500,000
Net loss	—	—	—	—	(36,979)	(36,979)

Balance, December 31, 1998	500,000	$500,000	3,000,000	$3,000	$(36,979)	$466,021

See accompanying notes to financial statements.
APPLICA CORPORATION
(A Development-Stage Company)

Statement of Cash Flows
From September 24, 1998 (inception) through December 31, 1998

Cash flows from operating activities:
Net loss	$(36,979)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	1,483
Changes in operating assets and liabilities:
Accounts payable	61,775
Deposits	(7,332)

Net cash provided by operating activities	18,947

Cash flows from investing activities:
Additions to property and equipment	(44,742)

Net cash used in investing activities	(44,742)

Cash flows from financing activities:
Issuance of preferred stock	500,000

Net cash provided by financing activities	500,000

Net increase in cash	474,205
Cash at beginning of period	—

Cash at end of period	$474,205

See accompanying notes to financial statements.

APPLICA CORPORATION
(A Development-Stage Company)

Notes to Financial Statements

December 31, 1998

(1)    The Company

                    Applica Corporation (the “Company”) was founded in September 1998 and provides application hosting services. The Company has experienced losses since inception and is subject to those risks associated with development-stage companies. Activities since inception have consisted of development of a business plan. Since inception and through December 31, 1998, the Company operated with no salaried employees. Therefore, recurring operating expenses, such as salaries and fringe benefits, are not reflected in the accompanying financial statements. Financial statements in subsequent periods will reflect salaries and fringe benefits.

                   On March 25, 1999, the Company was acquired by Breakaway Solutions, Inc. (see note 7b).

(2)    Summary of Significant Accounting Policies

                    (a)  Use of Estimates

                    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    (b)  Impairment of Long-Lived Assets

                   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

                    (c)  Property and Equipment

                    Property and equipment are carried at cost and depreciated using the straight-line method over the estimated useful lives of the related assets, which range from five to seven years.

                    Equipment under capital leases is stated at the net present value of minimum lease payments. Equipment held under capital leases and leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful life of the asset.

                    (d)  Income Taxes

                    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    (e)  Loss Per Share

                   In 1998, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 (“SFAS 128”), Earnings per Share . SFAS 128 requires the presentation of basic and diluted net loss per share for all periods presented. Basic net loss per share is based on the weighted average number of shares outstanding during the period. Diluted net loss per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents. As the Company is in a net loss position for the period ended December 31, 1998, common stock equivalents of 500,000 for the period ended December 31, 1998 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

                    (f)  Reporting Comprehensive Income

                   In 1998, the Company adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), Reporting Comprehensive Income . This statement requires that all components of comprehensive income (loss) be reported in the financial statements in the period in which they are recognized. For the period presented, comprehensive loss under SFAS 130 was equivalent to the Company ’s net loss reported in the accompanying statement of operations.

                    (g)  Recent Accounting Pronouncements

                   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

(3)    Property and Equipment

                   At December 31, 1998, property and equipment consists of the following:

Office equipment	$41,683
Computer equipment	3,059

44,742
Less: accumulated depreciation	(1,483)

Property and equipment, net	$43,259

(4)    Preferred Stock

                   The Company’s stockholders have authorized 5,000,000 shares of Series A preferred stock. The Series A preferred stock is entitled to receive dividends at a rate of $.05 per share per annum. The Series A preferred stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A preferred stock has a liquidation preference of $1.00 per share. The Series A preferred stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualified public offering.
APPLICA CORPORATION
(A Development-Stage Company)

Notes to Financial Statements— (Continued)

(5)    Income Taxes

                   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets at December 31, 1998, are as follows:

Deferred tax assets:
Intangible assets, principally due to differences in amortization	$5,372
Net operating loss carryforward	195

Total gross deferred tax assets	5,567

Valuation allowance	(5,567)

Net deferred tax assets	$ —

                   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(6)    Commitments and Contingencies

                   The Company has entered into an operating lease for its office space which expires in August 1999. Future minimum rental commitments under the lease in 1999 are $36,000. The Company is currently exploring alternatives for new space.

(7)    Subsequent Events

                    (a)  Loan Agreement

                   On March 15, 1999, the Company entered into a Loan and Security Agreement with a Bank for a $150,000 equipment credit line which expires on June 15, 2002. This agreement terminated upon the purchase of the Company (see note 7b).

                    (b)  Agreement and Plan of Reorganization

                   On March 25, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. (“Breakaway ”), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of 904,624 shares of Breakaway common stock.
Independent Auditors’ Report

The Board of Directors
Breakaway Solutions, Inc.:

We have audited the accompanying balance sheets of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Breakaway Solutions, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Boston, Massachusetts
June 30, 1999, except for note 11
which is as of July 12, 1999
BREAKAWAY SOLUTIONS, INC.

BALANCE SHEETS

	December 31,		March 31, 1999
	1997	1998
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 879,136	$ 16,954	$3,205,752
Accounts receivable, net of allowance for doubtful accounts of $65,000, $131,000 and $142,560 in 1997, 1998 and 1999, respectively	960,830	1,445,994	1,911,534
Unbilled revenues on contracts	232,258	625,609	799,791
Prepaid expenses	27,858	46,211	72,381
Advances to employees	—	13,273	7,855

Total current assets	2,100,082	2,148,041	5,997,313
Property and equipment, net	397,102	553,566	911,487
Intangible assets, net	—	—	1,437,974
Cash surrender value of life insurance	—	—	62,441
Deposits	35,726	40,877	30,528

Total assets	$2,532,910	$2,742,484	$8,439,743

Liabilities and Stockholders’ Equity
Current Liabilities:
Line of credit	$ —	$ 425,743	$1,001,991
Notes payable	—	—	141,629
Long-term debt —current portion	10,417	—	—
Capital lease obligation—current portion	181,042	148,391	134,299
Accounts payable	246,060	814,074	298,347
Accrued compensation and related benefits	84,349	178,191	397,210
Accrued expenses	—	—	68,111
Accrued acquisition costs	—	—	159,159
Deferred revenue on contracts	—	196,225	99,062
Stockholder distributions payable	434,843	—	—

Total current liabilities	956,711	1,762,624	2,299,808

Capital lease obligation—long-term portion	84,368	67,040	121,665

Total long-term liabilities	84,368	67,040	121,665

Total liabilities	1,041,079	1,829,664	2,421,473

Commitments and contingencies

Stockholders ’ equity:
Series A preferred stock $.0001 par value, 5,853,000 shares authorized at December 31, 1998 and March 31, 1999, none issued and outstanding in 1997 and 1998, 5,853,000 shares issued and outstanding in 1999 (liquidation preference of $8,291,945)	—	—	585
Common stock $.0001 par value, 22,100,000 shares authorized, 9,600,000 shares issued in 1997 and 1998 and 7,420,711 shares issued in 1999, 8,016,000, 7,656,000 and 5,476,711 shares outstanding in 1997, 1998 and 1999, respectively	960	960	742
Additional paid-in capital	—	—	6,252,488
Less: Treasury stock, at cost	(26)	(32)	(32)
Retained earnings (deficit)	1,490,897	911,892	(235,513)

Total stockholders’ equity	1,491,831	912,820	6,018,270

Total liabilities and stockholders’ equity	$2,532,910	$2,742,484	$8,439,743

See accompanying notes to financial statements.
BREAKAWAY SOLUTIONS, INC.

STATEMENTS OF OPERATIONS

	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Revenues	$3,462,134	$6,118,058	$10,017,947	$2,124,132	$3,111,035

Operating expenses:
Project personnel costs	1,429,952	2,543,147	5,903,843	1,180,419	1,553,329
Sales and marketing costs	3,225	13,748	50,631	9,665	114,415
General and administrative expenses	1,364,895	2,545,580	4,763,657	780,620	1,689,580

Total operating expenses	2,798,072	5,102,475	10,718,131	1,970,704	3,357,324

Income (loss) from operations	664,062	1,015,583	(700,184)	153,428	(246,289)

Other income (expense):
Other income (expense)	—	—	160,000	(3,021)	(6,994)
Interest income	3,684	92,823	11,191	7,711	31,526
Interest expense	(28,557)	(32,725)	(43,127)	(1,348)	(13,756)
Loss on disposal of equipment	(20,780)	(2,030)	(3,055)	—	—

Total other income (expense)	(45,653)	58,068	125,009	3,342	10,776

Income (loss) before income taxes	618,409	1,073,651	(575,175)	156,770	(235,513)
Income taxes	—	—	—	—	—

Net income (loss)	$ 618,409	$1,073,651	$(575,175)	$156,770	$(235,513)

Net income (loss) per share:
Basic and diluted	$0.07	$0.13	$(0.07)	$0.02	$(0.05)
Weighted average shares outstanding:
Basic and diluted	8,301,633	8,016,000	8,000,877	8,016,000	4,698,186

Pro forma information (Unaudited) (note 9):
Income (loss) before taxes, as reported	$ 618,409	$1,073,651	$(575,175)	$156,770	$ (235,513)
Pro forma income taxes (benefit)	247,364	429,460	(195,560)	62,708	(80,074)

Pro forma net income (loss)	$ 371,045	$ 644,191	$(379,615)	$94,062	$ (155,439)

Pro forma net income (loss) per share— basic and diluted	$ 0.04	$ 0.08	$ (0.05)	$ 0.01	$ (0.03)
Pro forma weighted average shares outstanding	8,301,633	8,016,000	8,000,877	8,016,000	4,698,186

See accompanying notes to financial statements.
BREAKAWAY SOLUTIONS, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

	Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Treasury Stock		Retained Earnings (Deficit)
	Shares	Amount	Shares	Amount		Shares	Amount		Total Stockholders’ Equity
Balance, January 1, 1996	—	$ —	9,600,000	$960	$—	—	$ —	$330,815	$ 331,775
Purchase of treasury stock	—	—	—	—	—	(1,584,000)	(26)	—	(26)
Distributions to stockholders	—	—	—	—	—	—	—	(1,841)	(1,841)
Net income	—	—	—	—	—	—	—	618,409	618,409

Balance, December 31, 1996	—	—	9,600,000	960	—	(1,584,000)	(26)	947,383	948,317
Distributions to stockholders	—	—	—	—	—	—	—	(530,137)	(530,137)
Net income	—	—	—	—	—	—	—	1,073,651	1,073,651

Balance, December 31, 1997	—	—	9,600,000	960	—	(1,584,000)	(26)	1,490,897	1,491,831
Purchase of treasury stock	—	—	—	—	—	(360,000)	(6)	—	(6)
Distributions to stockholders	—	—	—	—	—	—	—	(3,830)	(3,830)
Net loss	—	—	—	—	—	—	—	(575,175)	(575,175)

Balance, December 31, 1998	—	—	9,600,000	960	—	(1,944,000)	(32)	911,892	912,820
S Corporation termination	—	—	—	—	911,892	—	—	(911,892)	—
Issuance of preferred stock	5,853,000	585	—	—	8,291,360	—	—	—	8,291,945
Repurchase and retirement of common stock	—	—	(3,154,500)	(315)	(4,468,665)	—	—	—	(4,468,980)
Issuance of common stock for acquired business	—	—	904,624	90	1,417,908	—	—	—	1,417,998
Exercise of stock options	—	—	70,587	7	99,993	—	—	—	100,000
Net loss	—	—	—	—	—	—	—	(235,513)	(235,513)

Balance, March 31, 1999 (Unaudited)	5,853,000	$585	7,420,711	$742	$6,252,488	(1,944,000)	$ (32)	$(235,513)	$6,018,270

See accompanying notes to financial statements.
BREAKAWAY SOLUTIONS, INC.

STATEMENTS OF CASH FLOWS

	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Net income (loss)	$618,409	1,073,651	(575,175)	156,770	(235,513)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	46,484	254,217	332,994	56,609	104,780
Loss on disposal of fixed assets	20,780	2,030	3,055	—	—
Changes in operating assets and liabilities, net of impact of acquisition of business:
Accounts receivable	(361,107)	(471,676)	(485,164)	(726,282)	(499,219)
Unbilled revenues on contracts	—	—	(393,351)	—	(174,182)
Inventory	12,831	—	—	—	—
Prepaid and other assets	(47,046)	69,096	(18,353)	(43,679)	(5,741)
Accounts payable	(39,707)	222,239	568,014	84,707	(666,829)
Accrued compensation and related benefits	—	63,387	93,842	(83,478)	366,441
Accrued expenses	1,500	—	—	—	68,111
Deferred revenue on contracts	(77,070)	—	196,225	—	(97,163)

Net cash provided by (used in) operating activities	175,074	1,212,944	(277,913)	(555,353)	(1,139,315)

Cash flows from investing activities:
Purchases of property and equipment	(18,950)	(132,937)	(502,461)	(97,100)	(72,442)
Proceeds from disposal of fixed assets	—	13,200	9,948	—	—
Increase in cash surrender value of life insurance	—	—	—	—	(62,441)

Net cash used in investing activities	(18,950)	(119,737)	(492,513)	(97,100)	(134,883)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	—	—	—	8,291,945
Proceeds from exercise of stock options	—	—	—	—	100,000
Repurchase and retirement of common stock	—	—	—	—	(4,468,980)
Advances to employees	—	—	(13,273)	—	—
Repayments of advances to employees	163	—	—	—	5,418
Payments on current portion of long-term debt	—	—	(10,417)	(3,125)	—
Proceeds from (repayments of) credit line	(125,000)	—	425,743	—	576,248
(Increase) decrease in deposits	(216)	(18,211)	(5,151)	(3,102)	17,681
Distributions to stockholders	(1,841)	(95,750)	(438,673)	—	—
Repurchase of treasury stock	(26)	—	(6)	—	—
Payments of capital lease obligations	(38,813)	(184,224)	(49,979)	(6,522)	(59,316)

Net cash provided by (used in) financing activities	(165,733)	(298,185)	(91,756)	(12,749)	4,462,996

Net increase (decrease) in cash and cash equivalents	(9,609)	795,022	(862,182)	(665,202)	3,188,798
Cash and cash equivalents at beginning of period	93,723	84,114	879,136	879,136	16,954

Cash and cash equivalents at end of period	$84,114	879,136	16,954	213,934	3,205,752

Supplemental disclosure of cash flow information:
Cash paid for interest	$28,557	32,725	43,127	1,348	13,756

Supplemental disclosures of non-cash investing and financing activities:
Capital lease obligations	$42,742	331,511	13,720	—	99,849

Distributions payable to stockholders	$ —	434,843	—	—	—

Issuance of common stock in connection with acquisition of business	$ —	—	—	—	1,417,998

Acquisition of business:
Assets acquired	$ —	—	—	—	1,903,567
Liabilities assumed and issued	—	—	—	—	(485,569)
Common stock issued	—	—	—	—	(1,417,998)

Net cash paid for acquisition of business	$ —	—	—	—	—

See accompanying notes to financial statements.
BREAKAWAY SOLUTIONS, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 1997 and 1998
and March 31, 1999 (unaudited)

(1)    The Company

                    Breakaway Solutions, Inc. (the “Company”), formerly The Counsell Group, Inc., was established in 1992 to provide information technology consulting services to businesses. The Company specializes in designing, developing and implementing applications and business solutions for growing enterprises throughout the United States.

(2)    Summary of Significant Accounting Policies

                    (a)  Use of Estimates

                    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    (b)  Cash and Cash Equivalents

                   For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

                    (c)  Financial Instruments and Concentration of Credit Risk

                    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, accounts receivable and debt instruments.

                   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management’s expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company’s customers are headquartered primarily in North America. At December 31, 1997 and 1998, amounts due from three customers represented $503,750 or 40% and $683,149 or 33%, respectively, of total accounts receivable.

                   The fair market values of cash and cash equivalents, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.

                    (d)  Property and Equipment

                    Property and equipment are recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets which range from three to six years. Equipment held under capital leases is stated at the present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

                    (e)  Intangible assets

                    Intangible assets relate to the Company’s purchase of its wholly owned subsidiary, Applica Corporation, on March 25, 1999 (see note 11c). Such costs are being amortized on a straight-line basis over five years, the period expected to be benefited. Intangible assets consisted of the following at March 31, 1999:

Assembled workforce	$ 201,000
Goodwill	1,236,974

1,437,974
Less: accumulated amortization	—

$1,437,974

BREAKAWAY SOLUTIONS, INC.

Notes to Financial Statements— (Continued)

                    (f)  Impairment of Long-Lived Assets

                   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

                    (g)  Revenue Recognition

                    Revenues pursuant to fixed-fee contracts are recognized as services are rendered on the percentage-of-completion method of accounting (based on the ratio of costs incurred to total estimated costs). Revenues pursuant to time and material contracts are recognized as services are provided. Unbilled revenues on contracts are comprised of costs plus earnings. Billings in excess of costs plus earnings are classified as deferred revenues.

                    Provisions for estimated losses on uncompleted contracts are made on a contract-by-contract basis and are recognized in the period in which such losses are determined.

                    (h)  Project Personnel Costs

                    Project personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments.

                    (i)  Income Taxes

                   The Company was taxed under the provisions of Subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company’s taxable income. Massachusetts taxes profits on S Corporations with receipts exceeding $6,000,000.

                    Effective January 1, 1999, the Company terminated its S Corporation election and is subject to corporate-level federal and certain additional state income taxes. Accordingly, the accompanying consolidated statements of operations include a pro forma income tax adjustment (see note 9) for the income taxes that would have been recorded if the Company had been a C Corporation for all periods presented.

                    (j)  Stock-Based Compensation

                   The Company has adopted Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation . As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at fair value at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company’s financial condition or results of operations; however, the pro forma impact on income (loss) per share has been disclosed in the notes to the financial statements as required by SFAS 123 (see note 4c).

                    (k) Net Income (Loss) Per Share

                   In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128 (“SFAS 128”), Earnings per Share . SFAS 128 requires the presentation of basic and diluted income (loss) per share for all periods presented. As the Company has been in a net loss position for the year ended December 31, 1998 and the three months ended March 31, 1999, common stock equivalents of 674,474 for the year ended December 31, 1998 and 5,084,692 for the three months ended March 31, 1999 were excluded from the diluted loss per share calculation as they would be antidilutive. There were no common stock equivalents outstanding in 1996 and 1997. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

                    (l) Reporting Comprehensive Income

                    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), Reporting Comprehensive Income . This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income (loss) under SFAS 130 was equivalent to the Company’ s net income (loss) reported in the accompanying consolidated statements of operations.

                    (m) Unaudited Interim Financial Information

                   The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.

                    (n) Recent Accounting Pronouncements

                   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

(3)    Property and Equipment

                    Property and equipment consisted of the following at December 31:

	1997	1998
Computer equipment	$578,724	$1,116,829
Office equipment	—	11,756
Furniture and fixtures	134,490	70,481

	713,214	1,199,066
Less: accumulated depreciation and amortization	(316,112)	(645,500)

	$397,102	$ 553,566

                   The cost and related accumulated amortization of property and equipment held under capital leases is as follows at December 31:

	1997	1998
Cost	$400,297	$394,637
Less: Accumulated amortization	(157,593)	(332,053)

	$242,704	$62,584

BREAKAWAY SOLUTIONS, INC.

Notes to Financial Statements— (Continued)

(4)    Capital Stock

                    (a)    Preferred Stock

                   In October 1998, the Company’s stockholders authorized 5,853,000 shares of Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock is entitled to receive dividends at a rate of $.1136 per share, as and if declared. The Series A Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-for-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series A Convertible Preferred Stock has a liquidation preference of $1.41667 per share. The Series A Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering (see note 11a).

                    (b)    Stock Splits

                   In February and December 1998, the Board of Directors approved a 2-for-1 and 3-for-1 stock split of the Company’s common stock, respectively. All prior periods have been restated to reflect these stock splits effected as a recapitalization.

                    (c)    Stock Plan

                   The Company’s 1998 Stock Plan (the “Stock Plan”) authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Stock Plan is 9,000,000 shares. The Stock Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock.

                    Stock options granted under the Stock Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee’ s employment or other relationship with the Company).

                   A summary of the status of the Company’s Stock Plan is presented below:

	Year Ended December 31, 1998		(Unaudited) Three Months Ended March 31, 1999
Fixed options	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Outstanding at beginning of period	—	$ —	5,992,794	$1.00
Granted	6,120,879.99		3,168,042	1.48
Exercised	—	—	(70,587)	1.42
Forfeited	(128,085)	.61	(83,283)	.54

Outstanding at end of period	5,992,794	1.00	9,006,966	1.17

Options exercisable at end of period	2,610,630		3,064,927

BREAKAWAY SOLUTIONS, INC.

Notes to Financial Statements— (Continued)

                    The following table summarizes information about the Company ’s stock options outstanding at December 31, 1998:

	Options outstanding		Options exercisable
Exercise prices	Number outstanding	Weighted average remaining contractual life	Number exercisable	Weighted average exercise price
$.54	2,776,494	9.5 years	1,825,005	$.54
.81	129,900	9.75 years	21,000.81
1.42	3,086,400	10 years	764,625	1.42

	5,992,794	9.76 years	2,610,630.80

                   The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees , in accounting for its Stock Plan, and, accordingly, compensation cost is recognized in the consolidated financial statements for stock options granted to employees only when the fair value on the grant date exceeds the exercise price. The Company granted no stock options during 1996 and 1997. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123 for 1998 and 1999 grants, its net loss would have been increased to the pro forma amounts indicated below:

	Year Ended December 31, 1998	(Unaudited) Three Months Ended March 31, 1999
Net loss:
As reported	$(575,175)	$(235,513)

Pro forma	$(686,864)	$(361,257)

Loss per share:
As reported	$(0.07)	$(0.05)

Pro forma	$(0.09)	$(0.08)

                   The per share weighted average fair value of stock options granted during 1998 and 1999 was $0.50 and $0.75, respectively, on the date of grant, using the minimum value option-pricing model with the following weighted average assumptions used: no expected dividend yield, risk free interest rate of 7%, and expected life of ten years.

(5)    Commitments and Contingencies

                    (a)    Operating Leases

                   The Company leases its facilities under various operating leases expiring in 2002. Such leases include provisions that may require the Company to pay its proportionate share of operating costs, which exceed specific thresholds. Rent expense for the years ended December 31, 1996, 1997 and 1998 was $144,499, $203,511 and $576,509, respectively and $62,758 and $139,981 for the three-months ended March 31, 1998 and 1999, respectively. Other income in 1998 consists primarily of a payment received by the Company in connection with the early termination of its existing office lease.
BREAKAWAY SOLUTIONS, INC.

Notes to Financial Statements— (Continued)

                    (b)  Capital Leases

                   The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for two years, with annual interest at rates ranging from 5.4% to 15.68%. The leased equipment secures all leases.

                   The following is a schedule of future minimum rental payments required under the above leases as of December 31, 1998:

	Operating leases	Capital leases
1999	$ 770,762	$168,253
2000	702,665	72,118
2001	720,518	—
2002	488,280	—

	$2,682,225	240,371

Less: amount representing interest		(24,940)

Net present value of minimum lease payments		215,431
Less: current portion of capital lease obligations		(148,391)

Capital lease obligations, net of current portion		$ 67,040

(6)    Line of Credit

                   The Company had a $750,000 bank revolving line of credit (increased to $1,300,000 in February 1999) at prime plus  1 / 2% (8.25% at December 31, 1998) which terminated in 1999. At December 31, 1997 and 1998, the Company borrowed $0 and $425,743, respectively under this line of credit.

(7)    Significant Customers

                   The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

				(Unaudited)
	Years Ended December 31,			Three Months Ended March 31,
	1996	1997	1998	1998	1999
Customer A	—	19%	27%	30%	26%
Customer B	13%	10	—	—	—
Customer C	18	13	—	—	—
Customer D	—	—	—	16	—
Customer E	—	—	—	—	11
Customer F	—	—	—	—	10
Customer G	—	—	—	—	10

(8)    Deferred Compensation Plan

                   The Company sponsors a qualified 401(k) deferred compensation plan (the “Plan”), which covers substantially all of its employees. Participants are permitted, in accordance with the provisions of Section 401(k) of the Internal Revenue Code, to contribute up to 15% of their earnings into the Plan. The Company may make matching contributions at its discretion. The Company elected not to contribute to the Plan for the years ended December 31, 1996, 1997 and 1998.

(9)    Taxes (Unaudited)

                   As discussed in note 2, effective January 1, 1999, the Company terminated its S Corporation election and will be subject to corporate-level federal and certain state income taxes. Upon termination of the S Corporation status, deferred income taxes are recorded for the tax effect of cumulative temporary differences between the financial reporting and tax bases of certain assets and liabilities, primarily deferred revenue that must be recognized currently for tax purposes, accrued expenses that are not currently deductible, cumulative differences between tax depreciation and financial reporting allowances, and the impact of the conversion from the cash method to the accrual method of reporting for tax purposes.

                   Pro forma income tax expense (benefit), assuming the Company had been a C Corporation and applying the tax laws in effect during the periods presented, for each of the three years in the period ended December 31, 1998 would have been as follows:

	Years Ended December 31,			(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Federal tax	$210,259	$365,042	$(195,560)	$25,629	$(80,074)
State taxes, net of federal	37,105	64,418	—	4,523	—

	$247,364	$429,460	$(195,560)	$30,152	$(80,074)

                   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that, after considering all the available objective evidence, it is more likely than not that these assets will not be realized.

(10)    Operating Segments

                    Historically, the Company has operated in a single segment. With the acquisition of Applica Corporation, the Company expanded its operations to include a second segment, application hosting. To date, Applica Corporation, a development-stage company, has generated no revenues. Total assets relating to the application hosting business of Applica Corporation are $1,903,567 as of March 31, 1999.

(11)    Subsequent Events

                    (a)  Series A Convertible Preferred Stock Financing

                   In January 1999, the Company issued 5,853,000 shares of Series A Convertible Preferred Stock, $.0001 par value, for $1.41667 per share (see note 4a).

                    (b)  Litigation

                   On March 2, 1999 the Company and its Chief Executive Officer (“ CEO”) became parties to a civil action filed by Cambridge Technology Partners, Inc. (“CTP”). The suit alleges violation of employment and severance agreements by the CEO who is a former CTP employee. CTP is seeking monetary damages against the Company for interference with the former employee ’s contractual relations with CTP. Management of the Company believes that the suit is without merit and intends to vigorously defend against the action. In the opinion of management, the amount of ultimate liability with respect to this action will not materially affect the financial position or results of operations of the Company.

                    (c)  Acquisitions

                    Subsequent to December 31, 1998, the Company entered into the following acquisitions, which will be accounted for under the purchase method of accounting:

♦ Applica Corporation

On March 25, 1999, the Company entered into an agreement to acquire all the outstanding stock of Applica Corporation, a provider of application hosting services. The purchase price was comprised of 904,624 shares of Common Stock.

♦ WPL Laboratories, Inc.

On May 17, 1999, the Company entered into an agreement to acquire all the outstanding stock of WPL Laboratories, Inc., a provider of advanced software development services. The purchase price was comprised of: $5 million in cash, 1,705,175 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 393,506 shares of the Company ’s common stock at a an exercise price of $2.38 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to the Company’s right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder, at their value at the time of the acquisition, upon the stockholder ’s resignation or the Company’s termination of the stockholder for cause. In connection with the stock issuance, the Company provided approximately $1,200,000 in loans to stockholders. The loans which bear interest at prime plus 1% are due at the earlier of the sale of stock or four years.

♦ Web Yes, Inc.

On June 10, 1999, the Company entered into an agreement to acquire all the outstanding stock of Web Yes, Inc., a provider of web hosting services. The purchase price was comprised of 571,135 shares of common stock. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company ’s right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at the fair market value if the stockholder’s employment is terminated without cause.

    Related Party Advances

                   In May 1999, Internet Capital Group, holder of the Company’s Series A Convertible Preferred Stock, provided $4,000,000 in advances which were converted into equity in July, 1999. In connection with this transaction, the Company issued Internet Capital Group a warrant to purchase 92,341 shares of common stock at an exercise price of $6.50 per share.
BREAKAWAY SOLUTIONS, INC.

Notes to Financial Statements— (Continued)

    Series B Convertible Preferred Stock

                   In July 1999, the Company issued 2,931,849 shares of Series B Convertible Preferred Stock, $.0001 par value, for $6.50 per share. The Series B Convertible Preferred Stock is entitled to receive dividends at a rate of $.1136 per share as and if declared. The Series B Convertible Preferred Stock is voting and is convertible into shares of common stock on a share-per-share basis, subject to certain adjustments. In the event of any liquidation, dissolution or winding up of the Company, the Series B Convertible Preferred Stock has a liquidation preference of $6.50 per share. The Series B Convertible Preferred Stock is convertible into common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering.

    1999 Stock Incentive Plan

                   The 1999 Stock Incentive Plan was adopted in July 1999. The 1999 plan is intended to replace the 1998 plan. Up to 6,000,000 shares of common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1999 plan.

                   The 1999 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards and other stock-based awards.

    1999 Employee Stock Purchase Plan

                   The 1999 Employee Stock Purchase Plan was adopted in July 1999. The purchase plan authorizes the issuance of up to a total of 500,000 shares of common stock to participating employees.

                   The following employees, including directors who are employees and employees of any participating subsidiaries, are eligible to participate in the purchase plan:

•	Employees who are customarily employed for more than 20 hours per week and for more than five months per year; and

•	Employees employed for at least three months prior to enrolling in the purchase plan.

                    Employees who would immediately after the grant own 5% or more of the total combined voting power or value of the Company’ s stock or any subsidiary are not eligible to participate.
Report of Independent Accountants

To the Board of Directors and Stockholders of
CommerceQuest, Inc. (formerly MessageQuest, Inc.)

                   In our opinion, the accompanying balance sheets and the related statements of income, of changes in stockholders’ (deficit) equity and of cash flows present fairly, in all material respects, the financial position of CommerceQuest, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Tampa, Florida
February 26, 1999,
except as to the stock split described in Note 11 and the information included in Note 13, for which the dates are March 10, 1999 and June 1, 1999, respectively
COMMERCEQUEST, INC.

Balance Sheets

			(Unaudited)
	December 31, 1997	December 31, 1998	March 31, 1999
Assets
Current assets:
Cash and cash equivalents	$709,803	$1,807,369	$2,234,279
Accounts receivable, net of allowance of $48,000 at December 31, 1997 and 1998 and March 31, 1999	3,639,098	3,678,627	2,480,205
Unbilled accounts receivable	647,206	2,465,292	864,375
Other current assets	48,744	234,505	279,058

Total current assets	5,044,851	8,185,793	5,857,917
Property and equipment, net	781,318	3,725,818	3,797,876
Other assets	15,780	363,846	436,511

Total assets	$5,841,949	$12,275,457	$10,092,304

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable and accrued expenses	$2,927,494	$5,102,468	$2,169,170
Deferred revenue	493,674	1,013,760	3,017,127
Current portion of long-term debt	123,379	169,402	173,652

Total current liabilities	3,544,547	6,285,630	5,359,949
Other liabilities	—	231,518	417,929
Revolving lines of credit	—	233,744	932
Long-term debt	386,578	157,771	112,732

Total liabilities	3,931,125	6,908,663	5,891,542

Convertible subordinated debentures	—	10,800,000	10,800,000

Commitments and contingencies (Note 10)

Stockholders ’ (deficit) equity:
Common stock; $.002 par value, 40,000,000 shares authorized, 25,000,000 shares issued	50,000	50,000	50,000
Additional paid-in capital	431,700	431,700	431,700
Retained earnings	1,429,124	1,385,059	219,027

	1,910,824	1,866,759	700,727
Less treasury stock of 12,725,420 shares, at cost	0	(7,299,965)	(7,299,965)

Total stockholders’ (deficit) equity	1,910,824	(5,433,206)	(6,599,238)

Total liabilities and stockholders’ (deficit) equity	$5,841,949	$12,275,457	$10,092,304

The accompanying notes are an integral part of these financial statements.
COMMERCEQUEST, INC.

Statements of Income

				(Unaudited)
	Year Ended December 31,			Three Months Ended March 31,
	1996	1997	1998	1998	1999
Revenues:
Licensed products	$4,226,208	$5,000,698	$ 4,507,934	$527,078	$ 682,498
Professional services	5,042,263	5,529,498	12,561,392	2,413,154	3,234,971
Reselling	9,184,437	13,680,505	14,029,063	1,785,145	770,624

	18,452,908	24,210,701	31,098,389	4,725,377	4,688,093

Cost of revenues:
Technical support	—	150,954	500,653	60,702	96,733
Services	3,191,054	3,817,452	8,094,721	1,561,174	2,048,659
Reselling	7,957,255	11,385,342	11,184,289	1,438,925	562,097

	11,148,309	15,353,748	19,779,663	3,060,801	2,707,489

Gross margin	7,304,599	8,856,953	11,318,726	1,664,576	1,980,604

Operating expenses:
Sales and marketing	848,681	1,388,530	2,802,482	322,312	1,329,696
Product development	1,542,867	2,540,529	2,146,653	354,620	462,488
General and administrative	2,932,577	3,003,253	3,964,803	743,730	1,172,845

Total operating expenses	5,324,125	6,932,312	8,913,938	1,420,662	2,965,029

Income (loss) from operations	1,980,474	1,924,641	2,404,788	243,914	(984,425)
Other income (expense):
Interest expense	(26,506)	(14,513)	(362,040)	(8,984)	(206,194)
Other income	11,155	190,283	83,187	4,929	24,587

Net income (loss)	$1,965,123	$2,100,411	$ 2,125,935	$239,859	$(1,166,032)

The accompanying notes are an integral part of these financial statements.
COMMERCEQUEST, INC.

Statements of Changes in Stockholders’ (Deficit) Equity
For the Years Ended December 31, 1996, 1997 and 1998
and the Three Months Ended March 31, 1999 (Unaudited)

	Common Stock			Treasury Stock
	Shares	Amount	Additional Paid-In Capital	Shares	Amount	Retained Earnings (Deficit)	Total
Balance, January 1, 1996	20,000	$20,000	$1,700	—	$—	$(775,810)	$(754,110)
Stock canceled	(20,000)	(20,000)	20,000	—	—	—	—
Stock issued	25,000,000	50,000	410,000	—	—	—	460,000
Net income	—	—	—	—	—	1,965,123	1,965,123
Dividends declared	—	—	—	—	—	(985,600)	(985,600)

Balance, December 31, 1996	25,000,000	50,000	431,700	—	—	203,713	685,413
Net income	—	—	—	—	—	2,100,411	2,100,411
Dividends declared	—	—	—	—	—	(875,000)	(875,000)

Balance, December 31, 1997	25,000,000	50,000	431,700	—	—	1,429,124	1,910,824
Net income	—	—	—	—	—	2,125,935	2,125,935
Dividends declared	—	—	—	—	—	(2,170,000)	(2,170,000)
Purchase of treasury shares	—	—	—	12,725,420	(7,299,965)	—	(7,299,965)

Balance, December 31, 1998	25,000,000	50,000	431,700	12,725,420	(7,299,965)	1,385,059	(5,433,206)
Net loss (Unaudited)	—	—	—	—	—	(1,166,032)	(1,166,032)

Balance, March 31, 1999 (Unaudited)	25,000,000	$ 50,000	$431,700	12,725,420	$(7,299,965)	$219,027	$(6,599,238)

The accompanying notes are an integral part of these financial statements.
COMMERCEQUEST, INC.

Statements of Cash Flows

	Year Ended December 31,			(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Cash flows from operating activities:
Net income (loss)	$1,965,123	$2,100,411	$2,125,935	$239,859	($1,166,032)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash compensation expense	460,000	—	—	—	—
Depreciation and amortization	144,411	323,894	536,454	92,804	177,370
Changes in operating assets and liabilities:
Accounts receivable	(5,475,784)	2,409,399	(39,529)	360,672	1,198,422
Unbilled accounts receivable	—	(623,580)	(1,818,086)	(217,862)	1,600,917
Other receivables	7,343	3,642	—	—	—
Other assets	(29,072)	(30,740)	(456,083)	370,230	(117,290)
Stockholder receivables	(139,347)	3,877	—	—	—
Accounts payable and accrued expenses	4,754,771	(2,027,734)	1,902,920	(482,590)	(2,661,244)
Deferred revenue	—	493,674	520,086	71,101	2,003,367
Other liabilities	—	—	231,518	—	186,411

Net cash provided by operating activities	1,687,445	2,652,843	3,003,215	434,214	1,221,921

Cash flows from investing activities:
Purchase of property and equipment	(453,591)	(641,160)	(3,208,611)	(147,972)	(521,410)

Net cash used in investing activities	(453,591)	(641,160)	(3,208,611)	(147,972)	(521,410)

Cash flows from financing activities:
Proceeds under convertible subordinated debenture	—	—	5,821,967	—	—
Borrowings under note payable agreements	138,000	400,000	102,343	—	—
Principal payments on notes payable	(248,939)	(28,982)	(146,188)	(29,708)	(40,789)
Stockholder loans	531,020	—	729,003	—	—
Payments on stockholder loans	(1,266,703)	(85,000)	(867,942)	—	—
Borrowings under line of credit	1,854,000	2,104,000	1,661,126	200,304	903,290
Payments on line of credit	(2,104,000)	(2,104,000)	(1,427,382)	(200,304)	(1,136,102)
Dividends paid	—	(1,725,130)	(2,170,000)	—	—
Purchase of treasury stock, at cost	—	—	(2,399,965)	—	—

Net cash (used in) provided by financing activities	(1,096,622)	(1,439,112)	1,302,962	(29,708)	(273,601)

Net increase in cash	137,232	572,571	1,097,566	256,534	426,910
Cash and cash equivalents, beginning of period	—	137,232	709,803	709,803	1,807,369

Cash and cash equivalents, end of period	$137,232	$709,803	$1,807,369	$966,337	$2,234,279

Supplemental disclosure of cash flow information:
Interest paid during the period	$26,506	$14,513	$130,522	$8,984	$ 19,783

Supplemental disclosure of non-cash financing activities:
See notes 2 and 6

The accompanying notes are an integral part of these financial statements.
COMMERCEQUEST, INC.

Notes to Financial Statements

1.    Organization and Operations:

                    CommerceQuest, Inc. (the “Company,” formerly MessageQuest) is a solutions provider in the Enterprise Application Integration and Internet Application Integration segments of the computer industry. The Company develops software tools and provides consulting and managed network services based upon its domain expertise in message oriented middleware. The Company’s solutions enable its customers to integrate business information over dissimilar computing platforms and communication networks. In addition, the Company is a value-added re-marketer of hardware and software products manufactured by industry leaders such as IBM, Sun Microsystems and BMC Software.

2.    Summary of Significant Accounting Policies:

                    Revenue Recognition—The Company licenses its software products to end users pursuant to perpetual license agreements. Amounts billed in advance of installation and pending completion of remaining significant obligations are deferred. Revenue from software licenses is recognized upon sale and shipment. Royalty revenue from licensing agreements with third party distributors is recognized when earned. For the years ended December 31, 1996 and 1997, revenue from the sale of software was recognized in accordance with Statement of Position (“SOP”) 91-1, Software Revenue Recognition . Beginning January 1, 1998, revenue from the sale of software is recognized in accordance with SOP 97-2, Software Revenue Recognition . SOP 97-2 requires the total contract revenue to be allocated to the various elements of the contract based upon objective evidence of the fair values of such elements and allows for only allocated revenue to be recognized upon completion of those elements. The effect of the adoption of SOP 97-2 was not significant to the Company’s results of operations for the year ended December 31, 1998. Amounts billed in advance of recognized revenue are deferred. For contracts for professional services, revenue is recognized as the services are performed. Revenue from support/maintenance contracts is recognized ratably over the contract period as the services are performed.

                    Unbilled accounts receivable represent revenue on contracts to be billed in subsequent periods in accordance with the terms of such contracts, as well as revenue from reselling transactions for which the customer has yet to be billed.

                    During 1996, the Company entered into a contract for the sale of a license for certain message-oriented middleware and database products to BMC Software, Inc. for $5,450,000. The Company recognized revenues under this contract of approximately $3,800,000 during 1996. The remaining revenues of approximately $1,650,000 were recognized during 1997.

                    Cash and Cash Equivalents—The Company considers all short-term, highly liquid investments with original maturities of three months or less to be cash equivalents.

                    Product Development Expenses—Certain costs have been incurred internally in the development of certain software products. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, such amounts to date have been expensed as incurred.

                    Property and Equipment—Property and equipment are stated at cost. Additions and major renewals are capitalized. Repairs and maintenance are charged to expense as incurred. Upon disposal, the related cost and accumulated depreciation are removed from the accounts, with the resulting gain or loss included in income. Depreciation is provided on an accelerated method over the estimated useful lives of the related assets.

                    Statement of Cash Flows—During the year ended December 31, 1997, the Company was repaid certain receivables from stockholders in the amount of $135,470 through a reduction in dividend payments. Acquisitions of capital assets of $272,054 were included in accounts payable and accrued expenses as of December 31, 1998. Accordingly, these noncash transactions have been excluded from the accompanying statements of cash flows.

                    Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                    Comprehensive Income—SFAS No. 130, “Reporting Comprehensive Income,” requires that the Company report comprehensive income, which includes net income as well as certain other changes in assets and liabilities recorded in stockholders’ (deficit) equity in the financial statements. There were no components of comprehensive income other than net income for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited).

                    Unaudited Financial Statements—The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial statements for these interim periods have been included. The results for the three months ended March 31, 1999 are not necessarily indicative of the results to be obtained for the full fiscal year ending December 31, 1999.

                    Segment Reporting—In 1998, the Company adopted SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” SFAS 131 supersedes SFAS 14, “ Financial Reporting for Segments of a Business Enterprise,” replacing the “industry segment” approach with the “management” approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company’s reportable segments. SFAS 131 also requires disclosures about products and services, geographic areas, and major customers. Currently, there is no additional segment information required to be disclosed.

                    New Accounting Pronouncements—In 1998, the Financial Accounting Standards Board issued FAS 133, “Accounting for Derivative Instruments and Hedging,” effective for fiscal years beginning after June 15, 1999. The new standard requires that an entity recognize derivatives as either assets or liabilities in the financial statements, to measure those instruments at fair value and to reflect the changes in fair value of those instruments as either components of comprehensive income or net income, depending on the types of those instruments. The Company does not use derivatives or other financial products for speculative purposes. The Company has not yet determined to what extent the standard will impact its financial statements.

                    Reclassifications—Certain items in the 1996 and 1997 financial statements have been reclassified to conform to the 1998 presentation. Such reclassifications had no impact on total assets, net income, or total cash flows previously reported.
COMMERCEQUEST, INC.

Notes to Financial Statements— (Continued)

3.    Concentrations of Credit Risk:

                    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The Company maintains substantially all of its cash investments with what it believes to be high credit quality financial institutions. Sales and accounts receivable to customers that exceeded 10% of total revenues and total accounts receivable are as follows:

	Sales					Accounts Receivable
				(Unaudited)
	Year Ended December 31,			Three Months Ended March 31,		December 31,		(Unaudited) March 31,
	1996	1997	1998	1998	1999	1997	1998	1999
Customer A	22%	17%	—	11%	—	—	—	—
Customer B	32	15	23%	19	—	26%	33%	—
Customer C	—	15	—	—	—	—	—	—
Customer D	—	—	—	—	—	25	—	—
Customer E	—	—	—	—	—	—	—	—
Customer F	—	—	12	—	20%	—	24	19%
Customer G	—	—	—	—	—	—	15	—
Customer H	—	—	—	—	—	—	—	19
Customer I	—	—	—	—	11	—	—	—
Customer J	—	—	—	13	—	—	—	—
Customer K	—	—	—	12	—	—	—	—

4.    Property and Equipment:

                    Property and equipment consists of the following:

	Useful Lives	December 31,		(Unaudited) March 31,
		1997	1998	1999
Buildings	39 years	$—	$2,290,956	$2,466,165
Furniture and equipment	7 years	331,902	552,889	578,114
Computers	5 years	998,424	1,960,863	2,009,785
Leasehold improvements	7 years	7,059	13,342	13,342

		1,337,385	4,818,050	5,067,406
Less accumulated depreciation and amortization		(556,067)	(1,092,232)	(1,269,530)

		$781,318	$3,725,818	$3,797,876

                    Depreciation expense for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited) approximated $144,000, $324,000, $536,000, $93,000 and $177,000, respectively.
COMMERCEQUEST, INC.

Notes to Financial Statements— (Continued)

5.    Long-Term Debt:

                    Long-term debt consists of the following:

	December 31,		(Unaudited) March 31, 1999
	1997	1998
Notes payable, bearing interest at 9.95%, principal and interest due in monthly installments; collateralized by certain fixed assets	$371,018	$327,173	$286,384
Note payable to stockholder, non-interest bearing, principal payable in January 1999. Paid in full during 1998	138,939	—	—

	509,957	327,173	286,384
Less current portion	(123,379)	(169,402)	(173,652)

	$386,578	$157,771	$112,732

                    Maturities of notes payable for the years subsequent to March 31, 1999 (unaudited) are as follows:

1999	$173,652
2000	112,732

6.    Convertible Subordinated Debentures:

                   In September and October 1998, the Company issued a total of $10,800,000 of 7.00% convertible subordinated debentures maturing through October 2003. The convertible subordinated debentures are exchangeable at any time into common stock of the Company at an exchange price of $2.52 per share, subject to adjustment. Provisions of the debenture agreements contain certain covenants, the most restrictive of which limits the payment of dividends and the creation of additional indebtedness.

                   In connection with the transaction, $5,300,000 of the proceeds was used to repurchase shares of stock from certain shareholders. The lender agreed to pay $4,900,000 of this amount; accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998. Approximately $78,000 of the subordinated debenture issue costs were withheld from the proceeds and have been included in other assets in the financial statements as of December 31, 1998. Accordingly, this amount has been reflected as a non-cash transaction and excluded from the statement of cash flows for the year ended December 31, 1998.

7.    Lines of Credit:

                    During 1998, the Company entered into a line of credit facility with a financial institution in the amount of $1,000,000 to finance working capital needs. There were no borrowings under this credit facility at December 31, 1998 and March 31, 1999. Additionally, during 1998, the Company entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $1,300,000 to finance the acquisition of the Company’s headquarters and to provide additional funds for property improvements. At December 31, 1998 and March 31, 1999 (unaudited) there were $226,850 and $890, respectively, of borrowings under this credit facility. The credit facilities mature in ten years and are collateralized by the Company’s property and equipment. During 1998, the Company also entered into a reducing line of credit facility, as defined in the credit agreement, with an initial available balance of $400,000 to provide financing for property improvements on the Company’s headquarters. The facility is for seven years and is collateralized by all the assets of the Company. Interest on the credit lines is payable monthly at a rate of 2.75% in excess of the 30-day commercial paper rate, based upon the actual days elapsed over a 360-day year (7.85% and 7.62% borrowing rates at December 31, 1998 and March 31, 1999 (unaudited), respectively). At December 31, 1998 and March 31, 1999 (unaudited), there were $6,894 and $42, respectively, of borrowings under this credit facility. There was $2,196,086 and $2,534,525 available under the three facilities at December 31, 1998 and March 31, 1999 (unaudited), respectively. The weighted-average interest rates under these facilities for the year ended December 31, 1998 and the three months ended March 31, 1999 (unaudited), were 8.03% and 7.59%, respectively.

                   At December 31, 1997 the Company had a line of credit agreement with a financial institution for an amount of $250,000 collateralized by accounts receivable and inventory. At December 31, 1997, the balance outstanding was $0. During February 1998, the Company renegotiated the line of credit, increasing the available credit facility to $500,000. Amounts drawn under the line of credit bore interest at 1.5 percentage points above the Bank’s base rate (8.25% borrowing rate at December 31, 1997). Under the terms of the agreement, the line of credit was due on demand. This line of credit was terminated by the Company during 1998.

8.    Fair Value of Financial Instruments:

                   The fair value of short-term financial instruments, including cash and cash equivalents, accounts receivable and accounts payable and certain accrued expenses approximates their carrying amounts in the financial statements due to the short maturity of such instruments.

                   The carrying amount of the lines of credit issued pursuant to the Company’s bank credit agreement approximates fair value because the interest rates change with market interest rates.

                   The fair value of the Company’s long-term debt approximates carrying value based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same maturities.

                   The Company believes that it is not practical to estimate the fair value of the convertible subordinate debentures with a carrying value of $10,800,000, as these debentures have numerous unique features.

9.    Income Taxes:

                   The stockholders have elected under the provisions of Subchapter S of the Internal Revenue Code and similar provisions under state law, to have the Company’s income treated substantially as if the Company were a partnership, allowing the stockholders to report the Company’s income on their individual tax returns. Accordingly, the financial statements reflect no provision or benefit for federal and state income taxes.

10.    Commitments and Contingencies:

                    Operating Leases—The Company leases office space under operating leases expiring through August 2001. Rent expense under these leases for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited) approximated $115,000, $239,000, $357,000, $68,000 and $40,000, respectively.
COMMERCEQUEST, INC.

Notes to Financial Statements— (Continued)

                    Future basic rental commitments under noncancelable operating leases at March 31, 1999 (unaudited) are approximately as follows:

Twelve months ending March 31:
2000	$121,000
2001	75,000
2002	15,000

Total minimum payments	$211,000

11.    Equity:

                    Stock Compensation—During 1996, the Company issued common stock as compensation to employees who were previously covered by a phantom stock agreement. In exchange for the newly issued shares, the recipients waived all rights and shares granted them under the phantom stock agreement. The aggregate compensation earned under the phantom stock plan during 1996 totaled $460,000.

                    Stock Split—During January 1997, October 1998 and on March 10, 1999, the Board of Directors approved that the Company ’s issued and outstanding common stock, be split on a 5-for-1, 5-for-1, and 2-for-1 basis, respectively. All share amounts have been retroactively adjusted in the accompanying financial statements to reflect these stock splits.

                    Stock Option Plan—Effective January 1, 1997, the Board of Directors approved the adoption of a stock option plan under which qualified and non-qualified stock options may be granted to employees, directors, and consultants to the Company. The Board of Directors also authorized 4,138,750 shares to be reserved for issuance pursuant to the terms of the plan. The Company has granted qualified and non-qualified stock options to certain employees with vesting periods of up to 4 years. These options give the employee the right to purchase common stock at an exercise price estimated by management to be at least equal to the fair value of the stock at the date of the option’s grant. For all options granted, the term during which employees may exercise the option was initially 10 years.

                   The Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in connection with the issuance of these options. Had compensation cost for the Company’s stock option plan been determined based on the fair value at the grant dates for the awards under the plan consistent with the method of SFAS Statement 123, “Accounting for Stock Based Compensation,” the Company’s net income would have been reduced to the adjusted amounts indicated below:

	Year Ended December 31,			(Unaudited) Three Months Ended March 31,
	1996	1997	1998	1998	1999
Pro forma net income:
As reported	$1,965,123	$2,100,411	$2,125,935	$239,859	$(1,166,032)
As adjusted	1,965,123	1,152,116	1,356,486	133,478	(1,166,032)

                   The estimated per share fair value of options granted for the years ending December 31, 1997 and 1998 and the three months ended March 31, 1998 (unaudited) was $0.46, $0.39 and $0.45 respectively. There were no options granted during the three months ended March 31, 1999. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in the years ended December 31, 1997 and 1998 and the three months ended March 31, 1998 (unaudited), respectively: no dividend yield for each year presented; risk-free interest rates of 5.74%, 4.65% and 5.65%, respectively; expected lives of the options prior to exercise of 8.5 years for each year presented, and volatility of the stock price was omitted from the pricing model as permitted by SFAS No. 123. A summary of the status of the Company’s stock option plan and changes during the years and periods ended on those dates, is presented below:

					(Unaudited)
	Year Ended December 31,				Three Months Ended March 31, 1999
	1997		1998
Fixed Options	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of period	—	$0.00	1,957,000	$1.20	3,530,000	$1.21
Granted	2,069,500	$1.20	1,982,500	$1.22	—	$0.00
Exercised	—	$0.00	—	$0.00	—	$0.00
Canceled	(112,500)	$1.20	(409,500)	$1.20	—	$0.00

Outstanding at end of period	1,957,000		3,530,000		3,530,000
Options exercisable at end of period	—		551,750		1,262,750

                   The following table summarizes certain information about stock options at March 31, 1999 (unaudited):

Options Outstanding			Options Exercisable
Number Outstanding at 3/31/99	Weighted-Average Remaining Contractual Life	Exercise Prices	Number Exercisable at 3/31/99	Exercise Prices
3,480,000	8.55 years	$1.20	1,262,750	$1.20
50,000	9.44 years	$ 1.80	—	$ 0.00

                   As of March 31, 1999 (unaudited), options to purchase 608,750 shares of common stock were available for future grants.

12.    Employee Benefit and Incentive Plans:

                   The Company sponsors a tax deferred 401(k) defined contribution savings and profit sharing plan which covers substantially all employees who meet minimum service requirements. Employees may defer up to 15% of their annual compensation, which the Company will match at a rate of 20% of the employee’s contribution on the first 6% of his or her annual salary. In addition, the plan allows for annual profit sharing contributions at the discretion of the Board of Directors.

                    Company matching contributions to the 401(k) plan for the years ended December 31, 1996, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited) totaled approximately $15,000, $28,000, $52,000, $11,000 and $23,000, respectively. To date, the Company has not made any discretionary profit sharing contributions to the 401(k) plan.

13.    Subsequent Event:

                   On June 1, 1999, the Company changed its name to CommerceQuest, Inc. and amended and restated its certificate of incorporation to increase the number of authorized shares of common stock to 40,000,000.
Report of Independent Auditors

Board of Directors and Stockholders of
ComputerJobs.com, Inc.

                   We have audited the accompanying balance sheets of ComputerJobs.com, Inc. (formerly ComputerJobs Store, Inc.) as of December 31, 1997 and 1998, and the related statements of income, changes in stockholders’ equity (deficit), and cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ComputerJobs.com, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles.

ERNST & YOUNG LLP

Atlanta, Georgia
March 11, 1999, except Note 1 as to which the date
    is April 1, 1999

COMPUTERJOBS.COM, INC.

Balance Sheets

	December 31,
	1997	1998
Assets
Current assets:
Cash and cash equivalents	$ 315,213	$ 9,385,180
Trade accounts receivable, net of allowance for doubtful accounts of $4,000 and $20,000 at December 31, 1997 and 1998, respectively	136,528	315,081
Unbilled trade accounts receivable	17,000	62,990
Prepaid expenses	—	1,197
Loan receivable from stockholder	1,086	—

Total current assets	469,827	9,764,448
Property and equipment:
Furniture and fixtures	15,291	35,728
Computer and office equipment	73,721	189,288
Accumulated depreciation	(21,159)	(64,249)

Net property and equipment	67,853	160,767
Other assets	2,000	99,721

Total assets	$539,680	$10,024,936

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$47,323	$136,209
Deferred income taxes payable	—	89,261
Note payable to stockholders	—	1,000,000
Distribution payable to stockholders	—	346,817
Current portion of notes payable	6,279	—
Deferred revenue	16,271	27,996

Total current liabilities	69,873	1,600,283
Notes payable, less current portion	6,354	—
Series A Preferred Stock, no par value — ($2 per share redemption value; minimum liquidation value of $10,000,000 plus accrued and unpaid dividends plus a portion of remaining assets, as defined), convertible to Class 2 common stock, 5,000,000 shares authorized, issued and outstanding	—	9,986,126
Stockholders ’ equity:
Class 1 common stock, no par value — 5,500,000 shares authorized, 5,500,000 shares issued and outstanding	10,510	10,510
Class 2 common stock, no par value — 14,000,000 shares authorized, no shares issued or outstanding	—	—
Retained earnings (deficit)	452,943	(1,571,983)

Total stockholders’ equity (deficit)	463,453	(1,561,473)

Total liabilities and stockholders’ equity (deficit)	$539,680	$10,024,936

See accompanying notes.
COMPUTERJOBS.COM, INC.

Statements of Income

	Period from January 16, 1996 through December 31, 1996	Year Ended December 31,
		1997	1998
Revenue	$377,163	$1,504,742	$4,431,060
Expenses:
Operations	38,477	65,178	469,519
Sales and marketing	38,509	198,586	1,893,589
General and administrative	189,126	776,572	1,121,918
Depreciation	3,617	17,542	45,383

	269,729	1,057,878	3,530,409
Operating income	107,434	446,864	900,651
Other income (deductions):
Interest expense	(982)	(1,646)	(12,537)
Interest income	401	8,258	53,610

	(581)	6,612	41,073

Income before income taxes	106,853	453,476	941,724
Income tax expense	—	—	89,261

Net income	$ 106,853	$ 453,476	$ 852,463

Supplemental unaudited pro forma information:
Income before taxes, as above	$ 106,853	$ 453,476	$ 941,724
Pro forma provision for income taxes	(40,604)	(172,320)	(357,853)

Pro forma net income	$ 66,249	$ 281,156	$ 583,871

Basic pro forma earnings per common share	$0.01	$0.05	$0.09
Average outstanding common shares	5,500,000	5,500,000	5,500,000

See accompanying notes.
COMPUTERJOBS.COM, INC.

Statements of Changes in Stockholders’ Equity (Deficit)

	Class 1 Common Stock	Class 2 Common Stock	Retained Earnings (deficit)	Total Shareholders’ Equity (deficit)
Balance at January 16, 1996 (inception)	$10,510	—	$ —	$ 10,510
Net income	—	—	106,853	106,853
Distribution to stockholders	—	—	(33,879)	(33,879)

Balance at December 31, 1996	10,510	—	72,974	83,484
Net income	—	—	453,476	453,476
Distribution to stockholders	—	—	(73,507)	(73,507)

Balance at December 31, 1997	10,510	—	452,943	463,453
Net income	—	—	852,463	852,463
Distribution to stockholders	—	—	(2,796,817)	(2,796,817)
Accretion and dividends on Series A Preferred Stock	—	—	(80,572)	(80,572)

Balance at December, 31 1998	$ 10,510	—	$(1,571,983)	$(1,561,473)

See accompanying notes.
COMPUTERJOBS.COM, INC.

Statements of Cash Flows

	Period from January 16, 1996 through December 31, 1996	Year Ended December 31,
		1997	1998
Operating activities
Net income	$ 106,853	$ 453,476	$ 852,463
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,617	17,542	45,383
Provision for deferred taxes	—	—	89,261
Changes in operating assets and liabilities:
Trade accounts receivable	(30,880)	(105,648)	(178,553)
Unbilled trade accounts receivable	—	(17,000)	(45,990)
Loan receivable from stockholder	—	(1,086)	1,086
Prepaid expenses and other assets	—	(2,000)	(98,918)
Accounts payable and accrued expenses	12,394	34,930	88,886
Deferred revenue	21,903	(5,632)	11,725

Net cash provided by operating activities	113,887	374,582	765,343

Investing Activities
Purchase of property and equipment	(23,980)	(65,033)	(138,297)

Net cash used in investing activities	(23,980)	(65,033)	(138,297)

Financing Activities
Sale of Series A Preferred Stock, less expenses	—	—	9,905,554
Distributions to stockholders	(33,879)	(73,507)	(1,450,000)
Proceeds from notes payable	21,100	—	—
Repayment of notes payable	(2,817)	(5,650)	(12,633)
Sales of common stock	10,510	—	—

Net cash provided (used) by financing activities	(5,086)	(79,157)	8,442,921

Net increase in cash and cash equivalents	84,821	230,392	9,069,967
Cash and cash equivalents, beginning of period	—	84,821	315,213

Cash and cash equivalents, end of year	$ 84,821	$ 315,213	$9,385,180

See accompanying notes.
COMPUTERJOBS.COM, INC.

Notes to Financial Statements
December 31, 1998

1.    Description of the Business

                   The Company is an Internet-based interactive technology company that provides an employment Web site for information technology (IT) professionals. The Company’s web site enables recruiters and employers to post job opportunities and search for employment opportunities based on an array of search criteria. The Company also offers banner advertising and job reposting services for companies wanting access to IT professionals. The Company operates primarily on a regional basis and at December 31, 1998, served five regions in the United States: Atlanta, the Carolinas, Chicago, Florida, and Texas.

                   On April 1, 1999 the Company changed its name from ComputerJobs Store, Inc. to ComputerJobs.com, Inc.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

                   The Company considers short-term investments with original maturity dates of 90 days or less at the date of purchase to be cash equivalents.

Concentration of Credit Risk

                    Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash equivalents and accounts receivable. Cash equivalents are held primarily with one financial institution. The Company performs periodic evaluations of the relative credit standing of this financial institution. Accounts receivable are unsecured and the Company is at risk to the extent such amounts become uncollectible.

Accounts Receivable

                   The Company performs periodic credit evaluations of its customers ’ financial condition and generally does not require collateral. Receivables are generally due within 30 days. Credit losses have been within management’s expectations.

Property and Equipment

                    Property and equipment are stated at cost. The Company provides for depreciation computed on a straight-line basis over the estimated useful lives of the related assets which range from 3 to 5 years.

                   If facts and circumstances indicate that the property and equipment or other assets may be impaired, an evaluation of continuing value would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with these assets would be compared to their carrying amount to determine if a write down to fair market value or discounted cash flow value is required.

Revenue Recognition

                   The Company recognizes advertising and service revenue as earned over the service period. Unbilled trade accounts receivables are recorded for advertising revenue which is not billed to the customer until the month following the month in which it is earned. Advance payments received by the Company are deferred and credited to operations on the straight-line basis over the life of the agreement.

COMPUTERJOBS.COM, INC.

Notes to Financial Statements— (Continued)
December 31, 1998

Advertising Costs

                    Advertising costs are expensed in the period in which they are incurred. The Company incurred $11,583, $178,870 and $1,528,590 in advertising costs for the period from January 16, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

Income Taxes

                   The Company elected to be taxed under the provision of Subchapter S of the Internal Revenue Code for the period from January 16, 1996 (inception) through November 25, 1998. Under these provisions, the income of the Company was reported by the stock or shareholders on their individual income tax returns. As such, the accompanying financial statements do not include a provision for income taxes for the period from January 16, 1996 (inception) to November 25, 1998.

                   In connection with the Company’s amended and restated articles of incorporation, the Company terminated its tax status as a Subchapter S corporation. Effective November 25, 1998, the Company is taxed as a subchapter C corporation. The deferred tax effects of the change in tax status of approximately $54,000 are included in income at the date the change in tax status occurred. Supplemental unaudited pro forma information related to net income and earnings per share is presented as if the Company had been taxed as a subchapter C corporation for all periods presented.

                    Income taxes for the period November 25, 1998 through December 31, 1998 have been provided using the liability method in accordance with FASB Statement 109, Accounting for Income Taxes. Under the liability method, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Using the enacted tax rates in effect for the year in which the differences are expected to reverse, deferred tax liabilities and assets are determined based on the differences between the book basis for financial reporting and the tax basis of an asset or liability.

Use Of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Flow Information

                    During 1998, the Company recorded a distribution payable to the stockholders of $346,817, a note payable to stockholders for $1,000,000 and accrued dividends of $79,000 on the Series A Preferred Stock which are non-cash financing activities.

Reclassifications

                    Certain prior year balances have been reclassified to conform with the current presentation.
COMPUTERJOBS.COM, INC.

Notes to Financial Statements— (Continued)
December 31, 1998

3.    Notes Payable

                    Notes payable consist of the following:

	December 31,
	1997	1998
Note payable; interest at prime rate plus 2.0% (10.5% at December 31, 1997)	$5,052	$ —
Note payable; interest at prime rate plus 2.0% (10.25% at December 31, 1997)	7,581	—

	12,633	—
Less amounts due within one year	6,279	—

	$6,354	$ —

                   The notes payables were secured by the property and equipment of the Company and guaranteed by stockholders of the Company.

                    Interest paid for the period from January 16, 1996 (inception) through December 31, 1996 and during the years ended December 31, 1997 and 1998 totaled $982, $1,646 and $1,030, respectively.

                   At December 31, 1996 and 1997, the Company had an unused line of credit of $50,000, for general working capital purposes. The line of credit expired on April 5, 1998 and was not renewed.

4.    Income Taxes

                    Income tax expense (benefit) consists of the following for the period from November 25, 1998 through December 31, 1998:

	Current	Deferred	Total
Federal	$(7,267)	$86,665	$79,398
State	(481)	10,344	9,863

	$(7,748)	$97,009	$89,261

                    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets and liabilities as of December 31, 1998 are as follows:

                    Deferred income tax assets (liabilities):

Property and equipment	$17,420
Net operating loss carryforwards	7,748
Accrual to cash adjustment	(114,429)

Net deferred income taxes	$(89,261)

                   The Company uses the cash basis for its calculation of income tax expense in accordance with internal revenue code 448(b)(3). For income tax purposes, income is generally reported in the period that cash is actually received and expenses are generally reported in the period the payment is actually made.
COMPUTERJOBS.COM, INC.

Notes to Financial Statements— (Continued)
December 31, 1998

                    Pro forma income tax expense differed from the amounts computed by applying the statutory federal rate of 34% as a result of the following:

	Period from January 16, 1996 through December 31, 1996	Year ended December 31,
		1997	1998
Computed using a 34% tax rate	$36,330	$154,182	$320,186
State income taxes, net of federal tax	4,274	18,138	37,667

	$40,604	$172,320	$357,853

5.    Stockholders’ Equity

                   On November 25, 1998, the Company amended and restated its articles of incorporation. Pursuant to this amendment and restatement, the Company converted its original 1,000 shares of issued common stock into 5,500,000 shares of Class 1 common stock. The common stock authorized, outstanding and issued, as of December 31, 1996 and 1997, has been adjusted to reflect this recapitalization. The Company also authorized 14,000,000 shares of Class 2 common stock and 5,000,000 shares of Series A Preferred Stock. The Company has reserved 2,000,000 shares of Class 2 common stock for issuance in connection with its stock option plan.

                   Each share of Class 1 common stock is convertible to one share of Class 2 common stock at the option of the holder. Class 1 common stock automatically converts to Class 2 common stock upon a qualifying initial public offering (IPO) of the Company.

                   The rights and privileges of Class 1 and Class 2 stockholders are equal except that Class 1 stockholders are entitled to receive certain preferences over Class 2 stockholders in the event of the Company’s liquidation, dissolution or sale or merger.

Preferred Stock

                   In November 1998, the Company sold 5,000,000 shares of Series A Preferred Stock for an aggregate sales price of $10,000,000. The Series A Preferred Stock is cumulative and accrues dividends at 8%. Each share of preferred stock is currently convertible into one share of Class 2 common stock at the option of the holder. Each holder of Series A Preferred Stock is entitled to certain protections against sales of common stock at less than the original Series A purchase price, which may result in the right of such holder to convert each share of Series A into more than one share of Class 2 common stock. The Series A preferred stock automatically converts into Class 2 common stock upon a qualifying IPO of the Company. The Company has reserved 5,000,000 shares of Class 2 common stock for the conversion of Series A Preferred Stock.

                   The voting rights of the Series A Preferred Stock are equal to the voting rights of the Class 2 common stock. Dividends are payable in cash or stock on the sale, liquidation, or merger of the Company or redemption of such preferred stock. To the extent the holders have not converted the Series A Preferred Stock into Class 2 common stock, the holders of least 75% of the preferred stock may cause the Company to redeem all such preferred stock at any time after November 25, 2003 at the greater of the purchase price plus accrued dividends or the appraised value, as defined.

                   In the event of the Company’s liquidation, dissolution or sale or merger, the holders of Series A Preferred Stock are entitled to $10,000,000 plus all accrued dividends on the Series A Preferred Stock before any amounts may be distributed to the holders of Class 1 or Class 2 common stock.
COMPUTERJOBS.COM, INC.

Notes to Financial Statements— (Continued)
December 31, 1998

                    No dividends may be paid to the holders of Class 1 and Class 2 common stock until all outstanding dividends are paid on the Series A Preferred Stock. In the event that the holders of the Series A Preferred Stock elect to convert their shares into Class 2 common stock, the Company is not required to distribute the accrued dividends on the Series A Preferred Stock.

                   At December 31, 1998, the Series A Preferred Stock was increased by $79,000 representing dividends not currently declared or paid. The cost of issuance of the Series A Preferred Stock of $94,446 is being accreted over a five year period. Such accretion amounted to $1,572 in the year ended December 31, 1998.

Warrants

                   In connection with the sale of Series A Preferred Stock, the Company issued warrants for the purchase of 1,250,000 shares of Class 2 common stock at $5.00 per share. The Company has not assigned a value to the warrants as management believes the warrants are of minimal value. The Company has reserved 1,250,000 shares of Class 2 common stock for the exercise of these warrants. The warrants expire on the earlier of 1) three years after an IPO by the Company, 2) the closing date of the sale or merger of the Company, or 3) December 31, 2003.

6.    Earnings Per Share

                   The following table sets forth the computation of the unaudited pro forma earnings per common share:

	1996	1997	1998
Numerator:
Pro forma net income	$ 66,249	$281,156	$583,871
Accretion and dividends on Series A Preferred Stock	—	—	(80,572)

Numerator for basic pro forma earnings per common share—income available to common stockholders	$ 66,249	$281,156	$503,299

Denominator:
Denominator for basic pro forma earning per common share—weighted average shares	5,500,000	5,500,000	5,500,000

Basic pro forma earnings per common share	$ 0.01	$ 0.05	$ 0.09

                    Series A Preferred Stock, which is convertible into Class 2 common stock and was outstanding during 1998 (issued on November 25, 1998), and common shares issuable upon the exercise of warrants were not included in the computation of pro forma earnings per share because their effect would be anti-dilutive.

7.    Employee Benefits

                   On January 1, 1998, the Company established a 401(k) plan that covers substantially all employees. The Company contributed $26,965 to the 401(k) plan in 1998.

                   In 1997, the Company sponsored a simplified employee pension plan under section 408(k) of the Internal Revenue Code. The plan provides discretionary contributions in each calendar year to the individual retirement accounts of all eligible employees. Full time employees with more than a year of service are eligible to participate. Total contributions by the Company totaled $42,119 for the year ended December 31, 1997. The 408(k) Plan was terminated upon the establishment of the 401(k) Plan.

COMPUTERJOBS.COM, INC.

Notes to Financial Statements— (Continued)
December 31, 1998

8.    Lease Commitments

                    During December 1998, the Company entered into a five year operating lease for office space. This lease agreement provides for rent escalation clauses to cover increases in certain of the lessors’ operating costs. Rental expense totaled $11,630, $30,646 and $92,217 for the period from January 16, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Future minimum rental payments (excluding any estimate of operating costs) under noncancelable operating leases with terms of one year or more at December 31, 1998 are $360,679 in 1999, $327,043 in 2000, $320,254 in 2001, $320,254 in 2002 and $320,254 in 2003.

9.    Related Party Transactions

                   On November 2, 1998, the Company declared a $2,000,000 distribution payable to the stockholders. During 1998, $1,000,000 of the distributions were paid. The Company issued notes to the stockholders for the remaining $1,000,000. These notes accrue interest at the federal funds interest rate and are payable in February 1999.

10.    Fair Value of Financial Instruments

                   The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates their fair value.

11.    Year 2000 Issue (Unaudited)

                   Year 2000 issues may arise if computer programs have been written using two digits rather than four digits to define the applicable year. In such cases, programs that have time sensitive logic may recognize a date using “00” as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

                   The Company has determined that it will not need to modify or replace significant portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company anticipates that any remaining costs to ensure year 2000 compliance will not be significant.

                    Although no formal assessment of the information and operational systems of its major clients and vendors has been made, the Company is not aware of any significant problems as a result of the year 2000. However, if the customers and clients encounter operational problems related to year 2000 and are unable to resolve such problems in a timely manner, it could result in a material financial risk to the Company.
Report of Independent Accountants

To the Board of Directors and Stockholders of
Syncra Software, Inc.

                   In our opinion, the accompanying balance sheet and the related statements of operations, of changes in redeemable preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of Syncra Software, Inc. (a development stage enterprise) at December 31, 1998 and the results of its operations and its cash flows for the period from inception (February 11, 1998) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
Boston, Massachusetts
April 29, 1999
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Balance Sheet

		(Unaudited)
	December 31, 1998	March 31, 1999
Assets
Current Assets:
Cash and cash equivalents	$1,700,370	$176,953
Prepaid expenses	185,506	149,366
Other current assets	22,704	19,991

Total current assets	1,908,580	346,310
Fixed assets, net	351,752	342,690
Deposits	136,998	136,998

	$2,397,330	$825,998

Liabilities, Redeemable Preferred Stock and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$ 233,281	$226,688
Accrued expenses	316,918	347,771
Notes payable to stockholders	3,926,370	—

Total current liabilities	4,476,569	574,459

Redeemable Preferred Stock:
Series A redeemable convertible preferred stock, $0.001 par value Authorized: 2,941,031 and 2,586,207 shares at December 31, 1998 and March 31, 1999 (unaudited), respectively; issued and outstanding: 2,586,207 shares at December 31, 1998 and March 31, 1999 (unaudited) plus accrued dividends of $334,652 and $454,513 at December 31, 1998 and March 31, 1999 (unaudited), respectively; liquidation value of $6,334,651 and $6,454,512 at December 31, 1998 and March 31, 1999 (unaudited), respectively	6,334,651	6,454,512
Series B redeemable convertible preferred stock, $0.001 par value Authorized: 3,737,602 shares; subscribed and issued and outstanding: 3,287,602 shares at March 31, 1999 (unaudited); liquidation value of $13,150,408 at March 31, 1999 (unaudited)	—	13,150,408
Subscriptions receivable (unaudited)	—	(9,000,000)
Preferred stock warrants	120,000	120,000
Redeemable non-voting, non-convertible preferred stock, $0.001 par value Authorized: 150,000 and 130,000 shares at December 31, 1998 and March 31, 1999 (unaudited), respectively; issued and outstanding: 130,000 shares at December 31, 1998 and March 31, 1999 (unaudited) plus accrued dividends of $89,468 and $116,001 at December 31, 1998 and March 31, 1999 (unaudited), respectively; liquidation value of $1,389,468 and $1,416,001 at December 31, 1998 and March 31, 1999 (unaudited), respectively	1,389,468	1,416,001

Total redeemable preferred stock	7,844,119	12,140,921

Stockholders ’ Deficit:
Common stock, $0.001 par value; 10,000,000 shares authorized; 396,000 shares issued and outstanding at December 31, 1998 and March 31, 1999 (unaudited)	396	396
Deficit accumulated during the development stage	(9,923,754)	(11,889,778)

Total stockholders’ deficit	(9,923,358)	(11,889,382)

Commitments (Note 14)

	$2,397,330	$825,998

The accompanying notes are an integral part of these financial statements

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Statement of Operations

	For the Period from Inception (February 11, 1998) through December 31, 1998	(Unaudited) For the Three Months Ended March 31,
		1998	1999
Costs and Expenses:
Research and development	$1,501,267	$235,127	$480,701
Selling and marketing	2,425,532	271,723	767,148
General and administrative	1,950,153	685,788	355,164
Impairment charge for intangible assets	1,312,500	—	—
Settlement charge	1,795,333	—	—

Loss from operations	(8,984,785)	(1,192,638)	(1,603,013)
Interest expense, net	(90,430)	(2,565)	(156,617)

Net loss	$(9,075,215)	$(1,195,203)	$(1,759,630)

The accompanying notes are an integral part of these financial statements
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Statement of Changes in Redeemable Preferred Stock and Stockholders’ Deficit

	Series A Redeemable Preferred Stock		Series B Redeemable Preferred Stock		Subscriptions Receivable	Preferred Stock Warrants	Redeemable Non- voting Non-convertible Preferred Stock		Common stock		Deficit Accumulated During Development Stage	Total
	Shares	Carrying Value	Shares	Carrying Value		Carrying Value	Shares	Carrying Value	Shares	Par Value
Issuance of common stock to founders									1,396,000	$1,396		$ 1,396
Issuance of redeemable non-voting, non- convertible preferred stock							150,000	$1,500,000
Issuance of Series A redeemable convertible preferred stock, issuance costs of $170,752:
Initial closing	948,276	$2,200,000
Second closing	646,551	1,500,000
Third closing	991,380	2,299,999									$(170,752)	(170,752)
Repurchase and retirement of common stock									(1,000,000)	(1,000)	(249,000)	(250,000)
Redemption of redeemable non- voting, non- convertible preferred stock							(20,000)	(204,667)
Series A redeemable convertible preferred stock warrants						$120,000
Accrual of cumulative dividends on redeemable preferred stock		334,652						94,135			(428,787)	(428,787)
Net loss											(9,075,215)	(9,075,215)

Balance at December 31, 1998	2,586,207	6,334,651				120,000	130,000	1,389,468	396,000	396	(9,923,754)	(9,923,358)
Issuance of Series B redeemable convertible preferred stock, issuance costs of $60,000 (Unaudited)			3,287,602	$13,150,408	$(9,000,000)						(60,000)	(60,000)
Accrual of cumulative dividends on redeemable preferred stock (Unaudited)		119,861						26,533			(146,394)	(146,394)
Net loss (Unaudited)											(1,759,630)	(1,759,630)

Balance at March 31, 1999 (Unaudited)	2,586,207	$ 6,454,512	3,287,602	$13,150,408	$(9,000,000)	$120,000	130,000	$1,416,001	396,000	$396	$(11,889,778)	$(11,889,382)

The accompanying notes are an integral part of these financial statements
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Statement of Cash Flows

	For the Period From Inception (February 11, 1998) Through December 31, 1998	(Unaudited) For the Three Months Ended March 31,
		1998	1999
Cash flows from operating activities:
Net loss	$(9,075,215)	$(1,195,203)	$(1,759,630)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	58,537	506	28,522
Amortization and impairment of intangible assets	1,500,000	125,000	—
Amortization of discounts on notes payable	46,370	—	73,630
Changes in assets and liabilities:
Prepaid expenses	(185,506)	—	36,140
Other current assets	(22,704)	(54,333)	2,713
Accounts payable	233,281	1,691	(6,593)
Accrued expenses	316,918	126,233	121,261

Net cash used for operating activities	(7,128,319)	(996,106)	(1,503,957)

Cash flows from investing activities:
Purchases of fixed assets	(410,289)	(28,543)	(19,460)
Increase in deposits	(136,998)	—	—

Net cash used for investing activities	(547,287)	(28,543)	(19,460)

Cash flows from financing activities:
Proceeds from issuance of notes payable to stockholders	4,000,000	—	—
Proceeds from Series A redeemable convertible preferred stock, net of issuance costs	5,829,247	1,829,248	—
Proceeds from issuance of common stock	1,396	1,396	—
Redemption of non-voting, non-convertible redeemable preferred stock and related dividends	(204,667)	—	—
Repurchase of common stock	(250,000)	—	—

Net cash provided by financing activities	9,375,976	1,830,644	—

Net increase (decrease) in cash and cash equivalents	1,700,370	805,995	(1,523,417)
Cash and cash equivalents, beginning of period	—	—	1,700,370

Cash and cash equivalents, end of period	$1,700,370	$805,995	$176,953

Non-cash investing and financing activities:
Software acquired in exchange for 150,000 shares of non-voting, non-convertible redeemable preferred stock	$1,500,000	$1,500,000	$—

Conversion of notes payable to stockholders plus accrued interest of $150,408 into 1,037,602 shares of Series B Preferred Stock	$—	$—	$4,150,408

The accompanying notes are an integral part of these financial statements

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements

1.    Nature of the Business

                    Syncra Software, Inc. (“Syncra” or the “Company ”) was incorporated in Delaware on February 11, 1998. Syncra was formed to design, develop, produce and market supply chain collaboration software and solutions. Since its inception, Syncra has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets, raising capital, marketing and business development. Accordingly, Syncra is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”.

                    Syncra is subject to risks and uncertainties common to growing technology-based companies, including rapid technological changes, growth and commercial acceptances of the Internet, dependence on principal products and third party technology, new product development and performance, new product introductions and other activities of competitors, dependence on key personnel, development of a distribution channel, international expansion, lengthy sales cycles and limited operating history.

2.    Summary of Significant Accounting Policies

Cash and Cash Equivalents

                    Syncra considers all highly liquid instruments with an original maturity of three months or less at the time of purchase to be cash equivalents. Included in cash and cash equivalents at December 31, 1998 is approximately $1.6 million in money market accounts.

Financial Instruments

                   The carrying amount of Syncra’s financial instruments, principally cash, notes payable, and redeemable preferred stock, approximates their fair values at December 31, 1998.

Fixed Assets

                    Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Repairs and maintenance costs are expensed as incurred.

Research and Development and Software Development Costs

                    Costs incurred in the research and development of Syncra’s products are expensed as incurred, except for certain research and development costs. Costs associated with the development of computer software are expensed prior to the establishment of technological feasibility, as defined by SFAS No. 86, “ Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed.” Costs incurred subsequent to the establishment of technological feasibility and prior to the general release of the products are capitalized. During the period ended December 31, 1998, costs eligible for capitalization were immaterial.

Accounting for Impairment of Long Lived Assets

                   In accordance with SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, the Company records impairment of losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

Stock-Based Compensation

                    Syncra accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with fixed exercise prices at least equal to the fair market value of Syncra’s Common Stock at the date of grant. Syncra has adopted the provisions of SFAS No. 123, “ Accounting for Stock-Based Compensation”, through disclosure only (Note 11). All stock-based awards to non-employees are accounted for at their fair value in accordance with SFAS No. 123.

Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Unaudited Interim Financial Statements

                   The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of Syncra’s management, the March 31, 1998 and 1999 unaudited interim financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operation for that period. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 1999.

3.    Prepaid Expenses

                    Prepaid expenses consist of the following at December 31, 1998:

Trade shows and other marketing prepayments	$135,774
Others	49,732

$185,506

4.    Fixed Assets

                    Fixed assets consist of the following:

	Estimated useful life (years)	December 31, 1998
Computer equipment	3	$246,631
Office equipment	5	71,783
Furniture and fixtures	7	91,875

		410,289
Less: accumulated depreciation		58,537

		$351,752

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

5.    Impairment of Intangible Assets

                   In accordance with SFAS No. 121, Syncra reviews for impairment of long-lived assets when events or changes in circumstances indicate that an asset’s carrying value may not be recoverable. In connection with the organization of Syncra in February 1998, Syncra purchased the rights to certain software from Benchmarking Partners, Inc. (“Benchmarking”) in exchange for the issuance of 150,000 shares of Syncra’s non-voting, non-convertible Redeemable Preferred Stock (Note 8). Syncra did not obtain an independent valuation of the technology and the fair value of the Redeemable Preferred Stock was not objectively determinable. Therefore, Syncra recorded the technology based upon the amount of the Redeemable Preferred Stock as determined by Syncra’s Board of Directors. Syncra expected to use the acquired software as a core technology in its product development. In May 1998, management reassessed the status of Syncra’s product development and the additional features and functionality planned to be included in Syncra’ s products. As a result of this re-evaluation, management concluded that the core technology acquired from Benchmarking would not be able to support Syncra’s planned products. Accordingly, management decided to restart Syncra’s product development activities without the use of the acquired software. An impairment charge of $1,312,500 was recognized in the December 31, 1998 statement of operations.

6.    Notes Payable to Stockholders

                    During 1998, the Company received aggregate cash proceeds totaling $4,000,000 pursuant to the issuance of convertible promissory notes (the “Notes”) payable to certain of its stockholders. No repayments of principal or interest (which accrues at a rate of 9% per annum) were made during the year. The Note holders were also issued 344,828 warrants to purchase Series A Preferred Stock (“Preferred Stock Warrants”) at $2.32 per share in 1998. The aggregate value of the Preferred Stock Warrants issued to all Note holders was estimated to be $120,000, which was accounted for as discount on the Notes and Preferred Stock Warrants. The discount is being amortized over the term of the Notes. Upon closing of the Series B Preferred Stock financing, each Note holder is entitled to a number of warrants equal to 20% of the face value of the Note held by such holder divided by the price per share of Series B Preferred Stock. As a result of the Series B Preferred Stock financing in 1999, the Notes were converted into shares of Series B Preferred Stock. Additionally, the Preferred Stock Warrants were converted to the equivalent number of warrants for Series B Preferred Stock totaling 200,000 shares at $4.00 per share (Note 7). The Preferred Stock Warrants have a term of ten years.

7.    Redeemable Convertible Preferred Stock

                   At December 31, 1998, the Company had authorized preferred stock of 5,000,000 shares, $.001 par value per share, of which 2,941,031 shares were designated as redeemable convertible Series A Preferred Stock (“Series A Preferred Stock”) and 150,000 shares of which were designated as Redeemable Preferred Stock (the “Redeemable Preferred Stock”).

                   On March 31, 1999, the Company’s authorized Preferred Stock was increased to 6,453,809 shares with a par value of $.001 per share of which 2,586,207 shares were designated as redeemable convertible Series A Preferred Stock, 3,737,602 shares as redeemable convertible Series B Preferred Stock (“Series B Preferred Stock”) and 130,000 shares as Redeemable Preferred Stock. Of the designated Series B Preferred Stock, the Company issued 3,287,602 shares on March 31, 1999 in exchange for net cash proceeds of $9.0 million received on April 1, 1999 and the conversion of all principal and accrued interest due on the Notes (Note 6).
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

                    The Series A and B Preferred Stock have the following characteristics:

Voting

                    Holders of Series A and B Preferred Stock are entitled to that number of votes equal to the number of shares of common stock into which the shares of Series A and B Preferred Stock are then convertible.

Dividends

                    Holders of Series A and B Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to the price paid for each share of Series A and B Preferred Stock of $2.32 and $4.00, respectively, plus unpaid dividends which accrue commencing on the date of original issuance of the Series A and B Preferred Stock. In the event that the full amount of dividends is not paid in any twelve-month period, the Base Amount will be increased by the amount of the unpaid dividend. After payment of all dividends owing to the holders of Series A and B Preferred Stock, such holders will not participate in any other dividends thereafter paid on Redeemable Preferred Stock or Common Stock.

Liquidation

                   In the event of any liquidation, dissolution or winding-up of the affairs of the Company, the holders of Series A and B Preferred Stock are entitled to receive, prior to and in preference to holders of both Redeemable Preferred Stock and Common Stock, an amount equal to $2.32 and $4.00 per share, respectively, plus all unpaid cumulative dividends on each share. After full payment of (i) the foregoing amounts and (ii) amounts to be paid to the holders of Redeemable Preferred Stock pursuant to the terms thereof (Note 8), the remaining assets of the Company will be distributed ratably among the holders of Common Stock.

Conversion

                   Each share of Series A and B Preferred Stock may be converted at any time, at the option of the stockholder, into one share of Common Stock, subject to certain anti-dilution adjustments, as defined in the terms of the Series A and B Preferred Stock.

                   The Series A and B Preferred Stock will automatically convert into shares of Common Stock upon (i) a public offering of Syncra’ s Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events) or (ii) upon approval of the two-thirds of the outstanding Series A and B Preferred Stockholders, voting separately, to convert all outstanding shares of Series A and B Preferred Stock to Common Stock.

Redemption

                   Any time after March 31, 2004, at the option of the holders of the Series A and B Preferred Stock, Syncra shall redeem all, but not less than all of such holder’s shares of Series A and B Preferred Stock, at a redemption price equal to the original purchase price of $2.32 and $4.00 per share, respectively, plus all unpaid dividends thereon which have accrued through and including the redemption date.

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

Accretion

                   The issuance cost incurred by the Company was accreted in full in 1998 and at March 31, 1999 as an adjustment to the carrying value of redeemable convertible Series A and B Preferred Stock.

8.    Non-voting, Non-convertible Redeemable Preferred Stock

                   As described in Note 5, Syncra’s Redeemable Preferred Stock was issued in a non-cash exchange with Benchmarking for certain software. Subsequent to the issuance of the Redeemable Preferred Stock to Benchmarking, Syncra repurchased 20,000 shares of its Redeemable Preferred Stock from Benchmarking at a price per share of $10.00 plus accrued dividends of $4,667. In a separate transaction, Benchmarking transferred the remaining 130,000 shares of the Redeemable Preferred Stock to Internet Capital Group, Inc. (“ICG”), an existing stockholder of Syncra in exchange for a $1.3 million note, bearing interest at 8% per annum. At December 31, 1998, ICG continued to hold the 130,000 shares of Redeemable Preferred Stock. ICG is also a stockholder of Benchmarking.

                   The Redeemable Preferred Stock has the following characteristics:

Voting

                    Except as required by law, holders of Redeemable Preferred Stock are not entitled to vote on any matters submitted to a vote of the stockholders of Syncra, including the election of directors.

Dividends

                    Holders of Redeemable Preferred Stock are entitled to receive out of funds legally available, cumulative dividends at the rate of 8% per share per annum on the Base Amount of each share. The Base Amount of each share is equal to purchase price paid for such share of Redeemable Preferred Stock ($10.00) plus unpaid dividends which accrue commencing on the date of original issuance of the Redeemable Preferred Stock. In the event that the full amount of dividends is not paid in any twelve- month period, the Base Amount will be increased by the amount of the unpaid dividends. After payment of all dividends owing to the holders of Redeemable Preferred Stock, such holders will not participate in any other dividends thereafter paid on the Series A and B Preferred Stock or the Common Stock.

Liquidation

                   In the event of any liquidation, dissolution or winding-up of the affairs of Syncra, the holders of Redeemable Preferred Stock are entitled to receive, prior to and in preference to any holders of Common Stock, but after all distribution or payments required to be made to the holders of Series A and B Preferred Stock, an amount equal to $10.00 per share plus accrued but unpaid dividends. After payment in full of the amounts owed to holders of the Redeemable Preferred Stock, such holders are not entitled to share in the distribution of the remaining assets of Syncra.

Redemption

                   At any time after March 31, 2004, each holder may require Syncra to redeem all or any portion of such holder’s shares at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

                    At any time, and from time to time, Syncra may elect to redeem all, or any portion of the outstanding shares of its Redeemable Preferred Stock, at a redemption price equal to the original issuance price per share ($10.00) plus all unpaid dividends thereon which have accrued through and including the redemption date.

                    Redeemable Preferred Stock is also redeemable by Syncra upon the earlier of (i) a public offering of Syncra’s Common Stock which results in gross proceeds to Syncra of at least $10,000,000, at a price per share of the Common Stock of at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combinations, reclassifications, reorganizations or other similar events); or (ii) the consummation of a sale of all or substantially all of Syncra’s assets or capital stock, either through a direct sale, merger, reorganization or other form of business combination in which control of Syncra is transferred and as a result holders of Series A and B Preferred Stock receive at least three times the Series B Preferred Stock original purchase price per share (as adjusted for stock splits, stock dividends, combination, reorganizations, reclassifications or other similar events).

9.    Common Stock

                   Each share of Common Stock entitles the holder to one vote on all matters submitted to a vote of Syncra’s stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to the preferential dividend rights of the holders of the Series A and B Preferred Stock and the Redeemable Preferred Stock.

Restricted Stock Agreements

                    Syncra has entered into agreements with certain of its employee stockholders providing for restrictions on transfers of the shares subject to such agreement. Each agreement provides Syncra with a right to repurchase the shares held by such individual, in the event that the Company terminates the employment of the individual. The number of shares which may be repurchased by the Company and the price at which such shares may be repurchased differs per individual and is contingent on whether such individual’s termination is for ‘cause’ (as defined in the agreement) or other than for ‘cause’. At December 31, 1998, none of the restricted shares were subject to repurchase due to the restrictions contained in these agreements.

                    Pursuant to a stockholders’ agreement, as amended and restated on March 31, 1999, all of the outstanding capital stock (including the Common Stock, Series A and B Preferred Stock and Redeemable Preferred Stock) of the Company is subject to certain restrictions as to sale or transfer of such shares pursuant to a stockholders’ agreement. The Company and its non-founder stockholders also hold rights of first refusal, under certain circumstances, on shares offered by a stockholder for sale to third parties, at the price per share to be paid by such third party.

Reserved Shares

                   At December 31, 1998, 2,833,857 shares were reserved for issuance upon conversion of the Series A Preferred Stock and exercise of outstanding options.

10.    Repurchase of Common Stock and Redemption of Preferred Stock

                   On June 5, 1998, the Company repurchased 1,000,000 shares of Common Stock and redeemed 20,000 shares of its Redeemable Preferred Stock from Benchmarking, one of the original founders in exchange for $2,250,000. The transaction was financed through the sale of additional Series A Preferred Stock to certain of the existing holders of Series A Preferred Stock. Of the 150,000 shares of Redeemable Preferred Stock originally issued to Benchmarking, the remaining 130,000 shares were transferred by Benchmarking to ICG (see Note 8).
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

                    In addition to the shares acquired, the withdrawal of Benchmarking as a stockholder eliminated a potential conflict of interest for Syncra and its other stockholders with Benchmarking and its customers. The transaction also settled potential claims by Benchmarking against Syncra with respect to the transfer of technical talent from Benchmarking to Syncra and other potential claims by Benchmarking against the potential future value of Syncra.

                   The difference between the total amount paid to Benchmarking and the aggregate of the redemption value of the Redeemable Preferred Stock plus accrued dividends of $204,667 and the fair value of the Common Stock of $250,000 was treated as settlement charge in the statement of operations.

11.    Stock Option Plan

                   In 1998, the Company adopted the 1998 Stock Option Plan (the “ 1998 Plan”) which provides for the grant of incentive stock options and non-qualified stock options, stock awards and stock purchase rights for the purchase of up to 1,000,000 shares of the Company’s Common Stock by officers, employees, consultants, and directors of the Company. The Board of Directors is responsible for administration of the 1998 Plan. The Board determines the term of each option, the option exercise price, the number of shares for which each option is granted, the rate at which each option is exercisable and the vesting period (generally ratably over four to five years). Incentive stock options may be granted to any officer or employee at an exercise price of not less than the fair value per common share on the date of the grant (not less than 110% of the fair value in the case of holders of more than 10% of the Company’s voting stock) and with a term not to exceed ten years from the date of the grant (five years for incentive stock options granted to holders of more than 10% of the Company’ s voting stock). Non-qualified stock options may be granted to any officer, employee, consultant, or director at an exercise price per share of not less than the book value per share.

                    During the period from inception (February 11, 1998) through December 31, 1998, Syncra granted options aggregating 803,300 shares with a weighted average exercise price of $0.87 per share. Of the total options granted, 99,374 shares were exercisable at December 31, 1998. None of these vested options were exercised during the period. Options totaling 196,700 were available for future grant at December 31, 1998. The weighted-average remaining contractual life of the options outstanding is 9.5 years. No compensation expense has been recognized for employee stock-based compensation in 1998.

                   The exercise price of the options is more than the fair market value of the common stock, therefore, the weighted average grant date fair value per share of the options granted during the year using the Black-Scholes option-pricing model is zero at December 31, 1998. As a result, had compensation expense been determined based on the fair value of the options granted to employees at the grant date consistent with the provision of SFAS No. 123, the Company’s pro forma net loss would have been the same. The impact on the pro forma net loss is not necessarily indicative of the effects on future results of operations because the Company expects to grant options in future years.

                   For purposes of pro forma disclosure of net loss, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in 1998; zero dividend yield; zero volatility; risk-free interest rate of 4.55%, and expected life of five years.
SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

12.    Income Taxes

                    Deferred tax assets consist of the following at December 31, 1998:

Net operating loss carryforward	$2,386,619
Fixed and intangible assets	482,690
Research and development credit carryforwards	90,891
Accrued vacation	35,687

Net deferred tax assets	2,995,887
Deferred tax asset valuation allowance	2,995,887

$ —

                   The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards cannot be sufficiently assured at December 31, 1998.

                   At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $5.9 million available to reduce future taxable income, which will expire in 2019. The Company also has federal and state research and development tax credit carryforwards of approximately $72,490 and $27,881, respectively, available to reduce future tax liabilities.

                    Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership may limit the amount of net operating loss carryforwards and research and development credit carryforwards which could be utilized annually to offset future taxable income and taxes payable.

13.    401(K) Savings Plan

                   The Company has established a retirement savings plan under Section 401(k) of the Internal Revenue Code (the “401(k) Plan” ). The 401(k) Plan covers substantially all employees of the Company who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Company contributions to the 401(k) Plan may be made at the discretion of the Board of Directors. The Company has not made any contributions to the 401(k) Plan through December 31, 1998.

14.    Commitments

                   The Company leases its office space and certain office equipment under noncancelable operating leases. Total rent expense under these operating leases was approximately $134,000 for the period ended December 31, 1998.

                    Future minimum lease commitments at December 31, 1998 are as follows:

Year ending December 31,	Operating Leases
1999	$ 272,328
2000	254,728
2001	254,728
2002	254,728
Thereafter	127,364

$1,163,876

SYNCRA SOFTWARE, INC.
(a development stage enterprise)

Notes to Financial Statements— (Continued)

15.    Related Party Transactions

                   In the normal course of business, Syncra had transactions with Benchmarking during the period from inception until May 1998 for certain operating expenses such as organizational costs, payroll, marketing, legal and other expenses. The total expenses reimbursed by Syncra to Benchmarking amounted to $496,344. Furthermore, Syncra also paid Benchmarking a management fee totaling $80,000 during the same period.

                   In addition to the above transactions, Syncra also reimbursed ICG $500,000 related to professional services provided by Benchmarking to Syncra that originally were funded by ICG.

16.    Subsequent Events

                   In April 1999, Syncra issued 250,000 shares of Series B Preferred Stock for $1.0 million to a new investor.
Independent Auditors’ Report

The Board of Directors and Stockholders
United Messaging, Inc.:

                   We have audited the accompanying balance sheet of United Messaging, Inc. (a development-stage enterprise) as of December 31, 1998, and the related statements of operations, stockholders’ deficit and cash flows for the period from August 25, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

                   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Messaging, Inc. (a development stage enterprise) as of December 31, 1998, and the results of its operations and its cash flows for the period August 25, 1998 (inception) to December 31, 1998, in conformity with generally accepted accounting principles.

KPMG LLP

Philadelphia, Pennsylvania
July 6, 1999
UNITED MESSAGING, INC.
(a development-stage enterprise)

BALANCE SHEETS

December 31, 1998 (Audited) and March 31, 1999 (Unaudited)

	(Audited)	(Unaudited)
	December 31, 1998	March 31, 1999
Assets
Current assets:
Cash	$ 613	$ 1,909
Prepaid expenses	917	641
Due from employees	—	27,969

Total current assets	1,530	30,519
Property and equipment, net of accumulated depreciation of $1,572 and $2,682, respectively (note 2)	19,192	20,241

Total assets	$ 20,722	$ 50,760

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$ 6,973	$ 16,612
Accrued expenses	53,669	125,005
Due to employees	10,882	23,614
Advances from stockholder (note 4)	53,197	84,945

Total liabilities	124,721	250,176
Stockholders ’ Deficit (note 4):
Preferred stock —Series A non-voting, authorized 250,000, $1 par value, no shares issued	—	—
Preferred stock —Series B non-voting, authorized 250,000, $1 par value, no shares issued	—	—
Common stock, authorized 9,500,000 shares, $.001 par value, 2,066,677 shares issued and outstanding at December 31, 1998 and 3,333,350 at March 31, 1999	2,067	3,333
Additional paid-in capital	—	11,402
Deficit accumulated during the development stage	(106,066)	(214,151)

Total stockholders’ deficit	(103,999)	(199,416)

Total liabilities and stockholders’ deficit	$ 20,722	$ 50,760

See accompanying notes to financial statements.
UNITED MESSAGING, INC.
(a development-stage enterprise)

Statements of Operations

Period from August 25, 1998 (Inception) through December 31, 1998 (Audited), the three months ended March 31, 1999 (Unaudited), and
the period from August 25, 1998 (Inception) through March 31, 1999 (Unaudited)

	(Audited)		(Unaudited)
	Period From August 25, 1998 (Inception) Through December 31, 1998	(Unaudited) Three Months Ended March 31, 1999	Period From August 25, 1998 (Inception) Through March 31, 1999
Revenues	$ —	$ —	$ —

Expenses incurred in the development stage:
Selling and marketing	69,429	51,952	121,381
Operations	20,940	46,469	67,409
Administration	14,125	8,554	22,679
Depreciation	1,572	1,110	2,682

Total expenses	106,066	108,085	214,151

Net loss	$(106,066)	$(108,085)	$(214,151)

See accompanying notes to financial statements.
UNITED MESSAGING, INC.
(a development-stage enterprise)

Statements of Stockholders’ Deficit

Period from August 25, 1998 (Inception) through December 31, 1998 (Audited)
and the three months ended March 31, 1999 (Unaudited)

	Series A Preferred Stock	Series B Preferred Stock	Common Stock (Shares)	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance, August 25, 1998 (Inception)	$—	$—	—	$—	$—	$—	$—
Issuance of common stock	—	—	2,066,677	2,067	—	—	2,067
Net loss	—	—	—	—	—	(106,066)	(106,066)

Balance, December 31, 1998	—	—	2,066,677	2,067	—	(106,066)	(103,999)
Issuance of common stock	—	—	1,266,673	1,266	11,402	—	12,668
Net loss (Unaudited)	—	—	—	—	—	(108,085)	(108,085)

Balance, March 31, 1999 (Unaudited)	$ —	$—	3,333,350	$3,333	$11,402	$(214,151)	$(199,416)

See accompanying notes to financial statements.
UNITED MESSAGING, INC.
(a development-stage enterprise)

Statements of Cash Flows

Period from August 25, 1998 (Inception) through December 31, 1998 (Audited), the three months ended March 31, 1999 (Unaudited), and
the period from August 25, 1998 (Inception) through March 31, 1999 (Unaudited)

	(Audited)	(Unaudited)	(Unaudited)
	Period From August 25, 1998 (Inception) Through December 31, 1998	Three Months Ended March 31, 1999	Period From August 25, 1998 (Inception) Through March 31, 1999
Cash flows from operating activities:
Net loss	$(106,066)	$(108,085)	$(214,151)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,572	1,110	2,682
Increase (decrease) in cash due to changes in:
Prepaid expenses	(917)	276	(641)
Due from employees	—	(27,969)	(27,969)
Accounts payable	6,973	9,639	16,612
Accrued expenses	53,669	71,336	125,005
Due to employees	10,882	12,732	23,614

Net cash used in operating activities	(33,887)	(40,961)	(74,848)

Cash flows from investing activities:
Capital expenditures	(20,764)	(2,159)	(22,923)

Net cash used in investing activities	(20,764)	(2,159)	(22,923)

Cash flows from financing activities:
Proceeds from issuance of common stock	—	14,735	14,735
Advances from stockholder	55,264	29,681	84,945

Net cash provided by financing activities	55,264	44,416	99,680

Net increase in cash	613	1,296	1,909
Cash, beginning of period	—	613	—

Cash, end of period	$ 613	$1,909	$1,909

See accompanying notes to financial statements.
UNITED MESSAGING, INC.
(a development-stage enterprise)

Notes to Financial Statements
December 31, 1998 (Audited) and March 31, 1999 (Unaudited)

(1)    Summary of Significant Accounting Policies

                    (a)  Description of Business

                    United Messaging, Inc. (the Company) was incorporated in Delaware on August 25, 1998 (inception), for the purpose of becoming the premier worldwide provider of electronic messaging networks.

                    Since inception, the Company has been engaged principally in organizational activities, including raising capital, recruiting a management team and employees, executing agreements, negotiating strategic relationships, and developing operational plans and marketing activities. Accordingly, the Company is in the development stage, as defined by the Statement of Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development Stage Enterprises.

                    (b)  Unaudited Interim Financial Information

                   The interim financial statements of the Company for the three months ended March 31, 1999 and the period August 25, 1998 (inception) through March 31, 1999, included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. In the opinion of management, the accompanying unaudited interim financial statements reflect all adjustments, consisting only of normal, recurring adjustments, necessary to present fairly the financial position of the Company at March 31, 1999, and the results of its operations and its cash flows for the three months ended March 31, 1999 and the period August 25, 1998 (inception) to March 31, 1999.

                    (c)  Financial Instruments

                   The Company’s financial instruments principally consist of cash and accounts payable. Cash and accounts payable are carried at cost which approximates fair value because of the short maturity of these instruments.

                    (d)  Property and Equipment

                    Property and equipment is stated at cost, net of accumulated depreciation.

                    Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

Software	3 years
Computer equipment	5 years

                    (e)  Long-Lived Assets

                   In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets to be Disposed Of , the Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than the carrying value. In that event, a loss is recognized in the amount by which the carrying value exceeds the fair market value of the long-lived asset. The Company has identified no such impairment losses.
UNITED MESSAGING, INC.
(a development-stage enterprise)

Notes to Financial Statements— (Continued)
December 31, 1998 (Audited) and March 31, 1999 (Unaudited)

                    (f)  Income Taxes

                   The Company has elected under the Internal Revenue Code to be an S corporation for federal income tax purposes. In lieu of corporate income taxes, the stockholders of an S corporation are taxed on their proportionate share of the Company’s taxable income or are allocated a portion of the Company’s net operating loss. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

                   The Company is not an S corporation for state income tax purposes and, therefore, is responsible for state income taxes and liabilities. Due to the Company’s net operating losses, no state income tax has been provided. At December 31, 1998 and March 31, 1999, management has established a valuation allowance of approximately $9,000 and $19,000 as of December 31, 1998 (audited) and March 31, 1999 (unaudited) to eliminate the state deferred tax asset arising from the state net operating loss carry forward, which total approximately $9,000 and $19,000 as of December 31, 1998 (audited) and March 31, 1999 (unaudited) and expire in 2008.

                   On May 21, 1999 in connection with the sale of Series A convertible preferred stock (note 4) the Company’s S corporation status for federal income taxes was terminated. Therefore, subsequent to that date, the Company is responsible for both federal and state income tax liabilities.

                    (g)  Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)    Property and Equipment

                   A summary of property and equipment is as follows:

	(Audited)	(Unaudited)
	December 31, 1998	March 31, 1999
Computer equipment	$20,764	$22,923
Less: accumulated depreciation	1,572	2,682

Property and equipment, net	$19,192	$20,241

(3)    Accrued Expenses

                    Accrued expenses consist of the following:

	(Audited)	(Unaudited)
	December 31, 1998	March 31, 1999
Employee compensation and related taxes	$40,739	$109,781
Other	12,930	15,224

	$53,669	$125,005

UNITED MESSAGING, INC.
(a development-stage enterprise)

Notes to Financial Statements— (Continued)
December 31, 1998 (Audited) and March 31, 1999 (Unaudited)

(4)    Capital Structure

                   As of December 31, 1998 and March 31, 1999, the capital structure of the Company consisted of one class of Common voting stock and two classes of Preferred stock, series A non-voting stock and series B non-voting convertible stock.

                   On February 1, 1999, the Company issued 1,266,670 shares of common stock to founding employees of the Company at fair market value of $.01 per share as determined by the Board, given the development stage of the Company.

                   On May 10, 1999, the Company increased the authorized shares of common stock from 1,000,000 to 9,500,000, cancelled the 250,000 authorized shares of Preferred A non-voting stock and the 250,000 shares of Preferred B non-voting stock, and authorized 4,500,000 shares of preferred stock with a par value of $.001 per share. Additionally, the Company declared a thousand for one stock split for all common stock outstanding, and accordingly the par value changed from $1 per share to $.001 per share. Share information as of and for the period August 25, 1998 through December 31, 1998 and as of and for the three months ended March 31, 1999, retroactively reflects these changes.

                   On May 21, 1999, the Company sold 4,500,000 shares of Series A convertible preferred stock at a price of $1.25 per share, resulting in proceeds to the Company of $5,625,000. Each share of Series A convertible preferred stock is convertible at the option of the holder into common stock at $1.25 per share subject to certain adjustments of the conversion price. The holders of the Series A convertible preferred stock are entitled to receive dividends at a rate of $0.08 per share. Such dividends are payable when declared by the Board of Directors and are not cumulative.

                   In the event of liquidation of the Company, the holders of Series A convertible preferred stock are also entitled to receive $1.25 per share (adjusted for stock dividends, combinations, or splits) for each share of Series A preferred prior to and in preference to any distribution to holders of common stock.

                   On June 30, 1999, the board of directors granted to certain officers and employees of the Company options to purchase 566,500 shares of common stock at an exercise price of $.125 per share. The options vest over a four year period.

(5)    Related-Party Transactions

                   A stockholder has advanced funds and paid expenses on behalf of the Company which are recorded as an advance from stockholder in the balance sheet. Such amounts are noninterest bearing and unsecured.

                   The Company’s operating facilities are located in Malvern, Pennsylvania. During the period from inception through March 31, 1999, the Company occupied an office building partially owned by the sole stockholder. The Company incurred no rent expense in 1998.

(6)    Subsequent Events

                   On April 9, 1999, the Company borrowed $400,000 from an investor payable May 26, 1999, with interest at 5% thereafter. The borrowing is in the form of a convertible promissory note, convertible into Series A preferred stock. The borrowing was repaid in May 1999 in conjunction with the issuance of Series A convertible preferred stock (note 4).

UNITED MESSAGING, INC.
(a development-stage enterprise)

Notes to Financial Statements— (Continued)
December 31, 1998 (Audited) and March 31, 1999 (Unaudited)

                    On April 22, 1999, the Company entered into a lease for a commercial office building in Pennsylvania, which is partially owned by a stockholder. The lease is for one year beginning May 1, 1999, with an annual rent of $88,800. Also, in April 1999, the Company entered into a one-year lease for an office facility in Virginia beginning May 1, 1999, and a lease for an operating facility in Pennsylvania beginning June 1, 1999, and ending December 31, 2002.

                    Future annual minimum lease payments for noncancellable operating leases are as follows:

Year Ended December 31,
1999	$115,788
2000	135,206
2001	110,834
2002	116,922
Report of Independent Accountants

To the Board of Directors and
Shareholders of Universal Access, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, of cash flows and of stockholders’ deficit present fairly, in all material respects, the financial position of Universal Access, Inc. (the Company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from October 2, 1997 (date of inception) to December 31, 1997 and the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/S / PRICEWATERHOUSE COOPERS LLP

Chicago, Illinois
April 6, 1999, except as to Note 2,
which is as of June 23, 1999
UNIVERSAL ACCESS, INC.

Balance Sheets

			(Unaudited)
	December 31, 1997	December 31, 1998	March 31, 1999
ASSETS
Current assets:
Cash and cash equivalents	$ 1,000	$ 844,000	$5,570,000
Accounts receivable, net	44,000	657,000	1,271,000
Prepaid expenses and other current assets	—	15,000	217,000
Security deposits	54,000	85,000	113,000

Total current assets	99,000	1,601,000	7,171,000
Restricted cash	—	149,000	134,000
Property and equipment, net	1,000	219,000	263,000

Total assets	$ 100,000	$1,969,000	$7,568,000

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$ 56,000	$ 577,000	$ 334,000
Accrued expenses and other current liabilities	2,000	75,000	278,000
Unearned revenue, net	—	381,000	625,000
Notes payable —shareholders	76,000	126,000	100,000
Short-term borrowings	—	—	500,000

Total current liabilities	134,000	1,159,000	1,837,000
Note payable	—	149,000	134,000
Commitments and contingencies (Note 6)
Redeemable cumulative convertible Series A Preferred Stock, no par value; 1,000,000 shares authorized at December 31, 1998 and March 31, 1999; 335,334 and 772,331 shares issued and outstanding plus accrued dividends of $20,000 and $37,000 (liquidation value of $903,000 and $2,039,000) at December 31, 1998 and March 31, 1999, respectively	—	903,000	2,039,000
Redeemable cumulative convertible Series A Preferred Stock warrants	—	36,000	83,000
Unissued redeemable cumulative convertible Series A Preferred Stock	—	1,004,000	—
Redeemable cumulative convertible Series B Preferred Stock, no par value; 2,000,000 shares authorized, issued and outstanding plus accrued dividends of $50,000 (liquidation value of $4,613,000) at March 31, 1999—unaudited	—	—	4,613,000
Redeemable cumulative convertible Series B Preferred Stock warrants—unaudited	—	—	1,197,000
Stockholders ’ deficit:
Common stock, no par value; 15,000,000, 150,000,000 and 150,000,000 shares authorized at December 31, 1997, December 31, 1998 and March 31, 1999, respectively; 11,899,500, 15,150,000 and 15,300,000 shares issued and outstanding at December 31, 1997, December 31, 1998 and March 31, 1999, respectively	136,000	225,000	225,000
Common stock warrants	—	—	13,000
Additional paid-in-capital	—	487,000	518,000
Deferred stock option plan compensation	—	(422,000)	(394,000)
Accumulated deficit	(170,000)	(1,572,000)	(2,697,000)

Total stockholders’ deficit	(34,000)	(1,282,000)	(2,335,000)

Total liabilities and stockholders’ deficit	$100,000	$1,969,000	$7,568,000

The accompanying notes are an integral part of these financial statements.
UNIVERSAL ACCESS, INC.

Statements of Operations

			(Unaudited)	(Unaudited)
	From Inception to December 31, 1997	For the Year Ended December 31, 1998	For the Three Month Period Ended March 31, 1998	For the Three Month Period Ended March 31, 1999
Revenues:
Access	$ 77,000	$1,589,000	$168,000	$1,508,000
Co-location	—	40,000	—	23,000

Total revenues	$ 77,000	$1,629,000	168,000	1,531,000

Operating expenses:
Cost of revenues	66,000	1,256,000	125,000	1,286,000
Operations and administration	180,000	1,516,000	135,000	1,175,000
Depreciation	—	47,000	—	24,000
Stock option plan compensation	—	65,000	—	28,000

Total operating expenses	246,000	2,884,000	260,000	2,513,000

Operating loss	(169,000)	(1,255,000)	(92,000)	(982,000)

Other income and expense:
Interest expense	(1,000)	(27,000)	(2,000)	(3,000)
Interest income	—	8,000	—	2,000
Other expense	—	(100,000)	—	—

Total other income and expenses	(1,000)	(119,000)	(2,000)	(1,000)

Net loss	(170,000)	(1,374,000)	(94,000)	(983,000)
Accretion and dividends on redeemable cumulative convertible preferred stock	—	(28,000)	—	(142,000)

Net loss applicable to common stockholders	$(170,000)	$(1,402,000)	$(94,000)	$(1,125,000)

The accompanying notes are an integral part of these financial statements.
UNIVERSAL ACCESS, INC.

Statements of Cash Flows

			(Unaudited)	(Unaudited)
	From Inception to December 31, 1997	For the Year Ended December 31, 1998	For the Three Month Period Ended March 31, 1998	For the Three Month Period Ended March 31, 1999
Cash flows from operating activities:
Net loss	$(170,000)	$(1,374,000)	$(94,000)	$(983,000)
Adjustments to reconcile net loss to net
cash used for operating activities:
Depreciation	—	47,000	—	24,000
Stock option plan compensation	—	65,000	—	28,000
Provision for doubtful accounts	4,000	42,000	6,000	106,000
Changes in operating assets and liabilities:
Accounts receivable	(48,000)	(655,000)	(50,000)	(720,000)
Prepaid expenses and other current assets	—	(15,000)	—	(202,000)
Security deposits	(54,000)	(31,000)	(10,000)	(28,000)
Accounts payable	56,000	521,000	43,000	(243,000)
Accrued expenses and other current liabilities	2,000	73,000	(1,000)	203,000
Unearned revenue	—	381,000	—	244,000

Net cash used for operating activities	(210,000)	(946,000)	(106,000)	(1,571,000)

Cash flows from investing activities:
Purchase of property and equipment	(1,000)	(265,000)	(1,000)	(68,000)

Cash flows from financing activities:
Net borrowings on line of credit	—	—	—	500,000
Proceeds from notes payable	76,000	199,000	51,000	100,000
Payments on notes payable	—	—	—	(141,000)
Proceeds from unissued redeemable Series A preferred stock	—	1,004,000	—	—
Proceeds from redeemable Series A preferred stock	—	875,000	—	70,000
Proceeds from redeemable Series B preferred stock	—	—	—	4,564,000
Proceeds from common stock	136,000	89,000	79,000	—
Proceeds from redeemable Series A preferred stock warrants	—	36,000	—	47,000
Proceeds from redeemable Series B preferred stock warrants	—	—	—	1,197,000
Proceeds from common stock warrants	—	—	—	13,000
Cash deposit to collateralize note payable, net	—	(149,000)	—	15,000

Net cash provided by financing activities	212,000	2,054,000	130,000	6,365,000

Net increase in cash and cash equivalents	1,000	843,000	23,000	4,726,000
Cash and cash equivalents, beginning of period	—	1,000	1,000	844,000

Cash and cash equivalents, end of period	$ 1,000	$844,000	$ 24,000	$5,570,000

No amounts were paid for income taxes or interest during 1997 and 1998.

The accompanying notes are an integral part of these financial statements.
UNIVERSAL ACCESS, INC.

Statements of Stockholders’ Deficit
December 31, 1997 and 1998 and March 31, 1999 (Unaudited)

	Common Stock		Common Stock Warrants	Additional Paid-In Capital	Deferred Stock Option Plan Compensation	Accumulated Deficit	Total
	Shares Issued	No Par Value
Balance at October 2, 1997	—	$ —	$ —	$ —	$ —	$ —	$ —
Issuance of common stock	11,899,500	136,000	—	—	—	—	136,000
Net loss	—	—	—	—	—	(170,000)	(170,000)

Balance at December 31, 1997	11,899,500	136,000	—	—	—	(170,000)	(34,000)
Issuance of common stock	3,100,500	89,000	—	—	—	—	89,000
Exercise of stock options	150,000	—	—	—	—	—	—
Deferred stock option plan compensation	—	—	—	487,000	(487,000)	—	—
Stock option plan compensation	—	—	—	—	65,000	—	65,000
Net loss	—	—	—	—	—	(1,374,000)	(1,374,000)
Accretion and dividends on Series A Preferred Stock	—	—	—	—	—	(28,000)	(28,000)

Balance at December 31, 1998	15,150,000	225,000	—	487,000	(422,000)	(1,572,000)	(1,282,000)
Issuance of common stock warrants (Unaudited)	—	—	13,000	—	—	—	13,000
Issuance of common stock options by certain shareholders (Unaudited)	—	—	—	31,000	—	—	31,000
Exercise of stock options (Unaudited)	150,000	—	—	—	—	—	—
Stock option plan compensation (Unaudited)	—	—	—	—	28,000	—	28,000
Net loss (Unaudited)	—	—	—	—	—	(983,000)	(983,000)
Accretion and dividends on Series A Preferred Stock (Unaudited)	—	—	—	—	—	(62,000)	(62,000)
Accretion and dividends on Series B Preferred Stock (Unaudited)	—	—	—	—	—	(80,000)	(80,000)

Balance at March 31, 1999 (Unaudited)	15,300,000	$225,000	$13,000	$518,000	$(394,000)	$(2,697,000)	$(2,335,000)

The accompanying notes are an integral part of these financial statements.
UNIVERSAL ACCESS, INC.

Notes to Financial Statements

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 1—Summary of Significant Accounting Policies

                    The Company

                    Universal Access, Inc. (the “Company” or “UAI ”), an Illinois corporation, was organized and commenced operations on October 2, 1997 for the purpose of providing provisioning, co-location and high-capacity bandwidth to “ services providers” that include Internet, Applications, DSL and Telecommunications providers. The Company operated as a subchapter S-Corporation until September 27, 1998, at which time it converted to a C-Corporation.

                    Basis of Presentation

                   The accompanying interim financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 and the related notes have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the period from October 2, 1997 to December 31, 1997 and the year ended December 31, 1998 and include all adjustments, which were of a normal and recurring nature, which in the opinion of management are necessary to present fairly the financial position of the Company and results of operations and cash flows for the periods presented. The operating results for the interim periods are not necessarily indicative of results expected for the full years.

                    Revenue Recognition

                    Access and co-location services are billed a month in advance under long-term contracts ranging from twelve to sixty months. UAI recognizes revenue in the month the service is provided. Advance billings are recorded by the Company as unearned revenue. UAI recognizes revenue from one-time fees for installation and maintenance when the related services are performed.

                    Cash and Cash Equivalents

                   Cash and cash equivalents include cash on hand, money market funds and all investments with an initial maturity of three months or less. All cash equivalents are recorded at cost.

                    Accounts Receivable

                   The allowance for doubtful accounts was $4,000, $46,000 and $152,000 at December 31, 1997 and 1998 and March 31, 1999, respectively.

                    Financial instruments that could potentially subject UAI to concentration of credit risk primarily include accounts receivable. Two customers represented 38% of total accounts receivable as of December 31, 1998, and 31% of total sales during 1998. Three customers represented 94% of total accounts receivable as of December 31, 1997, and 81% of total sales during 1997. If any of these individually significant customers are unable to meet their financial obligations, results of operations of the Company could be adversely affected. UAI performs ongoing credit evaluations of its customers’ financial condition and to date has not experienced significant losses with respect to revenues from any of its significant customers.

                    Stock-Based Compensation

                   The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan. Accordingly, when options are granted, a non-cash charge representing the difference between the exercise price and the fair market value of the Common Stock underlying the vested options on the date of grant is recorded as option plan compensation expense with the balance deferred and amortized over the remaining vesting period.

                    Property and Equipment

                    Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method. Leasehold improvements are amortized over the life of the lease.

Furniture and fixtures	3 years
Co-location equipment	3 years
Equipment	3 years

                    Repairs and maintenance, which do not significantly increase the life of the related assets, are expensed as incurred.

                    Use of Estimates

                   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                    Impairment of Long-Lived Assets

                   The Company reviews its long-lived assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The Company estimates the future cash flows expected to result from operations, and if the sum of the expected undiscounted future cash flows is less than the carrying amount of the long-lived asset, the Company recognizes an impairment loss by reducing the depreciated cost of the long-lived asset to its estimated fair value. To date the Company has not recognized impairment on any long-lived assets.

                    Income Taxes

                   On September 27, 1998, UAI changed status from an S-Corporation to a C-Corporation. As of this date, the Company established a deferred tax asset which reflects the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts. The deferred tax asset was recorded net of a valuation allowance to reduce the deferred tax asset to an amount that is more likely than not to be realized.

                    Prior to September 27, 1998, all attributes for federal income taxes passed through to the stockholders. Accordingly, no income tax provision or deferred tax amounts were recorded prior to this date. Had the Company been a C-Corporation from October 2, 1997 (inception) to December 31, 1998, no income taxes would have been due since the Company incurred losses during this time period.

Note 2—Stock Splits

                   The Company effected a 500-for-1 common stock split in July 1998, a 2-for-1 common stock split in February 1999 and a 3-for-2 common stock split on June 23, 1999. All share amounts have been retroactively restated to reflect such splits.
UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 3—Property and Equipment

                    Property and equipment consists of the following, stated at cost:

	December 31, 1997	December 31, 1998
Furniture and fixtures	$ —	$119,000
Co-location equipment	—	85,000
Equipment	1,000	62,000

	1,000	266,000
Less: Accumulated depreciation	—	(47,000)

Property and equipment, net	$ 1,000	$219,000

Note 4—Notes Payable

                    Notes payable are summarized as follows:

	December 31, 1997	December 31, 1998
Note payable (interest at 7.5%)	$ —	$149,000
Borrowings under line of credit	—	—
Notes payable to shareholders (weighted average interest at 9.7%)	76,000	126,000

Notes payable	$76,000	$275,000

                   In November of 1997 and March of 1998, the Company entered into separate note payable agreements with two of its shareholders in the original principal amounts of $76,000 and $50,000, respectively. The notes payable bear interest at a rate of 8.25% and 12%, respectively, and are due upon demand. The note with the original principal amount of $76,000 is collateralized by a $63,000 security deposit. The $50,000 note payable is unsecured.

                   In November 1998, the Company entered into a 36-month term loan agreement with a Bank, in the original principal amount of $149,000, for the purchase of office furniture and equipment. The note payable is collateralized by the Company’s property and equipment, and cash deposits and money market accounts with the Bank. The Company is required to maintain a balance in their money market account of an amount not less than the original amount of the note.

                   In April 1998, the Company entered into a $500,000 revolving line of credit agreement with a Bank. Borrowings are at the prime rate plus 0.5% (8.25% at December 31, 1998) and the agreement expires in May 1999. Borrowings under the revolving line of credit are unsecured. As of December 31, 1998, no borrowings were outstanding under this agreement.

                   The Company executed unsecured promissory notes with a shareholder dated December 29, 1998, in the original aggregate principal amount of $100,000. The notes bear interest at a rate of 10% per year and are due upon demand, after March 31, 1999. The Company did not receive the proceeds of these promissory notes until after December 31, 1998; as such the notes payable were offset by the proceeds receivable at that date for presentation purposes.
UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)

Note 5—Income Taxes

                    There is no current provision or benefit for income taxes recorded for the period from September 27, 1998, the date of C-Corporation conversion, to December 31, 1998, as the Company has generated net operating losses for income taxes purposes for which there is no carryback potential. There is no deferred provision or benefit for income taxes recorded as the Company is in a net asset position for which a full valuation allowance has been recorded due to uncertainty of realization.

                   The components of the deferred income tax asset at December 31, 1998 are as follows:

Net operating loss	$ 93,000
Stock option plan compensation	18,000
Allowance for doubtful accounts	19,000
Other	21,000

151,000
Valuation allowance	(151,000)

Total	$ —

                   At December 31, 1998, the Company had a federal net operating loss carryforward of $227,000 which will expire in 2018.

Note 6—Commitments and Contingencies

                   The Company leases office facilities and certain equipment over periods ranging from two to three years. Total rent expense for the years ended December 31, 1997 and 1998 was $0 and $46,000, respectively. Future rentals for operating leases at December 31, 1998 are as follows:

1999	$74,000
2000	78,000
2001	34,000
2002	—

Total minimum lease payments	$186,000

                   In addition to the above leases, the Company has entered into leased line agreements with telecommunications vendors for high-capacity bandwidth. These leases are cancelable at any time with a maximum 30-day notice. The Company, in turn, contracts with customers for the use of the leased high-capacity bandwidth. The customer contracts provide for cancellation penalties equal to the sum of all payments due through the remainder of the contract, less 6%.

                   The Company entered into an agreement with a telecommunications vendor, whereby the Company agreed to purchase a minimum of $250,000 of network services per month, beginning June 29, 1999 and continuing for a period of ten years.

                   UAI has standby letters of credit which have been issued on its behalf totaling $172,000 securing performance of certain contracts with carriers and landlords. All letters of credit expire within one year. On February 15, 1999, an outstanding letter of credit for $100,000 was replaced by a $250,000 letter of credit in support of certain ongoing contracts.

UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)
Note 7—Related Party Transactions

                    During 1998, UAI entered into certain transactions with shareholders and directors for the lease of office space and pager equipment. Rent expense for these leases approximated $65,000 in 1998.

Note 8—Employee Benefit Plans and Employment Agreements

                    Employee Savings and Benefit Plans

                   As of January 1, 1999, UAI implemented a retirement savings plan pursuant to Section 401(k) of the Internal Revenue Code, which covers substantially all of the Company’s employees. Employer contributions to the retirement savings plan are discretionary.

                    Employment Agreements

                   UAI has entered into employment agreements with several of its key employees which have initial terms ranging from one to three years, after which they are renewable for additional one-year periods. The employment agreements entitle the employee to receive certain severance payments for termination of employment without cause, as defined by the agreements.

                    Employee Stock Option Plan

                   In July of 1998, UAI’s Board of Directors adopted the 1998 Employee Stock Option Plan (the “Plan”) for the Company ’s directors, officers, employees and key advisors. The total number of shares of UAI no par value Common Stock (the “Common Stock”) reserved for issuance under the Plan is 4,500,000. Awards granted under the plan are at the discretion of the Company’s Board of Directors, or a compensation committee appointed by the Board of Directors, and may be in the form of either incentive or nonqualified stock options. At December 31, 1998, 2,448,000 shares of Common Stock were available for additional awards under the plan.

                   If the Company had elected to recognize compensation cost based on the fair value of the options as prescribed by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation”, the following results would have occurred for the year ended December 31, 1998 using the Black-Scholes option-pricing model with the listed assumptions:

Pro forma net loss	$1,375,000
Volatility	0%
Dividend yield	0%
Risk-free interest rate	5%
Expected life in years	5

                    During 1998, the Company recognized $65,000 of option plan compensation expense and expects to recognize additional expense of approximately $422,000 over the next four years as such options vest.

                   The vesting term of options granted under the Plan shall be fixed by the Board of Directors, or compensation committee elected by the Board of Directors, but in no case shall be exercisable for more than 10 years after the date the option is granted.
UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)

                    The following information relates to stock options with an exercise price which was less than the fair market value of the underlying stock on the date of grant:

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 1997	—	—
Granted	1,725,000	$ 0.0027
Exercised	(150,000)	0.000007
Forfeited	—	—

Balance at December 31, 1998	1,575,000	$ 0.003

Weighted average fair value of options granted during 1998	$ 0.28

                   The following information relates to stock options with an exercise price which equaled the fair market value of the underlying common stock on the date of grant:

	Number of Shares	Weighted Average Exercise Price
Balance at December 31, 1997	—	—
Granted	327,000	$0.18
Exercised	—	—
Forfeited	—	—

Balance at December 31, 1998	327,000	$0.18

Weighted average fair value of options granted during 1998	$ 0.04

                   The following information relates to stock options as of December 31, 1998:

	Exercise Prices
	$0.000007 to $0.0033	$0.133 to $0.22	$0.5067 to $0.53
Stock Options Outstanding
Number	1,575,000	291,000	36,000
Weighted average exercise price	$ 0.003	$ 0.14	$0.5267
Weighted average remaining contractual life (years)	4.67	4.51	4.91
Stock Options Exercisable
Number	150,000	—	—
Weighted average exercise price	$0.000007	—	—

                   The above disclosures include options to purchase 300,000 shares of common stock issued to non-employees for services rendered during 1998. These options were issued with an exercise price of $0.000007 and were immediately exercisable. These non-employee options comprised $40,000 of the $65,000 stock option plan compensation expense recognized during 1998. During 1998, options covering 150,000 shares related to these non-employee options were exercised, and as of December 31, 1998, options covering 150,000 shares related to these non-employee options were outstanding. All of these remaining nonemployee options were exercised during the three months ended March 31, 1999.

UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)
Note 9—Redeemable Cumulative Convertible Preferred Stock

                    Series A Redeemable Cumulative Convertible Preferred Stock

                    During 1998, UAI issued 335,334 shares of Series A Redeemable Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) for gross proceeds of $1,006,000. Additionally, UAI received cash and accepted subscription documents for 385,830 shares of Series A Redeemable Cumulative Convertible Preferred Stock (“Unissued Series A Preferred Stock”) for gross proceeds of $1,157,000. As of December 31, 1998, the Company had authorized 1,000,000 shares of Series A Preferred Stock. Stock certificates for the Unissued Series A Preferred Stock were issued as of February 8, 1999.

                    Holders of the Series A Preferred Stock are entitled to cumulative dividends at an annual rate of 8%, payable in cash or stock, at the Company’s discretion. The Series A Preferred Stock holders have the right to convert their shares at any time into shares of UAI Common Stock on a 3-for-1 basis. A qualified initial public offering of at least $3 per share triggers a mandatory conversion of the Series A Preferred Stock into Common Stock.

                    Holders of Series A Preferred Stock have the right to demand the Company to redeem one-third of the shares originally purchased on each of the fourth, fifth, and sixth anniversaries of the closing. UAI has the right to redeem not less than all of the outstanding Series A Preferred Stock between the third and sixth anniversaries of the closing. All redemptions are to be made at amount equal to the sum of the original purchase price of the Series A Preferred Stock plus accumulated but unpaid dividends.

                    Series A Preferred Stock holders vote as a class on all matters and are entitled to one vote per each Common Stock equivalent share. Series A Preferred Stock holders, as a class, may elect one representative to the Board of Directors.

                   Upon liquidation or dissolution, shareholders of Series A Preferred Stock will be distributed available assets up to the sum of the original purchase price plus accumulated but unpaid dividends. This distribution has preference over any distribution to common stock holders.

                    Series A Redeemable Cumulative Convertible Preferred Stock Warrants

                   In connection with the sale of Series A Preferred Stock, UAI issued warrants (the “Series A Warrants”) to purchase an additional 33,334 shares of Series A Preferred Stock at $3.00 per share, exercisable for a period of five years from September 21, 1998, the issuance date of the warrants.

                   The fair market value of the Series A Warrants was established at the time of issuance to be $36,000, based on the Black-Scholes valuation model. The Series A Preferred Stock is shown net of the fair market value of the Series A Warrants.

Note 10—Common Stock

                   At December 31, 1998, UAI had authorized 150,000,000 shares of no par value Common Stock and 15,150,000 shares were issued and outstanding.

                   As of February 8, 1999, the Company ratified changes to the composition of its Board of Directors (the “New Board of Directors”). The New Board of Directors is composed of seven Directors; three Directors elected by the Common Stock holders, one Director elected by the Series A Preferred Stock holders, two Directors elected by the Series B Preferred Stock holders and one Director, who is to be an industry expert, nominated by the Common Stock holders and approved by all shareholders jointly.
UNIVERSAL ACCESS, INC.

Notes to Financial Statements— (Continued)

(Information Presented for the Three Month
Periods Ended March 31, 1998 and 1999 is Unaudited)

                    The Company has a sufficient number of authorized Common Stock shares available to issue upon the conversion of the outstanding preferred stock, warrants and stock options.

                   As of December 31, 1998, Common Stock shares reserved for issuance are as follows:

Redeemable Series A Preferred Stock	2,316,990
Employee stock options outstanding	1,752,000
Series A Warrants	231,699

Total	4,300,689

Note 11—Subsequent Events

                   On February 8, 1999, UAI issued 2,000,000 shares of Series B Redeemable Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) for gross proceeds of $6,000,000. In conjunction with the issuance of the Series B Preferred Stock, the Company issued warrants to purchase an additional 400,000 shares of Series B Preferred Stock (the “Series B Warrants ”) at an exercise price of $0.01 per share and warrants to purchase 180,000 shares of Common Stock at $1.00 per share, and caused options to purchase 420,000 shares of Common Stock to be granted by certain principal shareholders of the Company’s Common Stock. The 420,000 common stock options granted by the principal shareholders were valued at $31,000 using the Black-Scholes valuation model. This amount was recorded as additional paid-in capital. Series B Preferred Stock is convertible into Common Stock on a 3-for-1 basis.

Note 12—Subsequent Events (Unaudited)

                   On April 30, 1999, UAI issued 666,667 shares of Series C Convertible Preferred Stock (“Series C Preferred Stock” ) for gross proceeds of $1,950,000. Series C Preferred Stock is convertible into Common Stock on a 3-for-2 basis.

                    During June and July 1999, UAI issued 4,705,882 shares of Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) for gross proceeds of $20,000,000. Series D Preferred Stock is convertible into Common Stock on a 3-for-2 basis.

                   On May 3, 1999, the Company renegotiated its existing line of credit to increase the maximum borrowings under the line to $4,000,000. This new line of credit agreement bears the same rate of interest as the previous line of credit agreement and expires on April 10, 2000. Subsequent to March 31, 1999, the Company entered into additional operating leases with minimum lease payments totaling approximately $5,000,000 over the next five years.

                    During 1999, the Company signed a letter of intent to acquire Pacific Crest Networks, Inc. The total purchase price is $1,000,000 with $400,000 payable in cash, $350,000 payable in Series D preferred stock and $250,000 of debt to be assumed.
Independent Auditors’ Report

The Board of Directors
Web Yes, Inc.:

                   We have audited the accompanying consolidated balance sheets of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders ’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Web Yes, Inc. and subsidiary as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

KPMG LLP
Boston, Massachusetts
June 30, 1999
WEB YES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,		(Unaudited)
	1997	1998	March 31, 1999

Assets:
Current assets:
Cash	$ 4,729	$10,204	$ 1,480
Accounts receivable	15,415	13,899	31,764

Total current assets	20,144	24,103	33,244

Computer equipment	56,509	190,948	221,142
Less: Accumulated depreciation and amortization	6,667	26,095	37,601

Net computer equipment	49,842	164,853	183,541

Deposits	100	2,281	2,281

Total assets	$70,086	$191,237	$219,066

Liabilities and Stockholders’ Equity
Current liabilities:

Current portion of capital lease obligations	$ 4,782	$18,633	$19,951
Loans and advances payable to stockholders	45,007	29,251	42,296
Accounts payable	12,652	49,414	30,563
Accrued expenses	2,010	14,925	28,134

Total current liabilities	64,451	112,223	120,944
Capital lease obligations, net of current portion	13,652	43,056	37,344

Total liabilities	78,103	155,279	158,288

Commitments and contingencies

Stockholders ’ equity:
Preferred stock, no par value, 200,000 shares authorized, none issued and outstanding in 1997, 70,000 shares issued and outstanding in 1998 and 1999 (liquidation preference of $1 per share)	—	70,000	70,000
Common stock, no par value, 1,000,000 shares authorized, 13,395 shares issued and outstanding in 1997, 691,897 shares issued and outstanding in 1998 and 1999	134	6,919	6,919
Additional paid-in capital	—	55,985	55,985
Accumulated deficit	(8,151)	(90,726)	(65,906)
Less: Subscriptions receivable	—	(6,220)	(6,220)

Total stockholders’ equity (deficit)	(8,017)	35,958	60,778

Total liabilities and stockholders’ equity (deficit)	$70,086	$191,237	$219,066

See accompanying notes to consolidated financial statements.
WEB YES, INC. AND SUBSIDIARY

Consolidated Statements of Operations

	Years Ended December 31,		(Unaudited) Three Months Ended March 31,
	1997	1998	1998	1999
Revenues	$108,669	$288,512	$54,464	$141,828

Operating expenses:
Direct personnel costs	—	38,750	—	37,067
Other direct costs	39,163	111,650	9,529	15,051
Selling, general and administrative expenses	70,894	214,238	23,375	57,953

Total operating expenses	110,057	364,638	32,904	110,071

Income (loss) from operations	(1,388)	(76,126)	21,560	31,757
Interest expense	(4,182)	(6,449)	(916)	(6,937)

Net income (loss)	$(5,570)	$(82,575)	$20,644	$24,820

Net income (loss) per share—basic and diluted	$(.42)	$(.37)	$1.52	$ .04

Weighted average shares outstanding	13,395	223,452	13,595	691,897

See accompanying notes to consolidated financial statements.
WEB YES, INC. AND SUBSIDIARY

Consolidated Statements of Stockholders ’ Equity

	Common Stock		Preferred Stock		Additional Paid-In Capital	Accumulated Deficit	Subscriptions Receivable	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance, January 1, 1997	13,395	$134	—	$—	$—	$(2,581)	$—	$(2,447)
Net loss	—	—	—	—	—	(5,570)	—	(5,570)

Balance, December 31, 1997	13,395	134	—	—	—	(8,151)		(8,017)
Issuance of common stock to founders	621,952	6,220	—	—	—	—	(6,220)	—
Issuance of common stock in exchange for services	56,550	565	—	—	55,985	—	—	56,550
Issuance of preferred shares	—	—	70,000	70,000	—	—	—	70,000
Net loss	—	—	—	—	—	(82,575)	—	(82,575)

Balance, December 31, 1998	691,897	6,919	70,000	70,000	55,985	(90,726)	(6,220)	35,958
Net income (Unaudited)	—	—	—	—	—	24,820	—	24,820

Balance, March 31, 1999 (Unaudited)	691,897	$6,919	70,000	$70,000	$55,985	$(65,906)	$(6,220)	$60,778

See accompanying notes to consolidated financial statements.
WEB YES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,		(Unaudited) Three Months Ended March 31,
	1997	1998	1998	1999
Cash flows from operating activities:
Net income (loss)	$(5,570)	$(82,575)	$20,644	$24,820
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,018	20,023	3,000	11,507
Common stock issued to non-employees for services	—	56,550	—	—
Changes in operating assets and liabilities:
Accounts receivable	(14,552)	1,516	1,634	(17,865)
Accounts payable	11,346	36,762	(9,426)	(18,851)
Accrued expenses	1,716	12,915	500	13,209

Net cash provided by (used in) operating activities	(1,042)	45,191	16,352	12,820

Cash flows from investing activity:
Purchase of computer equipment	(19,724)	(78,286)	(6,147)	(30,195)

Net cash used in investing activity	(19,724)	(78,286)	(6,147)	(30,195)

Cash flows from financing activities:
Proceeds from issuance of preferred stock	—	55,000	5,000	—
Increase in deposits	(100)	(2,181)	—	—
Proceeds from loans and advances payable to stockholders	37,007	15,033	22,543	8,651
Repayment of capital lease obligations	(750)	(8,967)	—	—
Proceeds (repayment) of loans payable	(11,008)	(20,315)	(30,007)	—

Net cash provided by financing activities	25,149	38,570	(2,464)	8,651

Increase (decrease) in cash	4,383	5,475	7,741	(8,724)
Cash, beginning of period	346	4,729	4,729	10,204

Cash, end of period	$ 4,729	$10,204	$12,470	$ 1,480

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 2,466	$ 8,460	$916	$ 1,796

Supplemental disclosures of non-cash investing and financing activities:
Issuance of preferred stock in exchange for advances from stockholders	—	$15,000	—	—

Capital lease obligations	$19,150	$56,748	—	—

See accompanying notes to consolidated financial statements.
WEB YES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 1997 and 1998
and March 31, 1999 (Unaudited)

(1)    The Company

                   Web Yes, Inc. (the “Company”), which was incorporated in July 1996, provides application hosting services. Since inception and through September 1998 the Company operated with no salaried employees. Therefore, recurring operating expenses such as salaries and benefits are not reflected in the accompanying financial statements. Financial statements for periods after September 30, 1998 reflect salaries and fringe benefits.

                   Web Developers Network, Inc., a wholly owned subsidiary of the Company, has been inactive since inception.

(2)    Summary of Significant Accounting Policies

                    (a)  Principles of Consolidation

                   The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Web Developers Network, Inc. All significant intercompany transactions have been eliminated in consolidation.

                    (b)  Use of Estimates

                    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    (c)  Computer Equipment

                    Computer equipment is recorded at cost. Depreciation is recorded on the straight-line basis over the estimated useful life of the related assets (three to five years). Equipment held under capital leases is stated at the net present value of minimum lease payments at the inception of the lease and amortized using the straight-line method over the lease term. Maintenance and repairs are charged to operations when incurred.

                    (d)  Financial Instruments and Concentration of Credit Risk

                    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, accounts receivable and debt instruments.

                   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management’s expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

                   The fair market values of cash, accounts receivable and debt instruments at both December 31, 1997 and 1998 approximate their carrying amounts.
WEB YES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements —(Continued)

                    (e)  Impairment of Long-Lived Assets

                   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

                    (f)  Revenue Recognition

                    Revenues pursuant to time and materials contracts are recognized as services are provided. Revenues from application hosting agreements are recognized ratably over the terms of the agreements.

                    (g)  Direct Personnel Costs and Other Direct Costs

                    Direct personnel costs consist of payroll and payroll-related expenses for personnel dedicated to client assignments. Other direct costs consist of hardware.

                    (h)  Income Taxes

                   The Company records income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases, operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                    (i)  Net Income (Loss) Per Share

                    Basic net income (loss) per share was calculated based on weighted average common shares outstanding. There were no common stock equivalents outstanding for any of the periods presented; accordingly, basic and fully diluted earnings per share are the same. As the Company has been in a net loss position for the years ended December 31, 1997 and 1998, common stock equivalents of zero and 200,000 were excluded from the diluted loss per share calculation as they would be antidilutive. As a result, diluted loss per share is the same as basic loss per share, and has not been presented separately.

                    (j)  Reporting Comprehensive Income

                    Effective July 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 130 (“SFAS 130”), Reporting Comprehensive Income . This statement requires that all components of comprehensive income (loss) be reported in the consolidated financial statements in the period in which they are recognized. For each period presented, comprehensive income (loss) under SFAS 130 was equivalent to the Company’s net income (loss) reported in the accompanying consolidated statements of operations.

                    (k)  Unaudited Interim Financial Information

                   The consolidated financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any other future periods.
WEB YES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements —(Continued)

                    (l)  Recent Accounting Pronouncements

                   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

(3)    Loans and Advances Payable to Stockholders

                   The Company has various loans and advances payable to stockholders for working capital purposes. The loans, which accrue interest at 8%, have no definitive repayment terms.

(4)    Stockholders’ Equity

                    (a)  Common Stock

                   In September 1998, the Company amended its articles of incorporation to adjust the number of authorized shares of common stock from 20,000 shares to 1,000,000 shares. The Company then issued 621,952 shares of common stock at $.01 per share to the founders of the Company in order to adjust the equity ownership to planned percentages. Subsequent to this issuance the founders began to draw salaries.

                    During 1998, the Company issued common stock to employees and non-employees in exchange for services rendered. The Company recorded expense of $56,550 for the fair value of the stock issued.

                    (b)  Preferred Stock

                   In September 1998, the Company authorized 200,000 shares of preferred stock and issued 70,000 shares of preferred stock at $1.00 per share. The preferred stock is voting and is convertible into one share of common stock immediately at the option of the holder, and automatically converts into common stock upon the completion of a qualifying initial public offering. The preferred stock has a $1 per share liquidation preference.

(5)    Capital Leases

                   The Company leases certain of its computer and office equipment under capital leases. Substantially all of such leases are for four years, with interest rates ranging from 12.9% to 21.6%. The leased equipment secures all leases.

                   The following is a schedule by year of future minimum lease payments due under capital leases, and the net present value of the minimum lease payments as of December 31, 1998:

1999	$27,184
2000	26,228
2001	17,146
2002	7,459

Total minimum lease payments	78,017
Less: amount representing interest	16,328

Net present value of minimum lease payments	61,689
Less: current portion of capital lease obligations	18,633

Capital lease obligations, net of current portion	$43,056

WEB YES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements —(Continued)

(6)    Significant Customers

                   The following table summarizes revenues from major customers (revenues in excess of 10% for the year) as a percentage of total revenues:

	Years ended December 31,		(Unaudited) Three months ended March 31,
	1997	1998	1998	1999
Customer A	29%	24%	22%	49%
Customer B	—	35	10	22

(7)    Income Taxes

                   The tax effects of temporary differences that give rise to significant portions of deferred tax assets at December 31, 1997 and 1998 are as follows:

	1997	1998
Deferred tax assets:
Accrued expenses	$ 492	$ 978
Net operating loss carryforward	714	3,735

Total gross deferred tax assets	1,206	4,713
Valuation allowance	(1,206)	(4,713)

Net deferred tax asset	$ —	$ —

                   The Company has recorded a full valuation allowance against its deferred tax assets since management believes that after considering all the available objective evidence it is more likely than not that these assets will not be realized.

(8)    Subsequent Event

                   On June 10, 1999, the Company entered into an Agreement and Plan of Reorganization with Breakaway Solutions, Inc. (“Breakaway ”), a provider of information technology consulting services. Under the agreement, Breakaway acquired all the outstanding capital stock of the Company in a transaction accounted for under the purchase method of accounting. The total purchase price was comprised of 571,135 shares of common stock of Breakaway. Of the shares of common stock issued to the former Web Yes stockholders, 428,351 are subject to the Company’s right, which lapses incrementally over a four-year period, to repurchase the shares of the particular stockholder upon the termination of his employment with Breakaway. The repurchase price shall be either at the share value at the time of the acquisition if the stockholder terminates employment or is terminated for cause, or at their fair market value if stockholder’s employment is terminated without cause.
Independent Auditors’ Report

The Board of Directors
WPL Laboratories, Inc.:

We have audited the accompanying balance sheets of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the related statements of income, stockholders’ equity and cash flows for each of the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Laboratories, Inc. as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

KPMG LLP

Boston, Massachusetts
June 30, 1999
WPL LABORATORIES, INC.

Balance Sheets

	December 31,		(Unaudited) March 31, 1999
	1997	1998
Assets
Current assets:
Cash	$81,232	$240,310	$415,368
Accounts receivable	371,869	746,982	983,462
Employee advances	—	103,300	103,300

Total current assets	453,101	1,090,592	1,502,130

Property and equipment
Office and computer equipment	103,703	169,668	203,230
Software	5,000	9,512	10,334
Automobile	7,500	—	—

	116,203	179,180	213,564
Less: Accumulated depreciation and amortization	(64,556)	(83,737)	(94,647)

Net property and equipment	51,647	95,443	118,917

Other assets	1,915	103,909	244,503

	$506,663	$1,289,944	$1,865,550

Liabilities and Stockholders’ Equity
Current liabilities:
Related-party advance and accrued interest	$23,333	$25,000	$—
Accounts payable	10,947	8,278	11,862
Accrued compensation and related benefits	68,341	206,192	266,689
Other accrued expenses	19,469	23,052	12,500

Total current liabilities	122,090	262,522	291,051

Commitments and contingencies

Stockholders ’ equity:
Common stock $.01 par value, 10,000,000 shares authorized, 1,248,980 shares issued and outstanding in 1997 and 1,800,000 shares issued and outstanding in 1998 and 1999	12,490	18,000	18,000
Additional paid-in capital	99	242,589	242,589
Retained earnings	371,984	766,833	1,313,910

Total stockholders’ equity	384,573	1,027,422	1,574,499

Total liabilities and stockholders’ equity	$506,663	$1,289,944	$1,865,550

See accompanying notes to financial statements.
WPL LABORATORIES, INC.

Statements of Income

	Years Ended December 31,		(Unaudited) Three Months Ended March 31,
	1997	1998	1998	1999
Revenues	$1,611,284	$2,650,415	$434,585	$1,087,678

Operating expenses:
Project personnel costs	1,191,193	1,719,664	193,316	446,109
Sales and marketing	45,579	37,092	12,271	10,768
General and administrative	186,461	497,143	52,333	84,650

Total operating expenses	1,423,233	2,253,899	257,920	541,527

Operating income	188,051	396,516	176,665	546,151

Other income (expense):
Interest expense	(2,250)	(1,667)	—	—
Interest income	—	—	—	926

Total other income (expense)	(2,250)	(1,667)	—	926

Net income	$ 185,801	$ 394,849	$ 176,665	$ 547,077

Net income per share—basic	$0.15	$0.24	$ 0.14	$0.30

Net income per share—diluted	$0.15	$0.24	$ 0.14	$0.29

Weighted average shares outstanding	1,248,980	1,664,132	1,248,980	1,800,000
Weighted average stock equivalents	—	—	—	66,415

Weighted average shares outstanding and stock equivalents	1,248,980	1,664,132	1,248,980	1,866,415

See accompanying notes to financial statements.
WPL LABORATORIES, INC.

Statements of Stockholders’ Equity

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings		Total Stockholders’ Equity
Balance, January 1, 1997	1,248,980	$12,490	$99	$267,993		$280,582
Stockholders ’ distributions	—	—	—		(81,810)		(81,810)
Net income	—	—	—		185,801		185,801

Balance, December 31, 1997	1,248,980	12,490	99		371,984		384,573
Common stock issued to employees for services rendered	551,020	5,510	242,490		—		248,000
Net income	—	—	—		394,849		394,849

Balance, December 31, 1998	1,800,000	18,000	242,589		766,833		1,027,422
Net income (Unaudited)	—	—	—		547,077		547,077

Balance, March 31, 1999 (Unaudited)	1,800,000	$ 18,000	$242,589		$1,313,910		$1,574,499

See accompanying notes to financial statements.
WPL LABORATORIES, INC.

Statements of Cash Flows

	Years Ended December 31,		(Unaudited) Three Months Ended March 31,
	1997	1998	1998	1999
Operating activities:
Net income	$185,801	$394,849	$176,665	$547,077
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,300	26,681	6,671	10,910
Common stock issued to employees for services rendered	—	248,000	—	—
Changes in operating assets and liabilities:
Accounts receivable	(68,745)	(375,113)	30,936	(236,480)
Employee advances	—	(103,300)	—	—
Accounts payable	(2,902)	(2,669)	868	3,584
Accrued compensation and related benefits	59,033	137,851	(87,810)	60,497
Accrued expenses	—	3,583	—	(10,552)

Net cash provided by operating activities	187,487	329,882	127,330	375,036

Cash flows from investing activities:
Purchases of property and equipment	(41,106)	(70,477)	(1,025)	(34,384)
Increase in other assets	(1,240)	(101,994)	(1,119)	(140,594)

Net cash used in operating activities	(42,346)	(172,471)	(2,144)	(174,978)

Cash flows from financing activities:
Proceeds from (repayment of) related party advance	—	1,667	—	(25,000)
Stockholders’ distribution	(81,810)	—	—	—

Net cash provided by (used in) financing activities	(81,810)	1,667	—	(25,000)

Net increase in cash	63,331	159,078	125,186	175,058
Cash at beginning of period	17,901	81,232	81,232	240,310

Cash at end of period	$81,232	$240,310	$206,418	$415,368

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 584	—	—	—

See accompanying notes to financial statements.
WPL LABORATORIES, INC.

Notes to Financial Statements

December 31, 1997 and 1998
and March 31, 1999 (Unaudited)

(1)    The Company

                   WPL Laboratories, Inc. (the “Company”) provides advanced software development services to businesses. The Company’s projects include sales force automation, distribution, management, personnel management, e-commerce application development, product analysis and Internet enabling applications.

(2)    Summary of Significant Accounting Policies

                    (a)  Use of Estimates

                    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                    (b)  Financial Instruments and Concentration of Credit Risk

                    Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable.

                   The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company maintains allowances for potential credit losses and such losses have been within management’s expectations. Write-offs of accounts receivable have not been material for any of the periods presented. The Company operates in one industry segment and its customers are headquartered primarily in North America.

                   The fair market values of cash and accounts receivable at both December 31, 1997 and 1998 approximate their carrying amounts.

                    (c)  Property and Equipment

                    Property and equipment are stated at cost and depreciated using the straight-line method over three years for office and computer equipment and software and five years for the automobile.

                    (d)  Impairment of Long-Lived Assets

                   The Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amount.

                    (e)  Stockholders’ Equity

                   On April 1, 1998, the Company amended its articles of incorporation to change the par value of its common stock from $1.00 to $.01 and adjust the number of authorized shares. In addition, the Company approved a stock dividend of 1,248,880 shares. All related share information for all periods presented has been restated to reflect this amendment.
WPL LABORATORIES, INC.

Notes to Financial Statements— (Continued)

                    (f)  Revenue Recognition

                   The Company generally recognizes revenue on projects as work is performed based on hourly billable rates. In addition, a limited number of projects are performed under fixed-price contracts. Revenue from these contracts is recognized on the percentage of completion method based on the percentage that incurred costs to date bear to the most recently estimated total costs. Anticipated losses on uncompleted contracts, if any, are recognized in full when determined.

                    (g)  Project Personnel Costs

                    Project personnel costs consists of payroll and payroll-related expenses for personnel dedicated to client assignments.

                    (h)  Income Taxes

                   The Company has elected to be taxed under the provisions of subchapter S of the Internal Revenue Code, whereby the corporate income is taxed to the individual shareholders based on their proportionate share of the Company’s taxable income.

                    (i)  Stock-Based Compensation

                   The Company has adopted Statement of Financial Accounting Standards No. 123 (“SFAS” 123”), Accounting for Stock-Based Compensation . As permitted by SFAS 123, the Company measures compensation costs in accordance with Accounting Principles Board Opinion No. 25 (“APB No. 25”), Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no accounting recognition is given to stock options issued to employees that are granted at fair market value until they are exercised. Stock options issued to non-employees are recorded at the fair value of the stock at the date of grant. Upon exercise, net proceeds, including income tax benefits realized, are credited to equity. Therefore, the adoption of SFAS 123 was not material to the Company’s financial condition or results of operations.

                    (j)  Net Income Per Share

                   The Company adopted the provisions of SFAS No. 128, Earnings Per Share during 1997. This statement requires the presentation of basic and diluted net income per share for all periods presented. Under SFAS 128, the Company presents both basic net income per share and diluted net income per share. Basic net income per share is calculated based on weighted average common shares outstanding. Diluted net income per share reflects the per share effect of dilutive stock options and other dilutive common stock equivalents.

                    (k)  Reporting Comprehensive Income

                    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards 130 (“SFAS 130”), Reporting Comprehensive Income . This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. For each year reported, comprehensive income under SFAS 130 was equivalent to the Company’s net income reported in the accompanying statements of income.

                    (l)  Unaudited Interim Financial Information

                   The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial statements for the interim periods have been included. Results of operations for the interim periods presented are not necessarily indicative of the results that may be expected for the full fiscal year or any future periods.
WPL LABORATORIES, INC.

Notes to Financial Statements— (Continued)

                    (m)  Recent Accounting Pronouncements

                   The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flows.

(3)    Related-Party Advance and Accrued Interest

                   In 1996, the Company received a working capital advance of $20,000, with no defined terms, from a relative of its major stockholder. The advance has been accruing interest at 8.3% per year. Interest expense on the advance was $2,250, and $1,667 for the years ended December 31, 1997 and 1998, respectively, and $417 and $0 for the three months ended March 31, 1998 and 1999, respectively.

(4)    Common Stock

                   In April 1998, the Company awarded 551,020 shares of common stock to certain employees for services rendered. Accordingly, the Company recorded compensation expense of $248,000, which represented the estimated fair value of the common stock issued. In connection with the award, the Company advanced $103,300 to the employees to pay certain personal income taxes. These advances are outstanding as of December 31, 1998.

(5)    Employee Benefit Plan

                   The Company maintains a defined contribution plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The plan covers all full-time employees of the Company. Participants may contribute up to the greater of 15% of their total compensation or $10,000 to the plan, with the Company matching on a discretionary basis. For the years ended December 31, 1997 and 1998, the Company did not contribute to the plan.

(6)    Significant Customers

                   The following table summarizes revenues from significant customers (revenues in excess of 10% for the year) as a percentage of total revenues:

			(Unaudited)
	Years Ended December 31,		Three Months Ended March 31,
	1997	1998	1998	1999
Customer A	52%	38%	53%	32%
Customer B	—	18	31	—
Customer C	—	15	—	22
Customer D	25	—	—	—
Customer E	—	—	—	12
Customer F	—	—	—	12

(7)    Lease Commitments

                   The Company has entered into operating leases for its office facility and equipment that expire through July 2000. Rent expense for the years ended December 31, 1997 and 1998 was $43,613, and $43,893, respectively. Future minimum lease payments under the operating leases as of December 31, 1998 are $119,054 in 1999, $167,064 in 2000, $164,664 in 2001 and $41,166 in 2002.
WPL LABORATORIES, INC.

Notes to Financial Statements— (Continued)

(8)    Subsequent Events

                    (a)  Stock Option Plan

                   On January 1, 1999, the Company instituted the WPL Laboratories, Inc. 1999 Stock Option Plan (the “Plan”) which authorizes the Company to grant options to purchase common stock, to make awards of restricted common stock, and to issue certain other equity-related awards to employees and directors of, and consultants to, the Company. The total number of shares of common stock which may be issued under the Plan is 200,000 shares. The Plan is administered by the Board of Directors, which selects the persons to whom stock options and other awards are granted and determines the number of shares, the exercise or purchase prices, the vesting terms and the expiration date. Non-qualified stock options may be granted at exercise prices which are above, equal to, or below the grant date fair market value of the common stock. The exercise price of options qualifying as incentive stock options may not be less than the grant date fair market value of the common stock. Stock options granted under the Plan are nontransferable, generally become exercisable over a four-year period, and expire ten years after the date of grant (subject to earlier termination in the event of the termination of the optionee’s employment or other relationship with the Company). Subsequent to December 31, 1998 and through May 14, 1999, the Company granted 186,208 options under the Plan to purchase common stock at $4.00 per share.

                    (b)  Line of Credit

                   On February 22, 1999, the Company entered into a line of credit agreement with a commercial bank under which it may borrow up to $750,000 at the bank’s prime rate plus .5%. Borrowings under the line are secured by substantially all assets of the Company and are subject to certain financial and nonfinancial covenants which include, among others, maintenance of a ratio of debt to cash flow, minimum tangible net worth and a ratio of current assets to current liabilities. The line of credit expires on April 15, 2000. This agreement terminated upon the purchase of the Company (see note 8d).

                    (c)  Consulting Agreement

                   On March 17, 1999, the Company signed a consulting agreement with Plansponsor.com, Inc. (“PlanSponsor”). The agreement calls for the Company to provide 3,000 hours of services, including work previously performed for PlanSponsor in exchange for shares of common stock in PlanSponsor. As of December 31, 1998, the Company had performed $100,875 of services based on the agreement’s contractual rates. This amount is included in other assets on the accompanying balance sheet and will ultimately be settled by issuance of shares of PlanSponsor common stock. In May 1999, the Company declared a dividend of the PlanSponsor stock to the stockholders of the Company.

                    (d)  Reorganization Agreement

                   On May 17, 1999, the Company entered into a Reorganization Agreement with Breakaway Solutions, Inc. (“Breakaway” ), a provider of information technology consulting services. Under the agreement, Breakaway acquired all of the outstanding stock of the Company in a transaction accounted for under the purchase method of accounting. The purchase price was comprised of $5 million in cash, 1,705,175 shares of common stock and the assumption of all outstanding WPL stock options, which became exercisable for 393,506 shares of the Company’s common stock at an exercise price of $2.38 per share with a four-year vesting period. The WPL stockholders received one half of their cash consideration at closing and will receive the remainder incrementally over a four-year period so long as the stockholder does not voluntarily terminate his employment and is not terminated for cause. Of the shares of common stock issued to the former WPL stockholders, approximately fifty-percent are subject to Breakaway’s right, which lapses incrementally over a four-year period, to repurchase the shares of a particular stockholder at their value at the time of the acquisition upon the stockholder’s resignation or our termination of the stockholder for cause.
Inside back cover of prospectus:

                    Graphic listing the different categories of “Market Makers ” and “Infrastructure Service Providers” under which each of the Internet Capital Group partner Companies logos is presented.

                   The categories of Market Makers are: “Distributors,” “ Networks” and “Communities.” Under the Distributors category, the logos for ONVIA.com, Inc., CommerX, Inc., PaperExchange, Universal Access, Inc., e-Chemicals, Inc. and iParts are presented. Under the Networks category, the logos for Internet Commerce Systems, Inc., BidCom, Inc., RapidAutoNet Corporation, Collabria Inc., ComputerJobs.com, Inc., StarCite!, PointMent, Inc. and Arbinet Communications, Inc. are presented. Under the Communities category, VerticalNet, Inc., PlanSponsor Exchange and Universal Access, Inc.

                   The categories of Infrastructure Service Providers are: “ Strategic Consulting and Systems Integration,” “ Software” and “Outsourced Services” providers. Under the Strategic Consulting and System Integration category, the logos for Benchmarking Partners, Inc., U.S. Interactive, Inc. and Context Integration, Inc. are presented. Under the Software category, the logos for Syncra Software, Inc., Entegrity Solutions, Blackboard, Inc., ServiceSoft Technologies, Inc., Clear Commerce Corp. and Tradex Technologies, Inc. Under the Outsourced Services category, the logos for LinkShare Corporation, Vivant! Corporation Management, PrivaSeek, Inc., United Messaging, Inc., Breakaway Solutions, Inc., SagaMaker, Inc., Sky Alland Marketing, Inc. and CommerceQuest, Inc. are presented.

                    Through and including August 29, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

14,900,000 Shares

[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

Common Stock

PROSPECTUS

Merrill Lynch & Co.

BancBoston Robertson Stephens

Deutsche Banc Alex. Brown

Banc of America Securities LLC

Wit Capital Corporation

August 4, 1999

PROSPECTUS
14,900,000 Shares

[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]
Common Stock

                   This is Internet Capital Group, Inc.’s initial public offering of shares of common stock. Of the 14,900,000 shares being offered, we are offering 11,400,000 shares to the public generally and 2,200,000 shares to shareholders of one of our shareholders, Safeguard Scientifics, Inc., and Safeguard Scientifics, Inc. is offering up to 1,300,000 shares to its shareholders. We will not receive any proceeds from the shares being offered by Safeguard Scientifics, Inc. Safeguard Scientifics is an underwriter with respect to the shares of our common stock offered to the shareholders of Safeguard Scientifics. Safeguard Scientifics is not an underwriter with respect to the other shares of our common stock offered and is not included in the term “underwriter” as used elsewhere in this prospectus.

                    Before this offering, no public market existed for the shares. The common stock has been approved for listing on the Nasdaq National Market under the symbol “ICGE.”

                    Concurrent with this offering, International Business Machines Corporation has agreed to purchase directly from us 3,750,000 shares of our common stock in a private placement at a price equal to the initial public offering price per share. At our request, the underwriters have reserved approximately 2,600,000 shares of our common stock for sale at the initial public offering price to our employees, directors and certain other persons with relationships to Internet Capital Group. In addition, the underwriters have reserved up to 1,666,667 shares of our common stock for sale to General Electric Capital Corporation at the initial public offering price.

                    Investing in our common stock involves risks which are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Underwritten Public Offering	Per Share	Total
Public offering price	$12.00	$136,800,000
Underwriting discount	$.84	$9,576,000
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.16	$127,224,000

Directed Share Subscription Program	Per Share	Total

Public offering price	$12.00	$42,000,000
Financial advisory fee to Merrill Lynch	$.60	$2,100,000
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.40	$25,080,000
Maximum proceeds, before expenses, to Safeguard Scientifics, Inc.	$11.40	$14,820,000

Aggregate Offering Proceeds		Total

Proceeds to Internet Capital Group, Inc. from the underwritten public offering and directed share subscription program		$152,304,000
                   The underwriters may also purchase from us up to an additional 1,710,000 shares at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

                    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The shares of common stock will be ready for delivery in New York, New York on or about August 10, 1999.

Merrill Lynch International
BancBoston Robertson Stephens International Limited
Deutsche Bank
Bank of America International Limited

Hambrecht & Quist LLC

The date of this prospectus is August 4, 1999.
UNDERWRITING

General

                   We intend to offer our common stock outside the United States and Canada through a number of international managers, as well as in the United States and Canada through a number of U.S. underwriters. Merrill Lynch International, BancBoston Robertson Stephens International Limited, Deutsche Bank AG London and Bank of America International Limited are acting as managers of each of the international managers named below. Subject to the terms and conditions set forth in the purchase agreement among us and the international managers, and concurrently with the sale of 9,120,000 shares of common stock to the U.S. underwriters, we have agreed to sell to each of the international managers, and each of the international managers, severally and not jointly, has agreed to purchase from us the number of shares of our common stock set forth opposite its name below.

Underwriters	Number of Shares
Merrill Lynch International	932,400
BancBoston Robertson Stephens International Limited	444,000
Deutsche Bank AG London	444,000
Bank of America International Limited	310,800
Hambrecht & Quist LLC	148,800

Total	2,280,000

                   We have also agreed with certain U.S. underwriters in the United States and Canada, for whom Merrill Lynch, Pierce, Fenner & Smith, Incorporated, BancBoston Robertson Stephens Inc., Deutsche Bank Securities Inc., Banc of America Securities LLC and Wit Capital Corporation are acting as managers, that, subject to the terms and conditions set forth in the purchase agreement, and concurrently with the sale of 2,280,000 shares of common stock to the international managers pursuant to the purchase agreement, to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us, an aggregate of 9,120,000 shares of common stock. The public offering price per share and the total underwriting discount per share of common stock are identical for the international shares and the U.S. shares.

                   In the purchase agreement, the several international managers and the several U.S. underwriters, respectively, have agreed, subject to the terms and conditions set forth therein, to purchase all of the shares of common stock being sold under the terms of the purchase agreement if any of the shares of common stock being sold under the purchase agreement are purchased. In the event of a default by an underwriter, the purchase agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated. The closings with respect to the sale of shares of common stock to be purchased by the international managers and the U.S. underwriters are conditioned upon one another.

                   We have agreed to indemnify the international managers and the U.S. underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

                   The shares of common stock are being offered by the several underwriters, subject to prior sales, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

Commissions and Discounts

                   The managers have advised us that they propose initially to offer the shares of our common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at such price less a concession not in excess of $.52 per share of common stock. The international managers may allow, and such dealers may reallow, a discount not in excess of $.10 per share of common stock on sales to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

                   The following table shows the per share and total public offering price, underwriting discount to be paid by us to the international managers and the U.S. underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

	Per Share	Without Option	With Option
Public offering price	$12.00	$27,360,000	$31,464,000
Underwriting discount	$.84	$1,915,200	$2,202,480
Proceeds, before expenses, to Internet Capital Group, Inc.	$11.16	$25,444,800	$29,261,520

                   The expenses of the offering, exclusive of the underwriting discount, are estimated at $1,237,441 and are payable by us. The following table sets forth these expenses. All amounts shown are estimates.

Amount
Securities and Exchange Commission registration fee	$54,178
NASD filing fee	19,833
Nasdaq National Market listing fee	69,911
Accounting fees and expenses	450,000
Blue Sky fees and expenses	1,000
Legal fees and expenses	375,000
Transfer Agent and Registrar fees and expenses	9,000
Printing and engraving expenses	91,000
Director and officer liability insurance	150,000
Miscellaneous fees and expenses	17,519

Total	$1,237,441

Intersyndicate Agreement

                   The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the terms of the intersyndicate agreement, the international managers and the U.S. underwriters are permitted to sell shares of common stock to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the terms of the intersyndicate agreement, the international managers and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to persons who are U.S. or Canadian persons, or to persons they believe intend to resell to persons who are U.S. or Canadian persons, and the U.S. underwriters and any dealer to whom they sell shares of common stock will not offer to sell or sell shares of common stock to non-U.S. persons or to non-Canadian persons or to persons they believe intend to resell to non-U.S. or non-Canadian persons, except in the case of the terms of the intersyndicate agreement.

Over-allotment Option

                   We have granted an option to the international managers, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 342,000 additional shares of common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The international managers may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the international managers exercise this option, each international manager will be obligated, subject to certain conditions, to purchase a number of additional shares of common stock proportionate to such international manager’s initial amount reflected in the foregoing table.

                   We have also granted an option to the U.S. underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 1,368,000 additional shares of common stock to cover over-allotments, if any, on terms similar to those granted to the international managers.

Reserved Shares

                   At our request, the U.S. underwriters have reserved approximately 2,600,000 shares of our common stock for sale at the initial public offering price to our employees and directors and certain other persons designated by Internet Capital Group. In addition, the U.S. underwriters have reserved up to $20 million of shares of our common stock for sale to General Electric Capital Corporation. This represents 1,818,181 shares based on the mid-point of the offering range. General Electric Capital Corporation has not committed to purchasing these shares. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

No Sales of Similar Securities

                   We, our executive officers and directors, Safeguard Scientifics (Delaware), Safeguard 98 Capital, L.P., Comcast ICG, Inc., CPQ Holdings, Inc., IBM Corporation, Internet Assets, Inc., Technology Leaders II L.P. and Technology Leaders II Offshore C.V. have agreed, with certain exceptions, not to directly or indirectly:

•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement has or later acquires the power of disposition, or file a registration statement under the Securities Act relating to any of the foregoing; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock,

whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise, without the prior written consent of Merrill Lynch on behalf of the underwriters for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale.”

                   In addition, holders of Internet Capital Group’s three-year convertible notes and warrants issued in May 1999 who are affiliated or associated with NASD members participating in the initial public offering have agreed not to sell these securities for a period of one-year from the date of effectiveness for the offering.

Quotation on the Nasdaq National Market

                    Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations among us and the representatives. Among the factors considered by us and the representatives in determining the initial public offering price of our common stock, in addition to prevailing market conditions, are:

•	the trading multiples of publicly-traded companies that the representatives believe to be comparable to us;

•	certain of our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management;

•	our past and present operations;

•	the prospects for, and timing of, our future revenue;

•	the present state of our development;

•	the percentage interest of Internet Capital Group being sold as compared to the valuation for the entire company; and

•
the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

                   We have applied for a listing of our common stock on the Nasdaq National Market under the symbol “ICGE.”

                   The underwriters have advised us that they do not expect sales to accounts over which the underwriters exercise discretionary authority to exceed five percent of the total number of shares of our common stock offered by them.

Price Stabilization, Short Positions and Penalty Bids

                    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and certain selling group members to bid for and purchase our common stock. As an exception to these rules, the U.S. representatives are permitted to engage in certain transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

                   If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of common stock than are set forth on the cover page of this prospectus, the U.S. representatives may reduce that short position by purchasing common stock in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

                   The U.S. representatives may also impose a penalty bid on certain underwriters and selling group members. This means that if the U.S. representatives purchase shares of our common stock in the open market to reduce the underwriters’ short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

                   In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

                    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Sales in the United Kingdom

                   Each international manager has agreed that (i) it has not offered or sold and, prior to the expiration of the period of six months from the closing of the Offerings, will not offer or sell any shares of the common stock of the company to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock of the company in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of our common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act of 1986 (Investments Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on.

No Public Offering Outside the United States

                   No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of shares of common stock, or in possession, circulation or distribution of this prospectus or any other material relating to the company or shares of common stock in any jurisdiction where action for that purpose is required. Accordingly, shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

                    Purchasers of the shares of common stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page hereof.

                    Through and including August 29, 1999 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to the unsold allotments or subscriptions.

14,900,000 Shares

[LOGO OF INTERNET CAPITAL GROUP APPEARS HERE]

Common Stock

PROSPECTUS

Merrill Lynch International

BancBoston Robertson Stephens International Limited

Deutsche Bank

Bank of America International Limited

Hambrecht & Quist LLC

August 4, 1999